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Filed pursuant to Rule 424(b)(3)
Registration No. 333-153678

PROSPECTUS

Symbion, Inc.

OFFER TO EXCHANGE

$184,635,000 11.00%/11.75% Senior PIK Toggle Notes due 2015
which have been registered under the Securities Act of 1933
for any and all outstanding 11.00%/11.75% Senior PIK Toggle Notes due 2015

        We are offering to exchange new 11.00%/11.75% senior PIK toggle notes due 2015 for our currently outstanding 11.00%/11.75% senior PIK toggle notes due 2015. We refer to the new 11.00%/11.75% senior PIK toggle notes due 2015 as the exchange notes and the outstanding 11.00%/11.75% senior PIK toggle notes due 2015 as the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights related to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture that governs the outstanding notes.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on December 15, 2008, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

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  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended, or the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 23 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2008.

        This prospectus incorporates certain business and financial information about us that is not included in or delivered with this prospectus and this information is available without charge to holders upon written or oral request to Symbion, Inc., 40 Burton Hills Boulevard, Nashville, Tennessee 37215, telephone number (615) 234-5900, Attention: Secretary. In order to obtain timely delivery, holders must request the information no later than December 8, 2008 (five business days before the expiration date of the exchange offer).

        In this prospectus, "Symbion," the "Company," "we," "us" or "our" refer to Symbion, Inc. and its subsidiaries, except where the context makes clear that the reference is only to Symbion, Inc. itself and not its subsidiaries, and "Holdings" refers to Symbion Holdings Corporation, the direct parent company of Symbion, Inc.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will," and similar expressions are generally intended to identify forward-looking statements.

        These forward-looking statements involve various risks and uncertainties, some of which are beyond our control. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition,

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results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

        In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

        Our forward-looking statements speak only as of the date made. Other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained through company research, reports of government agencies, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of any such information contained in this prospectus.

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 PROSPECTUS SUMMARY

        The following summary contains information about Symbion and the exchange of exchange notes for outstanding notes. It does not contain all of the information that may be important to you in making a decision to exchange such exchange notes for such outstanding notes. For a more complete understanding of Symbion and the offer to exchange, we urge you to read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the notes to those statements. When we refer to "pro forma" financial results or "adjusted" financial results, we mean the financial results of Symbion and its subsidiaries on a consolidated basis as if the transactions described in the pro forma financial statements included in this prospectus, including the merger, acquisitions and the related financings described in "The Merger, Acquisitions and Related Financings" had occurred at the beginning of the relevant time period.

The Exchange Offer

        On June 3, 2008, we completed a private offering of $179,937,000 aggregate principal amount of our 11.00%/11.75% Senior PIK Toggle Notes due 2015. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part within 180 days of the issuance of the outstanding notes. You are entitled to exchange in this exchange offer your outstanding notes for exchange notes. The exchange notes have been registered under the federal securities laws and have substantially identical terms as the outstanding notes, except for the elimination of certain transfer restrictions and registration rights. You should read the discussion under the headings "The Exchange Offer" and "Description of the Exchange Notes" for further information regarding the exchange notes.

Company Overview

        We own and operate a national network of short stay surgical facilities in 26 states, which includes ambulatory surgery centers and surgical hospitals (collectively, "surgical facilities"). Our surgical facilities primarily provide non-emergency surgical procedures across many specialties including, among others, orthopedics, pain management, gastroenterology and ophthalmology. We own our surgical facilities in partnership with physicians and in some cases health care systems in the markets and communities we serve. We apply a market-based approach in structuring our partnerships, with individual market dynamics during the structure. We believe this approach aligns our interests with those of our partners. We believe that our national scale and our alignment with prominent physicians within our markets provide us with a strong competitive position. Through our surgical facilities, we offer high quality surgical services designed to meet the health care needs of our patients, physicians and payors in an efficient, convenient and cost-effective manner. This value proposition positions us well to take advantage of the continued growth in outpatient surgeries going forward.

        As of June 30, 2008, we owned and operated 59 surgical facilities, including 56 ambulatory surgery centers and three surgical hospitals, and managed eight additional ambulatory surgery centers and two physician networks including one physician network in a market in which we operate an ambulatory surgery center. We own a majority interest in 40 of the 59 owned surgical facilities and consolidate 49 of these facilities for financial reporting purposes. We are reporting two of the 59 owned surgical facilities as discontinued operations. We have an active development pipeline with two surgical facilities currently under development, of which one is scheduled to open during 2008 and one is scheduled to open in 2009.

        Between January 1999 and June 30, 2008, we acquired 49 surgical facilities and developed 22 surgical facilities, including 12 surgical facilities that we have subsequently divested. We believe our success in expanding our operating platform and improving our operating results can be attributed to the experience of our senior management team. Our senior management team has an average of over

27 years of experience in the health care industry having held senior management positions at public and private health care companies.

        Effective September 16, 2002, we reincorporated in Delaware from Tennessee, where we were originally incorporated in January 1996. We were formerly named UniPhy Healthcare, Inc. and originally focused on developing and managing physician networks. In June 1999, we acquired Ambulatory Resource Centres, Inc., an owner and operator of surgery centers, and changed our name to Symbion, Inc. Our executive offices are located at 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, and our telephone number is (615) 234-5900. Our website address is www.symbion.com. Information contained on our website does not constitute part of this prospectus.

Surgical Facility Industry

        The outpatient ambulatory surgery market in the United States today is a $13 billion industry that is characterized both by meaningful growth and fragmented competition.

        Ambulatory surgical providers such as Symbion have benefited from both the growth in overall outpatient surgery cases as well as the migration of surgical procedures from the hospital to the ambulatory surgery center setting. According to the Federated Ambulatory Surgery Association ("FASA"), from 1981 to 2005, overall outpatient surgical cases grew at a compound annual growth rate ("CAGR") of 9.0% while ambulatory outpatient cases grew at a more robust CAGR of 16.9%. During this period, surgeries performed in an ambulatory surgery center setting (as opposed to a hospital outpatient setting) increased from 6% to 32% of all surgical cases. At the same time, the development of ambulatory surgery centers has not kept pace with the growth in demand. According to Verispan, L.L.C., an independent health care market research and information firm, from 1983 to 2007, the number of surgical facilities increased at a CAGR of 11%, meaningfully lagging behind the growth in overall procedures. We believe this creates an attractive operating environment for well capitalized surgical providers with scale and a national presence. In addition, with approximately 4,700 Medicare-certified ambulatory surgery centers operating in the United States as of August 2007 according to the Centers for Medicare and Medicaid Services ("CMS"), we believe significant opportunities exist for consolidation in this industry. The five largest national operators of outpatient surgical facilities by number of ambulatory surgery centers represented an aggregate of less than 11% of the total number of ambulatory surgery centers in the United States as of August 2007, according to Verispan, L.L.C. We believe, and our experience suggests, that there are many surgical facility owners that are seeking to affiliate with experienced operators of facilities with access to capital, management expertise and other resources.

        We believe the following factors have contributed to the growth in surgical procedures in the ambulatory surgery center setting:

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  Physician and Patient Preference for Surgical Facilities.  Physicians often prefer to operate in surgical facilities, as compared to acute care hospitals, because of the efficiency and convenience surgical facilities afford. Procedures performed at surgical facilities are typically non-emergency, so physicians can schedule their time more efficiently and increase the number of procedures they can perform in a given period. Surgical facilities also provide physicians with more consistent nurse staffing and faster turnaround time between cases, as compared to acute care hospitals. Together with an opportunity to own an equity interest in the surgical facility, these attributes meaningfully increase a physician's productivity, professional success and income potential. Importantly, we also believe patients often prefer surgical facilities because of the comfort of a less institutional setting, the more convenient process for scheduling and registration available in surgical facilities and in many instances a more convenient location than acute care hospitals. As patients increasingly have more input into the delivery of their health care, we believe this preference will be a driver of the growth in ambulatory surgery center utilization.

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  Lower Cost Alternative.  Based upon our management's experience in the health care industry, we believe that surgeries performed in surgical facilities are generally less expensive than those performed in acute care hospitals because of lower facility development costs, the focus on non-emergency procedures and more efficient staffing and work flow processes. According to a study conducted for FASA, the cost to the payor of a surgical procedure in an ambulatory surgery center setting in 2003 was approximately 35% less than the cost to the payor of performing the same procedure in a hospital outpatient department setting. We believe payors are attracted to the lower costs available at surgical facilities, as compared to acute care hospitals.

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  Advanced Technology and Improved Anesthesia.  Advancements in medical technology such as lasers, arthroscopy, fiber optics and enhanced endoscopic techniques have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure. Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness. These medical advancements have enabled more patients to undergo surgery without an overnight stay and reduced the need for hospitalization following surgery.

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  Expansion in Medicare Reimbursed Procedures.  On July 16, 2007, CMS finalized a rule that expanded the number of procedures that can be performed in an ambulatory surgery center setting by approximately 800 procedures effective January 1, 2008. This rule increased the range of ambulatory surgery center procedures reimbursed by Medicare to include all surgical procedures other than those that pose a significant safety risk or generally require an overnight stay, to a total of approximately 3,400 procedures offered. This will have the effect of expanding the market opportunity with respect to the Medicare population, which is expected to grow significantly as a greater proportion of the population reaches Medicare eligible age.

Our Competitive Strengths

        We believe that we are distinguished by the following competitive advantages:

Flexible approach to structuring partnerships

        We apply a market-based approach in structuring our partnerships, with individual market dynamics driving the structure. Our competitive advantage stems from our willingness to be flexible when we enter a market in the type and structure of the partnership arrangement we execute. We have the flexibility to structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with the ability generally to subsequently purchase additional equity interest in the partnership ("buy-up rights"). These buy-up rights give us the option to purchase a controlling interest at some point in the future. Alternatively, we may choose to pursue a three-way arrangement with physicians and a health care system partner. Within our owned portfolio of 59 surgical facilities, we consolidate 49 of those facilities and hold a majority position in 40 facilities.

        Our goal is to be flexible in how our partnerships are structured, but disciplined in how they are capitalized. For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide. Through these loans, which totaled $39.4 million as of June 30, 2008, we have a secured interest in the partnership's assets. Furthermore, for our non-consolidated surgical facilities we generally provide a guarantee for only our pro-rata share of the partnership's third-party debt. As of June 30, 2008, our guarantee of non-consolidated third-party debt was approximately $2.6 million in total. We expect that the guarantees will decrease in future years as the developed surgical facilities open and the guarantees are released as and when the surgical facilities achieve performance milestones. Together, we believe this approach strengthens the credit profile of our corporate-level debt by improving the collateralization of our senior secured indebtedness and limiting the amount of subsidiary third-party indebtedness.

Strong network of physician and strategic relationships

        Our ability to be flexible in structuring our partnerships stems from the strength of our relationships with key physicians and health care systems in our markets. In certain situations we believe that forming a relationship with a health care system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market. As such, over time we have developed, acquired or operated surgical facilities through strategic alliances with health care systems and other health care providers. We currently have strategic relationships with seven health care systems, including Vanderbilt Health Services, Inc. and Baptist Memorial Health Services, Inc.

Broad national footprint and strong reputation with physicians

        Our extensive footprint throughout the United States offers geographic diversity to our operations and an enhanced competitive position. We have a strong presence in states that have restrictions, via the Certificate of Need ("CON") approval process, governing the further development or expansion of surgical facilities (approximately 44% of our surgical facilities are located in CON states). In a highly fragmented industry comprised of many small providers, we believe our scale, our national presence and our reputation represent a distinct competitive advantage, in particular with respect to development opportunities, recognition among physicians, knowledge across markets and purchasing power.

Attractive cash flow profile

        Our business has an attractive and consistent cash flow profile as a result of the stability in our revenues and the modest capital expenditure and working capital requirements of our surgical facilities. The capital expenditure requirements for freestanding surgical centers are typically minimal, with our total maintenance capital expenditures (excluding expansion capital expenditures of existing facilities) historically averaging less than 3.5% of net revenue. All capital expenditures beyond these maintenance requirements are completely at the discretion of management. Because of our payor mix and the elective nature of the procedures we perform, our business has an attractive working capital and bad debt expense profile. In each of the last three years our bad debt expense has been less than 2.0% of revenues, which we believe is considerably lower than other health care providers.

Favorable procedure and payor mix

        We primarily operate multi-specialty facilities, where physicians perform a variety of procedures in specialties including orthopedics, pain management, gastroenterology and ophthalmology among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our procedure volume. We primarily target multi-specialty facilities, although, when appropriate, we will pursue single-specialty opportunities. Within our owned portfolio of 59 surgical facilities, there are 52 multi-specialty facilities, including six facilities focused on spine related procedures. While our overall procedure mix is diversified, we focus on certain procedures due to their attractive average reimbursement rates and growth potential driven by demographics and improving technology. Specifically, we believe orthopedics and pain management present favorable business prospects. Approximately 32% of our cases in 2006, 2007 and for the six months ended June 30, 2008 were orthopedics and pain management related. We also have a very favorable payor mix and receive the majority of our revenues from non-governmental payors. The percentage of our revenues from governmental payors was only 19% for the year ended December 31, 2006, 21% for the year ended December 31, 2007 and 22% for the six months ended June 30, 2008.

Experienced management team

        Our senior management team's experience and capabilities provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities. Our senior management team has an average of over 27 years of experience in the health care industry. This includes senior management positions at public and private health care companies. Furthermore, the senior management team together with other Symbion management made a significant commitment to our recent merger, exchanging a portion of their ownership in our company for 3.3% of the outstanding common stock of Symbion Holdings Corporation, our direct parent company. See "The Merger, Acquisitions and Related Financings."

Our Strategy

        We grow and improve the operating performance of our existing surgical facilities and selectively expand our network of surgical facilities in attractive markets throughout the United States by acquiring established surgical facilities and also developing new surgical facilities. We also seek to provide patients with high-quality surgical services across many specialties. The key components of our strategy are to:

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  Identify, attract and retain prominent surgeons and other physicians for our surgical facilities.  We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring, developing and operating surgical facilities. We identify and partner with surgeons and other physicians that we believe have established reputations for clinical excellence in their communities. We believe we have had success in attracting and retaining the physicians we currently partner with because of our staffing, scheduling and clinical systems which are designed to increase physician productivity, promote physicians' professional success and enhance the quality of patient care. The ownership structure of our surgical facilities further enhances our ability to retain physicians. We also believe that forming relationships with health care systems and other health care providers can enhance our ability to attract physicians and our competitive position within our markets. We currently have strategic relationships with seven health care systems.

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  Increase revenues and profitability of existing surgical facilities through operational focus.  We seek to increase revenues, profitability and return on our invested capital at all of our surgical facilities by focusing on operations. We have a dedicated team that is responsible for implementing best practices, cost controls and increasing overall efficiencies at each of our surgical facilities. Our surgical facilities benefit from the scale of our network by sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment. We intend to continue to attract additional physicians and to increase the number, types and acuity of the surgeries performed in our surgical facilities. We also review our managed care contracts to ensure we are operating under the most favorable contracts available to us. In addition, we look to expand our business by adding new product lines. We are committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

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  Pursue a disciplined strategy of acquiring and developing surgical facilities.  We seek to capitalize on our management team's experience by selectively acquiring and developing surgical facilities in markets that meet our criteria. Before entering a market, we consider: (1) the prominence and quality of physician partners, (2) specialty mix, (3) opportunities for growth and productivity improvement, (4) level of competition in the local market, (5) level of managed care penetration and (6) our ability to access managed care contracts at attractive rates. Our acquisition team seeks to acquire surgical facilities by utilizing its extensive industry contacts, as well as input from current physician partners and other sources, to identify, contact and develop potential acquisition candidates. We have historically targeted majority ownership in our surgical facilities and currently hold majority ownership in 40 of the 59 owned surgical facilities. Majority ownership allows us to make and execute managerial decisions which we believe provides greater opportunity for growth and higher returns. In addition, if the opportunity is attractive to us from a long-term perspective, we have and will continue to acquire and to develop minority owned facilities where we have the ability to subsequently increase our ownership to a majority position through buy-up rights. We opened three surgical facilities in 2007 and three in 2008, and are currently developing two surgical facilities, of which one is scheduled to open in 2008 and one is scheduled to open in 2009.

Recent Developments

        Effective January 1, 2008, we acquired incremental ownership in three of our existing surgical facilities located in California. We acquired an incremental ownership of 10.7% in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and a 6.4% incremental ownership in our surgical facility located in Encino, California for $2.0 million. Prior to the acquisition, we owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility. The aggregate purchase price was financed with cash from operations.

        Effective February 21, 2008, we acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million of cash plus the assumption of $4.7 million of debt and contingent consideration of up to $3.0 million subject to earn out provisions based on EBITDA for the year ended December 31, 2008. We will record the contingency if and when it becomes distributable, or determinable beyond a reasonable doubt. We acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities. Three of these facilities are consolidated for financial reporting purposes. The aggregate purchase price was financed with cash from operations.

        Effective May 31, 2008, we acquired additional management rights and an incremental ownership in two of our existing surgical facilities located in California for an aggregate of $3.4 million. We acquired an incremental ownership of 16.7% in our surgical facility located in Irvine, California and an incremental ownership of 18.0% in our surgical facility located in Arcadia, California. The aggregate purchase price was financed with cash from operations.

        During the first six months of 2008, we opened three of the five surgical facilities that were under development as of December 31, 2007. We consolidate one of these facilities for financial reporting purposes and account for two as investments under the equity method.

        During the first six months of 2008, we made voluntary principal payments of $11.0 million under our senior secured credit facility.

        During September 2008, the operations of our surgical hospital located in Houma, Louisiana and two of our ambulatory surgery centers located in Louisiana were negatively impacted by a hurricane that caused the facilities to temporarily close and cancel or postpone procedures. We have yet to determine fully the extent of the resulting losses and we are working with our insurers regarding potential claims for business interruption.

        Effective September 30, 2008, we sold substantially all of the assets of our surgical facility located in Deland, Florida. This facility was not included in discontinued operations. We received consideration of $1.7 million for the assets and recorded a loss on the sale of approximately $538,000.

Our Sponsor

        Crestview is a private equity firm based in New York with over $3.5 billion in assets under management. The firm was established in 2004 by former Goldman, Sachs & Co. partners Thomas S. Murphy, Jr. and Barry S. Volpert. Crestview is backed by a group of sophisticated investors, including many prominent entrepreneurs and institutions. Crestview has a focus on healthcare, media, and financial services, among other industries, and has completed 11 investments to date.

The Merger, Acquisitions and Related Financings

        On August 23, 2007, we were acquired by Holdings, which is owned by Crestview and certain affiliated funds managed by Crestview and co-investors, for consideration of approximately $668.7 million, including the refinancing and assumption of debt at closing and payment of accrued interest and related fees and expenses. In this prospectus, the term "merger" refers to the acquisition of Symbion by Holdings. The merger was financed with (1) a $175.0 million bridge credit facility, which was repaid in full and terminated with the net proceeds from the outstanding notes and cash from operations, (2) borrowings under our senior secured credit facility and (3) approximately $245.0 million of proceeds from the sale by Holdings of equity to the funds managed by Crestview Partners GP, L.P. (the "Crestview funds"), The Northwestern Mutual Life Insurance Company and certain other co-investors, and the rollover by certain members of Symbion's management of a portion of their existing equity in Symbion into equity in Holdings. We refer to these transactions as the "related financings." The term "acquisitions" refers to (i) our acquisition on June 30, 2007 of 55.0% of incremental ownership in a surgical facility in Cape Coral, Florida, in which we already owned 10.0%, for $17.0 million, including approximately $1.7 million of assumed debt, (ii) our acquisition on August 24, 2007 of a 52.6% ownership in a surgical facility in Havertown, Pennsylvania, for $4.1 million, (iii) our purchase on December 27, 2007 of additional management rights in three surgical facilities that we own in California for $4.8 million, (iv) our purchase effective January 1, 2008 of 10.7% of incremental ownership in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and 6.4% of incremental ownership in a surgical facility located in Encino, California for $2.0 million and (v) our acquisition of ownership ranging from 20.0% to 50.0% in five surgical facilities located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee and Seattle, Washington from Neospine, LLC ("Neospine") on February 21, 2008 for $5.8 million, plus assumed debt of $4.7 million and contingent consideration of $3.0 million.

        See "The Merger, Acquisitions and Related Financings."

        The following table sets forth the sources and uses of funds for the merger, acquisitions and related financings.

Sources	(in millions)	Uses	(in millions)
Senior secured credit facility borrowings(1)	$250.0	Merger consideration(6)	$490.5
Bridge credit facility borrowings(2)	175.0	Repayment of debt(7)	130.1
Equity contribution(3)	245.0	Fees and expenses(8)	35.1
Assumption of debt(4)	17.7	Assumption of debt(4)	17.7
Existing cash(5)	4.2	Acquisition of Havertown, Pennsylvania surgical facility(9)	4.1
		Acquisition of additional management rights(10)	4.8
		Acquisition of incremental ownership in California(11)	3.8
		Acquisition of five surgical facilities from Neospine(12)	5.8

Total	$691.9	Total	$691.9

(1)
On August 23, 2007, we entered into a $350.0 million senior secured credit facility, consisting of a $125.0 million tranche A term loan facility, a $125.0 million tranche B term loan facility and a $100.0 million revolving loan facility. At the effective time of the merger, we borrowed the full amount of the tranche A term loan facility and tranche B term loan facility. We did not borrow under the revolving loan facility to finance the merger.

(2)
On August 23, 2007, we entered into a $175.0 million bridge credit facility which has been repaid in full and terminated with the net proceeds from the outstanding notes and cash from operations.

(3)
Represents amounts invested by Holdings in Symbion consisting of approximately $245.0 million generated from the sale of equity by Holdings to the Crestview funds, The Northwestern Mutual Life Insurance Company and certain other co-investors and approximately $2,000 representing the predecessor basis of the rollover contribution of equity in Symbion by certain members of management. The fair value of this rollover contribution was $8.4 million.

(4)
Represents certain subsidiary level debt and capital leases that remain outstanding following completion of the merger, including approximately $1.7 million of debt of the Cape Coral, Florida, surgical facility and $4.7 million of debt of the Neospine surgical facilities (the acquisition of the Neospine facilities having occurred after the merger) that we began consolidating in our financial results, following our acquisition of incremental ownership in the Cape Coral, Florida, surgical facility and ownership in the Neospine surgical facilities. See "Description of Certain Indebtedness."

(5)
We used cash balances on hand to fund the balance of the acquisitions.

(6)
Represents the payment of $482.5 million for 21,590,991 shares at $22.35 and the payment of $8.0 million for the purchase of outstanding stock options, restricted stock and warrants.

(7)
Includes payment of accrued interest and the repayment of debt issued under our former senior credit facility, a portion of which was used to finance the acquisition of incremental ownership in the Cape Coral, Florida, surgical facility.

(8)
Reflects fees and expenses associated with the merger, acquisitions and related financings, including placement and other financing fees, advisory fees paid to affiliates of Crestview and Northwestern Mutual Life Insurance Company and other transaction costs and professional fees.

(9)
Represents the acquisition of 52.6% ownership in a surgical facility in Havertown, Pennsylvania for $4.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(10)
Represents the acquisition of additional management rights in three surgical facilities that we own in California for $4.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(11)
Represents the purchase of 10.7% of incremental ownership in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million, and 6.4% of incremental ownership in a surgical facility located in Encino, California for $2.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(12)
Represents our acquisition of ownership ranging from 20.0% to 50.0% in five surgical facilities located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee and Seattle, Washington from Neospine for $5.8 million, plus assumed debt of $4.7 million and contingent consideration of $3.0 million subject to earn out provisions based on EBITDA for the year ended December 31, 2008. We will record a liability for the contingency if and when it becomes distributable, or determinable beyond a reasonable doubt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

Our Structure

        The following is a simplified chart of our corporate structure.(1)

(1)
As of June 30, 2008.

(2)
Substantially all of our revenue and EBITDA are generated by these entities.

(3)
Organizational chart simplified for illustrative purposes. Holding companies are structured as 1st and 2nd tier wholly owned subsidiaries.

(4)
Various ownership percentages (majority stake in 40 of 49 consolidated surgical facilities).

(5)
As of June 30, 2008, $237.1 million was outstanding (excluding $100.0 million of additional availability under the revolving credit facility).

(6)
Excludes intercompany indebtedness of $39.4 million and $38.7 million of other liabilities.

 Summary of the Terms of the Exchange Offer

        On June 3, 2008, we sold $179,937,000 aggregate principal amount of outstanding notes to the initial purchasers. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The principal amount of the notes increased subsequent to June 3, 2008 as a result of our election to pay interest on the outstanding notes in kind.

        In connection with the sale of the outstanding notes, we and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of that agreement, we each agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus.

        If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resales of the outstanding notes.

        The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see "The Exchange Offer."

Securities Offered	$184,635,000 in aggregate principal amount of toggle notes. We are also hereby offering to exchange the guarantees of the outstanding notes for guarantees of the exchange notes.
Exchange Offer
The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 15, 2008. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, each of the outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of each of the exchange notes are the same as the form and terms of each of the outstanding notes except that:
	•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
	•	each of the exchange notes bear different CUSIP numbers than the applicable outstanding notes; and
•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale

Based on an interpretation by the Staff of the Securities and Exchange Commission, or SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
	•	you are acquiring the exchange notes in the ordinary course of your business;
	•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and
	•	you are not an "affiliate" of Symbion within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned "Plan of Distribution." Any holder of outstanding notes who:
	•	is an affiliate of Symbion,
	•	does not acquire exchange notes in the ordinary course of its business, or
	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time on December 15, 2008 unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.
By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes to be received by you will be acquired in the ordinary course of business;
•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;
•
you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Symbion, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.
See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."
Effect of Not Tendering in the Exchange Offer
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Material U.S. Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned "Material U.S. Federal Income Tax Considerations" for more information on the tax consequences of the exchange offer. You should consult your own tax advisor to determine the federal, state, local and other tax consequences of an investment in the exchange notes.
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
U.S. Bank National Association, the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer—Exchange Agent."

 Summary Description of the Exchange Notes

        The following is a brief summary of some of the terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the notes, see the "Description of the Exchange Notes" section of this prospectus.

Issuer	Symbion, Inc.
Notes Offered for Exchange	$184,635,000 aggregate principal amount of 11.00%/11.75% Senior PIK Toggle Notes due 2015.
Maturity Date	August 23, 2015.
Interest	For any interest period through August 23, 2011, we may elect to pay interest on the exchange notes, at our option
• Entirely in cash;
• 50% in cash and 50% pay-in-kind; or
• entirely pay-in-kind by increasing their principal amount or issuing new notes equal to such pay-in-kind interest for such period.

Cash interest will accrue at a rate of 11.00% per annum, and PIK interest will accrue at a rate of 11.75% per annum, payable semiannually in arrears on each February 23 and August 23. The initial interest payment on the exchange notes paid on August 23, 2008 was paid in kind. After August 23, 2011, all interest payments on the exchange notes will be payable in cash. If we elect to pay PIK interest, we will increase the principal amount of the exchange notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000 in the case of global notes) to holders of exchange notes on the relevant record date. The exchange notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. We must elect the form of interest payment with respect to each interest period no later than the fifth business day prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest is payable according to the election for the previous interest period.
Guarantee
The exchange notes will be guaranteed, jointly and severally, on an unsecured senior basis by all of our wholly-owned domestic restricted subsidiaries that guarantee our senior secured credit facility. Our non-wholly owned subsidiaries that own and operate our surgical facilities will not be guarantors. See "Description of the Exchange Notes—Subsidiary Guarantees."

Ranking	The exchange notes and the guarantees will be our and our subsidiary guarantors' senior obligations and:
	•	will rank equally in right of payment with all of our and our subsidiary guarantors' existing and future senior indebtedness;
	•	will rank senior in right of payment to all of our and our subsidiary guarantors' future subordinated indebtedness;
	•	be effectively subordinated to all of our and our subsidiary guarantors' existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
	•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of June 30, 2008, we and the guarantors had outstanding approximately $237.1 million of secured indebtedness. In addition, we were also able to borrow up to an additional $100.0 million under our revolving credit facility.

In addition, as of June 30, 2008, our subsidiaries that will not be guarantors of the exchange notes had approximately $24.0 million of capital leases and other indebtedness, excluding intercompany indebtedness, and $38.7 million of other liabilities outstanding, all of which is structurally senior to our obligations under the notes. Substantially all of our revenues and EBITDA are generated by our non-guarantor subsidiaries.
Mandatory Principal Redemption
If the notes would otherwise constitute "applicable high yield discount obligations" (AHYDO) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the Code), at the end of the first accrual period ending after the fifth anniversary of the notes' issuance and each accrual period thereafter (each an "AHYDO redemption date"), we will be required to redeem for cash a portion of each note then outstanding equal to the "Mandatory Principal Redemption Amount." Each such redemption will be referred to herein as a "Mandatory Principal Redemption." The redemption price for the portion of each note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The "Mandatory Principal Redemption Amount" means with respect to each note, as of each AHYDO redemption date, the portion of a note required to be redeemed to prevent such note from being treated as an "applicable high yield discount obligation" within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to each AHYDO redemption date pursuant to any other provision of the indenture will alter our obligation to make the Mandatory Principal Redemption with respect to any notes that remain outstanding on each AHYDO redemption date. See "Description of the Exchange Notes—Principal, Maturity and Interest."
Optional Redemption
We may redeem some or all of the notes prior to August 23, 2011 at a price equal to 100% of the principal amount plus accrued and unpaid interest and a "make whole" premium. Thereafter, we may redeem some or all of the notes at the redemption prices set forth herein.

In addition, we may redeem up to 35% of the aggregate principal amount of the notes before August 23, 2010, with the net proceeds of certain equity offerings by us at a price equal to par plus a premium equal to the interest rate on the notes (assuming interest is paid in cash), together with accrued and unpaid interest, if any, to the redemption date, if at least 65% of the originally issued aggregate principal amount of notes remains outstanding.
See "Description of the Exchange Notes—Optional Redemption."
Change of Control
Upon the occurrence of certain change of control events you will have the right, as a holder of the notes, to require us to purchase some or all of your notes at 101% of the principal amount, plus accrued and unpaid interest. For more details, see the section "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	make certain distributions, investments and other restricted payments;
	•	dispose of our assets;
	•	grant liens on our assets;
	•	limit the ability of restricted subsidiaries to make payments to us;
	•	engage in transactions with affiliates; and
	•	merge or consolidate or transfer substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications. For more details, see the section "Description of the Exchange Notes—Certain Covenants."

No Prior Market

The notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

 Ratios of Earnings to Fixed Charges

        For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges, excluding capitalized interest, plus amortization of capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense.

	Predecessor
									Pro Forma Six Months Ended June 30, 2008
	Year Ended December 31,						Six Months Ended June 30, 2008	Pro Forma Year Ended December 31, 2007
					January 1 to August 23, 2007	August 24 to December 31, 2007
	2003	2004	2005	2006
Ratio of Earnings to Fixed Charges	4.82	3.23	9.45	7.91	3.83	1.26	1.54
Pro Forma(1)								1.89	1.27
Supplemental Pro Forma(2)								1.32	1.37

(1)
To give effect to the increase in interest expense due to this exchange offer.

(2)
To give effect to the merger, acquisitions, and related financings and the original note offering as described in the notes to the unaudited pro forma consolidated financial information.

 Summary Financial and Operating Data

        The following table includes a summary of our historical and other consolidated financial and operating data on a historical and pro forma basis. The summary historical financial data is derived from our audited consolidated financial statements and the notes to those statements, which are included elsewhere in this prospectus. The pro forma financial information is derived from the unaudited pro forma financial statements included elsewhere in this prospectus. Predecessor financial data reflects historical financial data of Symbion, Inc. prior to the merger. You should read the information contained in this table in conjunction with "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

	Predecessor
									Pro Forma Six Months Ended June 30, 2008 (unaudited)
	Year Ended December 31,		Six Months Ended June 30, 2007 (unaudited)				Six Months Ended June 30, 2008 (unaudited)	Pro Forma Year Ended December 31, 2007 (unaudited)
				January 1, 2007 to August 23, 2007	August 24, 2007 to December 31, 2007	Year Ended December 31, 2007 (combined)(1)
	2005	2006
	(dollars in thousands)				(dollars in thousands)
Statement of Operations Data:
Revenues	$241,877	$285,387	$153,890	$197,665	$106,640	$304,305	$163,614	$319,673	$164,794
Cost of revenues	148,214	181,950	101,954	132,841	73,811	206,652	110,391	215,517	111,016
General and administrative expense	21,993	24,407	12,022	23,961	7,912	31,873	12,639	22,713	12,639
Depreciation and amortization	11,575	11,913	6,001	7,920	4,732	12,652	7,222	14,045	7,377
Provision for doubtful accounts	3,827	3,952	2,195	2,691	1,758	4,449	1,176	4,937	1,208
(Income) loss on equity investments	(1,273)	(2,423)	(199)	5	(21)	(16)	(701)	1,021	(661)
Impairment and loss on disposal of long-lived assets.	1,541	1,162	245	319	53	372	473	372	473
Gain on sale of long-lived assets	(1,785)	(1,808)	(506)	(596)	(319)	(915)	(668)	(915)	(668)
Proceeds from insurance settlement, net	—	(410)	(161)	(161)	—	(161)	—	(161)	—
Proceeds from litigation settlement, net	—	(588)	—	—	—	—	—	—	—
Merger transaction expenses	—	—	1,650	7,522	—	7,522	—	—	—

Total operating expenses	184,092	218,155	123,201	174,502	87,926	262,428	130,532	257,529	131,384

Operating income	57,785	67,232	30,689	23,163	18,714	41,877	33,082	62,144	33,410
Minority interests in income of consolidated subsidiaries	(24,952)	(28,294)	(12,753)	(15,656)	(7,685)	(23,341)	(12,845)	(23,675)	(12,813)
Interest expense, net	(4,884)	(7,108)	(3,926)	(5,228)	(14,763)	(19,991)	(21,204)	(45,964)	(23,688)

Income (loss) before income taxes and discontinued operations	27,949	31,830	14,010	2,279	(3,734)	(1,455)	(967)	(7,495)	(3,091)
Provision (benefit) for income taxes	10,428	12,254	5,663	4,016	(776)	3,240	118	1,105	(721)

Income (loss) from continuing operations	17,521	19,576	8,347	(1,737)	(2,958)	(4,695)	(1,085)	(8,600)	(2,370)
Gain (loss) from discontinued operations, net of taxes	1,534	(783)	(374)	(438)	(269)	(707)	(2,005)	(707)	(2,005)

Net income (loss)	19,055	18,793	7,973	(2,175)	(3,227)	(5,402)	(3,090)	(9,307)	(4,375)

	Predecessor
									Pro Forma Six Months Ended June 30, 2008 (unaudited)
	Year Ended December 31,		Six Months Ended June 30, 2007 (unaudited)				Six Months Ended June 30, 2008 (unaudited)	Pro Forma Year Ended December 31, 2007 (unaudited)
				January 1, 2007 to August 23, 2007	August 24, 2007 to December 31, 2007	Year Ended December 31, 2007 (combined)(1)
	2005	2006
	(dollars in thousands)				(dollars in thousands)
Other Data:
EBITDA(2)	$44,408	$50,851	$23,937	$15,427	$15,761	$31,188	$27,459	$52,514	$27,974
Net cash provided by operating activities—continuing operations	$40,121	$30,901	$14,459	$15,249	$13,182	$28,431	$21,543
Cases	183,351	210,346	110,240			223,539	116,105
Consolidated surgical facilities(3)	40	41	41			43	47
Equity method surgical facilities	7	6	6			7	10
Surgical facilities managed but not owned as of the end of period(4)	9	9	9			8	8
Total surgical facilities as of the end of period(5)	56	56	56			58	65

As of June 30, 2008 (unaudited)
(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$39,316
Working capital(6)	58,004
Total assets	771,957
Total long-term debt, less current maturities	433,891
Total stockholders' equity	231,623

(1)
The combined column includes the statement of operations of the Predecessor for the period January 1, 2007 to August 23, 2007 and the statement of operations of Symbion, Inc., the "Successor," for the period August 24, 2007 to December 31, 2007. The Predecessor and Successor have different bases of accounting and accordingly, the presentation of the combined statement of operations of the Predecessor and the Successor is not in accordance with generally accepted accounting principles.

(2)
When we use the term "EBITDA," we are referring to income (loss) from continuing operations plus (a) income tax expense (benefit), (b) interest expense, net and (c) depreciation and amortization.

We use EBITDA as a measure of liquidity. We have included it because we believe that it provides investors with additional information about our performance as well as our ability to incur and service debt and make capital expenditures. We will also use EBITDA, with some variation in the calculation, to determine our compliance with some of the covenants under our senior secured credit facility and under the notes offered hereby, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of these measures may not be comparable to similarly titled measures reported by other companies.

  The following table reconciles EBITDA to net income (loss):

	Predecessor
									Pro Forma Six Months Ended June 30, 2008 (unaudited)
	Year Ended December 31,		Six Months Ended June 30, 2007 (unaudited)				Six Months Ended June 30, 2008 (unaudited)	Pro Forma Year Ended December 31, 2007 (unaudited)
				January 1, 2007 to August 23, 2007	August 24, 2007 to December 31, 2007	Year Ended December 31, 2007 (combined)(1)
	2005	2006
	(dollars in thousands)				(dollars in thousands)
Net income (loss)	$19,055	$18,793	$7,973	$(2,175)	$(3,227)	$(5,402)	$(3,090)	$(9,307)	$(4,375)
Depreciation and amortization	11,575	11,913	6,001	7,920	4,732	12,652	7,222	14,045	7,377
Interest expense, net	4,884	7,108	3,926	5,228	14,763	19,991	21,204	45,964	23,688
Income taxes (benefit)	10,428	12,254	5,663	4,016	(776)	3,240	118	1,105	(721)
(Income) loss from discontinued operations, net of taxes	(1,534)	783	374	438	269	707	2,005	707	2,005

EBITDA	$44,408	$50,851	$23,937	$15,427	$15,761	$31,188	$27,459	$52,514	$27,974

(3)
Represents consolidated surgical facilities from continuing operations.

(4)
Represents surgical facilities that we manage but in which we do not have ownership.

(5)
Includes surgical facilities reported as continuing operations and surgical facilities that we manage but do not have ownership.

(6)
Current assets less current liabilities.

 RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the exchange notes. The risks set out below are not the only risks we face. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Related to Our Debt

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the exchange notes.

        We incurred a significant amount of indebtedness in connection with the merger. As of June 30, 2008, we had (a) total indebtedness of approximately $441.7 million and (b) approximately $100.0 million of revolving credit borrowings available under our senior secured credit facility, subject to customary conditions. In addition, subject to the restrictions in our senior secured credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.

        The level of our indebtedness could have important consequences, including:

  •
  making it more difficult for us to make payments on the exchange notes;

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

  •
  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

        Our ability to pay or to refinance our indebtedness, including the exchange notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us under our senior secured credit facility in amounts sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We expect we will need to incur additional debt to fund development activities. In 2008, in order to preserve cash to fund potential buy-ups, developments and acquisitions, we elected to pay interest on our bridge loan and the notes in kind. We may also choose to do so in the future with respect to the exchange notes offered hereby and with respect to the amounts, if any, outstanding under our bridge credit facility following this offering. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Restrictive covenants in our debt instruments may adversely affect us.

        The indenture governing the exchange notes contains various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  make certain distributions, investments and other restricted payments;

  •
  dispose of our assets;

  •
  grant liens on our assets;

  •
  limit the ability of restricted subsidiaries to make payments to us;

  •
  engage in transactions with affiliates; and

  •
  merge or consolidate or transfer substantially all of our assets.

        In addition, our senior secured credit facility contains other and more restrictive covenants, including requiring us to maintain specified financial ratios when we have outstanding revolver balances and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facility and/or the exchange notes. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our non-guarantor subsidiaries, as security under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the exchange notes.

Risks Related to the Exchange Notes

The exchange notes and the guarantees will be effectively subordinated to secured debt.

        The exchange notes and the guarantees are effectively subordinated to our secured debt to the extent of the value of the assets securing that debt. In the case of our bankruptcy or liquidation, those assets will not become available to the holders of exchange notes until the debt they secure is repaid in full. As of June 30, 2008, we and the guarantors had approximately $237.1 million of secured debt (excluding $600,000 of capital leases). In addition, we may incur additional secured debt (including borrowings of up to an additional $100.0 million under our revolving credit facility), subject to the limitations contained in the indenture and our other debt instruments.

The exchange notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries.

        The exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes, which include most of the entities that own our surgical facilities. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, including their trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the exchange notes contains limitations on the incurrence of additional indebtedness by us and our restricted subsidiaries, such limitations are subject to a number of significant exceptions. Moreover, the indenture governing the exchange notes does not impose any limitation on the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. Substantially all of our revenues and EBITDA are generated by our non-guarantor subsidiaries. As of June 30, 2008, our non-guarantor subsidiaries had approximately $24.0 million of capital leases and other indebtedness, and $38.7 million of other liabilities outstanding, all of which is structurally senior to our obligations under the exchange notes.

We may be unable to purchase the exchange notes upon a change of control.

        Upon the occurrence of "change of control" events specified in "Description of the Exchange Notes," you may require us to purchase your exchange notes at 101% of their principal amount, plus accrued interest. The terms of our senior secured credit facility provide that such event is an event of default under the senior secured credit facility and could result in the acceleration of our indebtedness under the senior secured credit facility. Any of our future debt agreements may contain similar restrictions and provisions.

        We cannot assure you that we will have the financial resources to purchase your exchange notes, to the extent that a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness.

Fraudulent transfer statutes may limit your rights as a noteholder.

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

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  avoid all or a portion of our obligations to you;

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  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the exchange notes; and

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  take other action detrimental to you, including invalidating the exchange notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the exchange notes were issued, we:

  (1)
  issued the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the exchange notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the exchange notes;

  (b)
  were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds from the sale of the exchange notes are used to refinance debt incurred to make payments to our former stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the exchange notes.

        Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the exchange notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the exchange notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the exchange notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the exchange notes will be guaranteed by all of our existing wholly-owned domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Symbion, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the exchange notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the exchange notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

You may have difficulty selling the outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. After the consummation of the exchange offer, we do not intend to register any remaining outstanding notes under the Securities Act.

        If a large number of outstanding notes are exchanged for exchange notes in the exchange offer, then it may be more difficult for you to sell your unexchanged outstanding notes. Additionally, if you do not exchange your outstanding notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act.

No public market exists for the notes, and the offering and resale of the notes are subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for the notes.

        The exchange notes are a new issue of securities with no established trading market. We do not intend to list the exchange notes for trading on any stock exchange or arrange for any quotation system to quote prices for them. The initial purchasers have informed us that they intend to make a market in the notes after this exchange offer is completed. The initial purchasers are not obligated to do so, however, and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop or continue for the notes.

Risks Related to Our Business and Industry

We depend on payments from third-party payors, including government health care programs and managed care organizations. If these payments are reduced or eliminated, our revenues and profitability could be adversely affected.

        We are dependent upon private and governmental third-party sources of payment for the services provided to patients in our surgical facilities and the physician networks we manage. The amount that our surgical facilities and physician networks receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors. For the six months ended June 30, 2007 and 2008 and the years ended December 31, 2006 and 2007, payments from government payors represented about 21%, 22%, 19% and 21%, respectively, of our patient service revenues from surgical facilities that we consolidate for financial reporting purposes.

        Medicare's system of paying for covered procedures performed in a surgery center has been the subject of recent Congressional and administrative agency action. On July 16, 2007, CMS issued a final rule that bases the Medicare program's ambulatory surgery center reimbursement methodology on Medicare's hospital outpatient department payment system. Under the final rule, beginning in 2010, the ambulatory surgery center payment rate conversion factor would be updated by the rate of increase in the consumer price index for urban consumers. The final rule expanded the list of approved ambulatory surgery center procedures effective January 1, 2008 to include all surgical procedures other than those that pose a significant safety risk or generally require an overnight stay, to a total of approximately 3,400 procedures offered. However, for surgical procedures that are added to the approved ambulatory surgical center procedure list on or after January 1, 2008 that are commonly performed in physician offices, the final rule limits ambulatory surgery center payments to the lesser of the non-facility practice expense payment under the Medicare physician fee schedule and the new ambulatory surgery center payment rates for those procedures. On November 1, 2007, CMS released a final rule establishing the ambulatory surgery center payment rates and the ambulatory surgery center list of payable procedures utilizing the ambulatory surgery center Medicare payment system announced in the July rule. For services provided in calendar year 2008, ambulatory surgery centers are paid approximately 65% of the applicable hospital outpatient prospective payment system rates. The new ambulatory surgery center payment rates will be phased in over a four year period and apply to services provided on or after January 1, 2008. Newly approved procedures are not subject to the phase-in and are paid at the 2008 rate. See "Business—Reimbursement."

        On August 31, 2007, CMS proposed to revise the definition of ambulatory surgery center to eliminate overnight stays. On October 30, 2008, CMS issued a final rule which defines ambulatory surgery center as an entity providing surgical services to patients not requiring hospitalization and in which the expected duration of services would not exceed 24 hours following admission. Among other changes, the final rule contains additional detail on the quality assurance and performance improvement programs ambulatory surgery centers are required to have. The final rule also added 14 surgical procedures to the Medicare-approved list. In addition, the rule reduces reimbursement for certain gastrointestinal and opthalmalogical procedures, which had already seen reduced reimbursement. We intend for our surgical facilities to comply with the Medicare requirements and certain changes to surgical facility operations may be required to assure compliance with these conditions. However, we cannot provide assurance that these changes will be sufficient to meet the CMS requirements or that additional operational changes will not be required in response to future revisions.

        New rules governing Medicare payments to our facilities licensed as surgical hospitals have also been adopted recently. On August 2, 2007, CMS issued a final rule that, beginning in fiscal year 2008, replaces the hospital Inpatient Prospective Payment System's ("IPPS's") existing 538 diagnosis related groups ("DRGs") with 745 Medicare Severity DRGs that are intended to better recognize each patient's severity of illness. The new Medicare Severity DRGs are expected to increase payments to hospitals that treat more severely ill and costlier patients and decrease payments to hospitals that generally treat less severely ill persons. On July 31, 2008, CMS released the final 2009 IPPS rule. In addition to providing for a 3.6% increase in reimbursement rates, the final rule revises the requirements relating to disclosure to patients of physician ownership and investment interests in hospitals and contains other revisions to the physician self-referral requirements with which the hospitals must comply.

        While difficult to predict, the ultimate impact of the changes on our centers' performance will depend on a number of different factors, including, but not limited to, (i) the annual payment rates, which are subject to annual recalculation, and (ii) each center's case mix and ability to realize increased volume as the list of approved ambulatory surgery center procedures is expanded. If the annual payment rate recalculations result in a further decrease in ambulatory surgery center payment rates for procedures performed in our centers, our revenues and profitability could be materially adversely affected. In addition, legislation has and will likely continue to be introduced in Congress to further adjust the new ambulatory surgery center payment system and refine Medicare's reimbursement policies. We cannot predict the potential scope and impact of any future legislative or regulatory changes.

If we are unable to negotiate contracts or maintain satisfactory relationships with private third-party payors, our revenues and operating income will decrease.

        Payments from private third-party payors (including state workers' compensation programs) represented about 79% and 78% of our patient service revenues as of June 30, 2007 and 2008, respectively. Most of these payments came from third-party payors with which our centers have contracts. Managed care companies such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), which offer prepaid and discounted medical service packages, represent a growing segment of private third-party payors. If we fail to enter into favorable contracts and maintain satisfactory relationships with managed care organizations, our revenues may decrease. Cost containment measures, such as fixed fee schedules, capitation payment arrangements, reductions in reimbursement schedules by third-party payors and closed provider networks, could also cause a reduction of our revenues in the future. In addition, if one payor acquires or merges with another payor, the terms of the less favorable contract with one payor may be applied to a provider that has contracts with both payors. This occurred in Missouri in 2007. When consolidating, payors also may experience integration issues including difficulties in adjudicating claims properly and submitting timely payments. We have specifically experienced this trend at our California surgical facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview—Operating Trends."

        Some of our payments from third-party payors in the past year came from third-party payors with which our surgical facilities did not have a contract. In those cases, commonly known as "out-of-network" services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our center had a contract with the payor. We also submit a claim for the services to the payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount. Historically, those third-party payors who do not have contracts with our surgical facilities, have typically paid our claims at higher than comparable contracted rates. However, there is a growing trend for third-party payors to adopt out-of-network fee schedules that are more comparable to our contracted rates, or to take other steps to discourage their enrollees from seeking treatment at out-of-network surgical facilities. In these cases, we seek to enter into contracts with the payors. In certain situations, we have seen an increase in the volume of cases in those instances where we transition from out-of-network to in-network billing, although we may experience an overall decrease in revenues to the surgical facility. In California, Missouri and Texas in 2007, volume did not increase enough to offset the price decreases from transitioning to in-network billing in these states and in late 2007 we cancelled our contracts with certain payors in California and Missouri. We can provide no assurance that we will see a sufficient increase in volume of cases to compensate for the decrease in per case revenues where we transition from out-of-network to in-network billing.

        In 2007 and 2008, the Office of the New York State Comptroller conducted a series of audits of claims submitted to the New York State Health Insurance Program (NYSHIP) Empire Plan for services provided on an out-of-network basis to plan members at various ambulatory surgery centers, including the surgical facility to which we provide administrative services in Lynbrook, New York. In a report dated April 24, 2008 containing the results of the audit of our surgical facility in Lynbrook, New York for the period January 1, 2001 through November 30, 2007, the State claims that it overpaid our surgical facility by $1.0 million for out-of-network claims during the audit period. Although we strongly disagree with the State's claim that it was improperly billed for services provided to out-of-network plan members, there can be no assurance that we will be successful in defending the State's actions to recover payments. Even if the surgical facility in Lynbrook, New York is successful in defending such actions, the Comptroller's focus on out-of-network providers will likely cause NYSHIP, the Empire Plan and other third-party payors to be less willing to allow their insureds to receive treatment from out-of-network providers. We are currently negotiating a participating provider agreement with the Empire Plan. There can be no assurance that an acceptable provider agreement can be entered into, but the surgical facility expects that if it becomes a participating provider in the Empire Plan, the surgical facility's revenues from services provided to plan members would be reduced substantially from approximately $3.0 million to $750,000 per year. As a result, our operations in New York may become less profitable. If we make substantial changes to out-of-network billing practices with respect to other payors in New York or elsewhere as a result of the actions in New York or otherwise, it could have a material adverse effect on our surgical facilities' financial condition and results of operations.

        Payments from workers' compensation payors represented approximately 12% of our patient service revenues as of June 30, 2007 and 2008. Traditionally, workers' compensation payors have paid surgical facilities a percentage of the surgical facilities' charges. Several states have recently implemented workers' compensation provider fee schedules, and other states have considered or have begun the process of developing a state workers' compensation fee schedule for providers. In some cases, the fee schedule rates contain lower rates than the rates our surgical facilities have historically been paid for the same services. If the trend of states adopting lower workers' compensation fee schedules continues, it could have a material adverse effect on our surgical facilities' financial condition and results of operations.

Our growth strategy depends in part on our ability to acquire and develop additional surgical facilities on favorable terms. If we are unable to do so, our future growth could be limited and our operating results could be adversely affected.

        Our strategy is to increase our revenues and earnings by continuing to focus on existing surgical facilities and continuing to acquire and develop additional surgical facilities. Between January 1999 and June 30, 2008, we acquired 49 surgical facilities and developed 22 surgical facilities, including 12 surgical facilities that we subsequently divested. We may be unable to identify suitable acquisition and development opportunities and to negotiate and complete acquisitions and new projects on favorable terms. In addition, our acquisition and development program requires substantial capital resources, and we may need to obtain additional capital or financing, from time to time, to fund these activities. As a result, we may take actions that could have a materially adverse effect on our financial condition and results of operations, including incurring substantial debt. Sufficient financing may not be available to us on satisfactory terms, if at all.

We may encounter numerous business risks in acquiring and developing additional surgical facilities, and may have difficulty operating and integrating those surgical facilities.

        If we acquire or develop additional surgical facilities, we may be unable to successfully operate the surgical facilities, and we may experience difficulty in integrating their operations and personnel. For example, in some acquisitions, we have experienced delays in implementing standard operating procedures and systems and improving existing managed care agreements and the mix of specialties offered at the surgical facilities. Following the acquisition of a surgical facility, key physicians may cease to use the facility or we may be unable to retain key management personnel. If we acquire the assets of a surgical facility rather than ownership in the entity that owns the surgical facility, we may be unable to assume the surgical facility's existing managed care contracts and may have to renegotiate, or risk losing, one or more of the surgical facility managed care contracts. We may also be unable to collect the accounts receivable of an acquired surgical facility. We may also experience negative effects on our reported results of operations because of acquisition-related charges and potential impairment of goodwill and other intangibles.

        In addition, we may acquire surgical facilities with unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although we maintain professional and general liability insurance, we do not currently maintain insurance specifically covering any unknown or contingent liabilities that may have occurred prior to the acquisition of companies and surgical facilities. In some cases, our right to indemnification for these liabilities may be subject to negotiated limits.

        In developing new surgical facilities, we may be unable to attract physicians to use our facilities or contract with third-party payors. In addition, our newly developed surgical facilities typically incur net losses during the initial periods of operation and, unless and until their case loads grow, they generally experience lower total revenues and operating margins than established surgical facilities. Integrating a new surgical facility could be expensive and time consuming, and could disrupt our ongoing business and distract our management and other key personnel. If we are unable to timely and efficiently integrate an acquired or newly-developed facility our business could suffer.

Efforts to regulate the construction, acquisition or expansion of health care facilities could prevent us from acquiring additional surgical facilities, renovating our existing facilities or expanding the breadth of services we offer.

        Some states require prior approval for the construction, acquisition or expansion of health care facilities or expansion of the services the facilities offer. In giving approval, these states consider the need for additional or expanded health care facilities or services, as well as the financial resources and operational experience of the potential new owners of existing health care facilities. In many of the states in which we currently operate, certificates of need must be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered and various other matters. The remaining states in which we now or may in the future operate may adopt similar legislation. Our costs of obtaining a certificate of need could be significant, and we cannot assure you that we will be able to obtain the certificates of need or other required approvals for additional or expanded surgical facilities or services in the future. In addition, at the time we acquire a surgical facility, we may agree to replace or expand the acquired facility. If we are unable to obtain required approvals, we may not be able to acquire additional surgical facilities, expand health care services we provide at these facilities or replace or expand acquired facilities.

If we fail to maintain good relationships with the physicians who use our surgical facilities, our revenues and profitability could be adversely affected.

        Our business depends upon the efforts and success of the physicians who provide medical services at our surgical facilities and the strength of our relationships with these physicians. These physicians are not employees of our surgical facilities and are not contractually required to use our facilities. We generally do not enter into contracts with physicians who use our surgical facilities, other than partnership and operating agreements with physicians who own interests in our surgical facilities, provider agreements with anesthesiology groups that provide anesthesiology services in our surgical facilities, medical director agreements and pain clinic agreements. Physicians who use our surgical facilities also use other facilities or hospitals and may choose to perform procedures in an office-based setting that might otherwise be performed at our surgical facilities. In recent years, pain management and gastrointestinal procedures have been performed increasingly in an office-based setting. Although physicians who own an interest in our surgical facilities are subject to agreements restricting ownership of competing facilities, these agreements may not restrict procedures performed in a physician office or in other unrelated facilities. Also, these agreements restricting ownership of competing facilities are difficult to enforce, and we may be unsuccessful in preventing physicians who own an interest in our surgical facilities from acquiring an interest in a competing facility.

        In addition, the physicians who use our surgical facilities may choose not to accept patients who pay for services through certain third-party payors, which could reduce our revenues. From time to time, we may have disputes with physicians who use our surgical facilities and/or own interests in our surgical facilities or our company. Our revenues and profitability could be significantly reduced if we lost our relationship with one or more key physicians or groups of physicians or if a key physician or group ceased or reduced his, her or its use of our surgical facilities. In addition, any damage to the reputation of a key physician or group of physicians or the failure of these physicians to provide quality medical care or adhere to professional guidelines at our surgical facilities could damage our reputation, subject us to liability and significantly reduce our revenues.

We have a limited history operating many of our surgical facilities.

        Between January 1999 and June 30, 2008, we have acquired 49 surgical facilities and developed 22 surgical facilities, including 12 surgical facilities that we subsequently divested. Several of these surgical facilities have been acquired or developed in the past few years, and we have limited experience in operating the facilities. As a result, we have a limited history of operations upon which you can evaluate us or our prospects. Forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations.

If we fail to comply with legislative and regulatory rules relating to privacy and security of patient health information and standards for electronic transactions, we may experience delays in payment of claims and increased costs and be subject to substantial fines.

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates the adoption of privacy, security and integrity standards related to patient information. HIPAA also standardizes the method for identifying providers, employers, health plans and patients. Final rules implementing the security and integrity portions of HIPAA were adopted February 20, 2003, with a mandatory implementation date for health care providers of April 20, 2005. We believe that we are in compliance with the HIPAA regulations. However, if we fail to comply with the requirements of HIPAA, we could be subject to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy, security and transaction regulations that is violated and criminal penalties of up to $250,000 per violation for certain other violations.

If we fail to comply with laws and regulations relating to the operation of our surgical facilities, we could suffer penalties or be required to make significant changes to our operations.

        We are subject to many laws and regulations at the federal, state and local government levels in which we operate. These laws and regulations require that our surgical facilities meet various licensing, certification and other requirements, including those relating to:

  •
  qualification of medical and support persons;

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  pricing and billing of services by health care providers;

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  the adequacy of medical care, equipment, personnel, operating policies and procedures;

  •
  financial relationships and referrals among health care providers;

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  maintenance and protection of records; and

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  environmental protection, health and safety.

        If we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including becoming the subject of cease and desist orders, the loss of our licenses to operate and disqualification from Medicare, Medicaid and other government sponsored health care programs.

        In pursuing our growth strategy, we may seek to expand our presence into new geographic markets. In new geographic markets, we may encounter laws and regulations that differ from those applicable to our current operations. If we are unable to comply with these legal requirements in a cost-effective manner, we may be unable to expand geographically.

Our surgical facilities do not satisfy all of the requirements for any of the safe harbors under the federal Anti-Kickback Statute. If we fail to comply with the federal Anti-Kickback Statute, we could be subject to criminal and civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs, which may result in a substantial loss of revenues.

        A provision of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, furnishing, purchasing or arranging for or recommending or inducing the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid, or any other federally funded health care program. The Anti-Kickback Statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties, including criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed and exclusion from participation in the Medicare and Medicaid programs. The exclusion, if applied to our surgical facilities, could result in significant reductions in our revenues and could have a material adverse effect on our financial condition and results of operations. In addition, many of the states in which we operate have also adopted laws, similar to the Anti-Kickback Statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties as well as loss of licenses. No state or federal regulatory actions have been taken against our surgical facilities under anti-kickback statutes during the time we have owned or managed the facilities. Management is not aware of any such actions prior to our acquisition or management of these surgical facilities.

        In July 1991, the Department of Health and Human Services issued final regulations defining various "safe harbors." Business arrangements that meet the requirements of the safe harbors are deemed to be in compliance with the Anti-Kickback Statute. Business arrangements that do not meet the safe harbor requirements do not necessarily violate the Anti-Kickback Statute, but may be subject to scrutiny by the federal government to determine compliance. Two of the safe harbors issued in 1991 apply to business arrangements similar to those used in connection with our surgical facilities: the "investment interest" safe harbor and the "personal services and management contracts" safe harbor. However, the structure of the partnerships and limited liability companies operating our surgical facilities, as well as our business arrangements involving physician networks, do not satisfy all of the requirements of either safe harbor.

        In November 1999, the Department of Health and Human Services issued final regulations creating additional safe harbor provisions, including a safe harbor that applies to physician ownership of, or investment interests in, ambulatory surgery centers. These regulations do not apply to our facilities licensed as hospitals. The ambulatory surgery center safe harbor protects four types of investment arrangements. Each category has its own requirements with regard to what type of physician may be an investor in the ambulatory surgery center. In addition to the physician investor, the categories permit an "unrelated" investor, who is a person or entity that is not in a position to provide items or services related to the ambulatory surgery center or its investors. Our business arrangements with our ambulatory surgery centers typically consist of one or more of our subsidiaries being an investor in each partnership or limited liability company that owns the ambulatory surgery center, in addition to providing management and other services to the ambulatory surgery center. As a result of these and other aspects of our business arrangements, including those relating to the composition of physician groups that own an interest in our surgical facilities, these arrangements do not comply with all the requirements of the ambulatory surgery center safe harbor and, therefore, are not immune from government review or prosecution.

If we fail to comply with physician self-referral laws as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of reimbursement revenues.

        The federal physician self-referral law, commonly referred to as the Stark Law, prohibits a physician from making a Medicare or Medicaid reimbursed referral for a "designated health service" to an entity if the physician or a member of the physician's immediate family has a "financial relationship" with the entity. For the purposes of the Stark Law, the term "designated health services" includes a number of services, including clinical laboratory services, radiology and certain other imaging services and inpatient and outpatient hospital services. Under the current Stark Law and related regulations, services provided at an ambulatory surgery center are not covered by the statute, even if those services include imaging, laboratory services or other Stark designated health services, provided that (i) the ambulatory surgery center does not bill for these services separately, or (ii) if the center is permitted to bill separately for these services, they are specifically exempted from Stark Law prohibitions. These are generally radiology and other imaging services integral to performance of surgical procedure that meet certain requirements, and certain outpatient prescription drugs. Services provided at our facilities licensed as hospitals are covered by the Stark Law, but referrals for such services are exempt from the Stark Law under its "whole hospital exception." Certain services provided by our managed physician networks are covered by the Stark Law, but referrals for those services are exempt from the Stark Law under its "in-office ancillary services exception," among others.

        On July 2, 2007, as part of its proposed physician fee schedule for fiscal year 2008, CMS proposed certain amendments to the Stark Law regulations to clarify certain of its provisions that CMS believes may be vulnerable to abuse. Among these was a proposal that a DHS entity, such as a hospital, would "stand in the shoes" of any entity that it owns or controls, which we believe would have a limited effect on our business if adopted. Other than that, the proposed revisions would not affect the Stark Law regarding surgical services performed in ambulatory surgery centers, the "whole hospital exception," or the "in-office ancillary services exception" under the Stark Law, which are applicable to our operations. However, CMS also sought public comment on whether changes should be made to the "in-office ancillary services exception." In the final 2008 physician fee schedule published on November 27, 2007, CMS chose not to include most of the Stark Law revisions. Instead, CMS indicated that because of the significance of the proposals and the volume of comments it would delay finalization of almost all of its proposals.

        Further, also in the November 27, 2007 publication, CMS announced that because it only solicited comments regarding the "in-office ancillary services exception" in the July 2, 2007 notice, rather than making specific proposals, any changes to the "in-office ancillary services exception" would be published first in a proposed rule with provisions for public comment. We cannot provide assurances that CMS may not propose and later adopt changes to the "in-office ancillary services exception" or whether if adopted any such changes would not adversely affect the physician networks that we manage, and thus that portion of our business.

        In addition, on September 5, 2007, CMS issued a final rule implementing Phase III of the Stark Law regulations, which were based on regulations published on March 24, 2004 and comments received regarding that publication. Thus, the final rule did not contain any of the Stark Law proposed revisions contained in the July 2, 2007 proposed physician fee schedule. The final rule also did not contain revisions that would affect surgical services performed in ambulatory surgery centers, the "whole hospital exception," or the "in-office ancillary services exception" under the Stark Law, which are applicable to our operations.

        On April 30, 2008, CMS published its proposed 2009 inpatient prospective payment systems rule ("Proposed 2009 IPPS Rule"), which included some proposals to modify Stark Law regulations. Among these, CMS proposes to scale back its proposal for DHS entity to "stand in the shoes" of another entity that it owns or controls to only instances where the subsidiary is wholly owned by the DHS entity. CMS solicited comments regarding whether a DHS entity should stand in the shoes of an entity in which it holds less than 100% of ownership and what percentage interest should be the trigger point. CMS also solicited comments regarding whether a DHS entity should stand in the shoes of an entity that it controls but does not own. On July 31, 2008, CMS released the final inpatient prospective payment system rule, which included several revisions to the Stark regulations. In the final rule, CMS chose not to finalize the DHS entity "stand in the shoes" provisions; however, CMS may revisit the issues in future rulemaking. We cannot predict whether the proposed changes to the Stark Law will be finalized or if the changes will have the impact we are anticipating.

        The Stark Law and similar state statutes are subject to different interpretations with respect to many important provisions. Violations of these self-referral laws may result in substantial civil or criminal penalties, including treble damages for amounts improperly claimed, civil monetary penalties of up to $15,000 per prohibited service billed, up to $100,000 per prohibited circumvention scheme, and exclusion from participation in the Medicare and Medicaid and other federal and state health care programs. Exclusion of our ambulatory surgery centers from these programs through future judicial or agency interpretation of existing laws or additional legislative restrictions on physician ownership or investments in health care entities could result in a significant loss of reimbursement revenues. We cannot provide assurances that CMS will not undertake other rulemaking to address additional revisions to the Stark Law regulations. If future rules modify the provisions of the Stark Law regulations that are applicable to our business, our revenues and profitability could be materially adversely affected and could require us to modify our relationships with our physician and health care system partners.

Physician ownership of hospitals has been the subject of recent legislative debate, and future statutory and regulatory changes could limit or impair our ability to own and operate our hospitals.

        Three of our owned surgical facilities are licensed as hospitals. The Stark Law currently includes an exception relating to physician ownership of a hospital, provided that the physician's ownership interest is in the whole hospital and the physician is authorized to perform services at the hospital (the "Whole Hospital Exception"). Physician investment in our facilities licensed as hospitals meets this requirement.

        For the past several years, the "Whole Hospital Exception" has been the subject of regulatory action and legislative debate. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the MMA, amended the Stark Law to provide that the "whole hospital exception" did not apply to specialty hospitals for a period of 18 months beginning on November 18, 2003, and ending on June 8, 2005. Certain "grandfathered" hospitals that were already in operation or under development were excepted, but physician investment in such hospitals was frozen at then current levels and bed growth was limited. Prior to the moratorium's expiration, legislation was introduced in Congress which would have made the moratorium permanent. The legislation did not pass prior to the expiration of the original Stark Law moratorium. However, on June 9, 2005, CMS announced the imposition of a six-month moratorium on the Medicare program's enrollment of specialty hospitals. As part of that moratorium, CMS directed its fiscal intermediaries to refuse to process Medicare enrollment applications for specialty hospitals. Even though the MMA never defined exactly what thresholds had to be met for a hospital to be considered to be "primarily or exclusively" engaged in specialty services, CMS determined that those hospital applicants that estimate they will provide at least 45% of their initial year's inpatient services in cardiac, orthopedic or surgical diagnosis related group ("DRG") categories should be deemed to be specialty hospitals and, therefore, subject to the enrollment moratorium.

        On February 1, 2006, Congress passed the Deficit Reduction Act of 2005. The Deficit Reduction Act, or DRA, (1) required the Secretary to develop a strategic plan to address physician-owned specialty hospital issues such as proportionality of investment return, methods for determining bona fide investments, disclosure of investment interests and the provision of Medicaid and charity care by specialty hospitals and (2) prohibited specialty hospitals from enrolling in the Medicare program until the Secretary's plan was completed, which, under the DRA, was required to be no later than six months (or eight months if the Secretary applied for an extension) after the date of the enactment of the DRA. The Secretary released his plan on August 8, 2006. In his plan, the Secretary announced that CMS would address the issues surrounding physician- owned specialty hospitals by (1) continuing to reform payment rates for inpatient hospital services through DRG refinements, (2) continuing its efforts to more closely align hospital/physician incentives, (3) clarifying the Emergency Medical Treatment and Active Labor Act and patient care obligations of specialty hospitals, (4) requiring hospitals to disclose their ownership and investment information to CMS and their patients, and (5) increasing enforcement actions against persons and entities that are parties to arrangements involving disproportionate returns and non-bona fide investments. The Secretary also allowed Medicare's specialty hospital enrollment moratorium to expire and did not recommend that the "Whole Hospital Exception" be repealed or amended. The Secretary did not, however, rule out such actions in the future. Because many of the Secretary's recommendations are subject to future rulemaking proceedings, we cannot predict the effect that the recommendations will have on our hospital facilities.

        On March 5, 2008, the U.S. House of Representatives passed the Paul Wellstone Mental Health and Addiction Equity Act of 2007 that included provisions that would significantly amend the Whole Hospital Exception to the Stark Law. The Senate version of the Mental Health and Addiction Equity Act does not contain amendments to the Whole Hospital Exception and has not been passed. However, the Senate passed legislation to amend the Whole Hospital Exception in its version of the

Supplemental Appropriations Act, 2008, but this language was dropped from the version that ultimately became law.

        The provisions passed by the House and Senate in the respective bills relating to the Whole Hospital Exception are substantially similar. Both would impose significant restrictions on physician ownership by: (i) prohibiting a hospital from having any physician ownership unless the hospital already had physician ownership and a Medicare provider agreement in effect on the date the legislation is enacted, (ii) limiting aggregate ownership by physicians to 40% of the total value of investment interests in the hospital (the House bill would also limit individual physician ownership to 2% of the total value of investment interests in the hospital; the Senate bill would allow aggregate ownership by physicians of greater than 40%, to the extent such greater percentage ownership existed on the date of enactment); (iii) requiring the return on investment to be proportionate to the investment by each investor; (iv) placing restrictions on preferential treatment of physician versus non-physician investors; and (v) requiring disclosures to patients of physician ownership interests, along with annual reports to the government detailing such ownership.

        In addition, both bills would put limitations on the expansion of any grandfathered physician-owned hospital. A grandfathered hospital would have to seek approval through a process developed by the Secretary of the Department of Health and Human Services (the "Secretary"), which must include a provision for community input. Expansion would only be permitted at the discretion of the Secretary, and a hospital's lifetime expansion could not exceed a predetermined amount (in the House bill an additional 50% of the number of hospital beds/operating rooms existing on the enactment date, and in the Senate bill an additional 100% of the number of hospital beds/operating rooms existing on the enactment date). Additionally, expansion would only be permitted for those hospitals meeting specified criteria based on Medicaid utilization, average bed occupancy, state bed capacity, and county population growth rates.

        We cannot predict whether the proposed amendments to the Whole Hospital Exception will be included in any future legislation or if Congress will adopt any similar provisions that would prohibit or otherwise restrict physicians from holding ownership interests in hospitals. If legislation were to be enacted by Congress that prohibits physician referrals to hospitals in which the physicians own an interest, or that otherwise limits physician ownership in existing facilities, or restricts the hospital's ability to expand, our financial condition and results of operations could be materially adversely affected.

We may be subject to actions for false and other improper claims.

        Federal and state government agencies, as well as private payors, have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of the cost reporting and billing practices of health care organizations and their quality of care and financial relationships with referral sources. In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services, or OIG, and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse.

        The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs and other federal and state health care programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes, as well as penalties under the anti-fraud provisions of HIPAA. While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard.

        Over the past several years, the U.S. government has accused an increasing number of health care providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government. The statute defines "knowingly" to include not only actual knowledge of a claim's falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our surgical facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties. In addition, some courts have held that a violation of the Anti-Kickback Statute or the Stark Law can result in liability under the federal False Claims Act.

        Under the qui tam, or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government. These private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a health care company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid and other federal and state health care programs as a result of a conviction resulting from a whistleblower case. Although we believe that our operations comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on our financial condition or results of operations.

        We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims. We believe that our surgical facilities are in material compliance with all state insurance laws and regulations regarding the submission of claims. We cannot assure you, however, that none of our surgical facilities' insurance claims will ever be challenged. If we were found to be in violation of a state's insurance laws or regulations, we could be forced to discontinue the practice in violation, which could have an adverse effect on our business and operating results, and we could be subject to fines and criminal penalties.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal remuneration under the Medicare, Medicaid or other governmental programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenues or be excluded from participation in the Medicare, Medicaid or other governmental programs.

        Any change in interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our surgical facilities, equipment, personnel, services, pricing, capital expenditure programs and operating expenses, which could have a material adverse effect on our financial condition and results of operations.

        Additionally, new federal or state laws may be enacted that would cause our relationships with physician investors to become illegal or result in the imposition of penalties against us or our surgical facilities. If any of our business arrangements with physician investors were deemed to violate the Anti-Kickback Statute, the Stark Law or similar laws, or if new federal or state laws were enacted rendering these arrangements illegal, our financial condition and results of operations would be materially adversely affected.

If laws governing the corporate practice of medicine or fee-splitting change, we may be required to restructure some of our relationships, which may result in a significant loss of revenues and divert other resources.

        The laws of various states in which we operate or may operate in the future do not permit business corporations to practice medicine, to exercise control over or employ physicians who practice medicine or to engage in various business practices, such as fee-splitting with physicians (i.e., sharing in a percentage of professional fees). The interpretation and enforcement of these laws vary significantly from state to state. We provide management services to two physician networks. We previously managed a physician network in Louisville, Kentucky and that arrangement terminated effective December 31, 2006. If our arrangements with these networks were deemed to violate state corporate practice of medicine, fee-splitting or similar laws, or if new laws are enacted rendering our arrangements illegal, we may be required to restructure these arrangements, which may result in a significant loss of revenues and divert other resources.

We make significant loans to, and are generally liable for debts and other obligations of, the partnerships and limited liability companies that own and operate some of our surgical facilities.

        We own and operate our surgical facilities through 25 limited partnerships and 34 limited liability companies. Local physicians, physician groups and hospitals also own an interest in all but one of these partnerships and limited liability companies. In the partnerships in which we are the general partner, we are liable for 100% of the debts and other obligations of the partnership, even if we do not own all of the partnership interests. For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide. Through these loans, which totaled approximately $39.4 million as of June 30, 2008, we have a secured interest in the partnership's assets. However, our financial condition and results of operations would be materially adversely affected if our surgical facilities are unable to repay these intercompany loans.

        We also guarantee the debts and other obligations of many of the partnerships and limited liability companies in which we own an interest. In some instances, the partnerships or limited liability companies in which we are a minority interest holder seek financing from a third-party and the physicians and/or physician groups guarantee their pro-rata share of the indebtedness to secure the financing. As of June 30, 2008, we had approximately $2.6 million of off-balance sheet guarantees of non-consolidated third-party debt in connection with these surgical facilities.

        Our senior secured credit facility and the exchange notes offered hereby allow us to borrow funds that we can lend to the partnerships and limited liability companies in which we own an interest. Although our intercompany loans are secured by the assets of the partnership, the physicians and physician groups that own an interest in these partnerships and limited liability companies generally do not guarantee a pro rata amount of this debt or the other obligations of these partnerships and limited liability companies.

If our operations in New York are found not to be in compliance with New York law, we may be unable to continue or expand our operations in New York.

        We own an interest in a limited liability company which provides administrative services to an ambulatory surgery center located in New York. Laws in the State of New York require that corporations have natural persons as stockholders to be approved by the New York Department of Health as a licensed health care facility. Accordingly, we are not able to own interests in a limited partnership or limited liability company that owns an interest in a health care facility located in New York. Laws in the State of New York also prohibit the delegation of certain management functions by a licensed health care facility. The law does permit a licensed facility to lease premises and obtain various services from non-licensed entities. However, it is not clear what types of delegation constitute a violation. Although we believe that our operations and relationships in New York are in compliance with these laws, if New York regulatory authorities or a third-party asserts a contrary position, we may be unable to continue or expand our operations in New York.

If regulations change, we may be obligated to purchase some or all of the ownership of our physician partners or renegotiate some of our partnership and operating agreements with our physician partners and management agreements with surgical facilities.

        Upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations, we may be obligated to purchase all of the ownership of the physician investors in most of the partnerships or limited liability companies that own and operate our surgical facilities. The purchase price that we would be required to pay for the ownership is typically based on either a multiple of the surgical facility's EBITDA, as defined in our partnership and operating agreements with these surgical facilities, or the fair market value of the ownership as determined by a third-party appraisal. The physician investors in some of our surgical facilities can require us to purchase their interests in exchange for cash or shares of our common stock if these regulatory changes occur. In addition, some of our partnership agreements with our physician partners and management agreements with surgical facilities require us to attempt to renegotiate the agreements upon the occurrence of various fundamental regulatory changes or changes in the interpretation of existing regulations and provide for termination of the agreements if renegotiations are not successful.

        Regulatory changes that could create purchase or renegotiation obligations include changes that:

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  make illegal the referral of Medicare or other patients to our surgical facilities by physician investors;

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  create a substantial likelihood that cash distributions to physician investors from the partnerships or limited liability companies through which we operate our surgical facilities would be illegal;

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  make illegal the ownership by the physician investors of interests in the partnerships or limited liability companies through which we own and operate our surgical facilities; or

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  require us to reduce the aggregate percentage of physician investor ownership in our hospitals.

        We do not control whether or when any of these regulatory events might occur. In the event we are required to purchase all of the physicians' ownership, our existing capital resources would not be sufficient for us to meet this obligation. These obligations and the possible termination of our partnership and management agreements would have a material adverse effect on our financial condition and results of operations.

If we become subject to large malpractice and related legal claims, we could be required to pay significant damages, which may not be covered by insurance.

        In recent years, physicians, hospitals and other health care providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large monetary claims and significant defense costs. We maintain liability insurance in amounts that we believe are appropriate for our operations. Currently, we maintain professional and general liability insurance that provides coverage on a claims made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per surgical facility. In addition, physicians who provide professional services in our surgical facilities are required to maintain separate malpractice coverage with similar minimum coverage limits. We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $20.0 million. However, this insurance coverage may not cover all claims against us. Insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, our financial condition and results of operations could be adversely affected.

We face intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in our revenues, profitability and market share.

        The health care business is highly competitive. We compete with other health care providers, primarily hospitals and other surgical facilities, in attracting physicians to utilize our surgical facilities and in contracting with managed care payors in each of our markets. There are unaffiliated hospitals in each market in which we operate. These hospitals have established relationships with physicians and payors. In addition, other companies either are currently in the same or similar business of developing, acquiring and operating surgical facilities or may decide to enter our business. Many of these companies have greater resources than we do, including financial, marketing, staff and capital resources. We may also compete with some of these companies for entry into strategic relationships with health care systems and health care professionals. In addition, many physician groups develop surgical facilities without a corporate partner, utilizing consultants who perform services for a fee and do not take an equity interest in the ongoing operations of the facility. In recent years, more physicians are choosing to perform procedures, including pain management and gastrointestinal procedures, in an office-based setting rather than in a surgical facility. If we are unable to compete effectively with any of these entities or groups, we may be unable to implement our business strategies successfully and our financial position and results of operations could be adversely affected.

Our surgical facilities are sensitive to regulatory, economic and other conditions of the states where they are located. In addition, three of our surgical facilities account for a significant portion of our patient service revenues.

        Our revenues are particularly sensitive to regulatory, economic and other conditions in the states of Texas and Florida. As of June 30, 2008, we owned (with physician investors or healthcare systems) and operated six surgical facilities in Texas and eight surgical facilities in Florida. The surgical facilities in Texas represented about 15% and 13% of our patient service revenues during 2006 and 2007, respectively, and the surgical facilities in Florida represented about 14% and 20% of our patient service revenues during 2006 and 2007, respectively.

        In addition, our facilities in Houma, Louisiana, Chesterfield, Missouri and Wilmington, North Carolina, generated approximately 7%, 7% and 5%, respectively, of our patient service revenues during 2006, and 7%, 6% and 5%, respectively, during 2007. In October 2006, we acquired a majority interest in a surgical facility in Durango, Colorado. This facility generated approximately 7% of our patient service revenues during 2007. If these facilities are adversely affected by regulatory, economic and other conditions, or if these facilities do not perform effectively, our financial condition and results of operations will be adversely affected. None of our remaining surgical facilities accounted for more than 5% of our revenues during 2006 or 2007.

Current Economic Conditions May Adversely Affect Our Financial Position and Results of Operations.

        The current economic conditions will likely have an impact on our business. We regularly monitor quantitative as well as qualitative measures to identify changes in our business in order to react accordingly. Although we have not seen any significant trends as it relates to our case volume through September 2008, there can be no assurance that we will not be negatively impacted. The most likely impact on us will be lower case volumes as elective procedures may be deferred or cancelled, particularly in Florida where we operate several facilities and adverse economic conditions are especially evident. In addition, while we intend to finance acquisitions and development projects with cash flow from operations and borrowings under our existing senior secured credit facility, we may require sources of capital in addition to those presently available to us. With the existing uncertainty in the capital and credit markets, our access to capital may not be available on terms acceptable to us or at all, which may limit our ability to successfully pursue our growth strategy.

We depend on our senior management and we may be adversely affected if we lose any member of our senior management.

        We are highly dependent on our senior management, including Richard E. Francis, Jr., our chairman of the board and chief executive officer, and Clifford G. Adlerz, our president and chief operating officer. We have entered into employment agreements with Messrs. Francis and Adlerz that became effective upon the closing of the merger. The initial term of each of these agreements is three years from August 23, 2007, which is automatically extended so that the term is three years until terminated. We may terminate each employment agreement for cause. In addition, either party may terminate the employment agreement at any time by giving prior written notice to the other party. We do not maintain "key man" life insurance policies on any of our officers. Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on our financial condition and results of operations.

If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.

        Our operations depend significantly on effective information systems. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. Moreover, our acquisition activity requires frequent transitions from, and the integration of, various information systems. If we experience difficulties with the transition from information systems or are unable to maintain properly or expand our information systems, we could suffer, among other things, operational disruptions and increases in administrative expenses.

Risks Related to Our Corporate Structure

We may have a special legal responsibility to the holders of ownership interests in the entities through which we own our surgical facilities, which may conflict with the interests of our noteholders and prevent us from acting solely in our own best interests or the interests of our noteholders.

        Our ownership in surgical facilities generally is held through limited partnerships or limited liability companies in which we maintain ownership along with physicians or physician practice groups. As general partner or manager of these entities, we may have a special responsibility, known as a fiduciary duty, to manage these entities in the best interests of the other interest holders. As a result, we may encounter conflicts between our responsibility to the other interest holders and our responsibility to enhance the value of our company. For example, we have entered into management agreements to provide management services to our surgical facilities in exchange for a fee. Disputes may arise as to the nature of the services to be provided or the amount of the fee to be paid. In these cases, we are obligated to exercise reasonable, good faith judgment to resolve the disputes and may not be free to act solely in our own best interests or the interests of the noteholders. Disputes may also arise between us and our physician investors with respect to a particular business decision or regarding the interpretation of the provisions of the applicable limited partnership agreement or operating agreement. We seek to avoid these disputes but have not implemented any measures to resolve these conflicts if they arise. If we are unable to resolve a dispute on terms favorable or satisfactory to us, our financial condition and results of operations may be adversely affected.

We are a holding company with no operations of our own.

        We are a holding company and our ability to service our debt is dependent upon the earnings from the business conducted by our non-guarantor subsidiaries and joint ventures. The effect of this structure is that we will depend on the earnings of our non-guarantor subsidiaries and joint ventures, and the distribution or payment to us of a portion of these earnings to meet our obligations, including those under our senior secured credit facility, the exchange notes offered hereby and any of our other debt obligations. The distributions of those earnings or advances or other distributions of funds by these entities to us, all of which are contingent upon the subsidiaries' earnings, are subject to various business considerations. In addition, distributions by our non-guarantor subsidiaries could be subject to statutory restrictions, including state laws requiring that such subsidiaries be solvent, or contractual restrictions. Some of our non-guarantor subsidiaries and joint ventures may become subject to agreements that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders, partners or members. The indenture governing the exchange notes permits our subsidiaries to enter into agreements with similar prohibitions and restrictions in the future, subject to certain limitations.

We do not have exclusive control over the distribution of cash from our operating entities and may be unable to cause all or a portion of the cash of these entities to be distributed.

        All of the surgical facilities in which we have ownership are held through partnerships or limited liability companies. We typically own, directly or indirectly, the general partnership or majority member interests in these entities. The partnership and operating agreements for these entities provide for distribution of available cash, in some cases on a quarterly basis subject in certain cases to requirements that we obtain approval of other stockholders. Many of these agreements also impose limits on the ability of these entities to make loans or transfer assets to us. If we are unable to cause sufficient cash to be distributed from one or more of these entities, our relationships with the physicians who also own an interest in these entities may be damaged and we could be adversely affected, as could our ability to make debt service payments. We may not be able to resolve favorably any dispute regarding cash distribution or other matters with a health care system with which we share control of the distributions made by these entities. Further, the failure to resolve a dispute with these health care systems could cause an entity in which we own an interest to be dissolved.

We are controlled by principal stockholders whose interests may differ from your interests.

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with your interests. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the exchange notes.

        A majority of the outstanding shares of common stock of our parent company are held by the Crestview funds. As a result of their stock ownership, the Crestview funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the Crestview funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

 THE EXCHANGE OFFER

General

        Concurrently with the sale of $179,937,000 aggregate principal amount of outstanding notes on June 3, 2008, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must (i) not later than 180 days after the date of original issuance of the outstanding notes, file a registration statement with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes of Symbion having terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest) and guaranteed by each of the subsidiary guarantors and (ii) use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 270 days after the date of original issuance of the outstanding notes.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.

        In order to participate in the exchange offer, a holder of outstanding notes must represent to us, among other things, that:

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  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

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  such holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

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  such holder is not an "affiliate" (as defined under Rule 405 under the Securities Act), of Symbion; and

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  if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

        Under certain circumstances specified in the exchange and registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

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  is an "affiliate," within the meaning of Rule 405 under the Securities Act, of Symbion;

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  is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

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  acquired the exchange notes other than in the ordinary course of the holder's business;

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  has an arrangement with any person to engage in the distribution of the exchange notes; or

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  is prohibited by any law or policy of the SEC from participating in the exchange offer.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 15, 2008, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

        As of the date of this prospectus, $184,635,000 in aggregate principal amount of outstanding notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to registered holders and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer," certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on December 15, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

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  to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

Procedures for Tendering

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

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  certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

  •
  a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and the required documents must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless outstanding notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of the outstanding notes tendered and stating that the tender is being made by guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if, at any time before the expiration of the exchange offer, it is determined that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

        By Mail, Hand Delivery or Facsimile:

      U.S. Bank National Association
      Specialized Finance Unit
      60 Livingston Avenue
      St. Paul, MN 55107
      Attn.: Rachel Muehlbauer
      Telephone: (800) 934-6802

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

 THE MERGER, ACQUISITIONS AND RELATED FINANCINGS

The Merger

        On August 23, 2007, an investment group led by an affiliate of Crestview completed its merger with Symbion, Inc. (the "Company"). As a result of the merger, the Company's then existing stockholders and option holders received an aggregate of $490.5 million in cash.

        To consummate the merger, Crestview formed Symbol Acquisition, L.L.C. ("Parent") and Symbol Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Parent. Merger Sub merged with and into the Company with the Company being the surviving corporation. Parent was renamed Holdings, which became the parent holding company of the Company by virtue of the merger.

        Holdings was capitalized with a $245.0 million cash contribution by the Crestview funds, The Northwestern Mutual Life Insurance Company and certain co-investors. In addition, certain members of Symbion's management made a rollover equity contribution of Symbion shares and options to purchase common stock valued at the predecessor basis of $2,000. The fair value of the rollover contribution was $8.4 million. These rollover shares were exchanged for shares and options to purchase shares of common stock of Holdings. Following the merger, Crestview and its affiliated funds and co-investors owned 96.7% of Holdings and members of management owned 3.3% of Holdings.

        The following equity capitalization and financing transactions occurred in connection with the merger:

  •
  $145.0 million cash equity contribution by Holdings;

  •
  $40.0 million cash equity contribution by The Northwestern Mutual Life Insurance Company;

  •
  $60.0 million cash equity contribution by other co-investors;

  •
  $2,000 rollover stock contribution by certain members of management of Symbion, Inc. (representing a fair value of $3.2 million) and a stock option rollover by members of management (representing a fair value of $5.2 million);

  •
  Senior secured credit facility totaling $350.0 million, of which $250.0 million was drawn at the closing of the merger; and

  •
  $175.0 million bridge credit facility that was drawn at the closing of the merger.

        The proceeds from the equity capitalization and financing transactions were used to:

  •
  Pay $482.5 million for all of the outstanding common stock not rolled over under the terms of the merger agreement;

  •
  Pay $8.0 million for the purchase of outstanding stock options, restricted stock and warrants;

  •
  Repay all outstanding debt and accrued interest (totaling $130.1 million) under the former senior credit facility for which the maturity date accelerated as a result of the merger;

  •
  Pay the fees and expenses related to the merger and the financing transactions; and

  •
  Fund the purchase price for certain acquisitions which were completed following the completion of the merger.

Acquisitions

        On June 30, 2007, we acquired an incremental 55.0% of ownership in a surgical facility located in Cape Coral, Florida, in which we already owned 10.0%. The purchase price was $17.0 million, including approximately $1.7 million of assumed debt, and was financed with additional debt under our former senior credit facility.

        On August 24, 2007, we acquired a 52.6% ownership in a surgical facility in Havertown, Pennsylvania for $4.1 million. On December 19, 2007, we acquired a 71.5% interest in a multi-specialty surgical facility in Columbus, Georgia for $141,000 and merged the operations of this surgical facility into an existing surgical facility in the same market. The aggregate purchase price was financed with proceeds from the merger financing. We have a majority interest in and consolidate for financial reporting purposes these two surgical facilities. We also entered into management agreements with each of these surgical facilities.

        On December 27, 2007, we acquired additional management rights in three of our existing surgical facilities located in California. The aggregate purchase price for these management rights was $4.8 million. The purchase price was financed with proceeds from the merger financing.

        Effective January 1, 2008, we acquired incremental ownership in three of our existing surgical facilities located in California. We acquired an incremental ownership of 10.7% in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and a 6.4% incremental ownership in our surgical facility located in Encino, California for $2.0 million. Prior to the acquisition, we owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility. The purchase price was financed with cash from operations.

        Effective February 21, 2008, we acquired five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million plus the assumption of $4.7 million of debt and contingent consideration of up to $3.0 million subject to earn out provisions based on EBITDA for the year ended December 31, 2008. We will record the contingency if and when it becomes distributable, or determinable beyond a reasonable doubt. We acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities. Three of these facilities are consolidated for financial reporting purposes. The aggregate purchase price was financed with cash from operations. We also entered into management agreements with each of these surgical facilities.

        Effective May 31, 2008, we acquired additional management rights and an incremental ownership in two of our existing surgical facilities located in California for an aggregate of $3.4 million. We acquired an incremental ownership of 16.7% in our surgical facility located in Irvine, California and an incremental ownership of 18.0% in our surgical facility located in Arcadia, California. The aggregate purchase price was financed with cash from operations.

The Related Financings

        In order to fund the consideration for the merger, refinance some of our existing indebtedness and pay related fees and expenses:

  •
  We entered into a $350.0 million senior secured credit facility, consisting of a $125.0 million seven-year term loan A facility, a $125.0 million seven-year term loan B facility and a $100.0 million six-year revolving loan facility. At the effective time of the merger, we borrowed the full amount of both of the term loans and used the proceeds to refinance our then-existing bank facility and to pay a portion of the merger consideration and related transaction fees and expenses. We may use the borrowing availability under the revolving credit facility for general corporate purposes subject to customary conditions, including the absence of any material adverse change.

  •
  We entered into a $175.0 million bridge credit facility, which was repaid in full and terminated with the net proceeds from the outstanding notes and cash from operations.

  •
  Holdings made an equity contribution to Merger Sub of $245.0 million generated from the sale of equity by Holdings to the Crestview funds, The Northwestern Mutual Life Insurance Company and certain other co-investors and approximately $2,000 representing the predecessor basis of the rollover contribution of equity in Symbion by certain members of Symbion's management.

  •
  In addition, we kept outstanding approximately $12.9 million of indebtedness, including capital leases and debt of subsidiaries (including $1.7 million of debt of the Cape Coral, Florida surgical facility that we have consolidated into our financial results following our acquisition of the incremental ownership in the Cape Coral, Florida surgical facility).

Sources and Uses for the Merger, Acquisitions and Related Financings

        The following table sets forth the sources and uses of funds for the merger, acquisitions and related financings.

Sources		Uses
	(in millions)		(in millions)
Senior secured credit facility borrowings(1)	$250.0	Merger consideration(6)	$490.5
Bridge credit facility borrowings(2)	175.0	Repayment of debt(7)	130.1
Equity contribution(3)	245.0	Fees and expenses(8)	35.1
Assumption of debt(4)	17.7	Assumption of debt(4)	17.7
Existing cash(5)	4.2	Acquisition of Havertown, Pennsylvania surgical facility(9)	4.1
		Acquisition of additional management rights(10)	4.8
		Acquisition of incremental ownership in California(11)	3.8
		Acquisition of five surgical facilities from Neospine(12)	5.8

Total	$691.9	Total	$691.9

(1)
On August 23, 2007, we entered into a $350.0 million senior secured credit facility, consisting of a $125.0 million tranche A term loan facility, a $125.0 million tranche B term loan facility and a $100.0 million revolving loan facility. At the effective time of the merger, we borrowed the full amount of the tranche A term loan facility and tranche B term loan facility. We did not borrow under the revolving loan facility to finance the merger.

(2)
On August 23, 2007, we entered into a $175.0 million bridge credit facility which has been repaid in full and terminated with the net proceeds from the outstanding notes and cash from operations.

(3)
Represents amounts invested by Holdings in Symbion consisting of approximately $245.0 million generated from the sale of equity by Holdings to the Crestview funds, The Northwestern Mutual Life Insurance Company and certain other co-investors and approximately $2,000 representing the predecessor basis of the rollover contribution of equity in Symbion by certain members of management. The fair value of this rollover contribution was $8.4 million.

(4)
Represents certain subsidiary level debt and capital leases that remain outstanding following completion of the merger, including approximately $1.7 million of debt of the Cape Coral, Florida surgical facility and $4.7 million of debt of the Neospine surgical facilities (the acquisition of the Neospine facilities having occurred after the merger) that we began consolidating in our financial results, following our acquisition of incremental ownership in the Cape Coral, Florida surgical facility and ownership in the Neospine surgical facilities. See "Description of Certain Indebtedness."

(5)
We used cash balances on hand to fund the balance of the acquisitions.

(6)
Represents the payment of $482.5 million for 21,590,991 shares at $22.35 and the payment of $8.0 million for the purchase of outstanding stock options, restricted stock and warrants.

(7)
Includes payment of accrued interest and the repayment of debt issued under our former senior credit facility, a portion of which was used to finance the acquisition of incremental ownership in the Cape Coral, Florida surgical facility.

(8)
Reflects fees and expenses associated with the merger, acquisitions and related financings, including placement and other financing fees, advisory fees paid to affiliates of Crestview and Northwestern Mutual Life Insurance Company and other transaction costs and professional fees.

(9)
Represents the acquisition of a 52.6% ownership in a surgical facility in Havertown, Pennsylvania for $4.1 million, See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(10)
Represents the acquisition of additional management rights in three surgical facilities that we own in California for $4.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(11)
Represents the purchase of 10.7% of incremental ownership in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million, and 6.4% of incremental ownership in a surgical facility located in Encino, California for $2.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

(12)
Represents our acquisition of ownership ranging from 20.0% to 50.0% in five surgical facilities located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee and Seattle, Washington from Neospine for $5.8 million, plus assumed debt of $4.7 million and contingent consideration of $3.0 million subject to earn out provisions based on EBITDA for the year ended December 31, 2008. We will record a liability for the contingency if and when it becomes distributable, or determinable beyond a reasonable doubt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments."

 USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. Neither us nor any subsidiary guarantor will receive any proceeds from the issuance of the exchange notes. In consideration for issuing the outstanding notes as contemplated by this prospectus, we will receive the outstanding notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

        We used the net proceeds from the sale of the notes, after deducting expenses of the offering, including discounts to the initial purchasers, of approximately $174.0 million, together with cash on our balance sheet, to repay in full and terminate the bridge credit facility, including accrued and unpaid interest through the bridge repayment date.

 CAPITALIZATION

        The following table presents our cash and cash equivalents and consolidated capitalization as of June 30, 2008: (a) on a historical basis and (b) on a pro forma basis to give effect to the exchange offer. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this offering memorandum, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Merger, Acquisitions and Related Financings."

	As of June 30, 2008 (in millions)
	Actual	Pro Forma
Cash and cash equivalents	$39.3	$39.0

Long-term debt (including current portion)
Senior secured credit facility(1)	237.1	237.1
Other debt	24.6	24.6
Senior PIK Toggle Notes	179.9	179.9

Total debt(2)	441.6	441.6

Stockholders' equity	231.6	231.6

	$673.2	$673.2

(1)
Consists of amounts outstanding under the tranche A facility and tranche B facility, and excludes $100.0 million of additional availability under the revolving credit facility.

(2)
Excludes approximately $2.6 million of off-balance sheet guarantees of non-consolidated third-party debt in connection with our non-consolidated surgical facilities.

        In addition, as of June 30, 2008, we had $39.4 million of intercompany loans owed to us from our consolidated partnership subsidiaries, which amounts are eliminated in consolidation. These subsidiaries will not be guaranteeing the notes offered hereby.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008, respectively, and the unaudited pro forma condensed balance sheet as of June 30, 2008, were derived by applying the pro forma adjustments described below to our historical financial statements. The unaudited condensed balance sheet as of June 30, 2008 gives effect of transaction costs related to this note exchange. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008, respectively, give effect to the merger, acquisitions and related financings and the original note offering as if they had occurred on the first day of the period presented. For purposes of the presentation of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007, the Predecessor and Successor periods for 2007 have been combined. The unaudited pro forma adjustments are described below and in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial statements give effect to the following transactions:

  (i)
  interest expense on the $179.9 million outstanding balance on the exchange notes, as of the beginning of the period presented from this offering, calculated assuming we paid interest entirely in kind for each interest period at an annual rate of 11.75%;

  (ii)
  interest expense on $250.0 million outstanding on our senior secured credit facility used to finance the merger (borrowings under the senior secured credit facility mature in 2013 and 2014 and are assumed to bear interest with an annual interest rate of 8.6% for the year ended December 31, 2007;

  (iii)
  amortization of deferred financing costs and other fees related to our existing senior secured credit facility (these costs were incurred as a result of the merger);

  (iv)
  capitalization and payment of deferred financing costs and other fees, and subsequent amortization of these costs, related to the notes offered and exchanged hereby;

  (v)
  stock options granted to certain employees at the time of the merger;

  (vi)
  an annual fee of $1.0 million paid to affiliates of Crestview in accordance with the new management agreement entered into in connection with the merger;

  (vii)
  our purchase of 55.0% of incremental ownership interest in a surgical facility in Cape Coral, Florida as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments" and resulting consolidation of its financial results into ours;

  (viii)
  our purchase of a 52.6% ownership interest in a surgical facility in Havertown, Pennsylvania as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments" and resulting consolidation of its financial results into ours;

  (ix)
  our purchase of additional management rights in seven surgical facilities that we own in California;

  (x)
  our purchase of 10.7% of an incremental ownership interest in our two surgical facilities located in Beverly Hills, California; 6.4% of additional ownership in a surgical facility located in Encino, California; 18.0% of incremental ownership interest in our surgical facility located in Arcadia, California and 16.7% of incremental ownership in a surgical facility located in

    Irvine, California, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments"; and

  (xi)
  our purchase from Neospine of ownership interest ranging from 20.0% to 50.0% in five surgical facilities located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee and Seattle, Washington as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions and Developments".

        The merger was accounted for as a purchase under the guidance set forth in Emerging Issues Task Force No. 88-16, Basis in Leveraged Buyout Transactions, and the acquisitions of ownership in the Cape Coral, Florida; Havertown, Pennsylvania; Beverly Hills and Encino, California; Boulder, Colorado; Bristol, Tennessee and Seattle, Washington surgical facilities were accounted for as business combinations using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. The acquisition of ownership interests in Honolulu, Hawaii and Nashville, Tennessee; Arcadia and Irvine, California surgical facilities were accounted for using the equity method. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the merger, acquisitions, related financings and the offering actually occurred on the dates indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "The Merger, Acquisitions and Related Financings," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

        The final purchase price allocation for the merger and the acquisitions will be dependent upon the finalization of asset and liability valuations. A final determination of these fair values will include our consideration of final valuations prepared by an independent third-party appraiser. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the merger and acquisitions. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008

(in thousands)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$39,316	$(350	)(1)	$38,966
Accounts receivable, net	35,917	—		35,917
Inventories	8,792	—		8,792
Prepaid expenses and other current assets	8,965	—		8,965
Income tax receivable	1,253	—		1,253
Current assets of discontinued operations	936	—		936

Total current assets	95,179	(350)		94,829
Land	3,684	—		3,684
Buildings and improvements	46,634	—		46,634
Furniture and equipment	45,209	—		45,209
Computers and software	1,800			1,800

	97,327	—		97,327
Less accumulated depreciation	(10,913)	—		(10,913)

Property and equipment, net	86,414	—		86,414
Goodwill	554,021	—		554,021
Investments in and advances to affiliates	20,968	—		20,968
Other assets	12,594	350	(1)	12,944
Long-term assets of discontinued operations	2,781	—		2,781

Total assets	$771,957	$—		$771,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,730	$—		$4,730
Accrued payroll and benefits	8,760	—		8,760
Other accrued expenses	15,072	—		15,072
Current maturities of long-term debt	7,807	—		7,807
Current liabilities of discontinued operations	806	—		806

Total current liabilities	37,175	—		37,175
Long-term debt, less current maturities	433,891	—		433,891
Deferred income tax payable	21,883	—		21,883
Other liabilities	9,262	—		9,262
Long-term liabilities of discontinued operations	65	—		65
Minority interests	38,058	—		38,058
Total stockholders' equity	231,623	—		231,623

Total liabilities and stockholders' equity	$771,957	$—		$771,957

(1)
Represents the payment of estimated transaction fees of $350,000 associated with this exchange offer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands)

	Historical	Adjustments		Pro Forma
Revenues	$304,305	$15,368	(1)	$319,673
Operating expenses:
Salaries and benefits	83,811	4,097	(1)	86,954
		(954	)(4)
Supplies	61,035	3,205	(1)	64,240
Professional and medical fees	18,588	745	(1)	19,333
Rent and lease expense	19,335	1,270	(1)	20,605
Other operating expenses	23,883	502	(1)	24,385

Cost of revenues	206,652	8,865		215,517
General and administrative expense	31,873	647	(2)	22,713
		(8,983	)(4)
		(824	)(5)
Depreciation and amortization	12,652	1,393	(1)	14,045
Provision for doubtful accounts	4,449	488	(1)	4,937
Income on equity investments	(16)	1,037	(1)	1,021
Impairment and loss on disposal of long-lived assets	372	—		372
Gain on sale of long-lived assets	(915)	—		(915)
Proceeds from insurance settlement, net	(161)	—		(161)
Merger transaction expenses	7,522	(7,522	)(6)	—

Total operating expenses	262,428	(4,899)		257,529

Operating income	41,877	20,267		62,144
Minority interests in (expense) income of consolidated subsidiaries	(23,341)	(716	)(1)	(23,675)
		382	(4)
Interest expense, net	(19,991)	(573	)(1)	(45,964)
		(25,400	)(3)

Loss before income taxes and discontinued operations	(1,455)	(6,040)		(7,495)
Provision (benefit) for income taxes	3,240	525	(1)	1,105
		(2,660	)(7)

Loss from continuing operations	(4,695)	(3,905)		(8,600)
Loss from discontinued operations, net of taxes	(707)	—		(707)

Net loss	$(5,402)	$(3,905)		$(9,307)

See accompanying notes

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands)

	Historical	Adjustments		Pro Forma
Revenues	$163,614	$1,180	(1)	$164,794
Operating expenses:
Salaries and benefits	44,435	269	(1)	44,704
Supplies	33,002	135	(1)	33,137
Professional and medical fees	9,141	48	(1)	9,189
Rent and lease expense	11,043	81	(1)	11,124
Other operating expenses	12,770	92	(1)	12,862

Cost of revenues	110,391	625		111,016
General and administrative expense	12,639	—		12,639
Depreciation and amortization	7,222	155	(1)	7,377
Provision for doubtful accounts	1,176	32	(1)	1,208
Income on equity investments	(701)	40	(1)	(661)
Impairment and loss on disposal of long-lived assets	473	—		473
Gain on sale of long-lived assets	(668)	—		(668)
Merger transaction expenses	—	—		—

Total operating expenses	130,532	852		131,384

Operating income	33,082	328		33,410
Minority interests in (expense) income of consolidated subsidiaries	(12,845)	32	(1)	(12,813)
Interest expense, net	(21,204)	(66	)(1)	(23,688)
		(2,418	)(3)

Loss before income taxes and discontinued operations	(967)	(2,124)		(3,091)
Provision (benefit) for income taxes	118	116	(1)	(721)
		(955	)(7)

Loss from continuing operations	(1,085)	(1,285)		(2,370)
Loss from discontinued operations, net of taxes	(2,005)	—		(2,005)

Net loss	$(3,090)	$(1,285)		$(4,375)

(1)
Includes the pro forma adjustments related to our acquisition of (i) 55.0% of incremental ownership in the Cape Coral, Florida surgical facility that was acquired on June 30, 2007; (ii) our acquisition of a 52.6% ownership in a surgical facility in Havertown, Pennsylvania on August 24, 2007; (iii) our purchase on December 27, 2007 of additional management rights in three surgical facilities that we own in California (iv) our purchase effective January 1, 2008 of 10.7% of incremental ownership in our two surgical facilities located in Beverly Hills, California and 6.4% of incremental ownership in a surgical facility located in Encino, California; (v) our purchase on February 21, 2008 of ownership ranging from 20.0% to 50.0% in five surgical facilities located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee and Seattle, Washington from Neospine; (vi) our purchase on May 31, 2008 of additional management rights in two surgical facilities that we own in California; and (vii) our purchase effective May 31, 2008 of 18.0% of incremental ownership in our surgical facility located in Arcadia, California and 16.7% of incremental ownership in a surgical facility located in Irvine, California. The following balances are subject to finalized purchase price adjustments.

See accompanying notes

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands)

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Revenues	$15,368	$1,180
Operating expenses:
Salaries and benefits	4,097	269
Supplies	3,205	135
Professional and medical fees	745	48
Rent and lease expense	1,270	81
Other operating expenses	502	92

Cost of revenues	9,819	625
General and administrative expense	—	—
Depreciation and amortization	1,393	155
Provision for doubtful accounts	488	32
Loss on equity investments	1,037	40

Total operating expenses	12,737	852

Operating income	2,631	328
Minority interests in (expense) income of consolidated subsidiaries	(716)	32
Interest expense, net	(573)	(66)

Income before income taxes	1,342	294
Provision for income taxes	525	116

Net income	$817	$178

(2)
Represents a $1.0 million annual management fee payable to an affiliate of the Crestview funds under the new management agreement less amounts recorded in the historical statement of operations.

(3)
Represents the pro forma adjustments to interest expense resulting from our new capital structure as a result of the merger, including (i) reversal of interest expense associated with our former senior credit facility that was repaid as a result of the merger; (ii) reversal of interest expense associated with our bridge credit facility; and (iii) interest expense on borrowings from the original note offering. We repaid the bridge credit facility with proceeds from the original note offering

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands)

  and cash on hand. Pro forma adjustments to our interest expense are calculated as follows (in thousands):

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Pro forma adjustments related to our former senior credit facility:
Reverse amortization of deferred financing costs	$322	$—
Reverse interest expense recorded in historical amounts	5,331	—
Reverse fees recorded in historical amounts	115	—
Reversal of interest income related to our interest rate swap	(294)	—

Total pro forma adjustments related to our former senior credit facility	5,474	—
Pro forma adjustments related to our bridge credit facility:
Reverse deferred financing costs expensed	1,347	2,494
Reverse interest expense recorded in historical amounts	5,776	6,248

Total pro forma adjustments related to our bridge credit facility	7,123	8,742
Pro forma adjustments related to our incurrence of new indebtedness on our senior secured credit facility:
Interest on new borrowings	(13,784)	—
Amortization of deferred financing costs	(941)	—
Amortization of non use fees for the revolving line of credit	(319)	—
Interest expense related to our interest rate swap	(4)	—

Total pro forma adjustments related to our incurrence of new indebtedness on our senior secured credit facility	(15,048)	—
Pro forma adjustments related to our incurrence of new indebtedness from the original note offering:
Interest on borrowings from the original note offering	(22,307)	(10,833)
Amortization of deferred financing costs	(642)	(327)

Total pro forma adjustments related to our incurrence of new indebtedness from the original note offering	(22,949)	(11,160)

Net pro forma adjustments to interest expense	$(25,400)	$(2,418)

  A 0.125% change in interest rates on the un-hedged portion of our senior secured credit facility would change annual cash interest expense by $125,000.

(4)
Represents the pro forma adjustments to salaries and benefits, general and administrative expenses and minority interests for compensation expense for our former stock incentive plan which was terminated as a result of the merger, the acceleration of vesting of restricted stock and stock

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(in thousands)

  options as a result of the merger and options granted pursuant to Holdings' new stock compensation plan. The pro forma adjustments are calculated as follows (in thousands):

	Year Ended December 31, 2007	Six Months Ended June 30, 2008
Pro forma adjustments to salaries and benefits:
Reversal of compensation expense under the former plan	$(260)	—
Reversal of nonrecurring compensation expense for the acceleration of vesting of stock options under the former plan	(710)	—
Compensation expense for stock options granted on August 31, 2007 under our new stock option plan	16	—

Net adjustment to salaries and benefits	(954)	—

Pro forma adjustments to general and administrative expenses:
Reversal of compensation expense for restricted stock under the former plan	(523)	—
Reversal of compensation expense for stock options under the former plan	(1,955)	—
Reversal of nonrecurring compensation expense for the acceleration of vesting of restricted stock and stock options under the former plan	(7,329)	—
Compensation expense for stock options granted on August 31, 2007 under our new stock option plan	824	—

Net adjustment to general and administrative expenses	(8,983)	—

Pro forma adjustments to minority interests:
Reversal of minority interests expense for stock options under the former plan	104	—
Reversal of the nonrecurring minority interests expense related to the acceleration of vesting of stock options under the former plan	284	—
Minority interests expense for stock options granted on August 31, 2007 under our new stock option plan	(6)	—

Net adjustment to minority interests	$382	—

(5)
Represents the elimination of nonrecurring expenses recorded in historical amounts of (i) payroll tax expense incurred with the payment for restricted stock and options in connection with the merger of approximately $184,000 and (ii) insurance expense incurred as a result of the merger of approximately $640,000.

(6)
Represents the elimination of nonrecurring merger transactions expenses incurred in connection with the merger recorded in historical amounts.

(7)
Income tax benefit on the pro forma adjustments using the effective tax rate of the respective periods.

 SELECTED FINANCIAL AND OPERATING DATA

        The following selected consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for each of the two years in the period ended December 31, 2006 (predecessor) and for the periods from January 1, 2007 to August 23, 2007 (predecessor) and August 24, 2007 to December 31, 2007, and the selected consolidated balance sheet data set forth below at December 31, 2006 and 2007, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. Predecessor financial data reflects historical financial data of Symbion, Inc. prior to the merger. To assist in the comparability of our financial statements and facilitate an understanding of our results of operations, we have presented the information for the year ended December 31, 2007 on a predecessor period and successor period combined basis. The selected consolidated statement of operations data set forth below for the years ended December 31, 2003 and 2004, and the selected consolidated balance sheet data set forth below at December 31, 2003, 2004 and 2005, are derived from our audited consolidated financial statements that are not included in this prospectus. The selected historical financial and operating data as of and for the six months ended June 30, 2007, and 2008 were derived from our unaudited condensed consolidated financial statements, and in management's opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the information for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Predecessor
	Year Ended December 31,				Six Months Ended June 30, 2007 (unaudited)				Six Months Ended June 30, 2008 (unaudited)
								Year Ended December 31, 2007 (Combined)(1)
						January 1, 2007 to August 23, 2007	August 24, 2007 to December 31, 2007
	2003	2004	2005	2006
	(dollars in thousands)						(dollars in thousands)
Consolidated Statement Of Operations Data:
Revenues	$153,602	$194,480	$241,877	$285,387	$153,890	$197,665	$106,640	$304,305	$163,614
Cost of revenues	101,423	125,143	148,214	181,950	101,954	132,841	73,811	206,652	110,391
General and administrative expense	15,874	18,449	21,993	24,407	12,022	23,961	7,912	31,873	12,639
Depreciation and amortization	8,004	9,467	11,575	11,913	6,001	7,920	4,732	12,652	7,222
Provision for doubtful accounts	1,949	3,376	3,827	3,952	2,195	2,691	1,758	4,449	1,176
(Income) loss on equity investments	(402)	(1,272)	(1,273)	(2,423)	(199)	5	(21)	(16)	(701)
Impairment and loss on disposal of long-lived assets	437	271	1,541	1,162	245	319	53	372	473
Gain on sale of long-lived assets	(571)	(250)	(1,785)	(1,808)	(506)	(596)	(319)	(915)	(668)
Proceeds from insurance settlement, net	—	—	—	(410)	(161)	(161)	—	(161)	—
Proceeds from litigation settlement, net	—	—	—	(588)	—	—	—	—	—
Merger transaction expenses	—	—	—	—	1,650	7,522	—	7,522	—

Total operating expenses	126,714	155,184	184,092	218,155	123,201	174,502	87,926	262,428	130,532

Operating income	26,888	39,296	57,785	67,232	30,689	23,163	18,714	41,877	33,082
Minority interests in income of consolidated subsidiaries	(9,029)	(14,899)	(24,952)	(28,294)	(12,753)	(15,656)	(7,685)	(23,341)	(12,845)
Interest expense, net	(5,216)	(4,571)	(4,884)	(7,108)	(3,926)	(5,228)	(14,763)	(19,991)	(21,204)

Income (loss) before income taxes and discontinued operations	12,643	19,826	27,949	31,830	14,010	2,279	(3,734)	(1,455)	(967)
Provision (benefit) for income taxes	(3,214)	7,633	10,428	12,254	5,663	4,016	(776)	3,240	118

Income (loss) from continuing operations	15,857	12,193	17,521	19,576	8,347	(1,737)	(2,958)	(4,695)	(1,085)
Gain (loss) from discontinued operations, net of taxes	1,667	1,359	1,534	(783)	(374)	(438)	(269)	(707)	(2,005)

Net income (loss)	$17,524	$13,552	$19,055	$18,793	$7,973	$(2,175)	$(3,227)	$(5,402)	$(3,090)

Cash Flow Data—continuing operations:
Net cash provided by operating activities—continuing operations	$17,125	$25,395	$40,121	$30,901	$14,459	$15,249	$13,182	$28,431	$21,543
Net cash used in investing activities—continuing operations	(64,502)	(100,904)	(68,592)	(64,486)	(4,179)	(33,788)	(17,604)	(51,392)	(17,719)
Net cash (used in) provided by financing activities—continuing operations	47,406	84,875	32,033	32,413	(9,447)	41,580	(2,083)	39,497	(11,006)
Other Data:
EBITDA(2)	$25,863	$33,864	$44,408	$50,851	$23,937	$15,427	$15,761	$31,188	$27,459
Cases	115,245	157,232	183,351	214,180	110,240			223,539	116,105
Consolidated surgical facilities(3)	32	41	40	41	41			43	47
Equity method surgical facilities	4	4	7	6	6			7	10
Surgical facilities managed but not owned as of the end of the period(4)	8	9	9	9	9			8	8
Total surgical facilities as of the end of period(5)	44	54	56	56	56			58	65

	Predecessor
	As of December 31,
					As of December 31, 2007	As of June 30, 2008 (unaudited)
	2003	2004	2005	2006
	(dollars in thousands)				(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,199	$22,712	$27,313	$26,909	$44,656	$39,316
Working capital(6)	25,979	41,455	48,784	56,643	70,617	58,004
Total assets	252,784	365,761	436,378	503,806	768,813	771,957
Total long-term debt, less current maturities	99,419	69,721	101,909	136,533	428,925	433,891
Total stockholders' equity	104,015	237,998	260,058	285,279	233,286	231,623

(1)
The combined column includes the statement of operations of the Predecessor for the period January 1, 2007 to August 23, 2007 and the statement of operations of Symbion, Inc., the "Successor," for the period August 24, 2007 to December 31, 2007. The Predecessor and Successor have different bases of accounting and accordingly, the presentation of the combined statement of operations of the Predecessor and Successor is not in accordance with generally accepted accounting principles.

(2)
When we use the term "EBITDA," we are referring to income (loss) from continuing operations plus (a) income tax expense (benefit), (b) interest expense, net and (c) depreciation and amortization.

We use EBITDA as a measure of liquidity. We have included it because we believe that it provides investors with additional information about our performance as well as our ability to incur and service debt and make capital expenditures. We also use EBITDA, with some variation in the calculation, to determine our compliance with some of the covenants under the notes offered hereby and our senior credit facility, as well as to determine the interest rate and commitment fee payable under the new senior credit facility.

EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of these measures may not be comparable to similarly titled measures reported by other companies.

(3)
Represents consolidated surgical facilities from continuing operations.

        The following table reconciles EBITDA to net income (loss):

	Predecessor
	Year Ended December 31,				Six Months Ended June 30, 2007 (unaudited)				Six Months Ended June 30, 2008 (unaudited)
						January 1, 2007 to August 23, 2007 (unaudited)	August 24, 2007 to December 31, 2007 (unaudited)	Year Ended December 31, 2007 (Combined)(1) (unaudited)
	2003	2004	2005	2006
	(unaudited)
	(dollars in thousands)						(dollars in thousands)
Net income (loss)	$17,524	$13,552	$19,055	$18,793	$7,973	$(2,175)	$(3,227)	$(5,402)	$(3,090)
Depreciation and amortization	8,004	9,467	11,575	11,913	6,001	7,920	4,732	12,652	7,222
Interest expense, net	5,216	4,571	4,884	7,108	3,926	5,228	14,763	19,991	21,204
Income taxes	(3,214)	7,633	10,428	12,254	5,663	4,016	(776)	3,240	118
Gain (loss) on discontinued operations, net of taxes	(1,667)	(1,359)	(1,534)	783	374	438	269	707	2,005

EBITDA	$25,863	$33,864	$44,408	$50,851	$23,937	$15,427	$15,761	$31,188	$27,459

(4)
Represents surgical facilities that we manage but in which we do not have ownership.

(5)
Includes surgical facilities reported as continuing operations and surgical facilities that we manage but in which we do not have ownership.

(6)
Current assets less current liabilities.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial and Operating Data" and our audited consolidated financial statements and related notes included elsewhere in this report. To assist in the comparability of our financial statements and facilitate an understanding of our results of operations, we have presented the information for the year ended December 31, 2007 on a predecessor period and successor period combined basis. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read "Risk Factors" found elsewhere in this prospectus. Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.

Executive Overview

        We own and operate a national network of short stay surgical facilities in 26 states, which includes ambulatory surgery centers and surgical hospitals. Our surgical facilities primarily provide non-emergency surgical procedures across many specialties, including, among others, orthopedics, pain management, gastroenterology and ophthalmology. We own our surgical facilities in partnership with physicians and in some cases health care systems in the markets and communities we serve. We apply a market-based approach in structuring our partnerships, with individual market dynamics driving the structure. We believe this approach aligns our interests with those of our partners. As of June 30, 2008, we owned and operated 59 surgical facilities, including 56 ambulatory surgery centers and three surgical hospitals. We also managed eight additional ambulatory surgery centers. We own a majority interest in 40 of the 59 surgical facilities and consolidate 49 of these facilities for financial reporting purposes. We are reporting two of the 59 surgical facilities as discontinued operations. In addition to our surgical facilities, we also manage two physician networks, including one physician network in a market in which we operate an ambulatory surgery center.

        We have benefited from both the growth in overall outpatient surgery cases as well as the migration of surgical procedures from the hospital to the surgical facility setting. Advancements in medical technology, such as lasers, arthroscopy and enhanced endoscopic techniques, have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure. Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness. These medical advancements have enabled more patients to undergo surgery in a surgical facility setting.

        We continue to focus on increasing cases at our same store facilities and acquiring facilities that we believe have favorable growth potential. We are also focused on developing new facilities. We have an active development pipeline with two facilities currently under development. These facilities are scheduled to open in 2008 and early 2009. To execute our growth strategy, we intend to target one to three surgical facility acquisitions and one to three surgical facility developments annually. In addition to the five surgical facilities that we have already acquired in 2008 and the two facilities that are currently under development, we expect to continue our development efforts through the acquisition and development of additional facilities.

        During the first six months of 2008, we acquired incremental ownership in five of our existing surgical facilities and acquired ownership in five other surgical facilities in which we did not previously hold ownership. Six of these surgical facilities are consolidated for financial reporting purposes. We acquired additional management rights in two of the facilities. One of the five facilities that we acquired in 2008 was a newly developed surgical facility that opened in the fourth quarter of 2007. See "—Acquisitions and Developments." During the first six months of 2008, we opened three of the five surgical facilities that were under development as of December 31, 2007. We consolidate one of these surgical facilities for financial reporting purposes and account for two as investments under the equity method.

        During 2007, we acquired incremental ownership in one surgical facility, acquired ownership in two other surgical facilities in which we did not previously hold ownership and acquired additional management rights at three of our existing surgical facilities. We consolidate for financial reporting purposes and hold majority ownership in these three surgical facilities. We also opened three surgical facilities in 2007 that were under development in 2006, and we began development of another surgical facility in 2007. See "—Acquisitions and Developments."

        During the second quarter of 2008, we issued the outstanding notes. The notes are unsecured senior obligations and rank equally with our existing and future senior indebtedness, senior to all of our future subordinated indebtedness and effectively junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The proceeds from the issuance of the notes were used exclusively to repay the bridge facility entered into in connection with the Merger.

Merger with an Affiliate of Crestview Partners, L.P.

        On August 23, 2007, we were acquired by an investment group led by Crestview through a merger. As a result of this merger, we no longer have publicly traded equity securities.

        In order to consummate the merger, Crestview formed Parent and Symbol Merger Sub, Inc., a wholly-owned subsidiary of Parent. Symbol Merger Sub, Inc. merged with and into the Company with the Company being the surviving corporation. Parent was converted into Holdings, which became the parent holding company of Symbion, Inc. by virtue of the Merger.

        Holdings was capitalized with a $245.0 million cash contribution by Crestview and its affiliated funds and co-investors. In addition, certain members of Symbion's management made a rollover equity contribution of Symbion shares and options to purchase common stock valued at the predecessor basis of $2,000. The fair value of the rollover contribution was $8.4 million. These rollover shares were exchanged for shares and options to purchase shares of common stock of Holdings. Following the Merger, Crestview and its affiliated funds and co-investors owned 96.7% of Holdings and members of management owned 3.3% of Holdings.

        We accounted for the Merger using the purchase method of accounting. As a result, we recorded goodwill of $509.8 million.

Revenues

        Our revenues consist of patient service revenues, physician service revenues and other service revenues. Patient service revenues are revenues from surgical or diagnostic procedures performed in each of the facilities that we consolidate for financial reporting purposes. The fee charged for a procedure varies depending on the procedure, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of surgical facilities, we charge for anesthesia services. The fee normally does not include professional fees charged by the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly by such physicians to the patient or third-party payor. Patient service revenues are recognized on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.

        Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenues over expenses of the physician networks, as provided for in our service agreements with our physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have the right to receive a percentage of the amount by which a physician network's revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.

        Other service revenues consists of management and administrative service fees derived from the non-consolidated facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network. We recognize other service revenues in the period in which services are rendered.

        The following tables summarize our revenues by service type as a percentage of revenues for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Revenues by Service Type:
Patient service revenues	95%	95%	95%	95%
Physician service revenues	2	2	2	1
Other service revenues	3	3	3	4

Total	100%	100%	100%	100%

Payor Mix

        Our revenues are comprised of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at surgical facilities that we consolidate for financial reporting purposes. Approximately 95% of our revenues are patient service revenues. The following table sets forth by type of payor the percentage of our patient service revenues generated in the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Payor Mix:
Private Insurance	72%	74%	73%	76%
Government	22	21	21	19
Self-pay	4	4	4	3
Other	2	1	2	2

Total	100%	100%	100%	100%

Case Mix

        We primarily operate multi-specialty facilities where physicians perform a variety of procedures in specialties, including orthopedics, pain management, gastroenterology and ophthalmology, among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our case volume.

        The following table sets forth the percentage of cases in each specialty performed at surgical facilities which we consolidate for financial reporting purposes for the six months ended June 30, 2008 and 2007 and for the years ended December 31, 2007 and December 31, 2006:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Specialty Mix:
Ear, nose and throat	7.2%	8.3%	7.3%	7.6%
Gastrointestinal	27.8	25.3	26.7	26.4
General surgery	4.1	5.1	5.0	4.9
Obstetrics/gynecology	3.1	3.7	3.6	4.0
Ophthalmology	14.8	13.7	14.0	13.8
Orthopedic	16.7	16.3	16.5	16.6
Pain management	15.4	15.5	15.4	15.6
Plastic surgery	3.0	3.3	3.2	3.1
Other	7.9	8.8	8.3	8.0

Total	100.0%	100.0%	100.0%	100.0%

Case Growth

  Same Store Information

        We define same store facilities as those facilities that were operating throughout the respective six month and year end periods listed below in 2008, 2007 and 2006. For the comparison of same store facilities provided below, we have also included the results of three recently opened surgical facilities within markets served by other surgical facilities in which we own an interest. Two of the recently opened surgical facilities are consolidated for financial reporting purposes, the other is accounted for using the equity method. Management believes that it is appropriate to include the results of both recently opened surgical facilities in the same store facility information below based on the following considerations: (1) the migration of cases from the existing surgical facilities to the new surgical facilities, (2) the waiver of the restriction on ownership applicable to the owners of the existing facilities that allows certain owners of the existing facilities to own an interest in the new surgical facilities and (3) the resulting enhancement of our market position by leveraging management services and capacity.

        The following same store facility table includes both consolidated surgical facilities from continuing operations that are included in revenue and non-consolidated surgical facilities that are not reported in our revenue as we account for these surgical facilities using the equity method. This same store facilities table is presented to allow comparability to other companies in our industry for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Cases	121,641	123,817	231,452	224,048
Case growth	(1.8)%	N/A	3.3%	N/A
Net patient service revenue per case	$1,449	$1,348	$1,291	$1,365
Net patient service revenue per case growth	7.5%	N/A	(5.4)%	N/A
Number of same store surgical facilities	49	N/A	44	N/A

        The following same store facility table is presented for purposes of explaining changes in our consolidated financial results. With respect to the years ended December 31, 2006 and 2007, one of the surgical facilities recently opened within the market served by another surgical facility is accounted for using the equity method. Therefore, the cases migrating from the existing surgical facility to the new surgical facility are not included in our consolidated results. The new facility is a single specialty surgical facility focused on spine procedures. With respect to the six months ended June 30, 2007 and 2008, the results below include the consolidation of an existing surgical facility that was previously accounted for using the equity method. We acquired an incremental ownership in this facility during 2007 and, as a result, began consolidating the facility for financial reporting purposes. Accordingly, the table below includes same store facility data for surgical facilities from continuing operations that we consolidate for financial reporting purposes for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Cases	111,093	109,813	200,571	198,413
Case growth	1.2%	N/A	1.1%	N/A
Net patient service revenue per case	$1,344	$1,327	$1,252	$1,283
Net patient service revenue per case growth	1.3%	N/A	(2.4)%	N/A
Number of same store surgical facilities	44	N/A	38	N/A

  Consolidated Information

        The following table sets forth information for all surgical facilities included in continuing operations that we consolidate for financial reporting purposes for the periods indicated. Accordingly, the table includes surgical facilities that we have acquired, developed or disposed of since January 1, 2006.

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Cases	116,105	110,240	223,539	210,346
Case growth	5.3%	N/A	6.3%	N/A
Net patient service revenue per case	1,340	1,327	$1,294	$1,283
Net patient service revenue per case growth	1.0%	N/A	0.9%	N/A
Number of surgical facilities operated as of end of the period(1)	65	56	58	56
Number of consolidated surgical facilities(2)	47	41	43	41

    (1)
    Includes surgical facilities that we manage but in which we have no ownership.

    (2)
    Surgical facilities included in continuing operations.

Operating Trends

        We are dependent upon private and governmental third-party sources of payment for the services that we provide. The amount that our surgical facilities and networks receive in payment for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare, Medicaid and state regulations and the cost containment and utilization decisions and reduced reimbursement schedules of third-party payors.

        Some of our payments come from third-party payors with which our surgical facilities do not have a written contract. In those situations, commonly known as "out-of-network" services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our surgical facility had a contract with the payor. We also submit a claim for the services to the payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount. Historically, those third-party payors who do not have contracts with our surgical facilities have typically paid our claims at higher than comparable contracted rates. However, there is a growing trend for third-party payors to adopt out-of-network fee schedules that are more comparable to our contracted rates or to take other steps to discourage their enrollees from seeking treatment at out-of-network surgical facilities. In certain situations, we have seen an increase in the volume of cases in those instances where we transition from out-of-network to in-network billing, although we experience an overall decrease in revenues to the surgical facility. We can provide no assurance that we will see an increase in the volume of cases where we transition from out-of-network to in-network in amounts that compensate for a decrease in per case revenues.

        Another recent trend is the consolidation of third-party payors. As a result of payor consolidation in certain markets, typically low volume payors with which our surgical facilities have a written contract have allowed recently acquired payors to access their network. As a result, payors with which we did not negotiate a written contract are now paying at contracted rates. The contracted rates are typically lower than rates paid for out-of-network services. We have specifically experienced this trend in one of our surgical facilities in Missouri.

        We have experienced difficulty from some payors in adjudicating claims properly and submitting timely payments as a result of integration issues certain payors have experienced through the consolidation with other payors. We have specifically experienced this trend at our California surgical facilities. During the fourth quarter of 2007, in an effort to address some of these payor issues, we cancelled contracts with certain third-party payors in California and Missouri, effective in the first quarter of 2008.

        Our operating margin for the six months ended June 30, 2008 increased to 20.2% from 19.9% for the six months ended June 30, 2007. As previously mentioned, the cancellation of contracts with certain third-party payors in California and Missouri was effective in the first quarter of 2008. As a result, during the second quarter, we have received payments on claims at rates higher than the previously contracted rates. This change in reimbursement has had a positive impact on our operating margins. However, the positive impact was offset by the opening of three facilities during the first half of 2008, which we began developing in 2007. As of June 30, 2008, we had two surgical facilities under development.

        During 2007, we opened three surgical facilities we began developing in 2006. As of December 31, 2007, we had five surgical facilities under development, three of which opened in the first six months of 2008. The development of a surgical facility has a negative impact on operating margins until the facility is opened and completes an initial ramp-up phase.

        The Medicare program's ambulatory surgery center payment system has been the subject of recent Congressional action. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 directed the CMS to develop a new ambulatory surgery center payment system that is based on Medicare's hospital outpatient department payment system. On July 16, 2007, CMS released a final rule to implement the new Medicare ambulatory surgery center payment system. Under the final rule, which became effective on January 1, 2008, ambulatory surgery center payment rates are based on the Ambulatory Payment Classifications that are used to group surgical procedures under the hospital outpatient prospective payment system ("OPPS"). In addition, the final rule adds 790 procedures to Medicare's list of approved ambulatory surgery center procedures and authorizes ambulatory surgery centers to bill separately for certain ancillary procedures. The final rule does, however, limit reimbursement for surgical procedures that are added to the approved ambulatory surgery center procedure list on or after January 1, 2008, and that are commonly performed in physician offices, to the lesser of the non-facility practice expense payment under the Medicare physician fee schedule or the new ambulatory surgery center payment rates for those procedures. On November 1, 2007, CMS released a final rule establishing ambulatory surgery center rates and the ambulatory surgery center list of payable procedures utilizing the new ambulatory surgery center Medicare payment system. Under the final rule, ambulatory surgery centers are paid approximately 65.0% of the applicable hospital OPPS rates for calendar year 2008. The new ambulatory surgery center payment rates will be phased in over a four year period and will apply to services provided on or after January 1, 2008. Newly approved procedures are not subject to the phase-in and are paid at the 2008 rate.

        New rules governing Medicare payments to our facilities licensed as surgical hospitals have also been adopted recently. On August 2, 2007, CMS issued a final rule that, beginning in fiscal year 2008, replaces the hospital Inpatient Prospective Payment System's existing 538 diagnosis related groups ("DRGs") with 745 Medicare Severity DRGs that are intended to better recognize each patient's severity of illness. The new Medicare Severity DRGs are expected to increase payments to hospitals that treat more severely ill and costlier patients and decrease payments to hospitals that generally treat less severely ill persons. On July 31, 2008, CMS released the final 2009 IPPS rule. In addition to providing for a 3.6% increase in reimbursement rates, the final rule revises the requirements relating to disclosure to patients of physician ownership and investment interests in hospitals and contains other revisions to the physician self-referral requirements with which the hospitals must comply.

        While difficult to predict, the ultimate impact of the changes to the Medicare program's payment systems on our facilities' performance will depend on a number of factors, including, but not limited to, each surgical facility's case mix and, in the case of our ambulatory surgery centers, our ability to realize increased volume from the expanded list of approved ambulatory surgery center procedures and whether payment rates for services performed in our surgery center are maintained, increased or decreased. Moreover, additional legislation may be introduced in Congress to further refine Medicare's payment systems, and we cannot predict whether any such legislation will pass.

Acquisitions and Developments

  2008 Activities

        Effective January 1, 2008, we acquired incremental ownership in three of our existing surgical facilities located in California. We acquired incremental ownership of 10.7% in each of our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and 6.4% incremental ownership in our surgical facility located in Encino, California for $2.0 million. Prior to the acquisition, we owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility. The purchase price was financed with cash from operations.

        Effective February 21, 2008, we acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million of cash plus the assumption of $4.7 million in debt and contingent consideration of up to $3.0 million subject to earn out provisions based on EBITDA for the year ended December 31, 2008. We will record a liability for the contingency if and when it becomes distributable, or determinable beyond a reasonable doubt. We acquired ownership ranging from 20.0% to 50.0% in these surgical facilities. One of the five facilities that we acquired in 2008 was a newly developed surgical facility that opened in the fourth quarter of 2007. Three of these surgical facilities are consolidated for financial reporting purposes. The aggregate purchase price was financed with cash from operations. We also entered into management agreements with each of these surgical facilities.

        Effective May 31, 2008, we acquired additional management rights and an incremental ownership in two of our existing surgical facilities located in California for an aggregate purchase price of $3.4 million. We acquired an incremental ownership of 16.7% in our surgical facility located in Irvine,

California and an incremental ownership of 18.0% in our surgical facility located in Arcadia, California. The purchase price was financed with cash from operations.

        During the first six months of 2008, we opened three of the five surgical facilities that were under development as of December 31, 2007. We consolidate one of these surgical facilities for financial reporting purposes and account for two as investments under the equity method.

  2007 Activities

        On June 30, 2007, we acquired 55.0% incremental ownership in a multi-specialty surgical facility located in Cape Coral, Florida, in which we already owned 10.0%. The purchase price was $17.0 million, including $1.7 million of assumed debt, and was financed with additional debt under our former senior credit facility.

        On August 24, 2007, we acquired a 52.6% ownership in a multi-specialty surgical facility in Havertown, Pennsylvania for $4.1 million. On December 19, 2007, we acquired a 71.5% interest in a multi-specialty surgical facility in Columbus, Georgia for $141,000 and merged the operations of this surgical facility into an existing surgical facility in the same market. The aggregate purchase price was financed with proceeds from the merger financing. We have a majority interest in and consolidate for financial reporting purposes these two surgical facilities. We also entered into management agreements with each of these surgical facilities.

        On December 27, 2007, we acquired additional management rights at three of our existing surgical facilities located in California for an aggregate of $4.8 million. The additional management rights entitle us to retain a larger percentage of the fee for management services provided to these surgical facilities. The purchase price was financed with proceeds from the merger financing.

        We began development of one surgical facility during 2007 and opened three of the surgical facilities that we began developing in 2006 during the last four months of the year. Our investment related to these surgical facilities opened was approximately $4.2 million. We financed these investments using cash from operations and funds available under our former senior credit facility. We own a majority interest in one of these three surgical facilities opened in 2007 and we consolidate it for financial reporting purposes. We also entered into management agreements with each of these surgical facilities. As of December 31, 2007, we had five surgical facilities under development, and we anticipate opening four in 2008 and one in early 2009.

  2006 Activities

        During 2006, we acquired three surgical facilities and opened one additional surgical facility that we developed. We have a majority interest in and consolidate for financial reporting purposes three of the surgical facilities. We entered into management agreements with each of these surgical facilities. Our investment related to these surgical facilities was about $46.6 million. We financed these investments using cash from operations and funds available under our former senior credit facility. We also began the initial development of seven additional surgical facilities.

  2005 Activities

        During 2005, we acquired six surgical facilities and opened one additional surgical facility that we developed. We have a majority interest in and consolidate for financial reporting purposes four of the surgical facilities. We entered into management agreements with each of these surgical facilities. Our investment related to these surgical facilities was about $54.9 million. We financed these investments using cash from operations and funds available under our former senior credit facility.

Discontinued Operations and Divestitures

        From time to time, we evaluate our portfolio of surgical facilities to ensure the facilities are performing as we expect. We have previously identified three underperforming ambulatory surgery centers and one diagnostic center that we consolidate for financial reporting purposes. We committed to a plan to divest our interest in these facilities. During the second quarter of 2008, we sold our interest in one ambulatory surgery center located in Savannah, Georgia for net proceeds of $460,000. We recognized a loss on the sale of $1.5 million during the quarter that is included in earnings from discontinued operations. During the second quarter of 2007, we sold the diagnostic center. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, these facilities' assets, liabilities, revenues and expenses and cash flows have been reclassified as discontinued operations for all periods presented.

        Revenues, the gain or loss on operations before income taxes, the gain or loss on operations, net of taxes, the gain or loss on the sale from discontinued operations, net of taxes, and the total gain or loss from discontinued operations, net of taxes, for the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Revenues	$3,943	$5,870	$9,803	$19,128	$23,867

(Loss) gain on operations before income taxes	$(781)	$(856)	$(1,522)	$(1,094)	$2,496

Income tax expense (benefit)	$(170)	$(350)	$(580)	$(420)	$962

(Loss) gain on sale, net of taxes	$(1,394)	$132	$235	$(109)	$—

(Loss) gain from discontinued operations, net of taxes	$(2,005)	$(374)	$(707)	$(783)	$1,534

        As of June 30, 2008 and 2007 and December 31, 2007 and 2006 we owned two, four, three and four surgical facilities, respectively, that are classified as discontinued operations.

        In March 2008, we sold our investment in one surgical facility, which was not included in discontinued operations, for a net loss of $74,000. Our ownership in this surgical facility was accounted for as an investment under the equity method. We will provide consulting services to this surgical facility through 2010.

        In May 2007, we sold one surgical facility, which was not included in discontinued operations, for a net gain of $82,000. During 2006, we divested of two surgical facilities that were recorded as equity investments.

        During 2005, we sold our 51.0% ownership in a diagnostic center located in Erie, Pennsylvania for $100,000 in cash and a $1.0 million promissory note payable on August 31, 2005. We received payment in full for the promissory note during the third quarter of 2005. Also during 2005, we closed a surgical facility located in Edmond, Oklahoma and sold the surgical facility's land and building. In connection with the closure of the surgical facility, including the sale of the real estate, we recorded a net pre-tax loss of approximately $600,000 during 2005.

Critical Accounting Policies

        Our significant accounting policies and practices are described in Note 3 of our annual consolidated financial statements included elsewhere in this report. In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from our current judgments and estimates. Our actual results could differ from those estimates. We believe that the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management's subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used. This listing of critical accounting policies is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management's judgment regarding accounting policy.

Consolidation and Control

        Our consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, as well as our interests in surgical facilities that we control through our ownership of a majority voting interest or other rights granted to us by contract as the sole general partner or manager to manage and control the business. The rights of the limited partners or minority members in these surgical facilities are generally limited to those that protect their ownership, including the right to approve of the issuance of new ownership interests, and those that protect their financial interests, including the right to approve the acquisition or divestiture of significant assets or the incurrence of debt that physician limited partners or members are required to guarantee on a pro rata basis based upon their respective ownership, or that exceeds 20.0% of the fair market value of the surgical facility's assets. All significant intercompany balances and transactions, including management fees from consolidated surgical facilities, are eliminated in consolidation.

        We also hold non-controlling interests in some surgical facilities over which we exercise significant influence. Significant influence includes financial interests, duties, rights and responsibilities for the day-to-day management of the surgical facility. These non-controlling interests are accounted for under the equity method.

        We also consolidate, for financial reporting purposes, a surgical facility in which we do not own an interest and a surgical facility currently under development in which we own a minority interest. Under Interpretation No. 46(R), "Consolidation of Variable Interest Entities ("VIEs"), an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46(R)"), these surgical facilities are considered VIEs, and we are the primary beneficiary. Therefore, under FIN 46(R) we are required to consolidate these surgery facilities for financial reporting purposes. The consolidation of these surgical facilities does not have a material impact on our results of operations.

Revenue Recognition

        Our revenues are comprised of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at surgical facilities that we consolidate for financial reporting purposes. These fees are billed either to the patient or a third-party payor. Our fees vary depending on the procedure, but usually include all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of our surgical facilities, we charge for anesthesia services. Our fees do not normally include professional fees charged by the patient's surgeon, anesthesiologist or other attending physician, which are billed directly by the physicians to the patient or third-party payor. We recognize patient service revenues on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.

        Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenues over expenses of the physician networks, as provided for in our service agreements with our physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have the right to receive a percentage of the amount by which a physician network's revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.

        Our other service revenues consists of management and administrative service fees derived from non-consolidated surgical facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network. We recognize other service revenues in the period in which services are rendered.

Stock Option Compensation

        Effective, January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share Based Payment." Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility and expected forfeiture rate. We estimate the expected life of options granted based on historical exercise patterns, which we believe are representative of future behavior. We estimate the volatility based on the historic and implied volatility of the publicly traded shares of a number of our competitors. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of our stock-based awards that are granted, exercised and cancelled. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different.

Allowance for Contractual Adjustments and Doubtful Accounts

        Our patient service revenues are recorded net of estimated contractual allowances from third-party payors, which we estimate based on the historical trend of our surgical facilities' cash collections and contractual write-offs, accounts receivable agings, established fee schedules, relationships with payors and procedure statistics. We use established fee schedules, historical payment rates, relationships with payors and procedure statistics to record receivables from third-party payors. While changes in estimated reimbursement from third-party payors remain a possibility, we expect that any such changes would be minimal and, therefore, not have a material effect on our financial condition or results of operations.

        We estimate our allowances for bad debts using similar information and analysis. While we believe that our allowances for contractual adjustments and bad debts are adequate, if the actual write-offs are significantly different from our estimates, it could have a material adverse effect on our financial condition and results of operations. Because we have the ability to verify a patient's insurance coverage before services are rendered and because we have entered into contracts with third-party payors, which account for a majority of our total revenues, the out-of-period contractual adjustments are minimal. Our net accounts receivable reflected allowances for doubtful accounts of $16.4 million, $18.2 million, $27.2 million and $18.9 million, at June 30, 2008, December 31, 2007, 2006 and 2005, respectively.

        The following table summarizes our day's sales outstanding as of the dates indicated:

		As of December 31,
	As of June 30, 2008
		2007	2006	2005
Day's sales outstanding	39	40	44	43

        Our target for day's sales outstanding related to patient service revenues ranges from 40 days to 50 days. Our day's sales outstanding improved as of June 30, 2008 and December 31, 2007 as a result of improved collection efforts.

        Our collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The operating systems used to manage our patient accounts provide for an aging schedule in 30-day increments, by payor, physician and patient. Each surgical facility is responsible for analyzing accounts receivable to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients, written correspondence and the use of legal or collection agency assistance, as required.

        At a consolidated level, we review the standard aging schedule, by facility, to determine the appropriate provision for doubtful accounts by monitoring changes in our consolidated accounts receivable by aged schedule, day's sales outstanding and bad debt expense as a percentage of revenues. At a consolidated level, we do not review a consolidated aging by payor. Regional and local employees review each surgical facility's aged accounts receivable by payor schedule. These employees have a closer relationship with the payors and have a more thorough understanding of the collection process for that particular surgical facility. Furthermore, this review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If our internal collection efforts are unsuccessful, we manually review patient accounts with balances of $25 or more. We then classify the accounts based on any external collection efforts we deem appropriate. An account is written-off only after we have pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible. Typically, accounts will be outstanding a minimum of 120 days before being written-off.

        The following table summarizes our accounts receivable aging, net of contractual adjustments but before our allowance for doubtful accounts and certain other allowances, for consolidated surgical facilities as of the date indicated (dollars in thousands):

			December 31,
	June 30, 2008
			2007		2006
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Current	$19,250	35%	$18,382	33%	$20,245	30%
31 to 60 days	9,721	18	9,717	17	11,424	17
61 to 90 days	5,714	10	5,292	9	6,280	9
91 to 120 days.	3,470	6	3,930	7	4,137	6
121 to 150 days	2,385	4	2,780	5	3,441	5
Over 150 days	14,925	27	16,568	29	22,984	33

Total	$55,735	100%	$56,669	100%	$68,511	100%

        We recognize that final reimbursement of outstanding accounts receivable is subject to final approval by each third-party payor. However, because we have contracts with our third-party payors and we verify the insurance coverage of the patient before services are rendered, the amounts that are pending approval from third-party payors are minimal. Amounts are classified outside of self-pay if we have an agreement with the third-party payor or we have verified a patient's coverage prior to services rendered. It is our policy to collect co-payments and deductibles prior to providing services. It is also our policy to verify a patient's insurance 72 hours prior to the patient's procedure. Because our services are primarily non-emergency, our surgical facilities have the ability to control these procedures. Our patient service revenues from self-pay as a percentage of total revenues for the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005 were approximately 4%, 4%, 4%, 3% and 4%, respectively.

Income Taxes

        We use the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If a net operating loss carryforward exists, we make a determination as to whether that net operating loss carryforward will be utilized in the future. A valuation allowance will be established for certain net operating loss carryforwards where their recoverability is deemed to be uncertain. The carrying value of the net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we will be required to adjust our deferred tax valuation allowances.

Long-Lived Assets, Goodwill and Intangible Assets

        When events, circumstances or operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we assess whether the carrying value of the assets will be recovered through undiscounted future cash flows expected to be generated from the use of the assets and their eventual disposition. If the assessment indicates that the recorded cost will not be recoverable, that cost will be reduced to estimated fair value. Estimated fair value will be determined based on a discounted future cash flow analysis. During 2006 and 2005, we recorded an impairment charge of approximately $218,000 and $69,000, respectively, primarily related to the write down of obsolete medical equipment and fixed assets.

        Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill and indefinite lived intangible assets are tested for impairment at least annually using a fair value method. Impairment is measured at the reporting unit level using a discounted cash flows model to determine the fair value of the reporting units. We will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year. During the fourth quarter of 2007, we completed our annual impairment test and there was no indication of impairment.

Professional and General Liability Risks

        We are subject to claims and legal actions in the ordinary course of our business, including claims relating to patient treatment, employment practices and personal injuries. To cover these claims, we maintain general and professional liability insurance in excess of self-insured retentions through a third-party commercial insurance carrier in amounts we believe to be sufficient for its operations. We expense the costs under the self-insured retention exposure for general and professional liability claims that relate to (i) deductibles on claims made during the policy period and (ii) an estimate of claims incurred but not yet reported. Reserves and provisions for professional liability are based upon actuarially determined estimates. These estimates are based on various assumptions. Based on historical results and data currently available, we do not believe a change in one or more of these assumptions will have a material impact on our financial position or results of operations. These balances for professional liability represent the estimated costs of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Changes to the estimated reserve amounts are included in current operating results.

Results of Operations

  Six Months Ended June 30, 2008 Compared To Six Months Ended June 30, 2007

        The following tables summarize certain statements of operations items for the six months ended June 30, 2008 and 2007. The tables also show the percentage relationship to revenues for the periods indicated:

	Six Months Ended June 30,
	2008		2007
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$163,614	100.0%	$153,890	100.0%
Cost of revenues	110,391	67.5	101,954	66.2
General and administrative expense	12,639	7.7	12,022	7.8
Depreciation and amortization	7,222	4.4	6,001	3.9
Provision for doubtful accounts	1,176	0.7	2,195	1.4
Income on equity investments	(701)	(0.4)	(199)	(0.1)
Impairment and loss on disposal of long-lived assets	473	0.3	245	0.2
Gain on sale of long-lived assets	(668)	(0.4)	(506)	(0.3)
Proceeds from insurance settlement, net	—	—	(161)	(0.1)
Merger transaction expenses	—	—	1,650	1.1

Total operating expenses	130,532	79.8	123,201	80.1
Operating income	33,082	20.2	30,689	19.9
Minority interests in income of consolidated subsidiaries	(12,845)	(7.8)	(12,753)	(8.3)
Interest expense, net	(21,204)	(13.0)	(3,926)	(2.5)

(Loss) income before income taxes and discontinued operations	(967)	(0.6)	14,010	9.1
Provision for income taxes	118	0.1	5,663	3.7

(Loss) income from continuing operations	(1,085)	(0.7)	8,347	5.4
Loss from discontinued operations	(2,005)	(1.2)	(374)	(0.2)

Net (loss) income	$(3,090)	(1.9)%	$7,973	5.2%

         Overview.    During the six months ended June 30, 2008, our revenues increased 6.3% to $163.6 million from $153.9 million for the six months ended June 30, 2007. We incurred a net loss for 2008 of $3.1 million compared to net income of $8.0 million for 2007. Included in the net loss for 2008 is an additional $10.5 million, net of tax, of interest expense, primarily due to our new capital structure following the Merger. Included in interest expense is an additional $1.8 million, net of tax, of amortization expense, which includes $552,000 of deferred finance costs expensed in conjunction with the repayment of our bridge facility. Our financial results for the six months ended June 30, 2008 compared to June 30, 2007 reflect the addition of six surgical facilities that we consolidate for financial reporting purposes and six surgical facilities that we do not consolidate for financial reporting purposes.

        For purposes of this management's discussion of our consolidated financial results, we consider same store facilities as those surgical facilities that we consolidate for financial reporting purposes for the six months ended June 30, 2008 and 2007.

         Revenues.    Revenues for the six months ended June 30, 2008 compared to the six months ended June 30, 2007 were as follows (dollars in thousands):

	Six Months Ended June 30,
			Dollar Variance	Percent Variance
	2008	2007
Patient service revenues:
Same store revenues	$149,360	$145,758	$3,602	2.5%
Revenues from other surgical facilities	6,164	484	5,680	—

Total patient service revenues	155,524	146,242	9,282	6.3
Physician service revenues	3,225	2,645	580	21.9
Other service revenues	4,865	5,003	(138)	(2.8)

Total revenues	$163,614	$153,890	$9,724	6.3%

        Patient service revenues at same store facilities increased 2.5% for the six months ended June 30, 2008 compared to the six months ended June 30, 2007, primarily as a result of our 1.2% increase in cases combined with a 1.3% increase in net revenue per case. Cases increased primarily as a result of the consolidation of an existing surgical facility that was previously accounted for using the equity method. We acquired an incremental ownership in this center during 2007 and, as a result, began consolidating the facility for financial reporting purposes. However, we have experienced weaker volumes at two of our surgical hospitals, and at certain facilities located in the southeast.

        The increase in net revenue per case is related to normal inflationary adjustments from payors with contracted rates, and the initial phase of Medicare reimbursement increases effective January 1, 2008 for specific cases performed in ambulatory surgery centers. However, during the first three months of 2008, we experienced a decrease in net revenue per case from third-party payors, as a result of payor consolidation in certain markets, resulting in access to contracted rates for payors with which we did not negotiate a written contract. The contracted rates are typically lower than rates paid for out-of-network services. In an effort to address some of these payor issues, we cancelled contracts with certain third-party payors in California and Missouri, effective in the first quarter of 2008. As a result, during the second quarter, we have received payments on claims at rates higher than the previously contracted rates. The remaining increase in total revenues is related to surgical facilities acquired or developed since January 1, 2007, partially offset by surgical facilities divested in 2007.

         Cost of Revenues.    Cost of revenues for the six months ended June 30, 2008 compared to the six months ended June 30, 2007 were as follows (dollars in thousands):

	Six Months Ended June 30,
			Dollar Variance	Percent Variance
	2008	2007
Same store cost of revenues	$106,076	$101,405	$4,671	4.6%
Cost of revenues from other surgical facilities	4,315	549	3,766	—

Total cost of revenues	$110,391	$101,954	$8,437	8.3%

        As a percentage of same store revenues, same store cost of revenues increased to 71.0% for the six months ended June 30, 2008 compared to 69.6% for the six months ended June 30, 2007. On a per case basis, same store cost of revenues increased 3.5% to $955 in 2008 from $923 in 2007, primarily as a result of inflationary adjustments and the impact of facilities under development. As previously mentioned, the 1.3% increase in net revenue per case was impacted during the first quarter of 2008 by out-of-network trends experienced in certain markets. During the second quarter, as a result of canceling certain contracts, we have experienced positive net revenue per case trends at these facilities.

Cost of revenues from other surgical facilities increased by $3.8 million. This increase is primarily attributable to surgical facilities acquired or developed since January 1, 2007, partially offset by surgical facilities divested in 2007. As a percentage of revenues, total cost of revenues increased to 67.5% for 2008 from 66.2% for 2007.

         General and Administrative Expense.    General and administrative expense increased 5.1% to $12.6 million for the six months ended June 30, 2008 from $12.0 million for the six months ended June 30, 2007. As a percentage of revenues, general and administrative expenses were 7.7% and 7.8% for 2008 and 2007, respectively. We recorded stock option compensation expense of $1.5 million in 2008 compared to $1.8 million in 2007.

         Depreciation and Amortization.    Depreciation and amortization expense for the six months ended June 30, 2008 was $7.2 million compared to $6.0 million for the six months ended June 30, 2007. This increase is primarily attributable to depreciation expense at facilities acquired or developed since January 1, 2007. As a percentage of revenues, depreciation and amortization expense increased to 4.4% for 2008 from 3.9% for 2007. Same store depreciation and amortization expense increased to $6.7 million for 2008 from $6.0 million in 2007, primarily as a result of asset additions at certain facilities.

         Provision for Doubtful Accounts.    Provision for doubtful accounts decreased 45.5% to $1.2 million for the six months ended June 30, 2008 from $2.2 million for the six months ended June 30, 2007. As a percentage of revenues, the provision for doubtful accounts decreased to 0.7% for 2008 from 1.4% for 2007. This decrease is primarily attributed to improved collection efforts at several of our larger facilities. On a same store basis, the provision for doubtful accounts decreased to 0.7% of revenue for 2008 compared to 1.5% for 2007.

         Income on Equity Investments.    Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments increased to $701,000 for the six months ended June 30, 2008 from $199,000 for the six months ended June 30, 2007. The increase in income on equity investments for 2008 compared to 2007 is primarily attributable to developed facilities recently opened.

         Impairment and Loss on Disposal of Long-Lived Assets.    Loss on disposal of long-lived assets for the six months ended June 30, 2008 of $473,000 and for the six months ended June 30, 2007 of $245,000 primarily represents the loss related to the sale of a portion of our ownership interest in certain surgical facilities to physician investors and a health care system.

         Gain on Sale of Long-Lived Assets.    Gain on sale of long-lived assets for the six months ended June 30, 2008 of $668,000 and for the six months ended June 30, 2007 of $506,000 primarily represents the gain we recognized on the sale of a portion of our ownership in certain surgical facilities to physician investors.

         Proceeds from Insurance Settlement.    During the six months ended June 30, 2007, we received the remaining insurance proceeds of $161,000 related to the hurricanes that temporarily closed our affected surgical facilities and interrupted the surgical facilities' business during the third and fourth quarter of 2005. We recorded these proceeds net of related costs.

         Merger Transaction Expenses.    During the six months ended June 30, 2007, we incurred $1.7 million of costs directly attributable to the Merger. These costs were primarily legal fees that were expensed in the period incurred.

         Operating Income.    Operating income increased 7.8% to $33.1 million for the six months ended June 30, 2008 from $30.7 million for the six months ended June 30, 2007. As a percentage of revenues, operating income increased to 20.2% for 2008 from 19.9% for 2007. Excluding merger transaction expenses, operating income decreased to 20.2% for 2008 from 21.0% for 2007. Operating margins on same store facilities decreased to 23.4% for 2008 from 24.5% for 2007.

         Minority Interests in Income of Consolidated Subsidiaries.    Minority interests in income of consolidated subsidiaries remained constant at $12.8 million for both the six months ended June 30, 2008 and 2007. As a percentage of revenues, minority interests in income from consolidated subsidiaries decreased to 7.8% for 2008 from 8.3% for 2007. This decrease is attributable to operating income margin decreases from same store facilities for the six months ended June 30, 2008.

         Interest Expense, Net of Interest Income.    Interest expense, net of interest income, increased to $21.2 million for the six months ended June 30, 2008 from $3.9 million for the six months ended June 30, 2007. Included in interest expense is $3.0 million of amortization expense, which includes $912,000 of deferred finance costs, expensed in conjunction with the repayment of our bridge facility. The increase in interest expense in 2008 was primarily due to our new capital structure following the Merger.

         Provision for Income Taxes.    The provision for income taxes decreased to $118,000 for the six months ended June 30, 2008 from $5.7 million for the six months ended June 30, 2007. This decrease in the provision for income taxes was due to the decrease in income before income taxes for the period. The effective tax rate for 2008 was (12.2)% compared to an effective tax rate of 40.4% for 2007. Tax expense in 2008 is primarily the result of a valuation allowance of approximately $1.3 million recorded against certain capital and state net operating losses for which management believes it is more likely than not that the losses will not be realized in the future.

         (Loss) Income from Continuing Operations.    Loss from continuing operations was $1.1 million for the six months ended June 30, 2008 compared to income from continuing operations of $8.3 million for the six months ended June 30, 2007. The loss from continuing operations was primarily a result of additional interest expense and amortization of deferred financing costs totaling approximately $10.5 million, net of tax.

  Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        The following table summarizes certain statements of operations items for each of the three years ended December 31, 2007, 2006 and 2005. The December 31, 2007 column included in the table below includes the statement of operations of the Predecessor for the period January 1, 2007 to August 23, 2007 and the statement of operations of the Successor for the period August 24, 2007 to December 31, 2007. The Predecessor and Successor have different bases of accounting and accordingly, the presentation of the combined statement of operations of the Predecessor and Successor is not in accordance with generally accepted accounting principles. We have presented this information to assist in the comparability of our financial statements and to facilitate an understating of our results of operations. The table also shows the percentage relationship to revenues for the years indicated:

	Year Ended December 31,
	2007		2006		2005
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
	(dollars in thousands)
Revenues	$304,305	100.0%	$285,387	100.0%	$241,877	100.0%
Cost of revenues	206,652	67.9	181,950	63.8	148,214	61.3
General and administrative expense	31,873	10.5	24,407	8.6	21,993	9.1
Depreciation and amortization	12,652	4.1	11,913	4.2	11,575	4.8
Provision for doubtful accounts	4,449	1.5	3,952	1.4	3,827	1.6
Income on equity investments	(16)	—	(2,423)	(0.8)	(1,273)	(0.5)
Impairment and loss on disposal of long-lived assets	372	0.1	1,162	0.4	1,541	0.7
Gain on sale of long-lived assets	(915)	(0.4)	(1,808)	(0.7)	(1,785)	(0.9)
Proceeds from insurance settlement	(161)	—	(410)	(0.1)	—	—
Proceeds from litigation settlement	—	—	(588)	(0.4)	—	—
Merger transaction expenses	7,522	2.5	—	—	—	—

Total operating expenses	262,428	86.2	218,155	76.4	184,092	76.1
Operating income	41,877	13.8	67,232	23.6	57,785	23.9
Minority interests in income of consolidated subsidiaries	(23,341)	(7.7)	(28,294)	(9.9)	(24,952)	(10.3)
Interest expense, net	(19,991)	(6.6)	(7,108)	(2.5)	(4,884)	(2.0)

(Loss) income before income taxes and discontinued operations	(1,455)	(0.5)	31,830	11.2	27,949	11.6
Provision for income taxes	3,240	1.1	12,254	4.3	10,428	4.4

(Loss) income from continuing operations	(4,695)	(1.6)	19,576	6.9	17,521	7.2
(Gain) loss on discontinued operations	(707)	(0.2)	(783)	(0.3)	1,534	0.7

Net (loss) income	$(5,402)	(1.8)%	$18,793	6.6%	$19,055	7.9%

         Overview.    In 2007, our revenues increased 6.6% to $304.3 million from $285.4 million for 2006. We incurred a net loss for the year ended December 31, 2007 of $(5.4 million) compared to net income of $18.8 million for the year ended December 31, 2006. The comparability of our results with the corresponding prior year periods has been impacted by the expenses incurred in the merger. Included in the net loss for 2007 was $13.0 million, net of tax, of merger transaction expenses and approximately $4.7 million, net of tax, of additional interest expense as a result of the merger and our new capital structure. Our financial results for the year ended December 31, 2007 compared to the year ended December 31, 2006 reflect the addition of three surgical facilities that we consolidate for financial reporting purposes and three surgical facilities that we developed that we do not consolidate for financial reporting purposes. The surgical facilities that we do not consolidate for financial reporting purposes are accounted for as equity investments. For purposes of this management's discussion of our consolidated financial results, we consider same store facilities as those surgical facilities that we consolidate for financial reporting purposes for both the years ended December 31, 2007 and 2006.

         Revenues.    Revenues for the year ended December 31, 2007 compared to the year ended December 31, 2006 were as follows (dollars in thousands):

	2007	2006	Dollar Variance	Percent Variance
Patient service revenues:
Same store revenues	$251,116	$254,542	$(3,426)	(1.3)%
Revenues from other surgical facilities	38,155	15,382	22,773	148.1

Total patient service revenues	289,271	269,924	19,347	7.2
Physician service revenues	5,623	4,525	1,098	24.3
Other service revenues	9,411	10,938	(1,527)	(14.0)

Total revenues	$304,305	$285,387	$18,918	6.6%

        Patient service revenues at same store facilities decreased 1.3% for 2007 compared to 2006, primarily as a result of third-party payors adopting out-of-network fee schedules that are more comparable to our contracted rates and the impact of payor consolidation in certain markets resulting in access to contracted rates for payors with which we did not negotiate a written contract. The contracted rates are typically lower than rates paid for out-of-network services. These changes resulted in a decrease of 2.4% in net revenue per case at same store facilities, partially offset by an increase in cases of 1.1% during 2007. The remaining increase in patient service revenues is related to surgical facilities acquired or developed since January 1, 2006, partially offset by surgical facilities divested in 2007 and 2006.

         Cost of Revenues.    Cost of revenues for the year ended December 31, 2007 compared to the year ended December 31, 2006 were as follows (dollars in thousands):

	2007	2006	Dollar Variance	Percent Variance
Same store cost of revenues	$173,955	$165,419	$8,536	5.2%
Cost of revenues from other surgical facilities	32,697	16,531	16,166	—

Total cost of revenues	$206,652	$181,950	$24,702	13.6%

        The increase in same store cost of revenues was primarily the result of an increase in salary and benefit expense of $3.1 million and medical supplies of $2.5 million. Salary and benefits increased due to an increase in the number of cases performed at these surgical facilities and a $710,000 increase in compensation expense resulting from the acceleration of vesting of stock options held by employees at our surgical facilities as a result of the merger. Medical supplies increased primarily as a result of an increase in the number of cases and an increase in the cost of supplies. As a percentage of same store revenues, same store cost of revenues was 69.3% for 2007 compared to 65.0% for 2006. As a percentage of revenue, same store cost of revenues increased primarily as a result of a decrease in revenue per case as previously discussed. Cost of revenues from other surgical facilities, which primarily includes surgical facilities acquired or developed since January 1, 2006, increased by $16.2 million. As a percentage of revenues, total cost of revenues increased to 67.9% for 2007 from 63.8% for 2006.

         General and Administrative Expense.    General and administrative expense increased 30.7% to $31.9 million for 2007 from $24.4 million for 2006. General and administrative expense in 2007 include $8.1 million of merger transaction expenses. As a percentage of revenues, general and administrative expense increased to 10.5% for 2007 from 8.6% for 2006. Excluding merger transaction expenses, general and administrative expense as a percentage of revenues were 7.8% in 2007. We believe that presenting general and administrative expense, as a percentage of revenues, excluding the impact of the merger transaction expenses, is useful to investors because the merger was a one-time event making comparability of results from year to year difficult.

         Depreciation and Amortization.    Depreciation and amortization expense for 2007 was $12.7 million compared to $11.9 million for 2006. As a percentage of revenues, depreciation and amortization expense decreased to 4.1% for 2007 from 4.2% for 2006. Same store depreciation and amortization expense increased $991,000 in 2007 from 2006.

         Provision for Doubtful Accounts.    Provision for doubtful accounts increased 10.0% to $4.4 million for 2007 from $4.0 million for 2006. As a percentage of revenues, the provision for doubtful accounts increased to 1.5% for 2007 from 1.4% for 2006. This increase is primarily attributed to the surgical facilities acquired or developed since January 1, 2006. On a same store basis, the provision for doubtful accounts decreased to 1.4% of revenue for 2007 from 1.7% for 2006.

         Income on Equity Investments.    Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments decreased to $16,000 for 2007 from $2.4 million for 2006. The decrease in income on equity investments for 2007 compared to 2006 is primarily attributable to the surgical facilities that were under development.

         Impairment and Loss on Disposal of Long-Lived Assets.    Loss on disposal of long-lived assets for 2007 primarily represents the loss related to the sale of our diagnostic center in Englewood, Colorado that was classified as discontinued operations. Impairment and loss on disposal of long-lived assets for 2006 primarily represents our divestiture of surgical facilities that we had recorded as equity investments.

         Gain on Sale of Long-Lived Assets.    Gain on sale of long-lived assets for 2007 and 2006 primarily represents the gain we recognized on the sale of a portion of our ownership in certain surgical facilities to physician investors.

         Proceeds from Insurance Settlement.    During 2006, we received insurance proceeds of $410,000 related to the hurricanes that temporarily closed our affected surgical facilities and interrupted the surgical facilities' business during the third and fourth quarter of 2005. We recorded these proceeds net of related costs. In 2007, we received $161,000 representing the final insurance settlement payment.

         Proceeds from Litigation Settlement.    During 2006, we were awarded a litigation settlement of $588,000 related to the construction of one of our surgical facilities. We recorded this settlement net of related costs.

         Operating Income.    Operating income decreased 37.6% to $41.9 million for 2007 from $67.2 million for 2006. Operating income for 2007 included transaction expenses related to the merger totaling $16.1 million. As a percentage of revenues, operating income decreased to 13.8% for 2007 from 23.6% for 2006. Excluding the merger transaction expenses, operating income was 19.0% of revenue for 2007. Operating income margins declined primarily as a result of the transition from out-of-network to in-network billing in California, Missouri and Texas.

         Minority Interests in Income of Consolidated Subsidiaries.    Minority interests in income of consolidated subsidiaries decreased 17.7% to $23.3 million for 2007 from $28.3 million for 2006. Minority interest in income of consolidated subsidiaries for same store facilities decreased primarily as a result of the transition from out-of-network to in network billing in California, Missouri and Texas. As a percentage of revenues, minority interests in income from consolidated subsidiaries decreased to 7.7% for 2007 from 9.9% for 2006.

         Interest Expense, Net of Interest Income.    Interest expense, net of interest income, increased to $20.0 million for 2007 from $7.1 million for 2006. Interest expense increased in 2007 primarily because of a net increase of $296.0 million of debt as a result of the merger and higher interest rates on the new debt. Additionally, amortization of deferred financing costs increased as a result of capitalizing $12.1 million of costs related to the new senior secured credit facility and bridge credit facility entered into in connection with the merger. We used borrowings under our senior secured credit facility and bridge credit facility to finance the merger.

         Provision for Income Taxes.    The provision for income taxes decreased 74.0% to $3.2 million from $12.3 million for 2006. This decrease in the provision for income taxes was due to the decrease in income before income taxes. The effective tax rate for 2007 was (222.7%) compared to an effective tax rate of 38.5% for 2006. Our effective tax rate for 2007 was impacted by $8.1 million of the transaction expenses incurred related to the merger that may not be deductible for tax purposes. Due to the uncertainty of the deductibility of these costs, we are presently treating these costs as non-deductible. We are currently evaluating the proper tax treatment.

         Loss (Income) from Continuing Operations.    Loss before income taxes from continuing operations was $(1.5 million) for 2007 compared to income before income taxes from continuing operations of $31.8 million for 2006, a decrease of $33.3 million. Income from continuing operations decreased as a result of merger transaction expenses of approximately $13.0 million, net of tax, an increase in interest expense of approximately $4.7 million, net of tax, the transition from out-of-network to in-network billing in California, Missouri and Texas, decreases in proceeds from insurance and litigation settlements and a decrease in income on equity investments.

  Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Overview.    In 2006, our revenues increased 18.0% to $285.4 million from $241.9 million for 2005. Net income decreased 1.6% to $18.8 million for 2006 from $19.1 million for 2005. Net income for 2006 includes the impact of $2.3 million of non-cash stock option compensation expense. Our financial results for 2006 reflect the addition of three consolidated surgical facilities and one surgical facility that was developed but which we do not consolidate for financial reporting purposes. The surgical facility that we do not consolidate for financial reporting purposes is accounted for as an equity investment. We also began the development of seven surgical facilities during 2006. For purposes of this management's discussion of our consolidated financial results, we consider same store facilities as those surgical facilities that we consolidate for financial reporting purposes for both the twelve months ended December 31, 2006 and 2005.

         Revenues.    Revenues for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

	2006	2005	Dollar Variance	Percent Variance
Patient service revenues:
Same store revenues	$225,067	$213,501	$11,566	5.4%
Revenues from other surgical facilities	44,857	15,812	29,045	—

Total patient service revenues	269,924	229,313	40,611	17.7
Physician service revenues	4,525	4,325	200	4.6
Other service revenues	10,938	8,239	2,699	32.8

Total revenues	$285,387	$241,877	$43,510	18.0%

        Patient service revenues at same store facilities increased 5.4% for 2006 compared to 2005. The increase in same store revenues was primarily the result of a 4.3% increase in the number of cases performed during 2006 and a 1.1% increase in net revenue per case during 2006. The remaining increase in patient service revenues is related to surgical facilities acquired or developed since January 1, 2005.

         Cost of Revenues.    Cost of revenues for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

	2006	2005	Dollar Variance	Percent Variance
Same store cost of revenues	$145,169	$133,081	$12,088	9.1%
Cost of revenues from other surgical facilities	36,781	15,133	21,648	—

Total cost of revenues	$181,950	$148,214	$33,736	22.8%

        The increase in same store cost of revenues was primarily the result of the increase in the number of cases performed during 2006 compared to 2005 and an increase in medical supplies. Medical supplies increased approximately $10.6 million primarily due to an increase in lens and implant procedures performed during 2006 compared to 2005. These cases are typically more complex and, therefore, have higher medical supply costs. Same store cost of revenues increased $332,000 due to non-cash stock option compensation expense during 2006. We adopted SFAS No. 123(R) on January 1, 2006. Therefore, no expense was recorded during 2005 related to our non-cash stock option compensation. Cost of revenues from other surgical facilities, which primarily includes surgical facilities acquired or developed since January 1, 2005, increased by $21.6 million. Cost of revenues from other surgical facilities includes an increase in salaries and wages as a result of the integration of the surgical facilities located in California that we acquired in the third quarter of 2005. As a percentage of revenues, total cost of revenues increased to 63.8% for 2006 from 61.3% for 2005.

         General and Administrative Expense.    General and administrative expense increased 10.9% to $24.4 million for 2006 from $22.0 million for 2005. The increase in general and administrative expense was primarily related to $3.5 million of non-cash stock option compensation expense recognized as a result of our adoption of SFAS No. 123(R). As a percentage of revenues, general and administrative expense decreased to 8.6% for 2006 from 9.1% for 2005. This decrease was primarily the result of improved economies of scale. Excluding the impact of the non-cash stock option compensation expense for 2006, general and administrative expense, as a percentage of revenues, would have decreased to 7.3%. We believe that presenting general and administrative expense, as a percentage of revenues, excluding the impact of the non-cash stock option compensation expense is useful to investors because we did not adopt SFAS No. 123(R) until January 1, 2006 and, therefore, no expense was recorded during 2005 related to non-cash stock option compensation expense making comparability from period to period difficult.

         Depreciation and Amortization.    Depreciation and amortization expense for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

	2006	2005	Dollar Variance	Percent Variance
Same store depreciation and amortization	$9,775	$9,391	$384	4.1%
Depreciation and amortization from other surgical facilities	2,138	2,184	(46)	—

Total depreciation and amortization	$11,913	$11,575	$338	2.9%

        Depreciation and amortization from other surgical facilities included a reduction of $415,000 related to a change in depreciation estimates at certain surgical facilities we acquired during 2005. As a percentage of revenues, depreciation and amortization expense decreased to 4.2% for 2006 from 4.8% for 2005. Excluding the change in our depreciation estimate for 2006, depreciation and amortization, as a percentage of revenues, would have decreased to 4.3%. We believe that presenting depreciation and amortization, as a percentage of revenues, excluding the change in our depreciation estimate, is useful to investors because the change in estimate relates to all periods after August 1, 2005, including periods prior to January 1, 2006, and is a one-time change that makes comparability of results from period to period difficult.

         Provision for Doubtful Accounts.    Provision for doubtful accounts increased 5.3% to $4.0 million for 2006 from $3.8 million for 2005. This increase is primarily attributed to the surgical facilities acquired or developed since January 1, 2005. As a percentage of revenues, the provision for doubtful accounts decreased to 1.4% for 2006 from 1.6% for 2005.

         Income on Equity Investments.    Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments increased to $2.4 million for 2006 from $1.3 million for 2005. The increase in income on equity investments for 2006 compared to 2005 is primarily attributable to an increase of $1.1 million in income related to our surgical facilities opened in 2006, which were accounted for as equity investments.

         Impairment and Loss on Disposal of Long-Lived Assets.    Impairment and loss on disposal of long-lived assets for 2006 primarily represents our divestiture of surgical facilities that we had recorded as equity investments. Loss on disposal of long-lived assets for 2005 primarily represents the loss related to our closing of a surgical facility located in Edmond, Oklahoma and the loss on the disposal of our ownership in a diagnostic center located in Erie, Pennsylvania.

         Gain on Sale of Long-Lived Assets.    Gain on sale of long-lived assets for 2006 and 2005 primarily represents the gain we recognized on the sale of a portion of our ownership in certain surgical facilities to physician investors.

         Proceeds from Insurance Settlement.    During 2006, we received insurance proceeds of $410,000 related to the hurricanes that temporarily closed our affected surgical facilities and interrupted the surgical facilities' business during the third and fourth quarter of 2005. We recorded these proceeds net of related costs.

         Proceeds from Litigation Settlement.    During 2006, we were awarded a litigation settlement of $588,000 related to the construction of one of our surgical facilities. We recorded this settlement net of related costs.

         Operating Income.    Operating income increased 16.3% to $67.2 million for 2006 from $57.8 million for 2005. This increase was primarily from surgical facilities acquired or developed since January 1, 2005, operating income from same store facilities, the change in depreciation estimates, the proceeds from insurance and litigation settlements and the gain on sale of long-lived assets. The increase was partially offset by increased medical supplies expense, an increase in non-cash stock option compensation expense recognized as a result of our adoption of SFAS No. 123(R) on January 1, 2006 and the loss on disposal of long-lived assets. Operating income was impacted by lower margins relating to higher acuity cases and the transition from out-of-network to in-network billing in Texas and California. As a percentage of revenues, operating income decreased to 23.6% for 2006 from 23.9% for 2005.

         Minority Interests in Income of Consolidated Subsidiaries.    Minority interests in income of consolidated subsidiaries increased 13.2% to $28.3 million for 2006 from $25.0 million for 2005.

Minority interests increased approximately $610,000 related to net proceeds received from the insurance settlement and the litigation settlement discussed above. As a percentage of revenues, minority interests in income from consolidated subsidiaries decreased to 9.9% for 2006 from 10.3% for 2005.

         Interest Expense, Net of Interest Income.    Interest expense, net of interest income, increased to $7.1 million for 2006 from $4.9 million for 2005. Interest expense increased for 2006 because of higher average borrowing levels, primarily from our senior credit facility, and an increase in interest rates. We used borrowings under our senior credit facility to finance our acquisitions of surgical facilities.

         Provision for Income Taxes.    The provision for income taxes increased 18.3% to $12.3 million for 2006 compared to $10.4 million for 2005. This increase in the provision for income taxes was due to the increase in income before income taxes. The effective tax rate for 2006 was 38.5% as compared to an effective tax rate of 37.4% for 2005. Our effective tax rate in 2005 was affected by changes in certain valuation allowances and a change in our deferred tax assets and liabilities.

         Income from Continuing Operations.    Income from continuing operations increased 12.0% to $19.6 million for 2006 from $17.5 million for 2005. Income from continuing operations increased primarily as a result of surgical facilities acquired or developed since January 1, 2005 and increased income from equity investments. Income from continuing operations also increased because of (i) the decrease in general and administrative expense when management decreased the accrued incentive compensation expense; (ii) the insurance settlement and the litigation settlement discussed above; (iii) the change in depreciation estimate and the gain on sale of long-lived assets; and (iv) organic growth at existing surgical facilities. The increase was partially offset by (i) non-cash stock option compensation expense for 2006 of approximately $2.3 million net of minority interest and taxes, recognized as a result of our adoption of SFAS No. 123(R) on January 1, 2006; (ii) higher supply costs; (iii) the loss on our divestiture of two surgical facilities that we had recorded as equity investments and the loss on disposal of long-lived assets; and (iv) the transition from out-of-network to in-network billing in Texas and California.

Quarterly Results of Operations

        The following tables present a summary of our unaudited quarterly consolidated results of operations for each of the four quarters in 2007 and 2006. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited consolidated financial statements and related notes. Our quarterly operating results have varied in the past, may continue to do so and are not necessarily indicative of results for any future period.

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands) (unaudited)
Consolidated Statement of Operations Data:
Revenues	$77,220	$76,670	$73,074	$77,341
Operating expenses:
Salaries and benefits	20,838	20,289	21,385	21,299
Supplies	14,946	15,350	14,948	15,791
Professional and medical fees	4,699	4,703	4,724	4,462
Rent and lease expense	4,690	4,711	4,967	4,967
Other operating expenses	5,778	5,950	6,109	6,046

Cost of revenues	50,951	51,003	52,133	52,565
General and administrative expense	6,453	6,196	13,680	5,544
Depreciation and amortization	3,098	2,904	3,277	3,373
Provision for doubtful accounts	894	1,300	716	1,539
Income on equity investments	36	(236)	278	(94)
Impairment and loss on disposal of long-lived assets	16	229	94	33
Gain on sale of long-lived assets	(28)	(478)	(90)	(319)
Proceeds from insurance settlement	(161)	—	—	—
Proceeds from litigation settlement	—	—	—	—
Merger transaction expenses	—	1,023	6,499	—

Total operating expenses	61,259	61,941	76,587	62,641
Operating income (loss)	15,961	14,729	(3,513)	14,700
Minority interests in income of consolidated subsidiaries	(6,733)	(6,020)	(4,490)	(6,098)
Interest expense, net	(1,967)	(1,959)	(5,964)	(10,101)

Income (loss) before income taxes	7,261	6,750	(13,967)	(1,499)
Provision (benefit) for income taxes	2,832	2,832	(2,480)	56

Income (loss) from continuing operations	4,429	3,918	(11,487)	(1,555)
(Loss) gain on discontinued operations	(399)	25	(170)	(163)

Net income (loss)	$4,030	$3,943	$(11,657)	$(1,718)

Other Data:
Number of surgical facilities operated as of the end of period(1)	56	54	55	58

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands) (unaudited)
Consolidated Statement of Operations Data:
Revenues	$67,496	$73,501	$69,627	$74,763
Operating expenses:
Salaries and benefits	17,854	19,056	18,697	19,342
Supplies	12,748	13,867	13,667	14,691
Professional and medical fees	2,808	3,699	3,790	4,207
Rent and lease expense	4,252	4,387	4,413	4,620
Other operating expenses	4,280	4,976	4,919	5,677

Cost of revenues	41,942	45,985	45,486	48,537
General and administrative expense	6,538	6,506	5,017	6,346
Depreciation and amortization	3,225	2,470	3,140	3,078
Provision for doubtful accounts	607	689	1,203	1,453
Income on equity investments	(245)	(727)	(511)	(940)
Impairment and loss on disposal of long-lived assets	39	528	136	459
Gain on sale of long-lived assets	—	(1,652)	(81)	(75)
Proceeds from insurance settlement	(410)	—	—	—
Proceeds from litigation settlement	(588)	—	—	—

Total operating expenses	51,108	53,799	54,390	58,858
Operating income	16,388	19,702	15,237	15,905
Minority interests in income of consolidated subsidiaries	(7,568)	(7,851)	(6,320)	(6,555)
Interest expense, net	(1,501)	(1,828)	(1,796)	(1,983)

Income before income taxes	7,319	10,023	7,121	7,367
Provision for income taxes	2,818	3,858	2,742	2,836

Income from continuing operations	4,501	6,165	4,379	4,531
Gain (loss) on discontinued operations	76	(263)	(564)	(32)

Net income	$4,577	$5,902	$3,815	$4,499

Other Data:
Number of surgical facilities operated as of the end of period(1)	57	58	57	55

(1)
Includes surgical facilities that we manage but in which have no ownership.

Liquidity and Capital Resources

Balance Sheet Information

        Comparability of our consolidated balance sheets is affected by our acquisitions, developments and divestitures. The assets and liabilities, as well as the borrowings under our senior secured credit facility for the acquisitions, are recorded at the date of acquisition.

        During the six months ended June 30, 2008, we acquired incremental ownership of 10.7% in our two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million, a 6.4% incremental ownership in our surgical facility located in Encino, California for $2.0 million, a 16.7% incremental ownership and additional management rights in our surgical facility located in Irvine, California for $3.1 million and an 18.0% incremental ownership and additional management rights in our surgical facility located in Arcadia, California for $304,000. Prior to the acquisition, we owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities, 55.5% of the Encino, California surgical facility, 15.33% of the Irvine, California surgical facility and 19.18% of the Arcadia, California surgical facility. Also during 2008, we acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million plus the assumption of $4.7 million of debt and contingent consideration of $3.0 million. We acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities. Three of these facilities are included in our consolidated financial results. The aggregate purchase price was financed through a combination of borrowing proceeds as a result of the Merger and cash from operations.

        During the six months ended June 30, 2008, we opened three surgical facilities that were under development as of December 31, 2007, one of which is consolidated for financial reporting purposes as of June 30, 2008 and two of which are recorded as investments under the equity method. Our investment related to these surgical facilities was $8.6 million, including $3.1 million of third party debt. As of June 30, 2008, we had two surgical facilities under development.

        On August 23, 2007, an investment group led by an affiliate of Crestview completed its merger with the Company. In the merger, our stockholders and option holders received an aggregate of $490.5 million in cash. The merger was financed with a $245.0 million equity contribution by Crestview and its affiliated funds and co-investors and $425.0 million of borrowings from our senior secured credit facility and bridge credit facility.

        Also during 2007, we acquired 55.0% incremental ownership in one of our surgical facilities, acquired ownership in two surgical facilities in which we did not previously hold ownership and purchased additional management rights at three of our existing surgical facilities. We hold majority ownership in and consolidate for financial reporting purposes the three acquired surgical facilities. We entered into management agreements with each of these surgical facilities. Our investment related to the acquisitions and purchase of additional management rights was approximately $26.0 million. We financed these acquisitions with proceeds from the merger financing and amounts drawn under our former senior credit facility.

        We continue to focus on increasing cases at our same store facilities and acquiring facilities that we believe have favorable growth potential. We are also focused on developing new facilities. We have an active development pipeline with two facilities currently under development. These facilities are scheduled to open in late 2008 and early 2009. To execute our growth strategy, we intend to target one to three surgical facility acquisitions and one to three surgical facility developments annually. In addition to the five surgical facilities that we have already acquired in 2008, and the two facilities that are currently under development, we expect to continue our development efforts with the acquisition and development of additional facilities. One of the five facilities that we acquired in 2008 was a newly developed surgical facility that opened in the fourth quarter of 2007. See "—Acquisitions and Developments."

        Development of a typical ambulatory surgery center costs between $4.0 million and $6.0 million, excluding costs of real estate. Development costs include estimated construction costs of $1.5 million to $2.0 million, typically for improving existing space, equipment and other furnishing costs of $1.5 million to $2.5 million and working capital of approximately $1.0 million to $1.5 million that is generally required to sustain operations for the initial six to 12 months of operations. These costs vary depending on the range of specialties that will be provided at the surgical facility and the number of operating and treatment rooms. Development of a surgical hospital with the same operating capacity as a typical ambulatory surgery center would require additional capital to build and equip additional features, such as inpatient hospital rooms, and to provide other ancillary services, if required.

        Approximately 80.0% of the development costs of a new surgical facility are financed with facility-level indebtedness and cash from operations, and the remainder with equity contributed by us and the other owners of the surgical facility. The other owners are typically local physicians, physician groups or, less frequently, hospitals. For our consolidated surgical facilities, the facility-level indebtedness typically consists of intercompany loans that we provide, and for our non-consolidated surgical facilities, the facility-level indebtedness consists of third-party debt for which we typically provide a guarantee for our pro rata share. We expect that our acquisition and development program will require substantial capital resources, which we estimate to range from $25.0 million to $35.0 million per year over the next two to three years. In addition, the operations of our existing surgical facilities will require ongoing maintenance capital expenditures that have historically averaged less than 3.5% of net revenue. We expect that our capital needs will be financed through a combination of cash flow from operations and corporate borrowings.

        While we intend to finance acquisitions and development projects with cash flow from operations and borrowings under our existing senior secured credit facility, we may require sources of capital in addition to those presently available to us. With the existing uncertainty in the capital and credit markets, our access to capital may not be available on terms acceptable to us or at all, which may limit our ability to successfully pursue our growth strategy.

Cash Flow Statement Information

        During the six months ended June 30, 2008, we generated operating cash flow from continuing operations of $21.5 million compared to $14.5 million for the six months ended June 30, 2007. The $21.5 million includes distributions to minority interest holders of $10.6 million compared to $12.6 million for the six months ended June 30, 2007. During the first six months of 2008, we received income tax refunds of $2.6 million, representing overpayments made during 2006 and 2007.

        Net cash used in investing activities from continuing operations during the six months ended June 30, 2008 was $17.7 million, compared to $4.2 million for the six months ended June 30, 2007. The $17.7 million includes $12.5 million of payments related to acquisitions and $7.1 million related to purchases of property and equipment. The $7.1 million of property and equipment purchases includes $3.5 million for expansion and development related projects.

        Net cash used in financing activities from continuing operations during the six months ended June 30, 2008 was $11.0 million compared to $9.4 million during the six months ended June 30, 2007. During the first six months of 2008, we made scheduled principal payments on our senior secured credit facility totaling $1.3 million and unscheduled principal payments of $11.0 million. During the first six months of 2008, we elected to exercise the payment-in-kind option by increasing the principal amount of the bridge credit facility in lieu of making scheduled interest payments of $4.9 million. Additionally, during the second quarter, we incurred $4.7 million of deferred finance cost related to the issuance of the outstanding notes.

        During 2007, we generated operating cash flow from continuing operations of $28.4 million. The $28.4 million includes distributions to minority interest holders of $24.5 million and income tax payments of $8.3 million. During the fourth quarter of 2007, we received an income tax refund of $9.4 million, representing overpayments made during 2006 and 2007. Net cash used in investing activities from continuing operations during 2007 was $51.4 million, including $24.8 million of payments related to acquisitions and $14.6 million related to purchases of property and equipment. The $14.6 million of property and equipment purchases includes construction projects at several of our surgical facilities. Our net cash provided by financing activities from continuing operations during 2007 was $39.5 million. On August 23, 2007, we completed the merger and Holdings received net proceeds on the issuance of common stock totaling $238.2 million and $425.0 million in proceeds from borrowings under our new senior secured credit and bridge loan credit facilities. We paid a sponsor fee of $6.7 million upon completion of the merger on August 23, 2007 to Crestview and The Northwestern Mutual Life Insurance Company. This payment is presented in the statement of cash flows as a reduction to the net proceeds received from the sale of common stock. We paid $490.5 million to our stockholders to retire all of the outstanding stock and options and repaid $129.0 million representing the outstanding principal balance as of August 23, 2007 of our former credit facility. We also paid approximately $7.0 million in merger related transaction costs. During the year, we made principal payment on debt totaling $163.0 million and received proceeds from debt totaling $458.6 million.

        During 2006, we generated operating cash flow from continuing operations of $30.9 million. The $30.9 million includes distributions to minority interest holders of $25.4 million and income tax payments of $9.6 million. Net cash used in investing activities from continuing operations during 2006 was $64.5 million, including $47.1 million of payments related to acquisitions and $14.2 million related to purchases of property and equipment. The $14.2 million of property and equipment purchases includes construction projects at several of our surgical facilities, costs associated with moving one of our surgical facilities to a replacement facility and costs associated with converting another surgical facility from a single-specialty facility to a multi-specialty facility. Our net cash provided by financing activities from continuing operations during 2006 was $32.4 million, primarily related to $85.6 million of proceeds from borrowings under our senior credit facility. The proceeds from our long-term borrowing were partially offset by $54.7 million of principal payments on long-term debt.

        During 2005, we generated operating cash flow from continuing operations of $40.1 million. The $40.1 million includes distributions to minority interest holders of $23.0 million. Net cash used in investing activities from continuing operations during 2005 was $68.6 million. The $68.6 million consisted of payments for surgical facilities acquired and developed and the acquisition of additional ownership in existing surgical facilities. Our net cash provided by financing activities from continuing operations during 2005 was $32.0 million, primarily related to $61.9 million of proceeds from borrowings under our senior credit facility. The proceeds from our long-term borrowing were partially offset by $34.4 million of principal payments on long-term debt.

Long-Term Debt

        The Company's long-term debt is summarized as follows (in thousands):

	June 30, 2008	December 31, 2007	December 31, 2006
Senior secured credit facility	$237,125	$249,375	$—
Senior PIK toggle notes	179,937	—	—
Bridge facility	—	175,000	—
Former senior credit facility	—	—	129,000
Notes payable to banks	16,705	8,817	5,685
Secured term loans	3,646	504	803
Capital lease obligations	4,285	3,258	3,153

	441,698	436,954	138,641
Less current maturities	(7,807)	(8,029)	(2,108)

	$433,891	$428,925	$136,533

  Senior Secured Credit Facility

        On August 23, 2007, in conjunction with the Crestview merger, we entered into a new $350.0 million senior secured credit facility with a syndicate of banks. The senior secured credit facility extends credit in the form of two term loans of $125.0 million each (the first, the Tranche A Term Loan and the second, the Tranche B Term Loan) and a $100.0 million revolving, swingline and letter of credit facility (the "Revolving Facility"). The swingline facility is limited to $10.0 million and the swingline loans are available on a same-day basis. The letter of credit facility is limited to $10.0 million. We are the borrower under the senior secured credit facility, and all of our wholly-owned subsidiaries are guarantors. Under the terms of the senior secured credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt.

        The Tranche A Term Loan matures on August 23, 2013, the Tranche B Term Loan matures on August 23, 2014 and the Revolving Facility matures on August 23, 2013. The Tranche A Term Loan requires quarterly principal payments of $312,500 through September 30, 2009, quarterly payments of $1.6 million from December 31, 2009 through September 30, 2010, quarterly payments of $4.7 million from December 31, 2010 through September 30, 2011, quarterly payments of $6.3 million from December 31, 2011 through September 30, 2012, quarterly payments of $18.1 million from December 31, 2012 through June 30, 2013 and a balloon payment of $12.6 million on August 23, 2013. The Tranche B Term Loan requires quarterly principal payments of $312,500 through June 30, 2014 and a balloon payment of $111.1 million on August 23, 2014.

        At our option, the term loans bear interest at the lender's alternate base rate in effect on the applicable borrowing date plus an applicable alternate base rate margin, or Eurodollar rate in effect on the applicable borrowing date, plus an applicable Eurodollar rate margin. Both the applicable alternate base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of our total indebtedness to consolidated EBITDA.

        The senior secured credit facility permits us to declare and pay dividends only in additional shares of stock, except for the following exceptions. Restricted subsidiaries, as defined in the credit agreement, may declare and pay dividends ratably with respect to their capital stock. We may declare and pay cash dividends or make other distributions to Holdings provided the proceeds are used by Holdings to (i) purchase or redeem equity interest of Holdings acquired by former or current employees, consultants or directors of Holdings, the Company or any restricted subsidiary or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase or redemption of such equity instruments, provided that the aggregate amount of such dividends or other distributions shall not exceed $3.0 million in any fiscal year. Any unused amounts that are permitted to be paid under this provision are available to be carried over to subsequent fiscal years provided that certain conditions are met. We may also make payments to Holdings to pay franchise taxes and other fees required to maintain its corporate existence provided such payments do not exceed $3.0 million in any calendar year and also make payments in the amount necessary to enable Holdings to pay income taxes directly attributable to the operations of the Company and to make $1.0 million in annual advisory and management agreement payments. We may also make additional payments to Holdings in the aggregate amount of $5.0 million throughout the term of the senior secured credit facility.

        In October 2007, we entered into an interest rate swap agreement to protect against certain interest rate fluctuations of the LIBOR rate on $150.0 million of our variable rate debt under the senior secured credit facility. The effective date of the interest rate swap was October 31, 2007, and it is scheduled to expire on October 31, 2010. The interest rate swap effectively fixes our LIBOR interest rate on the $150.0 million of variable debt at a rate of 4.7% and is being accounted for as a cash flow hedge. We have recognized the fair value of the interest rate swap as a long-term liability of approximately $4.1 million at December 31, 2007. If we materially modify our interest rate swap agreement or the senior secured credit facility, we could be required to record the fair value of the interest rate swap into our statement of operations. However, at this time, we do not intend to materially modify the interest rate swap or senior secured credit facility.

        As of June 30, 2008, the amount outstanding under the senior secured credit facility was $237.1 million with an interest rate on the borrowings ranging from 5.95% to 7.95%. The $100.0 million revolving facility includes a non-use fee of 0.5% of the portion of the facility not used. We pay this fee quarterly. As of June 30, 2008, the amount available under the revolving facility was $100.0 million. In addition, we made voluntary principal payments of $11.0 million under our senior secured credit facility during the first six months of 2008.

  Bridge Facility

        We entered into an interim $175.0 million bridge loan credit agreement on August 23, 2007. The loan was to mature on August 23, 2008 and bear interest at the bank's base rate plus a margin of 3.0% or the Eurodollar rate plus an initial margin of 4.0%. The margin increased by 0.5% per annum at the end of the interest period ending February 23, 2008. All of our wholly-owned subsidiaries were guarantors of the bridge facility. During the six months ended June 30, 2008, prior to the retirement of the bridge facility, we elected to increase the principal amount of the bridge facility in lieu of making scheduled interest payments of $4.9 million. As a result of this election, the interest rate increased by 75 basis points for those interest periods. On June 3, 2008, we repaid the $179.9 million bridge facility with proceeds from the sale of the outstanding notes.

  Senior PIK Toggle Notes

        On June 3, 2008, we issued the outstanding notes. The proceeds from the issuance of the notes were used exclusively to repay the bridge facility. We elected the PIK option for the initial interest payment on the outstanding notes due August 23, 2008. We anticipate that we will elect the PIK option for the next interest payment due as well.

        The indenture governing the notes contains various restrictive covenants, including financial covenants that limit our ability and the ability of the subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates. See "Description of the Exchange Notes."

        At June 30, 2008, we were in compliance with all material covenants required by each long-term debt agreement.

  Notes Payable to Banks

        Certain of our subsidiaries have outstanding bank indebtedness, which is collateralized by the real estate and equipment owned by the surgical facilities to which the loans were made. The outstanding balance of this indebtedness as of June 20, 2008 and December 31, 2007 was $16.7 million and $18.8 million, respectively. The various bank indebtedness agreements contain covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.

  Capital Lease Obligations

        We are liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at June 30, 2008 and December 31, 2007 was $4.3 million and $3.3 million, respectively. The leases have interest rates ranging from 3% to 17% per annum.

Summary

        We believe that existing funds, cash flows from operations and borrowings under our senior secured credit facility will provide sufficient liquidity for the next 12 to 18 months. However, we may need to incur additional debt or issue additional equity or debt securities in the future. We cannot be assured that capital will be available on acceptable terms, if at all. Our ability to meet our funding needs could be adversely affected if we suffer adverse results from our operations, or if we violate the covenants and restrictions to which we are subject under our senior secured credit facility or indenture governing the notes.

Contractual Obligations and Commercial Commitments

        The following table summarizes our contractual obligations by period as of December 31, 2007 on a historical basis (in thousands):

	Payments Due by Period
Contractual Obligations:	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt(1)	$433,696	$6,879	$40,879	$93,750	$292,188
Capital lease obligations	3,539	1,276	1,958	289	16
Operating lease obligations	135,922	19,409	36,278	33,307	46,928
Other long-term obligations	—	—	—	—	—

Total	$573,157	$27,564	$79,372	$127,105	$339,116

(1)
Does not include interest expense.

        The following table summarizes our other commercial commitments related to unconsolidated entities by period as of December 31, 2007 on a historical basis (in thousands):

	Amount of Commitment Expiration Per Period
Other Commercial Commitments Related to Unconsolidated Entities:	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating lease guarantees	$3,941	$702	$1,341	$653	$1,245
Loan guarantees	4,388	4,081	307	—	—

Total	$8,329	$4,783	$1,648	$653	$1,245

        As of June 30, 2008, our loan guarantees were $2.6 million.

Inflation

        Inflation and changing prices have not significantly affected our operating results or the markets in which we operate.

Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions for SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which they are initially applied, except in limited circumstances including certain positions in financial instruments that trade in active markets as well as certain financial and hybrid financial instruments initially measured under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), using the transaction price method. In these circumstances, the transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, shall be recognized as a cumulative-effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. We adopted the provisions of SFAS No. 157 during the first quarter of 2008. The adoption of SFAS No. 157 did not have any impact on our results of operations or financial position.

        On February 12, 2008, the FASB issued FASB Staff Position No. FAS 157-2, "Effective Date of FASB Statement No. 157" ("FSP FAS 157-2"). With the issuance of FSP FAS 157-2, the FASB agreed to: (a) defer the effective date in SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS No. 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS No. 157 to these assets and liabilities.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"). SFAS No. 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, SFAS No. 141(R) provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. While we have not yet fully evaluated the impact that SFAS No. 141(R) will have on our results of operations or financial position, we will be required to expense transaction costs related to any future acquisitions beginning January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51" ("SFAS No. 160"). SFAS No. 160 amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements" ("ARB No. 51") to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS No. 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

        SFAS No. 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent's owners and the interests of the noncontrolling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent's ownership interest in a subsidiary on the equity attributable to the parent. SFAS No. 160 does not change ARB No. 51's provisions related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. SFAS No. 160 does, however, amend certain of ARB No. 51's consolidation procedures to make them consistent with the requirements of SFAS No. 141(R) as well as to provide definitions for certain terms and to clarify some terminology. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. We are evaluating the impact that SFAS No. 160 will have on our results of operations or financial position.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about an entity's derivative instruments and hedging activities including: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with earlier application encouraged. We are evaluating the impact that SFAS No. 161 will have on our results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk related to changes in prevailing interest rates. Historically, we have not held or issued derivative financial instruments other than the use of a variable-to-fixed interest rate swap for a portion of our senior credit facility. We do not use derivative instruments for speculative purposes. Our outstanding debt to commercial lenders is generally based on a predetermined percentage above LIBOR or the lenders' prime rate. At December 31, 2007, $424.4 million of our total long-term debt was subject to variable rates of interest, while the remaining $12.6 million of our total long-term debt was subject to fixed rates of interest. A hypothetical 100 basis point increase in market interest rates would result in additional annual interest expense of approximately $4.3 million. The fair value of our long-term debt, based on a discounted cash flow analysis, approximates its carrying value as of December 31, 2007. On a pro forma basis giving effect to the offering, at December 31, 2007, $424.4 million of our total long term debt would have been subject to variable rates of interest, while the remaining $12.6 million of our total long-term debt would have been subject to fixed rates of interest. A hypothetical 100 basis point increase in market interest rates would result in additional annual interest expense of approximately $4.4 million.

 BUSINESS

Overview

        We own and operate a national network of short stay surgical facilities in 26 states, which includes ambulatory surgery centers and surgical hospitals. Our surgical facilities primarily provide non-emergency surgical procedures across many specialties including, among others, orthopedics, pain management, gastroenterology and ophthalmology. We own our surgical facilities in partnership with physicians and in some cases health care systems in the markets and communities we serve. We believe this approach aligns our interests with those of our partners. We believe that our national scale and our alignment with prominent physicians within our markets provide us with a strong competitive position. Through our surgical facilities, we offer high quality surgical services designed to meet the health care needs of our patients, physicians and payors in an efficient, convenient and cost-effective manner. This value proposition positions us well to take advantage of the continued growth in outpatient surgeries going forward.

        As of June 30, 2008, we owned and operated 59 surgical facilities, including 56 ambulatory surgery centers and three surgical hospitals, and managed eight additional ambulatory surgery centers and two physician networks. We own a majority interest in 40 of our 59 owned surgical facilities and consolidate 49 of these facilities for financial reporting purposes. We have an active development pipeline with two surgical facilities currently under development, of which one scheduled to open during 2008 and one is scheduled to open in 2009.

        Between January 1999 and June 30, 2008, we acquired 49 surgical facilities and developed 22 surgical facilities, including 12 surgical facilities that we have subsequently divested. We believe our success in expanding our operating platform and improving our operating results can be attributed to the experience of our senior management team. Our senior management team has an average of over 27 years of experience in the health care industry having held senior management positions at public and private health care companies.

Surgical Facility Industry

        The outpatient ambulatory surgery market in the United States today is a $13 billion industry that is characterized both by meaningful growth and fragmented competition.

        Ambulatory surgical providers such as Symbion have benefited from both the growth in overall outpatient surgery cases as well as the migration of surgical procedures from the hospital to the ambulatory surgery center setting. According to FASA, from 1981 to 2005, overall outpatient surgical cases grew at a CAGR of 9.0% while ambulatory outpatient cases grew at a more robust CAGR of 16.9%. During this period, surgeries performed in an ambulatory surgery center setting (as opposed to a hospital outpatient setting) increased from 6% to 32% of all surgical cases. At the same time, the development of ambulatory surgery centers has not kept pace with the growth in demand. According to Verispan, L.L.C., an independent health care market research and information firm, from 1983 to 2007, the number of surgical facilities increased at a CAGR of 11%, meaningfully lagging behind the growth in overall procedures. We believe this creates an attractive operating environment for well capitalized surgical providers with scale and a national presence. In addition, with approximately 4,700 Medicare-certified ambulatory surgery centers operating in the United States as of August 2007 according to CMS, we believe significant opportunities exist for consolidation in this industry. The five largest national operators of outpatient surgical facilities by number of ambulatory surgery centers represented an aggregate of less than 11% of the total number of ambulatory surgery centers in the United States as of August 2007, according to Verispan, L.L.C. We believe, and our experience suggests, that there are many surgical facility owners that are seeking to affiliate with experienced operators of facilities with access to capital, management expertise and other resources.

        We believe the following factors have contributed to the growth in surgical procedures in the ambulatory surgery center setting:

  •
  Physician and Patient Preference for Surgical Facilities.  Physicians often prefer to operate in surgical facilities, as compared to acute care hospitals, because of the efficiency and convenience surgical facilities afford. Procedures performed at surgical facilities are typically non-emergency, so physicians can schedule their time more efficiently and increase the number of procedures they can perform in a given period. Surgical facilities also provide physicians with more consistent nurse staffing and faster turnaround time between cases, as compared to acute care hospitals. Together with an opportunity to own an equity interest in the surgical facility, these attributes meaningfully increase a physician's productivity, professional success and income potential. Importantly, we also believe patients often prefer surgical facilities because of the comfort of a less institutional setting, the more convenient process for scheduling and registration available in surgical facilities and in many instances a more convenient location than acute care hospitals. As patients increasingly have more input into the delivery of their health care, we believe this preference will be a driver of the growth in ambulatory surgery center utilization.

  •
  Lower Cost Alternative.  Based upon our management's experience in the health care industry, we believe that surgeries performed in surgical facilities are generally less expensive than those performed in acute care hospitals because of lower facility development costs, the focus on non-emergency procedures and more efficient staffing and work flow processes. According to a study conducted for FASA, the cost to the payor of a surgical procedure in an ambulatory surgery center setting in 2003 was approximately 35% less than the cost to the payor of performing the same procedure in a hospital outpatient department setting. We believe payors are attracted to the lower costs available at surgical facilities, as compared to acute care hospitals.

  •
  Advanced Technology and Improved Anesthesia.  Advancements in medical technology such as lasers, arthroscopy, fiber optics and enhanced endoscopic techniques have reduced the trauma of surgery and the amount of recovery time required by patients following a surgical procedure. Improvements in anesthesia also have shortened the recovery time for many patients and have reduced post-operative side effects such as pain, nausea and drowsiness. These medical advancements have enabled more patients to undergo surgery without an overnight stay and reduced the need for hospitalization following surgery.

  •
  Expansion in Medicare Reimbursed Procedures.  On July 16, 2007, CMS finalized a rule that expanded the number of procedures that can be performed in an ambulatory surgery center setting by approximately 800 procedures effective January 1, 2008. This rule increased the range of ambulatory surgery center procedures reimbursed by Medicare to include all surgical procedures other than those that pose a significant safety risk or generally require an overnight stay, to a total of approximately 3,400 procedures offered. This will have the effect of expanding the market opportunity with respect to the Medicare population, which is expected to grow significantly as a greater proportion of the population reaches Medicare eligible age.

Our Competitive Strengths

        We believe that we are distinguished by the following competitive advantages:

Flexible approach to structuring partnerships

        We apply a market-based approach in structuring our partnerships, with individual market dynamics driving the structure. Our competitive advantage stems from our willingness to be flexible when we enter a market in the type and structure of the partnership arrangement we execute. We have the flexibility to structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with the ability generally to subsequently purchase additional equity interest in the partnership ("buy-up rights"). These buy-up rights give us the option to purchase a controlling interest at some point in the future. Alternatively, we may choose to pursue a three-way arrangement with physicians and a health care system partner. Within our owned portfolio of 59 surgical facilities, we consolidate 49 of those facilities and hold a majority position in 40 facilities.

        Our goal is to be flexible in how our partnerships are structured, but disciplined in how they are capitalized. For the majority of our surgical facilities, indebtedness at the partnership level is funded through intercompany loans that we provide. Through these loans, which totaled $39.4 million as of June 30, 2008, we have a secured interest in the partnership's assets. Furthermore, for our non-consolidated surgical facilities we generally provide a guarantee for only our pro-rata share of the partnership's third-party debt. As of June 30, 2008, our guarantee of non-consolidated third-party debt was approximately $2.6 million in total. We expect that the guarantees will decrease in future years as the developed surgical facilities open and the guarantees are released as and when the surgical facilities achieve performance milestones. Together, we believe this approach strengthens the credit profile of our corporate-level debt by improving the collateralization of our senior secured indebtedness and limiting the amount of subsidiary third-party indebtedness.

Strong network of physician and strategic relationships

        Our ability to be flexible in structuring our partnerships stems from the strength of our relationships with key physicians and health care systems in our markets. In certain situations we believe that forming a relationship with a health care system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market. As such, over time we have developed, acquired or operated surgical facilities through strategic alliances with health care systems and other health care providers. We currently have strategic relationships with seven health care systems, including Vanderbilt Health Services, Inc. and Baptist Memorial Health Services, Inc.

Broad national footprint and strong reputation with physicians

        Our extensive footprint throughout the United States offers geographic diversity to our operations and an enhanced competitive position. We have a strong presence in states that have restrictions, via the Certificate of Need ("CON") approval process, governing the further development or expansion of surgical facilities (approximately 44% of our surgical facilities are located in CON states). In a highly fragmented industry comprised of many small providers, we believe our scale, our national presence and our reputation represent a distinct competitive advantage, in particular with respect to development opportunities, recognition among physicians, knowledge across markets and purchasing power.

Attractive cash flow profile

        Our business has an attractive and consistent cash flow profile as a result of the stability in our revenues and the modest capital expenditure and working capital requirements of our surgical facilities. The capital expenditure requirements for freestanding surgical centers are typically minimal, with our total maintenance capital expenditures (excluding expansion capital expenditures of existing facilities) historically averaging less than 3.5% of net revenue. All capital expenditures beyond these maintenance requirements are completely at the discretion of management. Because of our payor mix and the elective nature of the procedures we perform, our business has an attractive working capital and bad debt expense profile. In each of the last three years our bad debt expense has been less than 2.0% of revenues, which we believe is considerably lower than other health care providers.

Favorable procedure and payor mix

        We primarily operate multi-specialty facilities, where physicians perform a variety of procedures in specialties including orthopedics, pain management, gastroenterology and ophthalmology among others. We believe this diversification helps to protect us from any adverse pricing and utilization trends in any individual procedure type and results in greater consistency in our procedure volume. We primarily target multi-specialty facilities, although, when appropriate, we will pursue single-specialty opportunities. Within our owned portfolio of 59 surgical facilities, there are 52 multi-specialty facilities, including six facilities focused on spine related procedures. While our overall procedure mix is diversified, we focus on certain procedures due to their attractive average reimbursement rates and growth potential driven by demographics and improving technology. Specifically, we believe orthopedics and pain management present favorable business prospects. Approximately 32% of our cases in 2006, 2007, and for the six months ended June 30, 2008 were orthopedics and pain management related. We also have a very favorable payor mix and receive the majority of our revenues from non-governmental payors. The percentage of our revenues from governmental payors was only 19% for the year ended December 31, 2006, 21% for the year ended December 31, 2007 and 22% for the six months ended June 30, 2008.

Experienced management team

        Our senior management team's experience and capabilities provide a strategic advantage in improving the operations of our surgical facilities, attracting physicians and identifying new development and acquisition opportunities. Our senior management team has an average of over 27 years of experience in the health care industry. This includes senior management positions at public and private health care companies. Furthermore, the senior management team together with other Symbion management made a significant commitment to our recent merger, exchanging a portion of their ownership in our company for 3.3% of the outstanding shares of Holdings common stock.

Our Strategy

        We grow and improve the operating performance of our existing surgical facilities and selectively expand our network of surgical facilities in attractive markets throughout the United States by acquiring established surgical facilities and also developing new surgical facilities. We also seek to provide patients with high-quality surgical services across many specialties. The key components of our strategy are to:

  •
  Identify, attract and retain prominent surgeons and other physicians for our surgical facilities.  We believe that establishing and maintaining strong relationships with surgeons and other physicians is a key factor to our success in acquiring, developing and operating surgical facilities. We identify and partner with surgeons and other physicians that we believe have established reputations for clinical excellence in their communities. We believe we have had success in attracting and retaining the physicians we currently partner with because of our staffing, scheduling and clinical systems which are designed to increase physician productivity, promote physicians' professional success and enhance the quality of patient care. The ownership structure of our surgical facilities further enhances our ability to retain physicians. We also believe that forming relationships with health care systems and other health care providers can enhance our ability to attract physicians and our competitive position within our markets. We currently have strategic relationships with seven health care systems.

  •
  Increase revenues and profitability of existing surgical facilities through operational focus.  We seek to increase revenues, profitability and return on our invested capital at all of our surgical facilities by focusing on operations. We have a dedicated team that is responsible for implementing best practices, cost controls and increasing overall efficiencies at each of our surgical facilities. Our surgical facilities benefit from the scale of our network by sharing best practices and participating in group purchasing agreements designed to reduce the cost of supplies and equipment. We intend to continue to attract additional physicians and to increase the number, types and acuity of the surgeries performed in our surgical facilities. We also review our managed care contracts to ensure we are operating under the most favorable contracts available to us. In addition, we look to expand our business by adding new product lines. We are committed to enhancing programs and services for our physicians and patients by providing advanced technology, quality care, cost-effective service and convenience.

  •
  Pursue a disciplined strategy of acquiring and developing surgical facilities.  We seek to capitalize on our management team's experience by selectively acquiring and developing surgical facilities in markets that meet our criteria. Before entering a market, we consider: (1) the prominence and quality of physician partners, (2) specialty mix, (3) opportunities for growth and productivity improvement, (4) level of competition in the local market, (5) level of managed care penetration and (6) our ability to access managed care contracts at attractive rates. Our acquisition team seeks to acquire surgical facilities by utilizing its extensive industry contacts, as well as input from current physician partners and other sources, to identify, contact and develop potential acquisition candidates. We have historically targeted majority ownership in our surgical facilities and currently hold majority ownership in 40 of the 59 owned surgical facilities. Majority ownership allows us to make and execute managerial decisions which we believe provides greater opportunity for growth and higher returns. In addition, if the opportunity is attractive to us from a long-term perspective, we have and will continue to acquire and to develop minority-owned facilities where we have the ability to subsequently increase our ownership to a majority position through buy-up rights. We opened three surgical facilities in 2007 and three in 2008, and are currently developing two surgical facilities, of which one is scheduled to open in 2008 and one is scheduled to open in 2009.

Operations

Surgical Facility Operations

        As of June 30, 2008, we owned (with physician investors or healthcare systems) and operated 59 surgical facilities and managed eight additional surgical facilities. Three of our surgical facilities are licensed as hospitals. Our typical ambulatory surgery center is a freestanding facility with about 14,000 square feet of space and four fully equipped operating rooms, two treatment rooms and ancillary areas for preparation, recovery, reception and administration.

        Our typical surgical hospital is larger than a typical ambulatory surgery center and includes inpatient hospital rooms and, in some cases, an emergency department. Our surgical facilities primarily provide non-emergency surgical procedures among many specialties, including orthopedic, gynecology, general surgery, ear, nose and throat, pain management, gastrointestinal, plastic surgery and ophthalmology. Our hospitals may also provide additional services such as diagnostic imaging, pharmacy, laboratory and obstetrical services. In certain markets where we believe it is appropriate, we operate surgical facilities that focus on a single specialty.

        Our surgical facilities are generally located in close proximity to physicians' offices. Each surgical facility typically employs a staff of about 30, depending on its size, the number of cases and the type of services provided. Our staff at each surgical facility generally includes a facility administrator, a business manager, a medical director, registered nurses, operating room technicians and clerical workers. At each of our surgical facilities, we have arrangements with anesthesiologists to provide anesthesiology services. We also provide each of our surgical facilities with a full range of financial, marketing and operating services. For example, our regional managed care directors assist the local management team at each of our surgical facilities in developing relationships with managed care providers and negotiating managed care contracts.

        The majority of our surgical facilities are Medicare certified. To ensure that a high level of care is provided, we implement quality assurance procedures at each of our surgical facilities. In addition, a majority of our surgical facilities are also independently accredited by either the Joint Commission or the Accreditation Association for Ambulatory Health Care. Each of our surgical facilities are available for use only by licensed physicians who have met professional credentialing requirements established by the facility's medical advisory committee. In addition, each surgical facility's medical director supervises and is responsible for the quality of medical care provided at the surgical facility.

Surgical Facility Ownership Structure

        We own and operate our surgical facilities through partnerships or limited liability companies. Local physicians or physician groups also own an interest in most of our surgical facilities. In some cases, a hospital system may own an interest in our surgical facility. One of our wholly-owned subsidiaries typically serves as the general partner or managing member of our surgical facilities. We generally own a majority interest in our surgical facilities, or otherwise have sufficient control over the facilities to be able to consolidate the financial results of operations of the facilities with ours. In some instances, we will acquire ownership in a surgical facility with the prior owners retaining ownership, and, in some cases, we offer new ownership to other physicians or hospital partners. We held majority ownership in 40 of the 59 surgical facilities in which we owned an interest as of June 30, 2008. We typically guarantee all of the debts of these partnerships and limited liability companies, even though we do not own all of the ownership in the surgical facilities. We also provide intercompany debt which is usually secured by a pledge of assets of the partnership or limited liability company. We also have a management agreement with each of the surgical facilities, under which we provide day-to-day management services for a management fee, which is typically 4% to 6% of the revenues of the facility.

        Each of the partnerships and limited liability companies through which we own and operate our surgical facilities is governed by a partnership or operating agreement. These partnership and operating agreements typically provide, among other things, for voting rights and limited transfer of ownership. The partnership and operating agreements also provide for the distribution of available cash to the owners. In addition, the agreements typically restrict the physician owners from owning an interest in a competing surgical facility during the period in which the physician owns an interest in our surgical facility and for one year after that period. The partnership and operating agreements for our surgical facilities typically provide that the facilities will purchase all of the physicians' ownership if certain adverse regulatory events occur, such as it becoming illegal for the physicians to own an interest in a surgical facility, refer patients to a surgical facility or receive cash distributions from a surgical facility. The purchase price that we would be required to pay for the ownership is based on pre-determined formulas, typically either a multiple of the surgical facility's EBITDA, as defined in our partnership and operating agreements, or the fair market value of the ownership as determined by a third-party appraisal. Some of these agreements require us to make a good faith effort to restructure our relationships with the physician investors in a manner that preserves the economic terms of the relationship prior to purchasing these interests. See "Risk Factors" and "—Governmental Regulation." In certain circumstances, we have the right to purchase a physician's ownership, including upon a physician's breach of the restriction on ownership provisions of a partnership or operating agreement. In some cases, we have the right to require the physician owners to purchase our ownership in the event our management agreement with a surgical facility is terminated. In one surgical facility, the physician owners have the right to purchase our ownership upon a change in our control.

Surgical Facilities

        The following table sets forth information regarding each of our surgical facilities as of June 30, 2008:

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Alabama
Birmingham Surgery Center	Birmingham	6	2	61	%(1)
California
Specialty Surgical Center of Beverly Hills/Brighton Way	Beverly Hills	3	1	66	%(1)
Specialty Surgical Center of Beverly Hills/Wilshire Boulevard	Beverly Hills	4	2	66	%(1)
Specialty Surgical Center of Thousand Oaks	Thousand Oaks	4	2	1%
Specialty Surgical Center of Encino	Encino	4	2	57	%(1)
Specialty Surgical Center of Irvine	Irvine	4	1	32%
Specialty Surgical Center of Arcadia	Arcadia	3	1	37%
Colorado
Minimally Invasive Spine Center	Boulder	2	1	44	%(1)
Dry Creek Surgery Center	Denver	6	2	100	%(1)
Animas Surgical Hospital(2)	Durango	4	1	56	%(1)
			12 hospital rooms
Florida
Deland Surgery Center(2)	Deland	3	2	76	%(1)
West Bay Surgery Center	Largo	4	4	51	%(1)
Jacksonville Beach Surgery Center	Jacksonville	4	1	81	%(1)
Cape Coral Ambulatory Surgery Center	Cape Coral	5	6	65	%(1)
Lee Island Coast Surgery Center	Fort Myers	5	3	50	%(1)
Orlando Surgery Center	Orlando	5	1	66	%(1)
Tampa Bay Regional Surgery Center	Largo	1	2	51	%(1)
The Surgery Center of Ocala	Ocala	4	2	51	%(1)
Blue Springs Surgery Center	Orange City	3	2	30%
Georgia
Premier Surgery Center	Brunswick	3	—	58	%(1)
The Surgery Center	Columbus	4	2	63	%(1)
Hawaii
Honolulu Spine Center	Honolulu	2	—	50%
Illinois
Valley Ambulatory Surgery Center	St. Charles	6	1	40	%(1)
Indiana
Vincennes Surgery Center	Vincennes	3	1	52	%(1)
New Albany Outpatient Surgery	New Albany	3	1	71	%(1)
Kansas
Cypress Surgery Center	Wichita	6	5	54	%(1)
Kentucky
DuPont Surgery Center	Louisville	5	—	61	%(1)
Louisiana
Greater New Orleans Surgery Center	Metairie	2	—	30	%(1)

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Physicians Surgical Specialty Hospital(3)	Houma	5	8	53	%(1)
			10 hospital rooms
Surgery Center of Hammond	Hammond	4	2	73	%(1)
Massachusetts
Worcester Surgery Center	Worcester	4	1	81	%(1)
Worcester ENT	Worcester	1	—	51	%(1)
Michigan
Novi Surgery Center	Novi	4	3	13%
Minnesota
Maple Grove	Maple Grove	4	3	20%
Missouri
Central Missouri Medical Park Surgical Center	Jefferson City	4	2	40	%(1)
Timberlake Surgery Center	Chesterfield	4	1	55	%(1)
Chesterfield Spine Center	Chesterfield	2	1	13%
Mississippi
DeSoto Surgery Center	DeSoto	2	1	—	(4)
Physicians Outpatient Center	Oxford	4	2	—	(4)
New York
South Shore Ambulatory Surgery Center	Lynbrook	4	1	65	%(5)
North Carolina
Orthopaedic Surgery Center of Asheville	Asheville	3	—	61	%(1)
Wilmington SurgCare	Wilmington	7	3	75	%(1)
Ohio
Physicians Ambulatory Surgery Center	Circleville	2	—	53	%(1)
Valley Surgical Center	Steubenville	3	1	56	%(1)
Oklahoma
Lakeside Women's Hospital(3)	Oklahoma City	3	3	42%
			16 hospital rooms
Pennsylvania
Village SurgiCenter	Erie	5	1	71	%(1)
Havertown	Havertown	4	2	49	%(1)
Rhode Island
Bayside Endoscopy Center	Providence	—	6	75	%(1)
East Greenwich	East Greenwich	—	2	75	%(1)
South Carolina
The Center for Specialty Surgery	Greenville	2	—	74	%(1)
Tennessee
Baptist Germantown Surgery Center	Memphis	6	1	—	(4)
Cool Springs Surgery Center	Franklin	5	1	35%
East Memphis Surgery Center	Memphis	6	1	—	(4)
Midtown Surgery Center	Memphis	4	—	—	(4)
Southwind GI	Memphis	1	—	100	%(1)
Union City Center	Union City	2	1	—	(4)
UroCenter	Memphis	3	—	—	(4)

Surgical Facility	City	Number of Operating Rooms	Number of Treatment Rooms	Symbion Percentage Ownership
Premier Orthopaedic Surgery Center	Nashville	2	1	20%
Renaissance Surgery Center	Bristol	2	1	37	%(1)
Texas
Central Park Surgery Center	Austin	5	1	44	%(1)
Clear Fork Surgery Center	Fort Worth	4	1	34	%(1)
Northeast Baptist Surgery Center	San Antonio	4	4	57	%(1)
NorthStar Surgical Center	Lubbock	6	4	45	%(1)
Surgery Center of Duncanville	Duncanville	4	1	43	%(1)
Texarkana Surgery Center	Texarkana	4	3	62	%(1)
Washington
Bellingham Surgery Center	Bellingham	4	—	85	%(1)
Microsurgical Spine Center	Puyallup	2	—	50	%(1)

(1)
We consolidate this surgical facility for financial reporting purposes.

(2)
Effective September 30, 2008, we sold substantially all of the assets of the facility.

(3)
This surgical facility is licensed as a hospital.

(4)
We manage this surgical facility, but do not have ownership in the facility.

(5)
We hold 65% ownership in the limited liability company which provides administrative services to this surgical facility. Due to regulatory restrictions in the State of New York, we cannot directly hold ownership in the surgical facility.

Strategic Relationships

        When attractive opportunities arise, we may develop, acquire or operate surgical facilities through strategic alliances with health care systems and other health care providers. We believe that forming a relationship with a health care system can enhance our ability to attract physicians and access managed care contracts for our surgical facilities in that market. We currently have strategic relationships with:

  •
  Vanderbilt Health Services, Inc., with which we own and operate a surgical facility in Franklin, Tennessee;

  •
  Vanguard Health Systems, Inc., with which we own and operate a surgical facility in San Antonio, Texas;

  •
  Baptist Memorial Health Services, Inc., for which we manage seven surgical facilities in Memphis, Tennessee and surrounding areas;

  •
  Harris Methodist Ft. Worth, with which we own and operate a surgical facility in Fort Worth, Texas;

  •
  Fairview Health System, with which we own and operate a surgical facility with local physicians in Minneapolis, Minnesota;

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  King's Daughters Hospital and a group of local physicians affiliated with King's Daughters Clinic, with whom we are developing a surgical facility in Temple, Texas; and

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  Adventist Health System, with which we own and operate a surgical facility with local physicians in Orange City, Florida.

        The strategic relationships through which we own and operate surgical facilities are governed by partnership and operating agreements that are generally comparable to the partnership and operating agreements of the other surgical facilities in which we own an interest. The primary difference between the structure of these strategic relationships and the other surgical facilities in which we hold ownership is that, in these strategic relationships, a health care system holds ownership in the surgical facility, in addition to physician investors. For a general description of the terms of our partnership and operating agreements, see "—Operations—Surgical Facility Ownership Structure." In each of these strategic relationships, we have also entered into a management agreement under which we provide day-to-day management services for a management fee based on a percentage of 4% to 6% of the revenues of the surgical facility. The terms of those management agreements are comparable to the terms of our management agreements with other surgical facilities in which we own an interest.

        We manage seven surgical facilities owned by Baptist Memorial Health Services, Inc. ("Baptist Memorial") under management agreements with Baptist Memorial, in exchange for a management fee based on a percentage of the revenues of these surgical facilities. The management agreements terminate on various dates from March to June 2009 and may be terminated earlier by either party for material breach after notice and an opportunity to cure. We have also entered into a development agreement with Baptist Memorial under which we are to provide development support for new surgical facilities that may be developed by Baptist Memorial in exchange for a development fee negotiated for each developed surgical facility.

Acquisition and Development of Surgical Facilities

        We intend to expand our presence in the surgical facility market by making strategic acquisitions of existing surgical facilities and by developing new surgical facilities in cooperation with local physician partners and, when appropriate, with hospital systems and other strategic partners. We have the flexibility to structure our partnerships as two-way arrangements where either we are a majority owner partnered with physicians or we are a minority owner with buy-up rights. These buy-up rights give us the option to own a controlling interest at some point in the future. Alternatively, we may choose to pursue a three-way arrangement with physicians and a health care system partner.

         Acquisition Program.    We employ a dedicated acquisition team with experience in health care services. Our team seeks to acquire surgical facilities that meet our criteria, including prominence and quality of physician partners, specialty mix, opportunities for growth, level of competition in the local market, level of managed care penetration and our ability to access managed care organization contracts. Our team utilizes its extensive industry contacts, as well as referrals from current physician partners and other sources, to identify, contact and develop potential acquisition candidates.

        We believe there are numerous acquisition opportunities that would pass our general screening criteria. We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which facilities have the greatest potential for growth and profitability improvements under our operating structure. In many cases, the acquisition team identifies specific opportunities to enhance a facility's productivity post-acquisition. For example, we may renovate or construct additional operating or treatment rooms in existing facilities to meet anticipated demand for procedures based on analysis of local market characteristics. Our team may also identify opportunities to attract additional physicians to increase the acquired facility's revenues and profitability. Once we decide to proceed with an acquisition proposal, we use a pricing strategy that targets a threshold return on invested capital over a period of five years. We have acquired 49 surgical facilities since January 1999 and anticipate acquiring about three to four surgical facilities annually during the next two to three years.

         Development Program.    We develop surgical facilities in markets in which we identify substantial interest by physicians and payors. We have experience in developing both single and multi-specialty surgical facilities. When we develop a new surgical facility, we generally provide all of the services necessary to complete the project. We offer in-house capabilities for structuring partnerships and financing facilities and work with architects and construction firms in the design and development of surgical facilities. Before and during the development phase of a new surgical facility, we analyze the competitive environment in the local market, review market data to identify appropriate services to provide, prepare and analyze financial forecasts, evaluate regulatory and licensing issues and assist in designing the surgical facility and identifying appropriate equipment to purchase or lease. After the surgical facility is developed, we generally provide startup operational support, including information systems, equipment procurement and financing. We have developed 22 surgical facilities since January 1999. We opened three surgical facilities in 2007 and three in 2008, and are currently developing two surgical facilities, one of which is scheduled to open in 2008 and one is scheduled to open in 2009.

        Development and construction of a typical ambulatory surgery center generally takes us from 12 to 18 months, depending on whether we are building the facility or improving available space. Total development costs typically amount to $4.0 to $6.0 million. Development costs include estimated construction costs of $1.5 million to $2.0 million typically for improving existing space, equipment and other furnishing costs of $1.5 million to $2.5 million and working capital of approximately $1.0 million to $1.5 million that is generally required to sustain operations for the initial six to 12 months of operations. Development of a hospital with the same operating capacity as a typical ambulatory surgery center would require additional capital to build and equip additional features, such as inpatient hospital rooms, and to provide other ancillary services, if required. We typically fund about 80% of the development costs of a new surgical facility with corporate borrowings and cash from operations, and the remainder with equity contributed by us and the other owners of the center. For our consolidated surgical facilities, the indebtedness typically consists of intercompany loans that we provide, and for our non-consolidated surgical facilities, of third-party debt for which we provide a guarantee for only our pro rata share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Other Services

        Although our business is primarily focused on owning and operating surgical facilities, we also provide other services that complement our core surgical facility business. Specifically, we currently manage large physician practices in Memphis, Tennessee and Johnson City, Tennessee. Each of these physician practices has entered into an agreement with us, which provides, among other things, that we will provide billing, financial services and other business management services in exchange for a management fee.

Information Systems and Controls

        Each of our surgical facilities uses a financial reporting system that provides information to our corporate office to track financial performance on a timely basis. In addition, each of our surgical facilities uses an operating system to manage its business that provides critical support in areas such as scheduling, billing and collection, accounts receivable management, purchasing and other essential operational functions. We have implemented systems to support all of our surgical facilities and to enable us to access more easily information about our surgical facilities on a timely basis.

        We calculate net revenues through a combination of manual and system-generated processes. Our operating systems include insurance modules that allow us to establish profiles of insurance plans and their respective payment rates. The systems then match the charges with the insurance plan rates and compute a contractual adjustment estimate for each patient account. We then manually review the reasonableness of the systems' contractual adjustment estimate using the insurance profiles. This estimate is adjusted, if needed, when the insurance payment is received and posted to the account. Net revenues are computed and reported by the systems as a result of this activity.

        It is our policy to collect co-payments and deductibles prior to providing services. It is also our policy to verify a patient's insurance 72 hours prior to the patient's procedure. Because our services are primarily non-emergency, our surgical facilities have the ability to control these processes. We do not track exceptions to these policies, but we believe that they occur infrequently and involve insignificant amounts. When they do occur, we require patients whose insurance coverage is not verified to assume full responsibility for the fees prior to services being rendered and we seek prompt payment of co-payments and deductibles and verification of insurance following the procedure.

        We manually input each patient's account record and the associated billing codes. Our operating systems then calculate the amount of fees for that patient and the amount of the contractual adjustments. Claims are submitted electronically if the payor accepts electronic claims. We use clearinghouses for electronic claims, which then forward the claims to the respective payors. Payments are manually input to the respective patient accounts.

        We have developed proprietary measurement tools to track key operating statistics at each of our surgical facilities by integrating data from our local operating systems and our financial reporting systems. Management uses these tools to measure operating results against target thresholds and to identify, monitor and adjust areas such as specialty mix, staffing, operating costs, employee expenses and accounts receivable management. Our corporate and facility- level management team is compensated in part using performance-based incentives focused on revenues growth and improvement in operating income.

Marketing

        Our sales and marketing efforts are directed primarily at physicians who would use our surgical facilities. Marketing activities directed at physicians and other health care providers are coordinated locally by the individual surgical facility and are supplemented by dedicated corporate personnel. These activities generally emphasize the benefits offered by our surgical facilities compared to other facilities in the market, such as the proximity of our surgical facilities to physicians' offices, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the efficient turnaround time between cases, our advanced surgical equipment and our simplified administrative procedures. Although the facility administrator is the primary point of contact, physicians who utilize our surgical facilities are important sources of recommendations to other physicians regarding the benefits of using our surgical facilities. Each facility administrator develops a target list of physicians and we continually review these marketing lists and the facility administrator's progress in contacting and successfully attracting additional local physicians.

        We also market our surgical facilities directly to payors, such as HMOs, PPOs and other managed care organizations and employers. Payor marketing activities conducted by our corporate office management and facility administrators emphasize the high quality of care, cost advantages and convenience of our surgical facilities, and are focused on making each surgical facility an approved provider under local managed care plans.

Competition

        In each market in which we operate a surgical facility, we compete with hospitals and operators of other surgical facilities to attract physicians and patients. We believe that the competitive factors that affect our surgical facilities' ability to compete for physicians are convenience of location of the surgical facility, access to capital and participation in managed care programs. In addition, we believe the national prominence, scale and reputation of our company are instrumental in attracting physicians. We believe that our surgical facilities attract patients based upon our quality of care, the specialties and reputations of the physicians who operate in our surgical facilities, participation in managed care programs, ease of access and convenient scheduling and registration procedures.

        In developing or acquiring existing surgical facilities, we compete with other public and private surgical facility and hospital companies. Several large national companies own and/or manage surgical facilities, including HCA Inc., Universal Health Services, Inc., AmSurg Corp. and United Surgical Partners International, Inc. We also face competition from local hospitals, physician groups and other providers who may compete with us in the ownership and operation of surgical facilities.

Employees

        At June 30, 2008, we had about 3,200 employees, of which about 1,900 were full-time employees. None of our employees are represented by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Environmental

        We are subject to various federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Our operations include the use, generation and disposal of hazardous materials. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate (including contamination caused by prior owners or operators of such sites, abutters or other persons) and the off-site disposal of hazardous substances. We believe that we have been and are in substantial compliance with the terms of all applicable environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse effect on our business, results of operations or financial condition.

Insurance

        We maintain liability insurance in amounts that we believe are appropriate for our operations. Currently, we maintain professional and general liability insurance that provides coverage on a claims made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per surgical facility including the facility and employed staff. We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella liability insurance policy in the aggregate amount of $20.0 million. Coverage under certain of these policies is contingent upon the policy being in effect when a claim is made regardless of when the events which caused the claim occurred. The cost and availability of such coverage has varied widely in recent years. In addition, physicians who provide professional services in our surgical facilities are required to maintain separate malpractice coverage with similar minimum coverage limits. While we believe that our insurance policies are adequate in amount and coverage for our anticipated operation, we cannot assure you that the insurance coverage is sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

Reimbursement

  Medicare—Ambulatory Surgery Centers

        Payments under the Medicare program to ambulatory surgery centers are made under a system whereby the Secretary of the Department of Health and Human Services (the "Secretary") determines payment amounts prospectively for various categories of medical services performed in ambulatory surgery centers, subject to an inflation adjustment. The payments are not based on a center's costs or reasonable charges. The various state Medicaid programs also pay us a fixed payment for our services, which amount varies from state to state. About 19% of our patient service revenues during 2006 and 21% during 2007 were attributable to Medicare and Medicaid payments.

        The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "MMA") limits increases in Medicare reimbursement rates for ambulatory surgery centers. Under the MMA, the 2% increase in Medicare reimbursement rates for ambulatory surgery centers that became effective on October 1, 2003, was limited beginning April 1, 2004, to an amount equal to the increase in the Consumer Price Index for all urban consumers as estimated by the Secretary for the 12-month period ended June 30, 2003, minus 3.0 percentage points. The MMA also provides that there will be no increase in these rates during the years 2005 through 2009. In addition, the MMA also directed the CMS to develop a new ambulatory surgery center payment system taking into account findings in a Congressionally mandated Government Accountability Office ("GAO") study that would assess the appropriateness of basing the new ambulatory surgery center system on Medicare's hospital outpatient department payment system. Under the MMA, the new ambulatory surgery center payment system must be designed to result in the same aggregate amount of expenditures for surgical services provided at ambulatory surgery centers as would have been made if the new system were not adopted.

        On February 1, 2006, Congress passed the Deficit Reduction Act of 2005, or DRA. The DRA provides that for procedures furnished on or after January 1, 2007, but before the implementation of the revised ambulatory surgery center payment system that CMS is required to develop under the MMA, a surgery center cannot recoup more than the hospital outpatient department rate for a specific procedure, even if the standard overhead amount of the procedure exceeds the hospital outpatient department rate.

        On November 1, 2006, CMS issued a final rule that amended Medicare's list of approved ambulatory surgery center procedures for 2007 and implemented the payment caps that were imposed by the DRA of 2005. Under the final rule, 21 procedures were added to the ambulatory surgery center approved procedure list, and the ambulatory surgery center payment rates for 275 procedures were reduced to reflect the lower hospital outpatient prospective payment rate.

        On July 16, 2007, CMS issued a final rule that expands the list of approved ambulatory surgery center procedures effective January 1, 2008 to include all surgical procedures other than those that pose a significant safety risk or generally require an overnight stay, to a total of approximately 3,400 procedures offered. Addendum AA to the final rule contains 3,443 covered ambulatory surgery center procedures for calendar year 2008, which includes 82 procedures that are packaged with other covered procedures and therefore cannot be separately billed. However, for surgical procedures that were added to the approved ambulatory surgery center procedure list on or after January 1, 2008 that are commonly performed in physician offices, the final rule limits ambulatory surgery center payments to the lesser of the non-facility practice expense payment under the Medicare physician fee schedule or the new ambulatory surgery center payment rates for those procedures.

        In addition, the final rule implements changes to the ambulatory surgery center payment system that are required under the MMA. Under the final rule, effective January 1, 2008, ambulatory surgery center payment rates are based on the ambulatory payment classifications ("APCs") that are used to categorize procedures under the hospital outpatient prospective payment system. The newly added procedures are subject to the revised ambulatory surgery center payment rates in 2008. Under the final rule, the ambulatory surgery center payment rate conversion factor would be updated by the rate of increase in the consumer price index for urban consumers beginning in 2010. On November 1, 2007, CMS released a final rule establishing the ambulatory surgery center payment rates and the ambulatory surgery center list of payable procedures utilizing the ambulatory surgery center Medicare payment system announced in the July rule. For services provided on or after January 1, 2008, ambulatory surgery centers generally are paid approximately 65% of the hospital outpatient department rates. The new ambulatory surgery center payment rates will be phased in over a four year period and apply to services provided on or after January 1, 2008. Newly approved procedures are not subject to the phase-in and are paid at the 2008 rate.

        On August 31, 2007, CMS proposed to revise the definition of ambulatory surgery center to eliminate overnight stays. On October 30, 2008, CMS issued a final rule which defines ambulatory surgery center as an entity providing surgical services to patients not requiring hospitalization and in which the expected duration of services would not exceed 24 hours following admission. Among other changes, the final rule contains additional detail on the quality assurance and performance improvement programs ambulatory surgery centers are required to have. The final rule also added 14 surgical procedures to the Medicare-approved list. In addition, the rule reduces reimbursement for certain gastrointestinal and opthalmalogical procedures, which had already seen reduced reimbursement. We intend for our surgical facilities to comply with the Medicare requirements and certain changes to surgical facility operations may be required to assure compliance with these conditions. However, we cannot provide assurance that these changes will be sufficient to meet the CMS requirements or that additional operational changes will not be required in response to future revisions.

        While difficult to predict, the ultimate impact of the changes on our centers' performance will depend upon a number of different factors, including, but not limited to, (i) the annual payment rates, which are subject to annual recalculation, and (ii) each center's case mix and ability to realize increased volume as the list of approved ambulatory surgery center procedures is expanded. If the annual payment recalculations result in a further decrease in ambulatory surgery center payment rates for procedures performed in our centers, our revenues and profitability could be materially adversely affected. In addition, legislation has and will likely continue to be introduced in Congress to further adjust the new ambulatory surgery center payment system and refine Medicare's reimbursement policies. We cannot predict the potential scope and impact of any future legislative or regulatory changes.

  Medicare—Hospitals

        Three of our surgical facilities are licensed as hospitals. The Medicare program pays hospitals on a prospective payment system for acute inpatient services. Under this prospective payment system, a hospital receives a fixed amount for inpatient hospital services based on each patient's final assigned diagnosis related group ("DRG"). These payments do not consider a specific hospital's costs, but are national rates adjusted for area wage differentials and case-mix index. For several years, the percentage increases to the prospective payment rates have been generally lower than the percentage increases in the costs of goods and services for hospitals. On August 2, 2007, CMS issued a final rule that, beginning in fiscal year 2008, replaces the hospital Inpatient Prospective Payment System's ("IPPS's") existing 538 diagnosis related groups ("DRGs") with 745 Medicare Severity DRGs that are intended to better recognize each patient's severity of illness. The new Medicare Severity DRGs are expected to increase payments to hospitals that treat more severely ill and costlier patients and decrease payments to hospitals that generally treat less severely ill persons. On July 31, 2008, CMS released the final 2009 IPPS rule. In addition to providing for a 3.6% increase in reimbursement rates, the final rule revises the requirements relating to disclosure to patients of physician ownership and investment interests in hospitals and contains other revisions to the physician self-referral requirements with which the hospitals must comply.

        Most outpatient services provided by hospitals are reimbursed by Medicare under the outpatient prospective payment system. This outpatient prospective payment system is based on a system of Ambulatory Payment Classifications ("APC"). Each APC represents a bundle of outpatient services, and each APC has been assigned a fully prospective reimbursement rate. The market basket increase for APC payment rates for fiscal year 2007 was 3.4%. However, after taking into account changes that CMS made to the APCs and certain of its hospital outpatient prospective payment system reimbursement policies, most hospitals are expected to receive an overall average increase of 3.0% in

Medicare payments for outpatient services in 2007. A final rule issued by CMS on November 1, 2007 provides for a market basket increase for APC payment rates for calendar year 2008 of 3.3%.

  Private Third-Party Payors

        In addition to paying professional fees directly to the physicians performing medical services, most private third-party payors also pay a facility fee to ambulatory surgery centers for the use of the centers' surgical facilities and reimburse hospitals for the charges associated with the facilities and services that are provided by the hospitals to the third-party payors' beneficiaries. Most third-party payors pay pursuant to a written contract with our surgical facilities. These contracts generally require our hospitals and ambulatory surgery centers to offer discounts from their established charges.

        Some of our payments from third-party payors come from third-party payors with which our surgical facilities do not have a written contract. In those situations, commonly known as "out-of-network" services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our center had a contract with the payor. We also submit a claim for the services to the payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount. Historically, those third-party payors who do not have contracts with our surgical facilities have typically paid our claims at higher than comparable contracted rates. However, there is a growing trend for third- party payors to adopt out-of-network fee schedules that are more comparable to our contracted rates, or to take other steps to discourage their enrollees from seeking treatment at out-of-network surgical facilities. In these cases, we seek to enter into contracts with the payors. Typically, we have seen a decrease in revenues per case and an increase in volume of cases in those instances, resulting in an overall decrease in revenues to the surgical facility where we transition from out-of-network to in-network billing. We can provide no assurance that we will see a sufficient increase in volume of cases to compensate for the decrease in per case revenues where we transition from out-of-network to in-network billing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Executive Overview—Operating Trends."

  Workers' Compensation

        Our surgical facilities also provide services to injured workers and receive payment from workers' compensation payors pursuant to the various state workers' compensation statutes. Historically, workers' compensation payors have paid surgical facilities a percentage of the surgical facilities' charges. However, workers' compensation payment amounts are subject to legislative, regulatory, and other payment changes over which we have no control. In recent years, there has been a trend for states to implement workers' compensation fees schedules with rates generally lower than what our surgical facilities have historically been paid for the same services. With the exception of Missouri, all of the states in which our surgical facilities operate have recently adopted workers' compensation fee schedules or other types of workers' compensation payment reforms. Although South Carolina recently adopted a workers' compensation fee schedule, the fee schedule is currently the subject of litigation. A reduction in workers' compensation payment amounts could have a material adverse effect on the revenues of our surgical facilities.

        Over the past several years, governmental and private purchasers of health care services have begun to actively monitor the growth in health care expenditures and have taken affirmative steps, such as the implementation of fee schedules and the modification of existing payment methodologies, to contain health care expenditures. The governmental and private purchasers of health care services are likely to continue these activities in the future. We cannot predict what further legislation may be enacted or what regulations or guidelines may be established concerning third-party reimbursement by state, federal or private programs. In addition, market and cost factors affecting the fee structure, cost containment and utilization decisions of third-party payors and other payment factors over which we have no control could have a material adverse effect on the revenues of our surgical facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Executive Overview—Operating Trends."

Governmental Regulation

  General

        The health care industry is highly regulated, and we cannot provide any assurance that the regulatory environment in which we operate will not significantly change in the future or that we will be able to successfully address any such changes. In addition to extensive, existing government health care regulation, there continue to be numerous initiatives on the federal and state levels affecting the payment for and availability of health care services. We believe that these health care initiatives will continue during the foreseeable future. Some of the reform initiatives proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership of facilities to which they refer patients, could, if adopted, adversely affect us and our business.

        Every state imposes licensing requirements on individual physicians and health care facilities. In addition, federal and state laws regulate HMOs and other managed care organizations. Many states require regulatory approval, including licensure and in some cases certificates of need, before establishing certain types of health care facilities, including surgical hospitals and ambulatory surgery centers, offering certain services, including the services we offer, or making expenditures in excess of certain amounts for health care equipment, facilities or programs. We believe that hospital, outpatient surgery, and diagnostic services will continue to be subject to intense regulation at the federal and state levels.

        Our ability to operate profitably will depend in part upon all of our surgical facilities obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations. If we fail to obtain any necessary licenses or certifications or fail to maintain our existing licenses and certifications, it could have a material adverse effect on our business.

        The laws of many states prohibit physicians from splitting fees with non-physicians (i.e., sharing in a percentage of professional fees), prohibit non-physician entities (such as us) from practicing medicine to exercise control over or employ physicians and prohibit referrals to facilities in which physicians have a financial interest. We believe our activities do not violate these state laws. However, future interpretations of, or changes in, these laws might require structural and organizational modifications of our existing relationships with facilities and physician networks, and we cannot assure you that we would be able to appropriately modify such relationships. In addition, statutes in some states could restrict our expansion into those states.

        Our surgical facilities are subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights, discrimination, building codes, and medical waste and other environmental issues. Federal, state and local governments are expanding the regulatory requirements on businesses. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of our operations.

        We are unable to predict what additional government regulations, if any, affecting our business may be enacted in the future or how existing or future laws and regulations might be interpreted. If we, or any of our surgical facilities, fail to comply with applicable laws, it might have a material adverse effect on our business.

  Certificates of Need and Licensure

        Capital expenditures for the construction of new health care facilities, the addition of beds or new health care services or the acquisition of existing health care facilities may be reviewable by state regulators under statutory schemes that are sometimes referred to as certificate of need laws. States with certificate of need laws place limits on the construction and acquisition of health care facilities and the expansion of existing facilities and services. In these states, approvals, generally known as certificates of need, are required for capital expenditures exceeding amounts that involve the development, acquisition and/or expansion of certain facilities or services, including surgical facilities. We have a concentration of surgical facilities in certificate of need states as we believe the regulations present a competitive advantage to existing operators.

        State certificate of need laws generally provide that, prior to the addition of new beds, the construction of new health care facilities, the introduction of new health care services or the acquisition of any existing health care facility by a new owner, a designated state health planning agency must determine that a need exists for those beds, facilities or services. The certificate of need process is intended to promote comprehensive health care planning, assist in providing high quality health care at the lowest possible cost and avoid unnecessary duplication by ensuring that only those health care facilities that are needed will be built or maintained.

        Typically, to obtain a certificate of need, the provider of services submits an application to the appropriate agency with information concerning the area and population to be served, the anticipated demand for the facility or service to be provided, the amount of capital expenditure, the estimated annual operating costs, the relationship of the proposed facility or service to the overall state health plan and the cost per patient day for the type of care contemplated and in cases involving the proposed acquisition of an existing facility, the financial resources and operational experience of the proposed new owners of such facility. The issuance of a certificate of need is based upon a finding of need by the agency in accordance with criteria set forth in certificate of need laws and state and regional health plans. If the proposed facility, service or acquisition is found to be necessary and the applicant is found to be the appropriate provider, the agency will issue a certificate of need containing a maximum amount of expenditure and a specific time period for the holder of the certificate of need to implement the approved project.

        Our health care facilities are also subject to state licensing requirements for medical providers. Our surgical facilities have licenses to operate as ambulatory surgery centers in the states in which they operate, except for (i) one surgical facility in Colorado, one surgical facility in Louisiana and one surgical facility in Oklahoma that are licensed as hospitals and (ii) one surgical facility in the state of Washington where the state does not issue licenses for ambulatory surgery centers. Our surgical facilities that are licensed as ambulatory surgery centers must meet all applicable requirements for ambulatory surgery centers. In addition, even though our surgical facilities that are licensed as hospitals provide surgical services, they must meet all applicable requirements for general hospital licensure. To assure continued compliance with these regulations, governmental and other authorities periodically inspect our surgical facilities. The failure to comply with these regulations could result in the suspension or revocation of a facility's license. In addition, based on the specific operations of our surgical facilities, some of these facilities maintain a pharmacy license, a controlled substance registration, a clinical laboratory certification waiver, and environmental protection permits for biohazards and/or radioactive materials, as required by applicable law.

  Medicare and Medicaid Participation

        The majority of our revenues are expected to continue to be received through third-party reimbursement programs, including state and federal programs, such as Medicare and Medicaid, and private health insurance programs. Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older, who have end-stage renal disease or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons. Each state Medicaid program covers in-patient hospital services and has the option to provide payment for ambulatory surgery center services. The Medicaid programs of all of the states in which we currently operate cover ambulatory surgery center services. However, these states may not continue to cover ambulatory surgery center services, and states into which we expand our operations may not cover or continue to cover ambulatory surgery center services.

        To participate in the Medicare program and receive Medicare payment, our surgical facilities must comply with regulations promulgated by the U.S. Department of Health and Human Services. Among other things, these regulations, known as "conditions of participation," impose numerous requirements on the facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. On April 26, 2007, CMS issued a policy memorandum that reaffirmed its prior interpretation of its conditions of participation that all hospitals (other than Critical Access Hospitals) participating in the Medicare program are required to provide basic emergency care interventions regardless of whether or not the hospital maintains an emergency department. Our three facilities licensed as hospitals are required to meet this requirement to maintain their participating provider status in the Medicare program. One of our hospitals, which does not have an emergency room, maintains a protocol for the transfer of patients requiring emergency treatment that may be interpreted as inconsistent with a recent CMS policy memorandum. Our surgical facilities must also satisfy the conditions of participation to be eligible to participate in the various state Medicaid programs. The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, we may have to make changes from time to time in our facilities, equipment, personnel or services. Although we intend to continue to participate in these reimbursement programs, we cannot assure you that our surgical facilities will continue to qualify for participation.

        In order to develop its strategic plan required by DRA, in its report to Congress on August 8, 2006, CMS disclosed that it planned to require specialty hospitals to provide certain information to CMS on a periodic basis concerning physician investment interests and require all hospitals to disclose their compensation arrangements with physicians. CMS designed a form entitled "Disclosure of Financial Relationships Report (DFRR)." CMS initially proposed requiring 500 hospitals to report on the DFRR. On April 10, 2008, CMS withdrew its request for Office of Management and Budget approval of the DFRR after industry representatives asserted that CMS had severely underestimated the time it would take for a hospital to complete the form. In the Final 2009 IPPS Rule, CMS announced that it is proceeding with its proposal to send the DFRR to 500 hospitals, although the number may be reduced based on further review and comments to the Paperwork Reduction Act packages to be published separately in the Federal Register. Hospitals will have 60 days to respond to the DFRR and will be subject to penalties for late submissions. If CMS implements the DFRR, we intend for our three surgical facilities that are licensed as hospitals to comply with the DFRR requests to the extent they receive any such requests.

        In the Final 2009 IPPS Rule, CMS also finalized its proposal to require hospitals to disclose physician ownership to patients. Under the final rule, a hospital is required to disclose in writing to patients that physicians and/or immediate family members of physicians hold ownership in the hospital and that a list of owners may be furnished upon request of the patient. These disclosures must be made at the time the hospital provides information regarding scheduled preadmission testing and registration for a planned hospital admission for inpatient care or outpatient service. A hospital's provider agreement may be terminated if it fails to provide the notice. In addition, hospital that does not have a physician on site twenty four hour per day seven day per week could have its provider agreement terminated if it fails to provide notice of this circumstance.

        CMS also mandated that as a condition of continued membership on the hospital medical staff, each physician is be required at the time of a referral to the hospital to disclose in writing to patients referred to the hospital that the physician or an immediate family member holds ownership in the hospital.

        MMA required the Secretary of HHS to establish a Technical Advisory Group ("TAG") to advise the Secretary on issues related to Emergency Medical Treatment and Labor Act ("EMTALA") regulations and implementation of EMTALA. In the Final 2009 IPPS Rule, CMS noted that the TAG submitted 55 recommendations to the Secretary, certain of which have been adopted and others of which are still under study. Several of the recommendations concern how a hospital will satisfy its on-call list obligations. The TAG recommended that each hospital and its medical staff have an annual plan to address on-call coverage. Recognizing that certain hospitals have difficulty attracting on-call coverage especially for specialties where a physician is on more than one medical staff, the TAG recommended that hospitals be permitted to participate in "community call." All the hospitals in a community could be covered by one on-call physician in a specialty. Thus, if Hospital A and Hospital B share community coverage for a specialty, the physician could provide call at hospital B and patients from Hospital A could be transferred to Hospital B for stabilization requiring specialty care. In the Final 2009 IPPS Rule, CMS outlined the requirements for community call. A hospital participating in community call is still required to provide an initial screening.

        We do not know which of the remaining TAG recommendations will be implemented by CMS or whether any further EMTALA requirements would adversely affect our ability to qualify for participation in Medicare and Medicaid.

  Antitrust Laws

        Federal and state antitrust laws prohibit price fixing among competitors. Independent physicians who are not economically integrated through a group practice or some other method of sharing substantial financial risk may be considered "competitors" under antitrust laws and subject to prohibitions on price fixing. Price fixing is considered to be a per se violation of federal antitrust laws. The Federal Trade Commission ("FTC") and the Department of Justice have the authority to bring civil and criminal enforcement actions against persons and entities that violate federal antitrust laws. Moreover, competitors and customers who are injured by activities that violate federal antitrust laws may also bring civil actions against the alleged violator. In some cases, treble damages are available to an injured competitor or customer.

        Prior to 2007, we managed an independent practice association ("IPA") in Louisville, Kentucky. Networks of physicians, such as the IPA that we managed, involve price discussions among competitors, which create antitrust concerns. In recognition of the beneficial nature of these entities in a changing health care environment, the FTC and the U.S. Department of Justice have issued several joint policy statements regarding enforcement in the health care industry that set forth "antitrust safety zones" in which a physician network may safely operate.

        The IPA that we managed may not fit within a safety zone. However, the policy statements issued by the U.S. Department of Justice and the FTC provide that the failure of an IPA to meet all of the requirements of a safety zone will not automatically make the activities of the IPA illegal. Instead, the government examines IPA arrangements on a case by case or "rule of reason" basis to determine if the IPA can demonstrate that its members are economically or clinically integrated and that the pro-competitive aspects of the IPA outweigh the anti-competitive implications of the arrangement. If there are sufficient pro-competitive aspects to the IPA, it will generally not be found to be illegal. Upon request, the FTC and the U.S. Department of Justice will provide advisory opinions regarding the compliance of physician network arrangements with the antitrust statutes. We have not, however, sought such an opinion.

        Effective December 31, 2006, our management of the IPA located in Louisville, Kentucky, ceased because the IPA dissolved its association. We believe the decreased revenues as a result of the dissolution of the IPA will be immaterial to our financial condition and results of operations. Income before the provision for income taxes provided by the IPA was less than 1.0% for each of the years ended December 31, 2006 and 2005.

  Federal Anti-Kickback Statute and Medicare Fraud and Abuse Laws

        The Social Security Act includes provisions addressing false statements, illegal remuneration and other instances of fraud and abuse in the Medicare program. These provisions are commonly referred to as the Medicare fraud and abuse laws, and include the statute commonly known as the federal anti-kickback statute (the "Anti-Kickback Statute"). The Anti-Kickback Statute prohibits providers and others from, among other things, soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for or ordering or arranging for or recommending the order of any item or service covered by a federal health care program, including, but not limited to, the Medicare program. Violations of the Anti-Kickback Statute are criminal offenses punishable by imprisonment and fines of up to $25,000 for each violation. Civil violations are punishable by fines of up to $50,000 for each violation, as well as damages of up to three times the total amount of remuneration received from the government for health care claims.

        In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act of 1996, ("HIPAA"), and the Balanced Budget Act of 1997, impose civil monetary penalties and exclusion from state and federal health care programs on providers who commit violations of the Medicare fraud and abuse laws. Pursuant to the enactment of HIPAA, as of June 1, 1997, the Secretary of the Department of Health and Human Services (the "Secretary") may, and in some cases must, exclude individuals and entities that the Secretary determines have "committed an act" in violation of the Medicare fraud and abuse laws or improperly filed claims in violation of the Medicare fraud and abuse laws from participating in any federal health care program. HIPAA also expanded the Secretary's authority to exclude a person involved in fraudulent activity from participating in a program providing health benefits, whether directly or indirectly, in whole or in part, by the U.S. government. Additionally, under HIPAA, individuals who hold a direct or indirect ownership or controlling interest in an entity that is found to violate the Medicare fraud and abuse laws may also be excluded from the Medicare and Medicaid and other federal and state health care programs if the individual knew or should have known of the activity leading to the conviction or exclusion of the entity, or where the individual is an officer or managing employee of such entity. For the purposes of the statute, the term "should know" means that a person acts in deliberate ignorance or reckless disregard of the truth or falsity of the information. This standard does not require that specific intent to defraud be proven by the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"). Under HIPAA it is also a crime to defraud any commercial health care benefit program.

        Because physician-investors in our surgical facilities are in a position to generate referrals to the facilities, the distribution of available cash to those investors could come under scrutiny under the Anti-Kickback Statute. The U.S. Third Circuit Court of Appeals has held that the Anti-Kickback Statute is violated if one purpose (as opposed to a primary or sole purpose) of a payment to a provider is to induce referrals. Other federal circuit courts have followed this decision. Because none of these cases involved a joint venture such as those owning and operating our surgical facilities, it is not clear how a court would apply these holdings to our activities. It is clear, however, that a physician's investment income from a surgical facility may not vary with the number of his or her referrals to the surgical facility, and we comply with this prohibition.

        In a case involving a physician-owned joint venture, the U.S. Ninth Circuit Court of Appeals held that the Anti-Kickback Statute is violated when a person or entity (1) knows that the statute prohibits offering or paying remuneration to induce referrals and (2) engages in prohibited conduct with the specific intent to violate the law. In that case, the joint venture was determined to have violated the law because its agent solicited prospective limited partners by implying that eligibility to purchase shares in the limited partnership was dependent on an agreement to refer business to it, told prospective limited partners that the number of shares they would be permitted to purchase would depend on the volume of business they referred to the venture, and stated that partners who did not refer business would be pressured to leave the partnership. The court also determined that the joint venture was vicariously liable for the actions of its agents, notwithstanding that the agent's actions were contrary to the principal's stated policy.

        Under regulations issued by the OIG, certain categories of activities are deemed not to violate the Anti-Kickback Statute (commonly referred to as the safe harbors). According to the preamble to these safe harbor regulations, the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the Anti-Kickback Statute. The safe harbor regulations do not make conduct illegal, but instead outline standards that, if complied with, protect conduct that might otherwise be deemed in violation of the Anti-Kickback Statute. Failure to meet a safe harbor does not indicate that the arrangement violates the Anti-Kickback Statute.

        One safe harbor protects profit distributions to investors in small entity joint ventures, such as surgical hospitals and ambulatory surgery centers, which, directly or indirectly, provide services for which payment may be made under federal health care programs (the "Small Entity Investment Safe Harbor"). Under the Small Entity Investment Safe Harbor, profit distributions to an investor are protected from prosecution under the Anti-Kickback Laws if all of the following criteria are met:

          1.     At all times during either the entity's most recent fiscal year or the last twelve (12) months, no more than 40% of each class of investment in the entity was owned by investors who are in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for the entity;

          2.     If the investment is offered to passive investors, it is offered to passive investors who are in a position to make referrals, furnish items or services or otherwise influence business on the same terms as it offered to passive investors not in such a position;

          3.     The terms on which the opportunity to invest is offered to an investor are unrelated to the previous or expected volume of referrals, items, or services furnished, or business generated from the investor to the entity;

          4.     If the entity has passive investors, they are not required to make referrals, furnish items or services or generate business for the entity, or to be in a position to do so, in order to become or remain an investor;

          5.     The entity and its investors do not market or provide the entity's items or services (or those of another entity as part of a cross-referral arrangement) to passive investors differently than to non-investors;

          6.     No more than 40% of the entity's gross revenues in either its most recent fiscal year or the last twelve (12) months were derived from referrals from, items or services furnished by, or otherwise generated by investors;

          7.     The funds used to purchase the investment by investors who or which are in a position to refer patients, furnish items or services, or generate business were not loaned or guaranteed by the entity or any other investor; and

          8.     The return on investment is directly proportional to the amount of the investment (including the fair market value of any preoperational services rendered), in the entity.

        We believe that the ownership and operations of our surgery centers and hospitals will not satisfy the Small Entity Investment Safe Harbor because more than 40% of the value of each class of investment interests will be held by investors in a position to make or influence referrals or to generate business for the facilities and more than 40% of the gross revenues of the surgery centers and hospitals will be derived from referrals by investors or services performed by investors.

        Another safe harbor protects the payment of profit distributions to owners of a health care business that provides items or services to a medically underserved (the "Rural Safe Harbor"). The OIG has indicated that it believes the Rural Safe Harbor provides for flexibility to protect those arrangements that otherwise may lack the necessary capital from non-referral source investors. A "medically underserved area" (an "MUA") can be either a rural or urban area that is designated as having a shortage of health care services. Under the Rural Safe Harbor, the return on investment to active or passive investors is not considered illegal remuneration if the joint venture is located in an MUA and meets all the following requirements:

          1.     Interested investors (one who is in a position to make or influence referrals to, furnish items or services to, or otherwise generate business for, the entity) cannot own more than fifty percent of each class of investments in the entity, even when interested investors generate all of the revenues;

          2.     At least seventy-five percent of the dollar volume of the entity's business in the previous twelve-month period or fiscal year must be from residents of an MUA or members of a medically underserved population;

          3.     The terms on which the investment interest is offered to an interested passive investor must be the same terms offered to other passive investors and must not be related to the previous or expected volume of referrals, items or services furnished, or business generated by the investor to the entity;

          4.     A passive investor cannot be required to make or influence referrals to, furnish items or services to, or generate business for the entity as a condition to remaining an investor;

          5.     The entity or any investor cannot market or furnish the entity's items or services to passive investors differently than non-investors;

          6.     The entity or any investor cannot loan funds to, or guarantee a loan for, an interested investor if the investor uses any part of the loan to obtain the investment interest; and

          7.     The return on any investment interest must be directly proportional to the amount of the investor's capital investment, including the fair market value of any pre-operational services rendered.

          8.     The terms on which an investment interest is offered to a passive investor in a position to refer business must be no different than that offered to other passive investors.

        If an entity is developed in an area designated as medically underserved and operates in full compliance with the Rural Safe Harbor, but the MUA designation subsequently changes, the entity will continue to be protected by the Rural Safe Harbor for the lesser of three years or the remaining term of the investment after the area ceases to be an MUA.

        Although some of our ambulatory surgery centers and surgical hospitals are located in an MUA, we do not believe that the ownership of these facilities satisfies the Rural Safe Harbor because interested investors own more than fifty percent of the applicable entity.

        The OIG published an expanded listing of safe harbors under the Anti-Kickback Statute on November 19, 1999. The expanded safe harbor regulations included a safe harbor designed to protect distributions to physician-investors in ambulatory surgery centers who refer patients directly to the ambulatory surgery center and personally perform the procedures at the center as an extension of their practice (the "ASC Safe Harbor"). The ASC Safe Harbor protects four categories of investors, including facilities owned by (1) general surgeons, (2) single-specialty physicians, (3) multi-specialty physicians and (4) hospital/physician ventures, provided that certain requirements are satisfied. These requirements include the following:

          1.     The ambulatory surgery center must be an ambulatory surgery center certified to participate in the Medicare program, and its operating and recovery room space must be dedicated exclusively to the ambulatory surgery center and not a part of a hospital (although such space may be leased from a hospital if such lease meets the requirements of the safe harbor for space rental).

          2.     Each investor must be either (a) a physician who derived at least one-third of his or her medical practice income for the previous fiscal year or 12-month period from performing procedures on the list of Medicare-covered procedures for ambulatory surgery centers, (b) a hospital, or (c) a person or entity not in a position to make or influence referrals to the center, nor to provide items or services to the ambulatory surgery center, nor employed by the ambulatory surgery center or any investor.

          3.     Unless all physician-investors are members of a single specialty, each physician-investor must perform at least one-third of his or her procedures at the ambulatory surgery center each year. (This requirement is in addition to the requirement that the physician-investor has derived at least one-third of his or her medical practice income for the past year from performing procedures.)

          4.     Physician-investors must have fully informed their referred patients of the physician's investment.

          5.     The terms on which an investment interest is offered to an investor are not related to the previous or expected volume of referrals, services furnished or the amount of business otherwise generated from that investor to the entity.

          6.     Neither the ambulatory surgery center nor any other investor nor any person acting on their behalf may loan funds to or guarantee a loan for an investor if the investor uses any part of such loan to obtain the investment interest.

          7.     The amount of payment to an investor in return for the investment interest is directly proportional to the amount of the capital investment (including the fair market value of any pre-operational services rendered) of that investor.

          8.     All physician-investors, any hospital-investor and the center agree to treat patients receiving benefits or assistance under a federal health care program in a non-discriminatory manner.

          9.     All ancillary services performed at the ambulatory surgery center for beneficiaries of federal health care programs must be directly and integrally related to primary procedures performed at the ambulatory surgery center, and may not be billed separately.

          10.   No hospital-investor may include on its cost report or any claim for payment from a federal health care program any costs associated with the ambulatory surgery center.

          11.   The ambulatory surgery center may not use equipment owned by or services provided by a hospital-investor unless such equipment is leased in accordance with a lease that complies with the Anti-Kickback statute equipment rental safe harbor and such services are provided in accordance with a contract that complies with the Anti-Kickback Statute personal services and management contracts safe harbor.

          12.   No hospital-investor may be in a position to make or influence referrals directly or indirectly to any other investor or the ambulatory surgery center.

        We believe that the ownership and operations of our surgical facilities will not satisfy this ASC Safe Harbor for investment interests in ambulatory surgery centers because, among other things, we or one of our subsidiaries will generally be an investor in and provide management services to each ambulatory surgery center. We cannot assure you that the OIG would view our activities favorably even though we strive to achieve compliance with the remaining elements of this safe harbor. In addition, although we expect each physician-investor to utilize the ambulatory surgery center as an extension of his or her practice, we cannot assure you that all physician-investors will derive at least one-third of their medical practice income from performing Medicare-covered ambulatory surgery center procedures, perform one-third of their procedures at the ambulatory surgery center or inform their referred patients of their investment interests. Interests in our ambulatory surgery center joint ventures are purchased at fair market value. Investors who purchase at a later time generally pay more for a given percentage interest than founding investors. The result is that while all investors are paid distributions in accordance with their ownership interests, for ambulatory surgery centers where there are later purchases we cannot meet the safe harbor requirement that return on investment is directly proportional to the amount of capital investment. Nonetheless, we believe our fair market value purchase requirements and distribution policies comply with the Anti-Kickback Statute. In Advisory Opinion No 01-21 (November 16, 2001), the OIG approved an arrangement where a hospital made a later fair market value purchase of interests in an ambulatory surgery center where some of the existing physicians had purchased at a later time for a higher per unit investment. In a recent Advisory Opinion, No. 07-05 (June 12, 2007), however, the OIG refused to provide protection to a proposed sale of some of their interests by certain founding physician investors to a would-be hospital investor. The OIG raised three concerns: (1) the hospital was purchasing its interests from physician investors, thus the ambulatory surgery center would not receive an infusion of capital, rather the physicians would realize gain on their investment, (2) the hospital was purchasing from only certain of the investor physicians raising the possibility that the hospital's purchase was to reward or influence the selling physicians' referrals to the surgery center or the hospital, and (3) for each investor return on investment would not be directly proportional to the amount of capital invested. The OIG admitted that none of the factors alone or together necessarily indicates an Anti-Kickback Statute violation. Given the results in Advisory Opinion No. 01-21 and that negative OIG Advisory Opinions are unusual, it appears to us that the OIG's conclusions as stated in Advisory Opinion No. 07-05 may be limited to the facts of the arrangement in the Advisory Opinion request.

        We hold ownership in one ambulatory surgery center in which a physician group that includes primary care physicians who do not use the ambulatory surgery center also holds ownership. In OIG Advisory Opinion No. 03-5 (February 6, 2003), the OIG declined to grant a favorable opinion to a proposed ambulatory surgery center structure that would have been jointly owned by a hospital and a multi-specialty group practice that was composed of a substantial number of primary care physicians who would not personally use the ambulatory surgery center. In the opinion, the OIG stated that because interests in the ambulatory surgery center would be indirectly owned by physicians who would not personally practice at the ambulatory surgery center, the proposed structure could potentially generate prohibited remuneration under the Anti-Kickback Statute and that as a result, the OIG was precluded from determining that the proposed arrangement posed a minimal risk of fraud and abuse. We believe that the ownership of our ambulatory surgery center complies with the Anti-Kickback Statute because we understand that the physician group that owns an interest in our ambulatory surgery center is structured to fit within the definition of a unified group practice under the federal law prohibiting physician self-referrals, commonly known as the Stark Law, and the income distributions of the group practice comply with the Stark Law's acceptable methods of income distribution. Although these provisions apply directly only to liability under the Stark Law, we believe that the same principles are relevant to an analysis under the Anti-Kickback Statute. We believe that no physician in the group practice receives an income distribution that is based directly on his or her referrals to the ambulatory surgery center, and we believe that the group's ownership of the ambulatory surgery center is no different than its ownership of other ancillary services common in physician practices. Nevertheless, there can be no assurance that the proposed arrangement will not be determined to be in violation of the law.

        In addition to the physician ownership in our surgical facilities, other financial relationships of ours with potential referral sources could potentially be scrutinized under the Anti-Kickback Statute. We have entered into management agreements to manage many of our surgical facilities, as well as two physician networks. Most of these agreements call for our subsidiary to be paid a percentage-based management fee. Although there is a safe harbor for personal services and management contracts (the "Personal Services and Management Safe Harbor"), the Personal Services and Management Safe Harbor requires, among other things, that the amount of the aggregate compensation paid to the manager over the term of the agreement be set in advance. Because our management fees are generally based on a percentage of revenues, our management agreements do not typically meet this requirement. We do, however, believe that our management arrangements satisfy the other requirements of the Personal Services and Management Safe Harbor for personal services and management contracts. The OIG has taken the position that percentage-based management agreements are not protected by a safe harbor, and consequently, may violate the Anti-Kickback Statute. On April 15, 1998, the OIG issued Advisory Opinion No. 98-4 which reiterates this proposition. The opinion focused on areas the OIG considers to be problematic in a physician practice management context, including financial incentives to increase patient referrals, no safeguards against overutilization and incentives to increase the risk of abusive billing. The opinion also reiterated that proof of intent to violate the Anti-Kickback Statute is the central focus of the OIG. We have implemented formal compliance programs designed to safeguard against overbilling and believe that our management agreements comply with the requirements of the Anti-Kickback Statute. However, we cannot assure you that the OIG would find our compliance programs to be adequate or that our management agreements would be found to comply with the Anti-Kickback Statute.

        We also typically guarantee a surgical facility's third-party debt financing and certain lease obligations as part of our obligations under a management agreement. Physician investors are generally not required to enter into similar guarantees. The OIG might take the position that the failure of the physician investors to enter into similar guarantees represents a special benefit to the physician investors given to induce patient referrals and that such failure constitutes a violation of the Anti-Kickback Statute. We believe that the management fees (and in some cases guarantee fees) are adequate compensation to us for the credit risk associated with the guarantees and that the failure of the physician investors to enter into similar guarantees does not create a material risk of violating the Anti-Kickback Statute. However, the OIG has not issued any guidance in this regard.

        The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have not, however, sought such an opinion regarding any of our arrangements. If it were determined that our activities, or those of our surgical facilities, violate the Anti-Kickback Statute, we, our subsidiaries, our officers, our directors and each surgical facility investor could be subject, individually, to substantial monetary liability, prison sentences and/or exclusion from participation in any health care program funded in whole or in part by the U.S. government, including Medicare, TRICARE or state health care programs.

  Federal Physician Self-Referral Law

        Congress has enacted the Stark Law, a federal physician self-referral law that prohibits certain self-referrals for health care services. As currently enacted, the Stark Law prohibits a practitioner, including a physician, dentist or podiatrist, from referring patients to an entity with which the practitioner or a member of his or her immediate family has a "financial relationship" for the provision of certain "designated health services" that are paid for in whole or in part by Medicare or Medicaid unless an exception applies. The term "financial relationship" is broadly defined and includes most types of ownership and compensation relationships. The Stark Law also prohibits the entity from seeking payment from Medicare or Medicaid for services that are rendered through a prohibited referral. If an entity is paid for services provided through a prohibited referral, it may be required to refund the payments. Violations of the Stark Law may also result in the imposition of damages equal to three times the amount improperly claimed and civil monetary penalties of up to $15,000 per prohibited claim and $100,000 per prohibited circumvention scheme and exclusion from participation in the Medicare and Medicaid programs. For the purposes of the Stark Law, the term "designated health services" is defined to include:

  •
  clinical laboratory services;

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  physical therapy services;

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  occupational therapy services;

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  radiology services, including magnetic resonance imaging, computerized axial tomography scan and ultrasound services;

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  radiation therapy services and supplies;

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  durable medical equipment and supplies;

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  parenteral and enteral nutrients, equipment and supplies;

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  prosthetics, orthotics and prosthetic devices and supplies;

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  home health services;

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  outpatient prescription drugs; and

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  inpatient and outpatient hospital services.

        The list of designated health services does not, however, include surgical services that are provided in an ambulatory surgery center. Furthermore, in final Stark Law regulations published by the Department of Health and Human Services on January 4, 2001, the term "designated health services" was specifically defined to not include services that are reimbursed by Medicare as part of a composite rate, such as services that are provided in an ambulatory surgery center. However, if designated health services are provided by an ambulatory surgery center and separately billed, referrals to the ambulatory surgery center by a physician-investor would be prohibited by the Stark Law. Because our facilities that are licensed as ambulatory surgery centers do not have independent laboratories and do not provide designated health services apart from surgical services, we do not believe referrals to these facilities by physician-investors are prohibited. If legislation or regulations are implemented that prohibit physicians from referring patients to surgical facilities in which the physician has a beneficial interest, our business and financial results would be materially adversely affected.

        Three of our facilities are licensed as hospitals. The Stark Law currently includes an exception relating to physician ownership of a hospital, provided that the physician's ownership is in the whole hospital and the physician is authorized to perform services at the hospital (the "whole hospital exception"). Physician investment in our facilities licensed as hospitals meet this requirement. However, the "whole hospital exception" has been the subject of recent regulatory action and legislative debate.

        In 2003, the MMA amended the Stark Law to provide that the "whole hospital exception" did not apply to specialty hospitals for a period of 18 months beginning on November 18, 2003, and ending on June 8, 2005. For the purposes of the moratorium, "specialty hospitals" were defined in the MMA as hospitals that are primarily or exclusively engaged in the care and treatment of (1) patients with a cardiac condition, (2) patients with an orthopedic condition, (3) patients receiving a surgical procedure or (4) any other specialized category of services that the U.S. Secretary of the Department of Health and Human Services designates as inconsistent with the purpose of the "whole hospital exception". However, the moratorium did not apply to specialty hospitals that were in existence or under development on November 18, 2003, so long as: (a) the total number of physician-investors in the hospital did not increase from the number of physician-investors on November 18, 2003; (b) the hospital did not change the type of specialty services that it provides from the types that it provided on November 18, 2003; and (c) the hospital did not increase its number of beds by more than 50% or five beds, whichever is greater.

        Prior to the moratorium's expiration, legislation was introduced in Congress which would have made the moratorium permanent. The legislation did not pass prior to the expiration of the original Stark Law moratorium. However, on June 9, 2005, CMS announced that it was imposing a six-month moratorium on the Medicare program's enrollment of specialty hospitals. As part of that moratorium, CMS directed its fiscal intermediaries to refuse to process Medicare enrollment applications for specialty hospitals. Even though the MMA never defined exactly what thresholds had to be met for a hospital to be considered to be "primarily or exclusively" engaged in specialty services, CMS determined that those hospital applicants that estimate they will provide at least 45% of their initial year's inpatient services in cardiac, orthopedic or surgical DRG categories should be deemed to be specialty hospitals and, therefore, subject to the enrollment moratorium.

        On February 1, 2006, Congress passed the Deficit Reduction Act of 2005, or DRA. The DRA (1) required the Secretary to develop a strategic plan to address physician-owned specialty hospital issues such as proportionality of investment return, methods for determining bona fide investments, disclosure of investment interests and the provision of Medicaid and charity care by specialty hospitals and (2) prohibited specialty hospitals from enrolling in the Medicare program until the Secretary's plan was completed, which, under the Act, was required to be no later than six months (or eight months if the Secretary applied for an extension) after the date of the enactment of the DRA. The Secretary released his plan on August 8, 2006. In his plan, the Secretary announced that CMS would address the issues surrounding physician-owned specialty hospitals by (1) continuing to reform payment rates for inpatient hospital services through DRG refinements, (2) continuing its efforts to more closely align hospital/physician incentives, (3) clarifying the Emergency Medical Treatment and Active Labor Act and patient care obligations of specialty hospitals, (4) requiring hospitals to disclose their ownership and investment information to CMS and their patients, and (5) increasing enforcement actions against persons and entities that are parties to arrangements involving disproportionate returns and non-bona fide investments. The Secretary also allowed Medicare's specialty hospital enrollment moratorium to expire and did not recommend that the "whole hospital exception" be repealed or amended. The Secretary did not, however, rule out such actions in the future. Because many of the Secretary's recommendations are subject to future rulemaking proceedings, we cannot predict the effect that the recommendations will have on our hospital facilities.

        On March 5, 2008, the U.S. House of Representatives passed the Paul Wellstone Mental Health and Addiction Equity Act of 2007 that included provisions that would significantly amend the Whole Hospital Exception to the Stark Law. The Senate version of the Mental Health and Addiction Equity Act does not contain amendments to the Whole Hospital Exception and has not been passed. However, the Senate passed legislation to amend the Whole Hospital Exception in its version of the Supplemental Appropriations Act, 2008, but this language was dropped from the version that ultimately became law.

        The provisions passed by the House and Senate in the respective bills relating to the Whole Hospital Exception are substantially similar. Both would impose significant restrictions on physician ownership by: (i) prohibiting a hospital from having any physician ownership unless the hospital already had physician ownership and a Medicare provider agreement in effect on the date the legislation is enacted, (ii) limiting aggregate ownership by physicians to 40% of the total value of investment interests in the hospital (the House bill would also limit individual physician ownership to 2% of the total value of investment interests in the hospital; the Senate bill would allow aggregate ownership by physicians of greater than 40%, to the extent such greater percentage ownership existed on the date of enactment); (iii) requiring the return on investment to be proportionate to the investment by each investor; (iv) placing restrictions on preferential treatment of physician versus non-physician investors; and (v) requiring disclosures to patients of physician ownership interests, along with annual reports to the government detailing such ownership.

        In addition, both bills would put limitations on the expansion of any grandfathered physician-owned hospital. A grandfathered hospital would have to seek approval through a process developed by the Secretary of the Department of Health and Human Services (the "Secretary"), which must include a provision for community input. Expansion would only be permitted at the discretion of the Secretary, and a hospital's lifetime expansion could not exceed a predetermined amount (in the House bill an additional 50% of the number of hospital beds/operating rooms existing on the enactment date, and in the Senate bill an additional 100% of the number of hospital beds/operating rooms existing on the enactment date). Additionally, expansion would only be permitted for those hospitals meeting specified criteria based on Medicaid utilization, average bed occupancy, state bed capacity, and county population growth rates.

        We cannot predict whether the proposed amendments to the Whole Hospital Exception will be included in any future legislation or if Congress will adopt any similar provisions that would prohibit or otherwise restrict physicians from holding ownership interests in hospitals. If legislation were to be enacted by Congress that prohibits physician referrals to hospitals in which the physicians own an interest, or that otherwise limits physician ownership in existing facilities, or restricts the hospital's ability to expand, our financial condition and results of operations could be materially adversely affected.

        Additionally, the physician networks we manage must comply with the "in-office ancillary services exception" of the Stark Law. We believe that these physician networks operate in compliance with the applicable language of statutory exceptions to the Stark Law, including the exceptions for services provided by physicians within a group practice or in-office ancillary services.

        On July 2, 2007, as part of its proposed physician fee schedule for fiscal year 2008, CMS proposed certain amendments to the Stark Law regulations to clarify certain of its provisions that CMS believes may be vulnerable to abuse. The proposed revisions would not affect the Stark Law regarding surgical services performed in ambulatory surgery centers the "Whole Hospital Exception," or the "in-office ancillary services exception" under the Stark Law, which are applicable to the Company's operations. However, CMS sought public comment on whether changes should be made to the "in-office ancillary services exception." In the final 2008 physician fee schedule CMS chose not to include many of the Stark Law revisions. Instead, CMS indicated that because of the significance of the proposals and the volume of comments it would delay finalization of almost all of its proposals. Informally, CMS has indicated that it intends to finalize its proposals in some form in the Summer of 2008.

        Further, also in the November 27, 2007 publication, CMS announced that because it only solicited comments regarding the "in-office ancillary services exception" in the July 2, 2007 notice, rather than making specific proposals, any changes to the "in-office ancillary services exception" would be published first in a proposed rule with provisions for public comment. We cannot provide assurances that CMS may not propose and later adopt changes to the "in-office ancillary services exception" or whether if adopted any such changes would not adversely affect the physician practices that we manage, and thus that portion of our business. If future revisions modify the provisions of the Stark Law regulations that are applicable to our business, our revenues and profitability could be materially adversely affected and could require us to modify our relationships with our physician and health care system partners.

        In addition, on September 5, 2007, CMS issued a final rule implementing Phase III of the Stark Law regulations, which were based on regulations published on March 24, 2004 and comments received regarding that publication. Thus, the final rule did not contain any of the Stark Law proposed revisions contained in the July 2, 2007 proposed physician fee schedule. The final rule also did not contain revisions that would affect surgical services performed in ambulatory surgery centers, the "Whole Hospital Exception," or the "in-office ancillary services exception" under the Stark Law, which are applicable to our operations. We cannot provide assurances that the proposed Stark Law revisions contained in the July proposed rule will not be adopted in the future or that CMS will not undertake other rulemaking to address additional revisions to the Stark Law.

        On April 30, 2008, CMS published the Proposed 2009 IPPS Rule, which included some proposals to modify Stark Law regulations. Among these, CMS proposes to scale back its proposal for DHS entity to "stand in the shoes" of another entity that it owns or controls to only instances where the subsidiary is wholly owned by the DHS entity. CMS is soliciting comments regarding whether a DHS entity should stand in the shoes of an entity in which it holds less than a 100% ownership interests and what percentage interest should be the trigger point. CMS is also soliciting comments regarding whether a DHS entity should stand in the shoes of an entity that it controls but does not own. However, we do not know whether the proposed changed to the Stark Law will be finalized or if finalized in what form. Therefore, we cannot provide assurances that the proposed Stark Law revisions contained in the July proposed rule will not be adopted in the future or that the proposed rule will have the impact we are anticipating.

  False and Other Improper Claims

        The U.S. government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs or other federal and state health care programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes, as well as penalties under the anti-fraud provisions of HIPAA. While the criminal statutes are generally reserved for instances of fraudulent intent, the U.S. government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the U.S. government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The U.S. government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care being provided was substandard.

        Over the past several years, the U.S. government has accused an increasing number of health care providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government. The statute defines "knowingly" to include not only actual knowledge of a claim's falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our surgical facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant civil or criminal penalties. In addition, some courts have held that a violation of the Anti-Kickback Statute or the Stark Law can result in liability under the federal False Claims Act.

        Under the qui tam, or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government. These private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both whistleblower lawsuits and direct enforcement activity by the government have increased significantly in recent years and have increased the risk that a health care company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs and other federal and state health care programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws would have a material adverse effect on us.

  Health Information Practices

        There are currently numerous laws at the state and federal levels addressing patient privacy concerns and standardization of health care transactions. Federal regulations issued pursuant to HIPAA are intended to encourage electronic commerce in the health care industry and contain, among other measures, provisions that require many organizations, including us, to implement very significant and potentially expensive new computer systems, employee training programs and business procedures.

        On August 17, 2000, the Department of Health and Human Services finalized regulations requiring us to use standard data formats and code sets established by the rule when electronically transmitting information in connection with several transactions, including health claims and equivalent encounter information, health care payment and remittance advice and health claim status. On February 20, 2003, the U.S. Department of Health and Human Services issued final modifications to these regulations. Although compliance with the transaction and code set regulations was required on October 16, 2003, CMS announced on September 23, 2003 that it would implement a contingency plan to accept noncompliant electronic transactions after the October 16, 2003 deadline. On February 27, 2004, CMS announced a modification to its claims payment policies that significantly increased the payment waiting period for electronic claims that are submitted in a non-HIPAA compliant format. Under the policy, beginning July 1, 2004, only claims that are submitted electronically in a HIPAA compliant format are eligible for payment 14 days after the claim is received. All other claims are not eligible for payment until 27 days after the claim is received. We have implemented or upgraded computer systems, as appropriate, at our surgical facilities and corporate headquarters to comply with the new transaction and code set regulations, and all of our surgical facilities are currently submitting their claims in a HIPAA compliant format.

        In addition to the date format and code set standards, HIPAA also requires the Department of Health and Human Services to issue regulations establishing standard unique health identifiers for individuals, health plans and health care providers to be used in connection with standard electronic transactions.

        On January 23, 2004, the Department of Health and Human Services published a final rule that adopted the National Provider Identifier, or NPI, as the standard unique health identifier for health care providers. The NPI is a 10-digit number assigned to eligible health care providers, including our surgical facilities, by the National Provider System, or NPS, an independent government contractor. When the NPI is fully implemented, health care providers, including our surgical facilities, must use only the NPI to identify themselves in connection with electronic transactions. Legacy numbers, such as Medicaid numbers, CHAMPUS numbers and Blue Cross-Blue Shield numbers, will not be permitted. As a result, health care providers will no longer have to keep track of multiple numbers to identify themselves in the standard electronic transactions with one or more health plans. Under the final rule, all health care providers, including our surgical facilities, could begin applying for NPIs on May 23, 2005, and must obtain and start using NPIs in connection with the standard electronic transactions no later than May 23, 2007. We believe that our surgical facilities are fully compliant with Department's NPI requirements. Failure to obtain the required NPIs could cause a significant delay in or even the denial of the payment of our surgical facilities' claims and could have a materially adverse effect on our revenues.

        On December 28, 2000, the U.S. Department of Health and Human Services published a final rule establishing standards for the privacy of individually identifiable health information. The final rule establishing the privacy standards became effective on April 14, 2001, with compliance required by April 14, 2003. On August 14, 2002, the Department of Health and Human Services published final revisions to the privacy rule. The final revisions did not alter the compliance date of April 14, 2003 for the majority of the requirements in the privacy regulations. These privacy standards apply to all health plans, all health care clearinghouses and health care providers that transmit health information in an electronic form in connection with the standard transactions. We are a covered entity under the final rule. The privacy standards apply to individually identifiable information held or disclosed by a covered entity in any form, whether communicated electronically, on paper or orally. These standards impose extensive administrative requirements on us. They require our compliance with rules governing the use and disclosure of this health information. They create rights for patients in their health information, such as the right to amend their health information, and they require us to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on our behalf. In addition, our surgical facilities will continue to remain subject to any state laws that are more restrictive than the privacy regulations issued under HIPAA. These state laws vary by state and could impose additional penalties.

        On February 20, 2003, the U.S. Department of Health and Human Services finalized a rule that establishes, in part, standards to protect the confidentiality, availability and integrity of health information by health plans, health care clearinghouses and health care providers that receive, store, maintain or transmit health and related financial information in electronic form, regardless of format. These security standards require us to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information. The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. Although the security standards do not reference or advocate a specific technology, and covered health care providers, plans and clearinghouses have the flexibility to choose their own technical solutions, the security standards have required us to implement significant new systems, business procedures and training programs. We believe that we are in compliance with these regulations.

        A violation of these privacy regulations could result in civil money penalties of $100 per incident, up to a maximum of $25,000 per person per year per standard. HIPAA also provides for criminal penalties of up to $50,000 and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to $100,000 and five years in prison for obtaining protected health information under false pretenses, and up to $250,000 and ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm.

        Compliance with these standards requires significant commitment and action by us. We have appointed members of our management team to direct our compliance with these standards. We have also appointed a privacy officer, prepared privacy policies, trained our workforce on these policies and entered into business associate agreements with the appropriate vendors. Continued compliance with the HIPAA standards will require us to continue these activities on an ongoing basis and may require us to make additional expenditures in the future.

  State Regulation

        Many of the states in which our surgical facilities operate have adopted statutes and/or regulations that prohibit the payment of kickbacks or any type of remuneration in exchange for patient referrals and that prohibit health care providers from, in certain circumstances, referring a patient to a health care facility in which the provider has an ownership or investment interest. While these statutes generally mirror the federal Anti-Kickback Statute and Stark Law, they vary widely in their scope and application. Some are specifically limited to health care services that are paid for in whole or in part by the Medicaid program, others apply to all health care services regardless of payor, while others apply only to state-defined designated services which may differ from the designated health services under the Stark Law. In addition, many states have adopted statutes that mirror the False Claims Act and that prohibit the filing of a false or fraudulent claim with a state governmental agency. We intend to comply with all applicable state health care laws, rules and regulations. However, these laws, rules and regulations have typically been the subject of limited judicial and regulatory interpretation. As a result, we cannot assure you that our surgical facilities will not be investigated or scrutinized by the governmental authorities empowered to do so or, if challenged, that their activities would be found to be lawful. A determination of non-compliance with the applicable state health care laws, rules, and regulations could subject our surgical facilities to civil and criminal penalties and could have a material adverse effect on our operations.

        Many states in which our surgical facilities are located or may be located in the future, do not permit business corporations to practice medicine, exercise control over or employ physicians, or engage in various business practices, such as fee-splitting with physicians (i.e. the sharing in a percentage of professional fees). The existence, interpretation and enforcement of these laws vary significantly from state to state. A determination of non-compliance with these laws could result in fines and or require us to restructure some of our existing relationships with our physicians. We are also subject to various state insurance statutes and regulations that prohibit us from submitting inaccurate, incorrect or misleading claims. Many state insurance laws and regulations are broadly worded and could be implicated, for example, if our surgical facilities were to waive an out-of-network co-payment or other patient responsibility amounts without fully disclosing the waiver on the claim submitted to the payor. While some of our surgical facilities waive the out-of-network portion of patient co-payment amounts when providing services to patients whose health insurance is covered by a payor with which the surgical facilities are not contracted, our surgical facilities fully disclose waivers in the claims submitted to the payors. We believe that our surgical facilities are in compliance with all applicable state insurance laws and regulations regarding the submission of claims. We cannot assure you, however, that none of our surgical facilities' insurance claims will ever be challenged. If we were found to be in violation of a state's insurance laws or regulations, we could be forced to discontinue the violative practice, which could have an adverse effect on our financial position and results of operations, and we could be subject to fines and criminal penalties.

  Health Care Regulations Affecting Our New York Operations

        We own an interest in a limited liability company which provides administrative services to a surgery center located in New York. Laws in the State of New York require that corporations have natural persons as stockholders to be approved by the New York Department of Health as a licensed health care facility. Accordingly, we are not able to own interests in a limited partnership or limited liability company that owns an interest in a health care facility located in New York. Laws in the State of New York also prohibit the delegation of certain management functions by a licensed health care facility, including but not limited to the authority to appoint and discharge senior management, independently control the books and records of the facility, dispose of assets of the facility outside of day-to-day operations and adopt policies affecting the delivery of health care services. The law does permit a licensed facility to lease premises and obtain various services from non-licensed entities.

However, it is not clear what types of delegation constitute a violation. Although we believe that our operations and relationships in New York are in compliance with these laws, if New York regulatory authorities or a third-party asserts a contrary position, we may be unable to continue or expand our operations in New York.

Properties

        Our corporate headquarters are located in Nashville, Tennessee in approximately 44,000 square feet of leased office space, under a ten-year lease that commenced on November 1, 2002.

        Typically, our surgical facilities are located on real estate leased by the partnership or limited liability company that operates the surgical facility. These leases generally have initial terms of ten years, but range from two to 15 years. Most of the leases contain options to extend the lease period for up to ten additional years. The surgical facilities are generally responsible for property taxes, property and casualty insurance and routine maintenance expenses. Three of our surgical facilities are located on real estate owned by the limited partnership or limited liability company that owns the surgical facility. We generally guarantee the lease obligations of the partnerships and limited liability companies that own our surgical facilities.

        Additional information about our surgical facilities and our other properties can be found under the caption, "Business—Operations."

Legal Proceedings

        We are, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contracts and employment related claims. In certain of these actions, plaintiffs request payment for damages, including punitive damages, that may not be covered by insurance.

 MANAGEMENT

        The following list identifies the name, age and position(s) of our executive officers, key employees and directors:

Name	Age	Position
Richard E. Francis, Jr.	54	Chairman of the Board, Chief Executive Officer and Director
Clifford G. Adlerz	54	President, Chief Operating Officer and Director
Teresa F. Sparks	40	Senior Vice President of Finance, Chief Financial Officer
Kenneth C. Mitchell	58	Senior Vice President of Mergers and Acquisitions
R. Dale Kennedy	59	Senior Vice President of Management Services and Secretary
George M. Goodwin	48	Senior Vice President and Chief Development Officer
Thomas S. Murphy, Jr.	49	Director
Robert V. Delaney	51	Director
Quentin Chu	31	Director
Kurt E. Bolin	49	Director

        Richard E. Francis, Jr. has served as the Chairman of the Board since May 2002 and as Chief Executive Officer since 1996. Mr. Francis also served as President from 1996 to May 2002. Mr. Francis served from 1992 to 1995 as Senior Vice President, Development of HealthTrust, Inc. From 1990 to 1992, Mr. Francis served as Regional Vice President, Southern Region for HealthTrust, where he oversaw operations of 11 hospitals.

        Clifford G. Adlerz has served as President since May 2002 and as Chief Operating Officer since 1996. Mr. Adlerz also served as Secretary from 1996 to May 2002. Mr. Adlerz served as Regional Vice President, Midsouth Region for HealthTrust, Inc. from 1992 until its merger with HCA Inc. in May 1995, at which time he became Division Vice President of HCA and served in that position until September 1995. Mr. Adlerz served as Chief Executive Officer of South Bay Hospital in Sun City, Florida from 1987 to 1992.

        Teresa F. Sparks has served as Chief Financial Officer and Senior Vice President of Finance since August 2007. Ms. Sparks served as Corporate Controller of Symbion, Inc. since the Company's inception to August 2007 and was named Vice President in December 2002. Previously, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization. Prior to joining Healthwise of America, Ms. Sparks was a senior healthcare auditor for Deloitte & Touche LLP, Nashville, Tennessee.

        Kenneth C. Mitchell has served as Senior Vice President of Mergers and Acquisitions since August 2007. Mr. Mitchell served as Vice President of Finance from 1996 to December 2002 and as Chief Financial Officer from May 2002 to August 2007. Mr. Mitchell served as Chief Financial Officer of American HealthMark, Inc. from 1989 to 1995 and as Vice President—Controller for HCA Management Company Inc. from 1988 to 1989. Prior to that time, Mr. Mitchell served as Assistant Vice President-Development and Regional Controller for HCA Management Company Inc.

        R. Dale Kennedy has served as Secretary since May 2002 and Senior Vice President of Management Services since December 2002. Mr. Kennedy served as Vice President of Management Services from 1996 to December 2002. Mr. Kennedy served as Chief Operations Officer for IPN Network, LLC, a company that managed the business office functions of health care entities, from 1991 until 1995. Prior to that time, Mr. Kennedy served in regional financial roles for HealthTrust, Inc. and HCA Inc.

        George M. Goodwin has served as Senior Vice President and Chief Development Officer since September 2007 having previously served as Vice President, Mergers and Acquisitions. Prior to joining us in 1998, Mr. Goodwin served as President and Chief Executive Officer for American Pathology Resources, Inc., a single specialty physician practice management company. Prior to assuming this position, Mr. Goodwin managed the homecare operations for the Tennessee Division of HCA consisting of 22 hospitals in Tennessee and Kentucky.

        Thomas S. Murphy, Jr. co-founded Crestview Partners in 2004. He retired from Goldman, Sachs & Co. in 2003 where he was a Partner/Managing Director. Mr. Murphy spent sixteen years in the Investment Banking Division of Goldman, Sachs & Co. While at Goldman, Sachs & Co., Mr. Murphy had extensive experience with acquisitions, divestitures, recapitalizations, initial public offerings, bank and high yield financings and private equity investments. Mr. Murphy received his MBA from Harvard University and his AB from Princeton University. In addition to his charitable activities, Mr. Murphy serves on the Board of Directors of FBR Capital Markets Co. and Key Safety Systems, Inc.

        Robert V. Delaney joined Crestview as a partner in 2007. He retired from Goldman, Sachs & Co. in 2003 where he served in a variety of leadership positions including head of the Principal Investment Area in Asia, head of the Principal Investment Area in Japan and head of the Leveraged Finance Group. Mr. Delaney has extensive experience in high yield debt, leveraged loans, restructuring, mergers and acquisitions and principal investing. Mr. Delaney received an MBA from the Harvard Business School and he received a B.A. in Economics from Hamilton College.

        Quentin Chu is a Principal at Crestview Partners and has been with the firm since July 2005, after graduating from Harvard Business School. Prior to attending business school, Mr. Chu was an associate at The Carlyle Group, where he evaluated and executed transactions in the health care industry, including pharmaceuticals, medical devices, facility-based providers, managed care and outsourcing. Prior to joining Carlyle, Mr. Chu was an analyst in the health care investment banking team at Goldman, Sachs & Co., where he completed a range of M&A and financing assignments for both early stage and Fortune 500 companies. Mr. Chu received his AB, summa cum laude, from Harvard College with a degree in Classics and was elected to Phi Beta Kappa.

        Kurt E. Bolin is a Principal of Stone Point Capital LLC and has been with the firm since 1997. Prior to joining the firm, Mr. Bolin was with GE Capital, Inc., where he held various private equity positions from 1986 to 1997, most recently as Managing Director of the Equity Capital Group. In addition to private equity investing, Mr. Bolin's activities at GE Capital, Inc. included leading the acquisitions of various insurance companies. Mr. Bolin is also a director of Edgewood Partners Insurance Center, GENEX Services, Inc., Mercator Risk Services, Inc. and Wilton Re Holdings Limited. He holds a B.S. from Wake Forest University and an MBA from the Wharton School of the University of Pennsylvania.

Board Structure and Compensation

        Our board is composed of up to 7 members, including one additional person not yet identified. We have not yet determined whether we will pay our directors any fees.

 COMPENSATION DISCUSSION AND ANALYSIS

        Symbion is a wholly-owned subsidiary of Symbion Holdings Corporation. The same individuals serve on both Holding's Board of Directors and our Board of Directors. Senior management is employed by us but has acquired and is eligible to receive equity awards in Holdings.

        The Compensation Committee of our Board of Directors that was in place prior to the consummation of the merger on August 23, 2007 was responsible for developing, implementing and administering our compensation policies prior to the merger. Upon the consummation of the merger, the Board members who served on the Compensation Committee resigned from our Board in connection with the merger. Holdings established a new Compensation Committee in February 2008.

        The Compensation Committee is responsible for establishing and administering executive compensation policies and programs within the framework of the committee's compensation philosophy. Our executive compensation policies are designed to complement and contribute to the achievement of our business objectives. The Compensation Committee's general philosophy is that executive compensation should:

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  Link compensation paid to executives to corporate and individual performance;

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  Provide incentive opportunities that will motivate executives to achieve our long-term objectives;

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  Be competitive within our industry and community and responsive to the needs of our executives;

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  Attract, retain, motivate and reward individuals of the highest quality in the industry with the experience, skills and integrity necessary to promote our success; and

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  Comply with all applicable laws, and be appropriate in light of reasonable and sensible standards of good corporate governance.

        The elements of our executive compensation program include (i) base salary, (ii) annual cash bonus or non-equity incentive compensation, (iii) equity-based compensation, and (iv) other benefits such as participation in our 401(k) plan and the Supplemental Executive Retirement Plan (the "SERP"). Executive officers also receive benefits that our other employees receive including medical, life and disability insurance.

Compensation Process

        The Compensation Committee approves salaries and other compensation for our executive officers. The Compensation Committee also reviews and approves, in advance, employment and similar arrangements or payments to be made to any executive officer. The Compensation Committee reviews its decisions with the full Board of Directors. For purposes of this discussion, the Named Executive Officers or NEOs are the individuals included in the Summary Compensation Table on page 140 of this prospectus. Salaries and other compensation for all other officers and employees are determined by management in accordance with our compensation policies and plans.

        Prior to the merger, our compensation procedures were similar to those of other similarly situated companies. Our former Compensation Committee retained an independent compensation consultant for advice with respect to specific compensation decisions.

        Our current Compensation Committee generally has continued the levels of compensation that were in place at the time of the merger with adjustments it has deemed appropriate. Our Compensation Committee has not otherwise utilized the services of a consulting firm in connection with compensation decisions it has made after the merger.

        The Compensation Committee relies on the input of our Chief Executive Officer concerning the performance of our executive officers in making its compensation decisions; however, the Chief Executive Officer is not present during the deliberation and voting by the Compensation Committee on compensation for the Chief Executive Officer. Additionally, the Compensation Committee may delegate to the Chief Executive Officer the authority to make, within the framework of the Compensation Committee's philosophy or objectives that it has adopted from time to time, compensation decisions with respect to our non-executive employees.

Components of Executive Compensation

  Base Salaries

        The Compensation Committee reviews the base salaries of our executive officers on an annual basis. Salaries are determined based on a subjective assessment of the nature and responsibilities of the position involved, our performance and the performance of the particular officer, and the officer's experience and tenure with us. As with other elements of compensation, the Compensation Committee compares base salary with base salaries paid to persons with similar positions in similar companies.

        As of February 2007, base salaries for 2007 for our Named Executive Officers were set as follows: $450,000 for Mr. Francis, $325,000 for Mr. Adlerz, $190,000 for Ms. Sparks, $212,697 for Mr. Mitchell, $201,874 for Mr. Kennedy and $188,825 for Mr. Goodwin. In connection with the merger, Crestview negotiated new employment agreements with Messrs. Francis and Adlerz. The employment agreements provided that the base salaries for Messrs. Francis and Adlerz would remain the same during the remainder of 2007, but would be increased to $525,000 for Mr. Francis and $375,000 for Mr. Adlerz effective January 1, 2008. However, effective January 1, 2008, Messrs. Francis and Adlerz elected to retain their 2007 base salaries for 2008. See "Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreements." Ms. Sparks' base salary was increased to $212,697 effective October 1, 2007. Mr. Goodwin's salary was increased to $200,000 effective October 1, 2007. The base salaries for Messrs. Mitchell and Kennedy did not change following the merger.

        In February 2008, the Compensation Committee increased the base salary of the Named Executive Officers by approximately 3% as a cost of living adjustment, effective January 1, 2008. The 3% cost of living adjustment was given to all employees.

  Non-Equity Incentive Compensation

        Non-equity incentive compensation is intended to motivate executive officers to achieve pre-determined financial or other goals appropriate to each executive officer's area of responsibility set by the Compensation Committee, consistent with our overall business strategies.

        On February 20, 2007, our former Compensation Committee approved a non-equity incentive bonus plan for executive officers to be effective for the 2007 fiscal year. Pursuant to the plan, Messrs. Francis, Adlerz, Mitchell, Kennedy and Goodwin and Ms. Sparks would be paid a cash bonus upon attainment of our net revenue and earnings targets for 2007. The maximum potential bonus payment ranged from 35% to 100% of base salary. Our current Compensation Committee determined to make no payments of non-equity incentive compensation to the Named Executive Officers for 2007.

        In February 2008, the Compensation Committee established the 2008 Corporate Key Management Incentive Plan for key management employees, including our executive officers. The 2008 plan provides for a cash bonus as a percentage of base salary upon achievement of financial indicators that are selected by our Compensation Committee, including achievement of budgeted EBITDA targets. The amount paid under the plan as a percentage of base salary depends on the level of achievement. For Messrs. Francis and Adlerz, the target bonus is 100% of base salary upon achievement of financial indicators. For our other Named Executive Officers, the bonus payment may range from 45% to 50% of base salary for 2008.

  Equity-Based Compensation

        Equity-based compensation is intended to align the financial interests of our executive officers interests with those of our stockholders. The Compensation Committee believes that the availability of equity awards gives our executives a stake in our long-term performance and aligns senior management with our achievement of longer-term financial objectives that enhance stockholder value. The Compensation Committee considers the available number of shares, but has no fixed formula for determining the awards to be granted. See "Executive Compensation—Grant of Plan-Based Awards" for information about the grant of options and restricted stock. All outstanding options and shares of restricted stock vested at the time of the merger. The treatment of these awards in the merger is more fully discussed under "—Treatment of Stock, Options and Restricted Stock in the Merger."

        In connection with the merger, Holdings adopted the 2007 Equity Incentive Plan, which permits grants of stock options and other equity-based awards covering 11.25% of the fully diluted equity of Holdings as of the merger. At the time of the merger, the Compensation Committee made an initial award of options to purchase Holdings common stock to our executive officers and certain other employees. The exercise price of the options is equal to the fair market value of Holdings common stock on the date of the grant, which is equivalent to the price per share paid by Crestview in the merger. Vesting of the time vesting portion of the award is accelerated in the event of a change in control. Vesting of performance vesting options is accelerated if certain conditions are satisfied in connection with a liquidity event. See "Executive Compensation—Potential Payments Upon Termination or Change in Control—Other Effects of Termination of Employment or Change in Control."

        An aggregate of 3,227,263 shares of Holdings common stock have been authorized for grant under awards issued through our 2007 Equity Incentive Plan. On August 30, 2007, options covering 2,909,657 shares were granted by the Compensation Committee. This includes the grant of options to purchase 1,902,935 shares to the Named Executive Officers, including 892,497 shares to Mr. Francis, 605,630 shares to Mr. Adlerz and 134,936 shares to each of Messrs. Goodwin, Kennedy and Mitchell and Ms. Sparks.

  Other Benefits

        In January 2005, our former Compensation Committee adopted the SERP. The SERP is a nonqualified deferred compensation program for officers and other key employees designated by the Compensation Committee. The SERP is designed and administered in accordance with the requirements of the Internal Revenue Code to defer the taxation on compensation earned by participating employees. Participating employees can elect to defer up to 25% of their base salary and up to 50% of their year-end bonus. For employees who defer at least 2% of their base salary, we will contribute 2% of the employee's base salary to the SERP. The Compensation Committee in its discretion may make additional contributions based on achievement of performance goals or other company objectives. Employee contributions pursuant to the SERP are 100% vested at all times. Company contributions vest one year after contribution, and immediately upon death, disability or change in control of the Company. Participating employees direct the investment of their accounts in mutual funds or other appropriate investment media that we select. Assets invested pursuant to the SERP are designated for paying SERP benefits but are the property of Symbion and are subject to the claims of our creditors.

        The Named Executive Officers are also eligible to participate in our 401(k) plan. The 401(k) plan allows employees to contribute up to the limits imposed by the Internal Revenue Code. Pursuant to the

401(k) plan, we can make a discretionary matching contribution to the plan on behalf of each employee. Typically, our match of employee contributions has been equal to 25% of the first 6% of an employee's base salary contributed to the plan.

  Perquisites

        We provide our executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program and that are generally available to our other employees. These perquisites include medical, life and disability insurance.

Executive Equity Investment

        Pursuant to their employment agreements described below, Mr. Francis invested $4.7 million in Holdings and Mr. Adlerz invested $2.75 million in Holdings. Both Mr. Francis and Mr. Adlerz invested in Holdings through the contribution of both Symbion stock options and shares of Symbion common stock in exchange for Holdings stock options and shares of Holdings stock.

        In addition to the investments of Messrs. Francis and Adlerz, certain other Symbion executives and employees were offered the opportunity to exchange their Symbion stock options and/or shares of Symbion common stock for Holdings stock options and/or Holdings common stock, respectively. In connection with the merger, 22 Symbion executives and employees (including our executive officers) exchanged Symbion stock options for Holdings stock options. The rights in these Holdings stock options are equivalent to the rights in the Symbion stock options that were exchanged at the time of the merger.

Treatment of Stock, Options and Restricted Stock in the Merger

        At the effective time of the merger, each of our equity-based compensation or stock plans terminated and all of our equity compensation awards (including awards held by executive officers and directors, unless otherwise noted below and agreed to by such holder and Holdings) was subject to the following treatment:

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  Each share of Symbion common stock (other than treasury shares, shares exchanged for equity in Holdings by rollover investors, shares held by the buying group and dissenting shares) was converted into the right to receive $22.35 in cash, without interest and less any applicable withholding taxes;

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  Each outstanding option under our stock option plans (excluding the employee stock purchase plan) became fully vested and exercisable and, subject in each case to the approval of the respective option holder, was cancelled in exchange for the right to receive a cash payment equal to (1) the excess, if any, of $22.35 over the per share exercise price of the option, multiplied by (2) the number of shares of Symbion's common stock subject to the option, without interest and net of any applicable withholding taxes;

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  Each share of restricted stock subject to vesting or other restrictions that was outstanding immediately prior to the effective time of the merger vested and the holder was entitled to receive $22.35 for each share, without interest and less any applicable withholding taxes; and

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  We terminated our employee stock purchase plan as of the effective time of the merger. Each participant was credited with shares of Symbion common stock under the terms of the employee stock purchase plan, which were converted into cash in connection with the merger.

        As described above under "Executive Equity Investment," our executive officers were offered the opportunity to exchange their Symbion stock options and/or shares of Symbion common stock for Holdings stock options and/or shares of Holdings common stock. The table below sets forth for each of the Named Executive Officers the payments made and equity rolled over as a result of the merger on August 23, 2007 calculated at $22.35 per share:

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  The number of Symbion stock options tendered in the merger;

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  The cash payment made to the executive officers for Symbion stock options;

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  The number of Symbion stock options that were rolled over in exchange for Holdings stock options and the value of options that were rolled over;

  •
  The number of shares of restricted stock of Symbion and the payment made for the restricted shares;

  •
  The number of shares of Symbion stock tendered by such persons and the cash payment made therefor;

  •
  The number of shares of Symbion stock that were rolled over in exchange for Holdings stock and the value of the stock that was rolled over.

	Options				Restricted Stock		Common Stock
	# of Options Tendered	Consideration Paid(1)	# of Rollover Options	Value of Rollover Options	Shares Tendered	Consideration Paid	Shares Tendered(2)	Consideration Paid	Rollover Shares(2)	Value of Rollover Shares	Total Consideration Paid(2)	Total Rollover Value
Richard E. Francis, Jr.	—	$11	427,959	$2,434,417	47,777	$1,067,816	360,869	$8,065,422	101,368	$2,265,575	$9,133,249	$4,699,992
Clifford G. Adlerz	—	22	310,315	1,849,328	31,439	702,662	195,478	4,368,933	40,298	900,660	$5,071,617	2,749,988
Kenneth C. Mitchell	49,656	393,123	70,000	212,483	15,395	344,078	48,158	1,076,331	—	—	$1,813,532	212,483
R. Dale Kennedy	74,723	356,316	9,084	77,061	11,332	253,270	40,803	911,947	—	—	$1,521,533	77,061
Teresa F. Sparks	24,408	197,315	25,790	94,112	6,246	139,598	7,505	167,737	—	—	$504,650	94,112
George M. Goodwin	20,855	148,920	17,763	99,994	2,371	52,992	15,559	347,744	—	—	$549,656	99,994

Total	169,642	$1,095,707	860,911	$4,767,395	114,560	$2,560,416	668,372	$14,938,114	141,666	$3,166,235	$18,594,237	$7,933,630

(1)
Includes payments for fractional shares resulting from the rollover of options.

(2)
Includes shares not directly owned but which may be deemed to be beneficially owned by the listed individuals, which means that the listed individuals may not have personally received the full economic benefit of the consideration reflected in this table.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information concerning compensation paid or accrued for the last two years with respect to our Named Executive Officers—the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
Richard E. Francis, Jr.	2007	$450,000	—	$906,525	$1,691,893	$14,131	$3,062,549
Chairman of the Board and Chief Executive Officer	2006	$377,640	$112,557	$152,233	$829,353	$30,588	$1,502,371
Clifford G. Adlerz	2007	$325,000	—	$595,494	$1,119,318	$11,228	$2,051,040
President and Chief Operating Officer	2006	$288,648	$86,032	$95,146	$575,487	$24,205	$1,069,518
Teresa F. Sparks(3)	2007	$195,674	—	$118,333	$260,896	$7,666	$582,569
Senior Vice President of Finance and Chief Financial Officer
Kenneth C. Mitchell	2007	$212,697	—	$293,755	$501,856	$8,326	$1,016,634
Senior Vice President of Mergers and Acquisitions and former Chief Financial Officer	2006	$206,502	$27,697	$57,087	$256,884	$20,043	$568,213
R. Dale Kennedy	2007	$201,874	—	$215,415	$366,940	$8,330	$792,559
Senior Vice President of Management Services and Secretary	2006	$195,994	$20,446	$38,058	$169,156	$19,486	$443,140
George M. Goodwin(4)	2007	$191,627	—	$43,437	$173,769	$7,925	$416,758
Senior Vice President and Chief Development Officer

(1)
We account for the cost of stock-based compensation awarded under the Symbion Long Term Incentive Plan and the Holdings 2007 Equity Incentive Plan in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment ("SFAS 123R"), under which the cost of equity awards to employees is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during that period. The Long Term Incentive Plan was cancelled in connection with the merger. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2006 and 2007 in accordance with SFAS 123R of awards granted under the Long Term Incentive Plan and the 2007 Equity Incentive Plan and thus may include amounts from awards granted in prior years. No forfeitures occurred during 2006 or 2007. The value of all Long Term Incentive Plan awards were based on the closing market price of our common stock on the date of grant. The 2007 Equity Incentive Plan awards were based on the value of $10 per share, the same as the value on the date of the merger, which was determined to be the market value of our common stock based on general valuation principles.

(2)
Represents:

(a)
Company contributions to the Supplemental Executive Retirement Plan for Mr. Francis of $22,658 for 2006 and $9,001 for 2007; Mr. Adlerz of $17,319 for 2006 and $6,500 for 2007; Ms. Sparks of $3,914 for 2007; Mr. Mitchell of $12,390 for 2006 and $4,255 for 2007; Mr. Kennedy of $11,760 for 2006 and $4,038 for 2007; and Mr. Goodwin of $3,832 for 2007;

(b)
Company contributions to the 401(k) plan for Mr. Francis of $3,750 for 2006 and $3,375 for 2007; Mr. Adlerz of $3,750 for 2006 and $3,375 for 2007; Ms. Sparks of $3,034 for 2007; Mr. Mitchell of $3,322 for 2006 and $3,375 for 2007; Mr. Kennedy of $3,611 for 2006 and $3,375 for 2007; and Mr. Goodwin of $3,375 for 2007;

(c)
Premiums we paid for term life insurance on behalf of each Named Executive Officer of $4,180 for 2006 and $1,755 for 2007 for Mr. Francis; $3,136 for 2006 and $1,353 for 2007 for Mr. Adlerz; $718 for 2007 for Ms. Sparks; $4,331 for 2006 and $969 for 2007 for Mr. Mitchell; $4,115 for 2006 and $917 for 2007 for Mr. Kennedy; and $718 for 2007 for Mr. Goodwin.

(3)
Ms. Sparks was appointed Senior Vice President and Chief Financial Officer effective August 23, 2007. She replaced Mr. Mitchell on that date.

(4)
Mr. Goodwin was appointed Senior Vice President and Chief Development Officer effective August 23, 2007.

Grants of Plan-Based Awards

        The following table provides information regarding equity grants during 2007 to our Named Executive Officers prior to the merger as well as grants under the 2007 Equity Incentive Plan following the merger:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Richard E. Francis, Jr.	1/18/07	—		44,500	(2)(3)	$18.32	$307,495
	1/18/07	16,777	(2)(4)	—		—	$307,355
	8/31/07	—		892,497	(5)	$10.00	$4,382,160
Clifford G. Adlerz	1/18/07	—		32,000	(2)(3)	$18.32	$221,120
	1/18/07	12,064	(2)(4)	—		—	$221,012
	8/31/07	—		605,630	(5)	$10.00	$2,973,643
Teresa F. Sparks	1/18/07	—		6,290	(2)(3)	$18.32	$43,464
	1/18/07	2,371	(2)(4)	—		—	$43,437
	8/31/07	—		134,936	(5)	$10.00	$662,536
Kenneth C. Mitchell	1/18/07	—		10,000	(2)(3)	$18.32	$69,100
	1/18/07	3,770	(2)(4)	—		—	$69,066
	8/31/07	—		134,936	(5)	$10.00	$662,536
R. Dale Kennedy	1/18/07	—		9,500	(2)(6)	$18.32	$65,645
	1/18/07	3,582	(2)(4)	—		—	$65,622
	8/31/07	—		134,936	(5)	$10.00	$662,536
George M. Goodwin	1/18/07	—		6,290	(2)(6)	$18.32	$43,464
	1/18/07	2,371	(2)(4)	—		—	$43,437
	8/31/07	—		134,936	(5)	$10.00	$662,536

(1)
Full grant date fair value computed in accordance with SFAS 123R.

(2)
Granted under the Symbion Long Term Incentive Plan.

(3)
These options were rolled over and exchanged for options to purchase Holdings common stock in connection with the merger. Under the exchange, the number of shares of Holdings stock available for purchase under the exchanged options was 21,098 for Mr. Francis, 15,171 for Mr. Adlerz, 2,982 for Ms. Sparks, 4,741 for Mr. Mitchell. The exercise price to purchase Holdings common stock under the exchanged options is $1.50 per share.

(4)
Unvested restricted stock award that was accelerated and converted in the merger into the right to receive $22.35 in cash.

(5)
Represents options to purchase Holdings common stock granted under the 2007 Equity Incentive Plan.

(6)
Option was accelerated and cancelled in connection with the merger in exchange for the right to receive $22.35 in cash, less the exercise price of the option.

Outstanding Equity Awards at Fiscal Year-End

        All equity awards outstanding under our stock plans existing prior to the merger were cancelled upon consummation of the merger and the holders received payment for such awards to the extent that they were not rolled over into options to purchase Holdings common stock. See "Compensation Discussion and Analysis—Executive Equity Investment—Treatment of Stock, Options and Restricted

Stock" for more information. The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)		Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date
Richard E. Francis, Jr.	135,162	(1)	—		$1.50	5/16/12
	76,119	(1)	—		$1.50	12/10/13
	24,941	(1)	—		$1.50	12/10/14
	29,082	(1)	—		$1.50	1/05/15
	21,098	(1)	—		$1.50	1/18/14
	86,060	(2)	806,437	(2)	$10.00	8/31/17
Clifford G. Adlerz	108,128	(1)	—		$1.50	5/16/12
	60,505	(1)	—		$1.50	12/10/13
	15,588	(1)	—		$1.50	12/10/14
	18,176	(1)	—		$1.50	1/05/15
	15,171	(1)	—		$1.50	1/18/14
	57,373	(3)	548,257	(3)	$10.00	8/31/17
Teresa F. Sparks	1,729	(1)	—		$1.50	12/10/13
	6,361	(1)	—		$1.50	1/05/15
	2,982	(1)	—		$1.50	1/18/14
	10,304	(4)	124,632	(4)	$10.00	8/31/17
Kenneth C. Mitchell	9,352	(1)	—		$1.50	12/10/14
	10,905	(1)	—		$1.50	1/05/15
	4,741	(1)	—		$1.50	1/18/14
	10,304	(4)	124,632	(4)	$10.00	8/31/17
R. Dale Kennedy	9,066	(1)	—		$1.50	5/16/12
	10,304	(4)	124,632	(4)	$10.00	8/31/17
George M. Goodwin	1,232	(1)	—		$1.50	5/16/12
	7,806	(1)	—		$1.50	12/10/13
	2,726	(1)	—		$1.50	1/05/15
	10,304	(4)	124,632	(4)	$10.00	8/31/17

(1)
Options to purchase Holdings common stock that were received by the Named Executive Officers in exchange for Symbion options that were rolled over in connection with the merger.

(2)
Effective August 31, 2007, Mr. Francis received a grant of options to purchase 892,497 shares of Holdings common stock, including 430,302 time vesting options and 462,195 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007. Performance vesting options vest upon a liquidity event based on the extent to which an internal rate of return ("IRR") is achieved by Crestview.

(3)
Effective August 31, 2007, Mr. Adlerz received a grant of options to purchase 605,630 shares of Holdings common stock, including 286,868 time vesting options and 318,762 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007. Performance vesting options vest upon a liquidity event based on the extent to which an indicated IRR is achieved by Crestview.

(4)
Effective August 31, 2007, the Named Executive Officer received a grant of options to purchase 134,936 shares of Holdings common stock, including 51,521 time vesting options and 83,415 performance vesting options. The time vesting options vest 20% per year on December 31 beginning December 31, 2007. Performance vesting options vest upon a liquidity event based on the extent to which an indicated IRR is achieved by Crestview.

Option Exercises and Stock Vested

        All equity awards outstanding under our stock plans existing prior to the merger were cancelled upon consummation of the merger and the holders received payment for such awards to the extent that options to purchase Symbion stock were not rolled over into options to purchase Holdings common stock. See "Compensation Discussion and Analysis—Executive Equity Investment—Treatment of Stock, Options and Restricted Stock" for more information. The following table provides information regarding the cancellation of outstanding stock options that were not rolled over upon the consummation of the merger and restricted stock that vested prior to or upon the consummation of the merger:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Richard E. Francis, Jr.	—		—		9,000	(1)	$165,590	(2)
	—		—		47,777	(3)	$1,067,816	(4)
Clifford G. Adlerz	—		—		5,625	(1)	$103,494	(2)
	—		—		31,439	(3)	$702,662	(4)
Teresa F. Sparks	24,408	(5)	$197,303	(6)	1,125	(1)	$20,699	(2)
	—		—		6,246	(3)	$139,598	(4)
Kenneth C. Mitchell	49,656	(5)	$393,107	(6)	3,375	(1)	$62,096	(2)
	—		—		15,395	(3)	$344,078	(4)
R. Dale Kennedy	74,723	(5)	$356,315	(6)	2,250	(1)	$41,398	(2)
	—		—		11,332	(3)	$253,270	(4)
George M. Goodwin	20,855	(5)	$148,920	(6)	—		—
	—		—		2,371	(3)	$52,992	(4)

(1)
Restricted stock awards that vested prior to the merger in accordance with the terms of the awards.

(2)
Based on the closing market price per share of common stock on each date that a portion of the awards vested.

(3)
Unvested restricted stock awards held by the Named Executive Officer immediately prior to the merger that were accelerated and were converted in the merger into the right to receive $22.35 in cash.

(4)
Based on $22.35 per share, the gross amount payable in connection with the merger for each share of restricted stock.

(5)
Options held by the Named Executive Officer immediately prior to the merger that were cancelled in connection with the merger in exchange for the right to receive $22.35 in cash, less the exercise price of the option.

(6)
Reflects the payments made to the Named Executive Officers with respect to the stock options referred to in Note 5 above upon consummation of the merger. The payments were calculated as (x) the excess of the per share merger consideration ($22.35 per share) over the per share exercise price of each stock option, multiplied by (y) the number of shares of common stock covered by such stock option.

Nonqualified Deferred Compensation

        The following table shows the activity during 2007 and the aggregate balances held by each of the Named Executive Officers at December 31, 2007 under our SERP:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Richard E. Francis, Jr.	$9,000	$9,001	$8,062	$71,133
Clifford G. Adlerz	$6,500	$6,500	$628	$38,013
Teresa F. Sparks	$15,654	$3,914	$1,573	$34,348
Kenneth C. Mitchell	$4,254	$4,255	$1,956	$29,381
R. Dale Kennedy	$8,075	$4,038	$2,345	$28,043
George M. Goodwin	$3,832	$3,832	$5,578	$26,506

(1)
Amounts in this column are also reported in the "All Other Compensation" column of the Summary Compensation Table.

        See "Compensation Discussion and Analysis—Components of Executive Compensation—Other Benefits" for additional information about the SERP.

Potential Payments Upon Termination or Change in Control

         Employment Agreements.    Messrs. Francis and Adlerz entered into new employment agreements with us which became effective on August 23, 2007 upon the consummation of the merger. Under these agreements, Mr. Francis continues to serve as our Chairman and Chief Executive Officer, and Mr. Adlerz continues to serve as our President and Chief Operating Officer. In addition, Messrs. Francis and Adlerz have been elected to the board of directors of Holdings and Symbion, Inc. These employment agreements provide for base salaries for Messrs. Francis and Adlerz for 2008 to increase to $525,000 for Mr. Francis and $375,000 for Mr. Adlerz. However, effective January 1, 2008, Messrs. Francis and Adlerz elected to retain their 2007 base salaries for 2008. The employment agreements also provide for an incentive bonus payment upon achievement of goals set by our Compensation Committee and entitle the executives to participate in certain employee benefit programs and equity incentive plans. In addition, the employment agreements provide for Messrs. Francis's and Adlerz's investment of $4.7 million and $2.75 million, respectively, in Holdings through the purchase of Holdings equity. For further information on management investment in Holdings in connection with the merger, see "Compensation Discussion and Analysis—Executive Equity Investment" above.

        The initial term of each of the employment agreements is three years, which is automatically extended so that the term will be three years until terminated. We are able to terminate each employment agreement for cause, including (but not limited to) the executive's conviction of a felony and gross negligence or internal misconduct in the performance of executive's duties to the extent it causes demonstrable harm to us. In addition, either party is able to terminate the employment agreement at any time by giving prior written notice to the other party. However, we would be obligated to pay the executive a severance benefit if we terminated the executive's employment without cause or if the executive terminated his employment upon the occurrence of certain events specified in the agreement, including (but not limited to) a change in control or our material breach of the agreement which is not cured promptly. The severance benefit is generally equal to three times the executive's highest base salary (per the executive's employment agreement) and the incentive bonus amount that would be paid for the current year as if the incentive bonus performance goals were fully achieved. Upon a termination of employment as a result of the executive's disability, we will pay the executive certain contractual disability benefits. If the executive receives severance payments following a change in control of Symbion (see "Compensation Discussion and Analysis—Executive Equity Investment and Compensation" above) that are subject to tax under Section 4999 of the Internal Revenue Code, we will pay additional amounts to offset the effect of such taxes on the executive. Each of the employment agreements also includes a covenant not to compete in which the executive agrees that, during the term of the employment agreement and for a period of one year thereafter, he will not own or work for any other company that is predominantly engaged in the ownership and management of surgery centers.

         Severance Plan.    We adopted an Executive Change in Control Severance Plan in December 1997, which currently provides for severance benefits for certain senior level employees, including four of the Named Executive Officers, Teresa F. Sparks, Kenneth C. Mitchell, R. Dale Kennedy and George M. Goodwin. Eligible individuals are those identified in the severance plan and whose employment is terminated in connection with a change in the control of the Company, as defined in the severance plan, and who are not offered employment by us or a successor employer that is substantially equivalent to or better than the position held with us immediately prior to the change in control or such position is not maintained for at least 12 months thereafter. The benefits provided to our eligible Named Executive Officers are cash compensation equal to base pay and bonus for 12 months and participation in medical, life, disability and similar benefit plans that are offered to our active employees or those of its successor for a period of 12 months. Cash benefits are paid in a single lump sum within 30 days following termination.

         Other Effects of Termination of Employment or Change in Control.    In addition to payments pursuant to the employment agreements or the Executive Change in Control Severance Plan described above, upon a termination of employment or change in control:

         Supplemental Executive Retirement Plan—Under the SERP, deferrals made by an executive officer are fully vested and nonforfeitable at all times. If the executive officer's employment ends due to disability, death, retirement or a change in control, the executive officer's entire account, including earnings, will be fully vested. If the executive officer's employment ends due to some event other than disability, death, retirement or change in control, the executive officer forfeits all Company contributions that were made less than one year prior to the date of termination.

         401(k) Plan—Under our 401(k) plan, contributions made by an executive officer are fully vested and nonforfeitable at all times. Matching contributions that we make for the benefit of an executive officer vest based on the years of service of the executive officer. Each of our current executive officers has been an employee for at least five years and, therefore, all company contributions under our 401(k) plan on behalf of such officers is fully vested and nonforfeitable. There is no provision for additional benefits on a change in control.

         Stock Option Awards—Options may be subject to forfeiture depending on the nature of the terminating event. In no event shall an option be exercisable after the expiration date of the option. Upon a change in control or liquidity event, Named Executive Officers have special exercise and vesting rights.

          Death or Disability.    In the event of death or disability of an executive officer, the executive officer has 12 months to exercise any vested options.

          Termination With Cause.     If an executive officer's employment is terminated with cause, then all options held by such officer shall immediately be forfeited and cancelled without any payment or consideration being payable to such officer.

          Other Termination by the Company or Resignation.    Except in the event of death or disability, an executive officer will have the right to exercise all options for three months following resignation or termination of employment by the Company that is not for cause. The right to exercise is limited to the options that have become vested as of the date of termination.

          Change in Control and Liquidity Events.     As described above under "Compensation Discussion and Analysis—Components of Executive Compensation—Equity-Based Compensation," the Company has awarded stock options to executive officers that become vested over a period of time provided that the executive officer continues to be employed by us and options that become vested upon achievement of performance goals. The effect of a change in control varies for time-vesting options and options that vest upon performance.

          Time Vesting Options.     In the event of a Change in Control (as defined below) that occurs prior to termination of employment, whether or not the vesting requirements set forth in any form of time vesting option agreement have been satisfied, all such time vesting options that are outstanding at the time of the Change in Control shall become fully vested and exercisable immediately prior to the Change in Control event.

          A "Change in Control" is deemed to have occurred (i) in the event that any person, entity or group other than Crestview and its related funds holds (other than pursuant to a registered initial public offering) Holdings stock representing at least 50% of the combined voting power of all outstanding voting equity securities and (ii) in the event of an asset sale by or liquidation or dissolution of Holdings.

          Performance Options.    Options that vest upon performance become vested only upon a liquidity event that occurs prior to termination of employment. Executive officers have been awarded both "standard" performance vesting options and an additional "alternative" performance vesting options.

          Change in Control or Liquidity Event Rights on Termination of Employment.     Termination of an executive officer's employment by the Company without cause or upon a resignation for Good Reason will result in the right to exercise options as follows: (i) if termination occurs within 12 months following a Change in Control, the executive officer will be able to fully exercise the time-vesting options and, to the extent that the performance conditions are satisfied, performance vesting options for three months following the date of a liquidity event; and (ii) if termination occurs within 12 months prior to the execution of an agreement that results in a liquidity event, the executive officer will be able to exercise the time vesting options to the extent that they were vested as of the termination of employment and, to the extent that the performance conditions are satisfied, performance vesting options for three months following the date of a liquidity event; provided, however, that the number of shares that can be acquired on exercise of the performance vesting option will be reduced by one-half if termination of employment is more than six months prior to execution of such agreement.

          As it relates to Messrs. Francis and Adlerz, a termination of employment by the executive officer for "Good Reason" occurs following (a) any material breach by the Company of any material provision of the employment agreement; (b) a reduction in base salary or target bonus opportunity; (c) a material diminution in title or level of responsibility, or change in office or reporting relationship; (d) a transfer of the executive's primary workplace by more than 35 miles; (e) the failure of the executive to be elected or the executive ceases to be a member of our board or the board of Symbion (except if for cause); or (g) the executive's resignation for any reason within 120 days following a Change in Control.

          For all other Named Executive Officers, "Good Reason" means, during the 12 months following a Change in Control, (a) a reduction in base salary or target bonus opportunity in effect immediately prior to the Change in Control; (b) a material diminution in level of responsibility or, with respect to Ms. Sparks, a material diminution in title in effect immediately prior to the Change in Control; (c) a material reduction in the aggregate value of deferred compensation and health and welfare benefits that were provided immediately prior to the Change in Control; or (d) a transfer of the executive officer's primary workplace by more than 50 miles.

Potential Payments.    The following table shows the amounts that each Named Executive Officer would have received if the Named Executive Officer's employment had been terminated for the reasons indicated effective December 31, 2007:

Name	Cash Compensation		Accelerated Vesting of Stock Options		Benefits		Total
Richard E. Francis, Jr.
Termination for cause, voluntary termination or retirement	—		—		$34,616	(1)	$34,616
Death	—		—		$34,616	(1)	$34,616
Disability	$652,500	(2)	—		$56,816	(3)	$709,316
Termination by the Company without cause or by the NEO for Good Reason	$2,700,000	(4)	—		$56,816	(3)	$2,756,816
Change in Control	$3,675,515	(5)	—	(6)	$56,816	(3)	$3,732,331
Clifford G. Adlerz
Termination for cause, voluntary termination or retirement	—		—		$25,002	(1)	$25,002
Death	—		—		$25,002	(1)	$25,002
Disability	$371,250	(2)	—		$46,599	(3)	$417,849
Termination by the Company without cause or by the NEO for Good Reason	$1,950,000	(4)	—		$46,599	(3)	$1,996,599
Change in Control	$2,640,543	(5)	—	(6)	$46,599	(3)	$2,687,142
Teresa F. Sparks
Termination for cause, voluntary termination or retirement	—		—		$16,362	(1)	$16,362
Death	—		—		$16,362	(1)	$16,362
Disability	—	(2)	—		$16,362	(1)	$16,362
Termination by the Company without cause or by the NEO for Good Reason	—		—		$16,362	(1)	$16,362
Change in Control	$319,046	(7)	—	(6)	$29,946	(3)	$348,992
Kenneth C. Mitchell
Termination for cause, voluntary termination or retirement	—		—		$16,362	(1)	$16,362
Death	—		—		$16,362	(1)	$16,362
Disability	—	(2)	—		$16,362	(1)	$16,362
Termination by the Company without cause or by the NEO for Good Reason	—		—		$16,362	(1)	$16,362
Change in Control	$308,411	(7)	—	(6)	$30,376	(3)	$338,787
R. Dale Kennedy
Termination for cause, voluntary termination or retirement	—		—		$15,530	(1)	$15,530
Death	—		—		$15,530	(1)	$15,530
Disability	—	(2)	—		$15,530	(1)	$15,530
Termination by the Company without cause or by the NEO for Good Reason	—		—		$15,530	(1)	$15,530
Change in Control	$301,311	(7)	—	(6)	$25,799	(3)	$327,110
George M. Goodwin
Termination for cause, voluntary termination or retirement	—		—		$15,386	(1)	$15,386
Death	—		—		$15,386	(1)	$15,386
Disability	—	(2)	—		$15,386	(1)	$15,386
Termination by the Company without cause or by the NEO for Good Reason	—		—		$15,386	(1)	$15,386
Change in Control	$290,000	(7)	—	(6)	$28,970	(3)	$318,970

(1)
Represents accrued vacation only.

(2)
For Messrs. Francis and Adlerz, this represents a disability benefit annual payment equal to 75% of base salary for a maximum period of 36 months, less the amount that is provided under our disability plan that is generally available to all salaried employees. Our other Named Executive Officers are only eligible for disability benefits under our plan that are available to all salaried employees.

(3)
Includes accrued vacation and the premiums for medical, life and disability insurance benefits for a period of one year under the Executive Change in Control Severance Plan for Messrs. Mitchell, Kennedy and Goodwin and Ms. Sparks, and, for Messrs. Francis and Adlerz, for the period of eligibility for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) in accordance with their employment agreements.

(4)
Represents a severance payment equal to (a) three times the Named Executive Officer's base salary plus (b) three times the target cash bonus amount for 2007 in accordance with the Named Executive Officer's employment agreement.

(5)
Includes the amount described in footnote 4 above plus a "gross up" payment of all excise taxes imposed under Section 4999 of the Code and any federal income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes in accordance with the Named Executive Officer's employment agreement. The gross up amount is $975,515 for Mr. Francis and $690,543 for Mr. Adlerz. This calculation assumes termination of employment.

(6)
As discussed above, all unvested time vesting options held by an executive officers vest upon a Change in Control. In addition, if specified internal rates of return are achieved upon a liquidity event, then performance vesting options held by executive officers would vest in connection. The fair market value of Holdings common stock on December 31, 2007, as determined under general valuation principles, was less than the exercise price of the unvested options. Therefore, for purposes of this table, no value would have been realized for accelerated vesting of options upon a Change in Control.

(7)
Represents payment under the Executive Change in Control Severance Plan of one year of annual pay, which includes base pay and targeted bonus of 50% of base pay for Ms. Sparks and Mr. Kennedy, 45% for Messrs. Mitchell and Goodwin.

        The table above does not include information about vesting of Company contributions under our 401(k) plan or SERP. Information about such plans can be found under "Other Effects of Termination of Employment or Change in Control" and "Nonqualified Deferred Compensation."

Director Compensation

        Prior to the consummation of the merger, directors who were not also our employees were entitled to receive the following in 2007: (i) a $20,000 annual retainer, (ii) up to $10,000 per year for attendance (not including by telephone) at regularly scheduled Board meetings ($2,500 for each meeting), (iii) $1,000 per meeting of the Board attended by telephone, (iv) $1,000 per meeting for attendance (in person or by telephone) at Board committee meetings, and (v) a $4,000 per year retainer for the chairperson of each committee of the Board of Directors. In addition, non-employee directors were reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

        In addition to the cash compensation discussed above, non-employee directors historically were eligible to receive equity awards granted by our former Compensation Committee. We maintained a Non-Employee Directors Stock Option Plan under which options to purchase shares of our common stock were available for issuance to the non-employee members of the Board of Directors. Prior to the merger, each of our non-employee directors received an annual grant of options to purchase a number of shares determined by our former Compensation Committee. In 2007, the Compensation Committee made an award of restricted stock to non-employee directors under the Long Term Incentive Plan in lieu of an option grant under the Non-Employee Directors Stock Option Plan. The restricted stock was awarded to non-employee directors on the date of our annual meeting and was to vest upon consummation of the merger. Pursuant to the terms of the merger agreement, each of the directors serving on our Board of Directors prior to the consummation of the merger, other than Messrs. Francis and Adlerz, resigned upon consummation of the merger.

        The following table reflects all compensation paid in 2007 to each of our non-employee directors who served on the board prior to the merger:

Name	Fees Earned or Paid in Cash(1)	Equity Incentive Awards(2)	Total
Frederick L. Bryant	$67,583	$40,007	$107,590
Donald W. Burton	$20,250	$40,007	$60,257
Eve M. Kurtin	$20,250	$40,007	$60,257
Jack Tyrrell	$70,583	$40,007	$110,590
David M. Wilds	$97,583	$40,007	$137,590

(1)
In addition to the $20,250 that each non-employee director received for Board service, the non-employee directors received the following amounts for additional service on Board Committees: Mr. Bryant, $47,333; Mr. Burton, $0; Ms. Kurtin, $0; Mr. Tyrell, $50,333 and Mr. Wilds, $77,333.

(2)
The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R and thus includes amounts from awards granted in and prior to 2007. On May 8, 2007, each non-employee director received a grant of 1,831 shares of restricted stock under the Long Term Incentive Plan. Each restricted stock award vested in connection with the merger and the director was paid $22.35 for each share.

        Following the merger, none of our directors have received compensation for service as a member of our (or Holdings) board or board committees. They are reimbursed for any expenses incurred in connection with their service.

Compensation Committee Interlocks and Insider Participation

        Prior to the merger, Frederick L. Bryant and David M. Wilds served on our former Compensation Committee. Following the merger, the Board of Directors of Holdings acted as our Compensation Committee. Beginning in February 2008, the Board of Directors of Holdings appointed Robert V. Delaney and Thomas S. Murphy, Jr., Board representatives of Crestview, as the Compensation Committee. None of the members of the Compensation Committee either before or after the merger have at any time been our officer or employee nor have any of the members had any relationship with us requiring disclosure except for the transactions with Crestview described in "Certain Relationships and Related Party Transactions."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our capital stock is owned by our parent company, Holdings. The following table presents information with respect to the beneficial ownership of Holdings' common stock as of November 10, 2008 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and Named Executive Officers and (c) all directors and executive officers as a group. The percentage shares outstanding provided in the table are based on 24,816,623 shares of our common stock, par value $0.01 per share, outstanding as of November 10, 2008.

Name of Beneficial Holder	Number of Shares(1)	Percent of Class
Crestview funds(2)	14,500,000	58.4%
The Northwestern Mutual Life Insurance Company(3)	4,000,000	16.1
Trident IV, L.P.(4)	3,000,000	12.1
Banc of America Capital Investors V, L.P.(5)	2,500,000	10.1
Richard E. Francis, Jr.(6)(7)	685,079	2.8
Clifford G. Adlerz(6)(8)	422,381	1.7
George M. Goodwin(9)	32,372	*
Teresa F. Sparks(6)(10)	31,680	*
Kenneth C. Mitchell(6)(11)	45,606	*
R. Dale Kennedy(6)(12)	29,674	*
Thomas S. Murphy, Jr.(13)	—	*
Robert V. Delaney(13)	—	*
Quentin Chu(13)	—	*
Kurt E. Bolin(4)	—	*
All directors and executive officers as a group (10 persons)	1,246,792	5.0%

*
Less than one percent.

(1)
Beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to options that are exercisable within 60 days of November 10, 2008. Shares issuable pursuant to options are deemed outstanding in computing the percentage held by the person holding the options but are not deemed outstanding in computing the percentage held by any other person.

(2)
Consists of shares held directly by Crestview Partners, L.P. and certain related investors (the "Crestview Funds"). The investment committee of Crestview Partners GP, L.P., the general partner of each fund, makes investment decisions on behalf of the investment funds and Barry S. Volpert serves as the chairman of the investment committee. Mr. Volpert has the right to designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and, therefore, could be deemed to have beneficial ownership of all the shares of common stock held by the Crestview Funds. However, Mr. Volpert disclaims beneficial ownership of all such shares. The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time. See "Certain Relationships and Related Party Transactions—Shareholder Agreement." The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021.

(3)
Includes shares held directly by The Northwestern Mutual Life Insurance Company and an affiliated fund. The address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(4)
Includes shares held directly by Trident IV, L.P. and an affiliated fund (the "Trident IV Funds"). Mr. Bolin is a principal of Stone Point Capital LLC, which serves as the investment manager of the Trident IV Funds. Mr. Bolin disclaims beneficial ownership of all such shares, except to the extent of any pecuniary interest therein. The principal address for the Trident IV Funds is c/o Walkers SPV Limited, at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The principal address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(5)
The address of Banc of America Capital Investors V, L.P. is 100 North Tyron Street, Charlotte, North Carolina 28255.

(6)
The address of each of Messrs. Francis, Adlerz, Mitchell and Kennedy and Ms. Sparks is 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

(7)
Includes options to purchase 458,522 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(8)
Includes options to purchase 332,315 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(9)
Includes options to purchase 32,372 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(10)
Includes options to purchase 31,680 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(11)
Includes options to purchase 45,606 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(12)
Includes options to purchase 29,674 shares which were exercisable as of November 10, 2008 or become exercisable within 60 days following November 10, 2008.

(13)
The address of each of Messrs. Murphy, Delaney and Chu is 667 Madison Avenue, New York, New York 10021.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Fees and Agreements

        Holdings paid all fees and expenses of the Crestview funds in connection with the merger and the related financings. The aggregate amount of all fees payable to the Crestview funds and their affiliates in connection with the merger and the related financings, and this offering, is approximately $6.3 million, plus out-of-pocket expenses. We have also agreed to pay an affiliate of the Crestview funds an annual advisory fee of $1.0 million and will reimburse such affiliate for all related disbursements and out-of-pocket expenses. The agreement also provides that we will pay an affiliate of the Crestview funds a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction. The management agreement includes customary exculpation and indemnification provisions in favor of the Crestview funds and their affiliates.

Shareholders Agreement

        Holdings, the Crestview funds, the other co-investors and each of our management shareholders entered into a shareholders agreement at the closing of the merger.

        The shareholders agreement provides that Messrs. Francis and Adlerz have the right to be appointed as directors of Holdings (with Mr. Francis as chairman) so long as they are employed in their current positions. Stone Point, which is one of the co-investors, is able to appoint one of our directors and the Crestview funds has the right to select all of the remaining members of the board of directors of Holdings. In addition, Holdings is required to obtain the consent of the Crestview funds before taking certain significant actions.

        The shareholders agreement restricts transfers of shares of Holdings common stock by the shareholders party to the agreement, except to permitted transferees and subject to various other exceptions, and also grants certain tag-along, drag-along and pre-emptive rights, as well as rights of first offer upon certain sales, to the shareholders. The agreement also grants Holdings the right to purchase equity from management shareholders upon their departure from the company at the lesser of fair market value and cost, if the shareholder has been terminated for cause, or at fair market value in other cases.

        Finally, the agreement provides customary demand and piggy-back registration rights to the shareholders.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        The senior secured credit facility has been provided by a syndicate of financial institutions led by affiliates of the initial purchasers. The senior secured credit facility includes (1) a $125.0 million Tranche A Term Loan facility, (2) a $125.0 million Tranche B Term Loan facility and (3) a $100.0 million Revolving Credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The revolving credit facility and the Tranche A Term Loan facility mature six years after the closing of the merger, and the Tranche B Term Loan facility matures seven years after the closing of the merger. The senior secured credit facility is subject to a potential, although uncommitted, increase of up to $50.0 million at our request at any time prior to maturity of the facility, subject to compliance with a leverage ratio. The increase is only available if one or more financial institutions agree to provide it.

        Loans under the senior secured credit facility will bear interest, at our option, at the reserve adjusted LIBOR rate plus 3.25% or at the alternate base rate plus 2.25%, subject, in the case of the revolving facility, to the adjustments described in the following paragraph.

        We are required to pay a commitment fee at a rate equal to 0.50% per annum on the undrawn portion of commitments in respect of the revolver. This fee is payable quarterly in arrears. Beginning when we provide financial statements for a complete fiscal quarter after the closing date of the senior secured credit facility, the applicable interest rate margins for revolving credit loans will be determined based on the ratio of consolidated net debt to consolidated EBITDA of our company and its restricted subsidiaries, as defined in the senior secured credit facility.

        We will pay a letter of credit fee (payable quarterly in arrears) on the outstanding undrawn amounts of letters of credit issued under the senior secured credit facility at a rate per year equal to the then existing applicable LIBOR rate margin for revolving credit loans, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee, payable quarterly in arrears, and other customary and reasonable issuance and administration fees, to the issuer of each letter of credit.

        The Tranche A Term Loan facility is subject to 1% annual amortization during the first two years following the merger, 5% amortization during the third year following the merger, 15% amortization during the fourth year following the merger, 20% amortization during the fifth year following the merger and 58% amortization during the sixth year following the merger, in each case payable quarterly in arrears. The Tranche B Term Loan facility is subject to 1% annual amortization (payable quarterly) with the remainder payable at maturity.

        The senior secured credit facility is subject to mandatory prepayment:

  •
  with the net cash proceeds of any non-ordinary-course sale or other disposition of any of our property or assets, or receipt of casualty proceeds, that are not reinvested in our business within a certain time period of receipt, subject to specified exceptions;

  •
  with the net cash proceeds received from Holdings' or our incurrence of debt, subject to specified exceptions; and

  •
  with 50% of excess cash flow, as defined in the senior secured credit facility, for each fiscal year (beginning with the 2008 fiscal year) with step-downs to 25% when the net leverage ratio is less than or equal to 5.00 to 1.00 and 0% when the net leverage ratio is less than or equal to 4.00 to 1.00.

        All mandatory prepayment amounts will be applied as directed by us.

        Holdings, and all our direct and indirect wholly-owned domestic subsidiaries are guarantors of the senior secured credit facility. Our obligations under the senior secured credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after- acquired, real and personal property of Symbion and the subsidiary guarantors, subject to customary permitted liens described in the senior secured credit facility;

  •
  a first-priority perfected lien on, and pledge of, all of the stock of all our existing and future direct and indirect, domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary; and

  •
  a pledge by Holdings of the capital stock of Symbion, Inc.

        The senior secured credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, preferred stock, liens, investments and guarantees,

  (2)
  restrictions on dividends, redemptions of capital stock and redemptions and prepayments of subordinated debt, and

  (3)
  restrictions on mergers and acquisitions, sales of assets and sale-leaseback transactions.

        The senior secured credit facility also contains financial covenants requiring us not to exceed a maximum senior secured leverage ratio tested quarterly.

        Borrowings under the senior secured credit facility are subject to significant conditions, including the absence of any material adverse change.

        See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Debt—Senior Secured Credit Facility."

        We made voluntary principal payments of $11.0 million under our senior secured credit facility during the first six months of 2008.

Other Existing Debt

        Symbion and its guarantor subsidiaries are liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at June 30, 2008 was approximately $600,000.

        Certain of our non-guarantor subsidiaries have capital leases and other indebtedness of approximately $24.0 million at June 30, 2008. The leases have interest rates ranging from 3% to 17% per year and mature beginning in 2008 through 2012. The leases contain customary covenants. The other indebtedness includes bank indebtedness which is collateralized by the real estate and equipment owned by the surgical facilities to which loans were made. The various bank indebtedness agreements contain covenants requiring the subsidiaries to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions by that subsidiary.

 DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, (1) the term "Issuer" refers only to Symbion, Inc. and not to any of its subsidiaries, (2) the term "outstanding notes" refers to the $184,635,000 in aggregate principal amount of the Issuer's Senior PIK Toggle Notes due 2015, and (3) the term "exchange notes" refers to the $184,635,000 in aggregate principal amount of the Issuer's Senior PIK Toggle Notes due 2015 being offered for exchange hereby.

        The Issuer issued the outstanding notes, and will issue the exchange notes under an indenture, dated as of June 3, 2008 (the "indenture"), among the Issuer, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding registration rights.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture which is filed as an exhibit to the registration statement to which this prospectus forms a part because the indenture, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees of the Notes

        The outstanding notes are and the exchange notes will be:

  •
  general senior unsecured obligations of the Issuer;

  •
  equal in right of payment to all existing and future unsubordinated Indebtedness of the Issuer;

  •
  effectively junior to all secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness;

  •
  senior in right of payment to any future Indebtedness of the Issuer that is expressly subordinated to the outstanding notes and the exchange notes; and

  •
  unconditionally guaranteed by each of the Guarantors on a senior basis.

The Subsidiary Guarantees of the Outstanding Notes and the Exchange Notes

        The outstanding notes are and the exchange notes will be guaranteed by all of the Issuer's current and future Restricted Subsidiaries other than Non-Guarantor Subsidiaries, as long as they remain Restricted Subsidiaries.

        The guarantee of each Guarantor of the outstanding notes is and the exchange notes will be:

  •
  a general senior unsecured obligation of that Guarantor;

  •
  equal in right of payment to all existing and future unsubordinated Indebtedness of that Guarantor;

  •
  effectively junior to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness; and

  •
  senior in right of payment to any future Indebtedness of that Guarantor that is expressly subordinated to the guarantee of such Guarantor.

        As of June 30, 2008, the Issuer and the Guarantors had total Indebtedness of $441.7 million, including $237.1 million of secured Indebtedness under the Credit Agreement. In addition, the Issuer was also able to borrow up to an additional $100.0 million of secured Indebtedness under the revolving credit facility under the Credit Agreement.

        All of our Subsidiaries will be "Restricted Subsidiaries," unless designated as Unrestricted Subsidiaries in accordance with the indenture. The Restricted Subsidiaries that guarantee the Credit Agreement guaranteed the outstanding notes and will initially guarantee the exchange notes. Our Non-Guarantor Subsidiaries will not guarantee the notes.

        In addition, as of June 30, 2008, our subsidiaries that will not be guarantors of the notes had approximately $24.0 million of capital leases and other indebtedness, excluding intercompany indebtedness, and $38.3 million of other liabilities outstanding, all of which is structurally senior to our obligations under the notes. Substantially all of our revenues and EBITDA are generated by our non-guarantor subsidiaries.

        Holders of the notes will only be creditors of the Issuer and the Guarantors, and not of our Non-Guarantor Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the Non-Guarantor Subsidiaries, the Non-Guarantor Subsidiaries will pay the holders of their debt, including their trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, before they will be able to distribute any of their assets to us. As a result, all the existing and future liabilities of our Non-Guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the notes.

        Substantially all or our operations are conducted through Non-Guarantor Subsidiaries. Our Non-Guarantor Subsidiaries have other contingent liabilities that may be significant. Although the indenture contains limitations on the amount of additional Indebtedness that we and the Restricted Subsidiaries may incur, the amounts of this Indebtedness could be substantial. In addition, because the indenture will not materially limit our ability to purchase equity interests of other equity investors in our Qualified Restricted Subsidiaries, the holders of those interests may have the ability to obtain a return on their investment senior to the holders of the notes. Our ability to service our debt, including the notes, is dependent upon the earnings of our Non-Guarantor Subsidiaries and their ability to distribute those earnings to us. See "Risk Factors—Risks Related to the Notes."

        Under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

        On the Original Issue Date, we issued $179,937,000 in aggregate principal amount of the outstanding notes. We may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." In addition, in connection with the payment of PIK Interest or Partial PIK Interest in respect of the notes, the Issuer is entitled, without the consent of the holders (and without regard to any restrictions or limitations set forth under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"), to increase the outstanding principal amount of the notes or issue additional notes (the "PIK notes") under the indenture on the same terms and conditions as the notes offered hereby (in each case, the "PIK payment"). Except as described under "—Amendment, Supplement and Waiver," the notes offered by the Issuer, the PIK notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the indenture and this "Description of the Exchange Notes" include any PIK notes and additional notes that are actually issued, and references to "principal amount" of the notes include any increase in the principal amount of the outstanding notes as a result of a PIK payment. We issued the outstanding notes and will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 23, 2015.

        Interest on the exchange notes is payable semiannually in arrears on February 23 and August 23, commencing on February 23, 2009. The Issuer will make each interest payment to the holders of record on the immediately preceding February 8 and August 8. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Original Issue Date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and interest will accrue at the then applicable interest rate on the notes.

        For any interest payment period prior to August 23, 2011, the Issuer may, at its option, elect to pay interest on the notes:

  •
  entirely in cash ("Cash Interest");

  •
  entirely by increasing the principal amount of the outstanding notes or by issuing PIK notes ("PIK Interest"); or

  •
  on 50% of the outstanding principal amount of the notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding notes or by issuing PIK notes ("Partial PIK Interest").

        The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the trustee at least 5 business days prior to the beginning of each interest period. The trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election for any interest period, interest on the notes shall be payable according to the election for the previous interest period. After August 23, 2011, the Issuer will make all interest payments on the notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of notes as described under "—Optional Redemption" or "—Repurchase at the Option of Holders" shall be made solely in cash.

        Cash Interest on the notes will accrue at a rate of 11.00% per annum ("Cash Interest Rate") and PIK Interest on the notes will accrue at a rate equal to the sum of the Cash Interest Rate and 75 basis points. So long as the 5 Business Days' notice requirement set forth above is met, the rate shall in each case be effective as of the first interest payment date with respect to such notes after such notice.

        Cash Interest on the notes will be payable in cash. PIK Interest on the notes will be payable (x) with respect to notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company ("DTC") or its nominee on the relevant record date, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to notes represented by certificated notes, by issuing PIK notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the trustee will, at the request of the Issuer, authenticate and deliver such PIK notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the notes held by such holder on the relevant record date and PIK Interest in respect of 50% of the principal amount of the notes held by such holder on the relevant record date. Following an increase in the principal amount of the outstanding global notes as a result of a PIK payment, the global notes will bear interest on such increased principal amount from and after the date of such PIK payment. Any PIK notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All notes issued pursuant to a PIK payment will mature on August 23, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the indenture and shall have the same rights and benefits as the notes issued on the Original Issue Date. Any certificated PIK notes will be issued with the description "PIK" on the face of such PIK note.

        If the notes would otherwise constitute "applicable high yield discount obligations" within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Original Issue Date and each accrual period thereafter (each, an "AHYDO Redemption Date"), the Issuer will be required to redeem for cash a portion of each note then outstanding equal to the Mandatory Principal Redemption Amount (such redemption, a "Mandatory Principal Redemption"). The redemption price for the portion of each note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The "Mandatory Principal Redemption Amount" means, the portion of a note determined by the Issuer to be required to be redeemed to prevent such note from being treated as an "applicable high yield discount obligation" within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to each AHYDO Redemption Date pursuant to any other provision of the indenture will alter the Issuer's obligation to make the Mandatory Principal Redemption with respect to any notes that remain outstanding on such AHYDO Redemption Date.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be an office of an affiliate of the trustee in New York, New York); provided, however, payment of interest may, at the option of the Issuer, be made by check mailed to the address of the holders as such address appears in the register of holders, and in addition, if a holder of at least $1.0 million in aggregate principal amount of notes has given wire transfer instructions to us prior to the record date for a payment, the Issuer will make such payment of principal of, premium, if any, and interest on such holder's notes in accordance with those instructions. Payment of principal of, premium, if any, and interest on, notes in global form registered in the name of or held by DTC or any successor depositary or its nominee will be made by wire transfer of immediately available funds to such depositary or its nominee, as the case may be, as the registered holder of such global note.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes will be guaranteed by each of the Issuer's Subsidiaries, other than those that are Non-Guarantor Subsidiaries. Future Restricted Subsidiaries (other than Non-Guarantor Subsidiaries) will also become Guarantors under the indenture governing the notes. The Subsidiary Guarantees will be joint and several irrevocable and unconditional obligations of the Guarantors and not merely sureties. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—Fraudulent transfer statutes may limit your rights as a noteholder." A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

        either:

          (a)   the Person (if other than the Issuer or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

          (b)   such transaction does not violate the "Asset Sale" provisions of the indenture and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer (other than a Non-Guarantor Subsidiary), if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (2)   in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer (other than a Non-Guarantor Subsidiary) after which the Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Non-Guarantor Subsidiary in accordance with the applicable provisions of the indenture;

          (4)   if that Guarantor is released from its guarantee under the Credit Agreement; or

          (5)   upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        If any Guarantor is released from its Subsidiary Guarantee, any of its Subsidiaries that are Guarantors will be released from their Subsidiary Guarantees, if any.

        See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time prior to August 23, 2010, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.00% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net proceeds of one or more Equity Offerings by the Issuer, Holdings or any other direct or indirect parent of the Issuer; provided that:

          (1)   at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.

        Except pursuant to the preceding paragraph and the second succeeding paragraph, the notes will not be redeemable at the Issuer's option prior to August 23, 2011.

        On or after August 23, 2011, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 23 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

        Before August 23, 2011, the Issuer may also redeem all or any portion of the notes upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a "Make-Whole Redemption Date").

        "Applicable Premium" means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such note at August 23, 2011 (exclusive of accrued interest), plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through August 23, 2011 (calculated assuming all interest payments are paid in cash), computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.

        "Treasury Rate" means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to August 23, 2011; provided, however, that if the period from such Make-Whole Redemption Date to August 23, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to August 23, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        Except as set forth in the last paragraph under "—Principal, Maturity and Interest," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this paragraph (2), each of the following will be deemed to be cash:

            (a)   Cash Equivalents;

            (b)   any liabilities (as shown on the Issuer's most recent consolidated balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability;

            (c)   any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

            (d)   (i) any Designated Noncash Consideration received by the Issuer or a Restricted Subsidiary in connection with the sale or contribution of assets by the Issuer or a Restricted

    Subsidiary to a joint venture with a Strategic Investor, provided, however, that (x) any such Designated Noncash Consideration that is converted into Cash Equivalents shall be treated as Net Proceeds in the manner set forth below and (y) in the event such Designated Noncash Consideration is an Investment (other than in the form of Indebtedness), such Designated Noncash Consideration shall be deemed to have been acquired and consequently reduce amounts available under clause (15) or (17) of the definition of "Permitted Investments," as determined by the Issuer and (ii) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (ii) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed the greater of $15 million and 2.5% of Total Assets at the time of receipt since the Original Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

            (e)   any stock or assets of the kind referred to in clause (2) or (4) of the second succeeding paragraph.

        Notwithstanding the foregoing, the 75% requirement referred to in clause (2) above shall not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% requirement.

        Within 450 days after the receipt of any Net Proceeds from an Asset Sale the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

          (1)   to repay or prepay (x) any and all obligations under the Credit Agreement or any other senior Indebtedness secured by Liens or Indebtedness of Non-Guarantor Subsidiaries and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) Obligations under Indebtedness ranking pari passu with the Notes (and to correspondingly reduce commitments with respect thereto) or reduce Obligations under the Notes as provided under "Optional Redemption," through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Asset Sale Offer (in accordance with the procedures set forth below)); provided that in the case of a reduction of Obligations other than under the Notes under this clause (y) the Issuer shall use commercially reasonable efforts to equally and ratably reduce Obligations under the Notes as provided under "—Optional Redemption," through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

          (2)   to (x) acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer or (y) make Investments pursuant to clause (15) or (17) of the definition of "Permitted Investments";

          (3)   to make a capital expenditure with respect to a Permitted Business; or

          (4)   to acquire Additional Assets;

provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (2) through (4) above is entered into by the Issuer or its Restricted Subsidiary within 450 days after the receipt of such Net Proceeds with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment in accordance with such agreement within 180 days of such commitment and if such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds shall constitute Excess Proceeds (as defined below).

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten business days thereof, the Issuer will make an Asset Sale Offer to all holders of notes and if the Issuer elects (or is required by the terms of such other pari passu Indebtedness), all holders of other Indebtedness that is pari passu with the notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The Credit Agreement restricts the Issuer from purchasing any notes, and also provides that certain change of control or asset sale events with respect to the Issuer or repurchases of or other prepayments in respect of the notes would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement and other agreements governing the Issuer's Indebtedness.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        No notes of $1,000 or less can be redeemed in part except PIK notes in certificated form. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (A)  declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of the Issuer shall not constitute a Restricted Payment;

          (B)  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, Holdings or any other direct or indirect parent of the Issuer;

          (C)  make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

          (D)  make any Restricted Investment;

(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Original Issue Date (including Restricted Payments permitted by clauses (1), (10), (11) and (14) of the next succeeding paragraph, but excluding all other clauses of next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the Original Issue Date to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate Qualified Proceeds received by the Issuer since the Original Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Excluded Contributions, and Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

            (c)   an amount equal to the net reduction in Investments by the Issuer and its Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Restricted Investment that was made after the Original Issue Date and (B) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket); plus

            (d)   to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Original Issue Date is redesignated as a Restricted Subsidiary after the Original Issue Date, an amount equal to the lesser of (A) the Fair Market Value of the Issuer's interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of the Issuer's Investments in such Subsidiary that was previously treated as a Restricted Payment (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket); plus

            (e)   in the event the Issuer and/or any Restricted Subsidiary of the Issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment (other than to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (15) or (19) below and such amounts received have been applied to increase availability under such basket).

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (4)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer which Disqualified Stock was issued after the Original Issue Date in accordance with the provisions of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (5)   the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to the covenant described below under "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (6)   the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

          (7)   the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Capital Stock;

          (8)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or Affiliates (other than Crestview Partners, L.P. and the Co-Investors) of the foregoing) of the Issuer or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to Holdings or any other direct or indirect parent holding company of the Issuer utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement or benefit plan or other agreement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years); provided further that such amount in any fiscal year may be further increased by an amount not to exceed:

            (a)   the net cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer as equity capital (other than Disqualified Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Issuer that occurs after the

    Original Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph (and, to the extent utilized pursuant to this clause (8), such amount will be excluded from clause (3)(b) of the preceding paragraph), and excluding Excluded Contributions, plus

            (b)   the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Original Issue Date, less

            (c)   the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (8);

  and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of the Issuer's direct or indirect parent companies or any of the Issuer's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

          (9)   the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

          (10) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

          (11) after the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described above under "—Repurchase at the Option of Holders—Change of Control" (including the purchase of the notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the notes or to any Subsidiary Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;

          (12) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any preferred stock or convertible debt securities of the Issuer or any of its Restricted Subsidiaries;

          (13) Permitted Payments to Parent;

          (14) so long as no Default has occurred and is continuing or would be caused thereby, the payment:

            (a)   by the Issuer or any Restricted Subsidiary to Holdings or any other direct or indirect parent of the Issuer, which payment is used by the Person receiving such payment, following the first initial public offering of common Equity Interests by such Person, to pay dividends of up to 6% per annum of the net proceeds received by such Person in such public offering (or any subsequent public offering of common Equity Interests of such Person) that are contributed to the Issuer as equity capital (other than Disqualified Stock), or

            (b)   by the Issuer, following the first initial public offering of common Equity Interests by the Issuer, to pay dividends of up to 6% per annum of the net proceeds received by or contributed to the Issuer in such public offering (or any subsequent public offering of common Equity Interests by the Issuer)

  (excluding, in the case of both clause (a) and clause (b), public offerings of common Equity Interests registered on Form S-8 and any other public sale to the extent the proceeds thereof are Excluded Contributions);

          (15) Investments that are made with Excluded Contributions;

          (16) distributions or payments of Receivables Fees and any other payments in connection with a Qualified Receivables Transaction;

          (17) payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions as described above under the caption "Certain Relationships and Related Party Transactions" or dividends to any direct or indirect parent of the Issuer to fund such payments;

          (18) all payments made or to be made in connection with the Transactions as set forth in the prospectus including and together with payments to stockholders, and holders of options and warrants for common stock, of the merger consideration (or, in the case of options and warrants, the merger consideration less the exercise price thereof) and all payments made to former stockholders of the Issuer who have validly exercised appraisal rights in connection with the Transactions;

          (19) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (19) not to exceed the greater of (a) $20.0 million and (b) 3.0% of Total Assets at the time made; and

          (20) the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which (i) are cash and/or Cash Equivalents or (ii) were contributed to such Unrestricted Subsidiary in anticipation of such distribution, dividend or other payment, as determined in good faith by the Company).

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will, if the Fair Market Value thereof exceeds $20.0 million, be determined by the Board of Directors of the Issuer, whose resolution with respect thereto will be delivered to the trustee.

        For purposes of determining compliance with the provisions set forth above, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

  Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional

Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the maximum amount of Indebtedness that may be incurred by Non-Guarantor Subsidiaries under this first paragraph shall be $12.5 million outstanding at any time.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

          (1)   the incurrence by the Issuer and/or any Restricted Subsidiary of Indebtedness under the Credit Agreement and other Credit Facilities entered into after the date of the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $400.0 million;

          (2)   the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness outstanding on the Original Issue Date;

          (3)   the incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes to be issued on the Original Issue Date, replacement notes in respect thereof, if any, and the related Subsidiary Guarantees and the Exchange Notes and related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement (and in each case including PIK notes in respect thereof any related Subsidiary Guarantee);

          (4)   the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of (A) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer, a Guarantor or any Qualified Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of the indenture or incurred by the Issuer or any Restricted Subsidiary to finance such acquisition or merger or (B) Acquired Debt or Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business (whether through their direct purchase or purchase of Capital Stock of a Person owning such property); provided that the aggregate principal amount under this clause (4), including all Permitted Refinancing Indebtedness and Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), shall not exceed $57.5 million at any time outstanding;

          (5)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5), (15), (18) or (19) of this paragraph;

          (6)   the incurrence by the Issuer, any Guarantors or any Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer, Guarantors and any Restricted Subsidiaries; provided, however, that:

            (a)   if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer or the Subsidiary Guarantee, in the case of a Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Qualified Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Qualified Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);

          (7)   the issuance by any Restricted Subsidiaries to the Issuer, any Guarantors or to any of their Restricted Subsidiaries of shares of preferred stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer, or Guarantor or a Restricted Subsidiary of the Issuer, and

            (b)   any sale or other transfer of any such preferred stock to a Person that is not either the Issuer, a Guarantor or a Restricted Subsidiary of the Issuer,

  will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);

          (8)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of limiting interest rate, currency or commodity risk;

          (9)   the guarantee:

            (a)   by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; and

            (b)   by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;

          (10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business;

          (11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five business days;

          (12) the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Issuer or any Restricted Subsidiary;

          (13) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

          (14) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

          (15) Indebtedness that is contractually subordinated to the notes in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to this clause (15), not to exceed $115.0 million;

          (16) Indebtedness of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten business days or less;

          (17) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction;

          (18) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (18), not to exceed $23.0 million;

          (19) Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by clause (8) under the under the caption "—Restricted Payments";

          (20) Guarantees by the Issuer or any Guarantor of Indebtedness of a Person permitted by clause (15)(A) of the definition of "Permitted Investments"; and

          (21) Indebtedness representing deferred compensation to employees of the Issuer and the Restricted Subsidiaries incurred in the ordinary course of business.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant except that Indebtedness under the Credit Agreement outstanding on the Original Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a)   the Fair Market Value of such assets at the date of determination; and

            (b)   the amount of the Indebtedness of the other Person.

  No Layering of Debt

        The Issuer will not, and will not permit any Guarantors to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Guarantors, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Subsidiary Guarantee of such Guarantors, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantors, as the case may be.

        For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantors solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

  Liens

        The Issuer will not, and will not permit any of the Guarantors to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)   sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Original Issue Date;

          (2)   the indenture, the notes and the Subsidiary Guarantees;

          (3)   applicable law, rule, regulation or order, including any requirement of any governmental healthcare programs;

          (4)   any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

          (6)   customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (8)   any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive (as determined in good faith by the Issuer), taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) customary provisions imposed on the transfer of copyrighted or patented materials;

          (13) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

          (14) customary provisions in connection with a Qualified Receivables Transaction;

          (15) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or any Restricted Subsidiary of the Issuer;

          (16) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;

          (17) any instrument or agreement governing Indebtedness or preferred stock of any Restricted Subsidiary that is incurred or issued subsequent to the Original Issue Date and not in violation of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that the Issuer's Board of Directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Issuer's and/or Guarantors' ability to make principal and interest payments on the Notes;

          (18) restrictions in Management Agreements that require the payment of management fees to the Issuer or one of its Restricted Subsidiaries prior to payment of dividends or distributions;

          (19) customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of surgical facilities, relating solely to such joint venture or facilities or the Persons who own Equity Interests therein; and

          (20) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, (as determined by the Issuer in good faith) than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (15) and (17) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

  Distributions by Qualified Restricted Subsidiaries

        Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Issuer shall, and shall cause each Restricted Subsidiary to, cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Capital Stock in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to fiduciary duties applicable to such board or individual and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts necessary for operations, capital expenditures, debt service and other needs.

        If, at any time, any Restricted Subsidiary would fail to meet the requirements set forth in the definition of "Qualified Restricted Subsidiary," it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of the indenture governing the notes and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and (2) no Default or Event of Default would be in existence following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Board of Directors designates a Qualified Restricted Subsidiary not to be a Qualified Restricted Subsidiary, then all Investments in such Subsidiary since the Original Issue Date shall be deemed to have been acquired and consequently reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or the amount available for Restricted Investments under clause (15) or (17) of the definition of "Permitted Investments," as determined by the Issuer. As of the Original Issue Date, all of the Issuer's Restricted Subsidiaries are Qualified Restricted Subsidiaries.

  Merger, Consolidation or Sale of Assets

        The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1)   either: (a) the Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee; provided, however, that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the notes if such surviving Person is not a corporation;

          (3)   immediately after such transaction, no Default or Event of Default exists; and

          (4)   the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

            (a)   be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; or

            (b)   have a Fixed Charge Coverage Ratio that is equal to or greater than the actual Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction.

        In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        Clauses (3) and (4) above will not apply to:

          (1)   a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction;

          (2)   any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Guarantors

          (3)   the consolidation or merger, or sale, assignment, transfer, conveyance, lease or other disposition of all or part of its assets, by any Restricted Subsidiary to the Issuer or a Guarantor; and

          (4)   transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $2.5 million (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Issuer delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer, together with a certified copy of the resolutions of the Board of Directors of the Issuer approving such Affiliate Transaction or Affiliate Transactions.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

          (2)   transactions between or among the Issuer and/or its Restricted Subsidiaries;

          (3)   transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4)   payment of reasonable directors' fees;

          (5)   any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

          (6)   Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments";

          (7)   payment of fees and the reimbursement of other expenses to the Permitted Holders in connection with the Transactions and as described above under the caption "Certain Relationships and Related Party Transactions";

          (8)   payments by the Issuer or any of its Restricted Subsidiaries to Crestview Partners GP, L.P. and/or any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Issuer in good faith;

          (9)   loans (or cancellation of loans) or advances to employees in the ordinary course of business;

          (10) transactions with joint ventures, Unrestricted Subsidiaries, customers, suppliers, contractors, joint venture partners (including, without limitation, physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture;

          (11) the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement (5) limited liability company agreement or similar agreement to which Holdings, the Issuer or any Restricted Subsidiary is a party as of the Original Issue Date and any similar agreements which the Issuer, any Restricted Subsidiary, Holdings or any other direct or indirect parent company of the Issuer may enter into thereafter; provided, however, that the entering into by the Issuer or any Restricted Subsidiary or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Original Issue Date will only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the holders of the notes, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer;

          (12) the Transactions, including all payments made or to be made in connection with the Transactions as described in this prospectus;

          (13) any transaction relating to a Qualified Receivables Transaction;

          (14) the entering into of any tax sharing agreement or arrangement and any Permitted Payments to Parent;

          (15) any management, consulting, monitoring, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Issuer and any of its Restricted Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by the Issuer or any of its Restricted Subsidiaries in connection therewith) on the one hand and the Permitted Holders on the other hand (including the Sponsor Management Agreement as in effect on the Original Issue Date and termination payments in respect thereof), which services (and payments and other transactions in connection therewith) are approved as fair to the Issuer or such Restricted Subsidiary by a majority of the members of the Board of Directors of the Issuer in good faith;

          (16) the issuance of Equity Interests (other than Disqualified Stock) in the Issuer or any Restricted Subsidiary for compensation purposes;

          (17) any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

          (18) intellectual property licenses in the ordinary course of business;

          (19) Existing Indebtedness and any other obligations pursuant to an agreement existing on the Original Issue Date as described in the prospectus, including any amendment thereto (so long as such amendment is not disadvantageous to the holders of the notes in any material respect); and

          (20) transactions in which the Issuer or any Restricted Subsidiary delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith.

  Additional Subsidiary Guarantees

        If the Issuer or any of its Restricted Subsidiaries, acquires or creates another Subsidiary, other than a Non-Guarantor Subsidiary, after the Original Issue Date that guarantees Indebtedness under the Credit Agreement, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within 30 business days of the date on which it was acquired or created.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and (2) such designation would not cause a Default or Event of Default.

  Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will furnish to the trustee and to Cede & Co., the nominee of DTC, and the holders of notes, within the time periods that are applicable to the Issuer (or, if not applicable, would be if the Issuer were required to file such reports under Section 13(a) or 15(d) of the Exchange Act as a non-accelerated filer):

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the Issuer's consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by the Issuer's independent registered public accountants but not any assessment, attestation or audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act or rules and regulations promulgated thereunder; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

        The Issuer may satisfy its obligation to furnish such information to the trustee and Cede & Co. at any time by filing such information with the SEC. In addition, the Issuer will agree that, for so long as any notes remain outstanding, the Issuer will furnish to any beneficial owner of notes or to any prospective purchaser of notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If at any time Holdings (or any other direct or indirect parent company of the Issuer) becomes a guarantor of the notes (there being no obligation of Holdings or any other direct or indirect parent company of the Issuer to do so), and Holdings (or such other parent company) holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer, Holdings or any other direct or indirect parent company of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to the trustee and Cede & Co. or filed with the SEC pursuant to this covenant may, at the option of the Issuer, be those of Holdings (or such other parent company) rather than the Issuer.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described in the Registration Rights Agreement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC (subject to the limitations set forth above) on the Company's website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, the financial information (including a "Management's Discussion and Analysis of Financial Condition and Results of Operation") that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above.

        Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under "—Events of Default and Remedies" until 90 days after the date any report hereunder is due.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, if any, with respect to, the notes;

          (2)   default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

          (3)   failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (4)   failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Original Issue Date, if that default;

            (a)   is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

          (6)   with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $15.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;

          (7)   except as permitted by the indenture, any Subsidiary Guarantee of any Significant Subsidiary is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any Person acting on behalf of any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations in writing under its Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture; and

          (8)   certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any Subsidiary that is a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

          (1)   the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; or

          (2)   holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

          (3)   the default that is the basis for such Event of Default has been cured.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

        The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee within 30 days a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released ("Covenant Defeasance") with respect to the covenants described under "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" and "—Certain Covenants" and with respect to certain Events of Default (including bankruptcy default with respect to Significant Subsidiaries, cross- default and judgment default) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Issuer) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (5)   the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

          (6)   the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the optional redemption of the notes as described under the caption "—Optional Redemption" (other than provisions relating to the notice period for consummating an optional redemption of the notes);

          (3)   reduce the rate of or change the time for payment of interest, including default interest, on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

          (7)   make any change to or modify the ranking of the notes that would adversely affect the holders;

          (8)   after an Asset Sale Offer or Change of Control Offer, as applicable, has been made, amend, change or modify the obligations of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "Repurchase at the Option of Holders—Asset Sales" covenant or obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Repurchase at the Option of Holders—Change of Control" covenant including, in each case, amending, changing or modifying any definition relating thereto; or

          (9)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Subsidiary Guarantees:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

          (4)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6)   to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this Description of the Notes;

          (7)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Original Issue Date;

          (8)   to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes; or

          (9)   to issue additional notes in accordance with the terms of the indenture.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (3)   the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4)   the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Assets" means any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Permitted Business.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

        "Agreement and Plan of Merger" means the Agreement and Plan of Merger by and among Holdings, the Issuer and Symbol Merger Sub, Inc., dated as of April 24, 2007, as amended or modified from time to time prior to the Original Issue Date.

        "AHYDO Redemption Date" has the meaning set forth under "—Principal, Maturity and Interest."

        "Applicable Premium" has the meaning set forth under "—Optional Redemption."

        "Asset Sale" means:

          (1)   the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests in any of the Issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

          (2)   a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

          (4)   the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;

          (5)   the sale or other disposition of Cash Equivalents;

          (6)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

          (7)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Original Issue Date, including sale and lease back transactions and asset securitizations not prohibited by the indenture;

          (8)   any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

          (9)   the sale or disposition of any assets or property received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

          (10) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

          (11) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (12) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

          (13) sales of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the Fair Market Value thereof, less amounts required to be established as reserves and customary discounts pursuant to contractual agreements with entities that are not Affiliates of the Issuer entered into as part of a Qualified Receivables Transaction;

          (14) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

          (15) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or Equity Interest, Indebtedness or other securities that were acquired as a Restricted Investment not in violation of the covenant described above under the caption "—Certain Covenants—Restricted Payments"; and

          (16) foreclosures on assets.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2)   with respect to a partnership, the board of directors or board of managers of the general partner of the partnership;

          (3)   with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

          (1)   United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

          (3)   direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

          (4)   certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

          (5)   repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within 12 months after the date of acquisition;

          (7)   Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from Standard & Poor's Rating Services or "A2" or higher from Moody's Investors Service, Inc. with maturities of 12 months or less from the date of acquisition; and

          (8)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

        "Cash Interest" has the meaning set forth under "—Principal, Maturity and Interest."

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than Permitted Holders;

          (2)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (2), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or

          (3)   the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Closing Date" means the closing date of the transactions contemplated by the Agreement and Plan of Merger.

        "Co-Investors" means institutional investors, other than Crestview Partners, L.P. and its Affiliates, who become holders of Equity Interests of the Issuer (or any direct or indirect parent) on or prior to the Original Issue Date.

        "Consolidated Adjusted EBITDA" means, with respect to any specified Person for any period (the "Measurement Period"), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the amounts for such period of:

          (1)   the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period and any amount excluded from the definition thereof pursuant to clause (v), (w), (x), (y) or (z) therein; plus

          (2)   the provision for federal, state and foreign income taxes based on income or profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (3)   the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (4)   the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

          (5)   fees, costs and expenses paid or payable in cash by the Issuer or any of its Subsidiaries during the Measurement Period in connection with the Transactions (including, without limitation, retention payments paid as an incentive to retained employees in connection with the Transactions); plus

          (6)   other non-cash expenses and charges for the Measurement Period reducing Consolidated Net Income (provided that if any non-cash expenses or charges referred to in this clause (6) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

          (7)   any non-capitalized expenses or charges for the Measurement Period relating to (i) any offering of Equity Interests by the Issuer, Holdings or any other direct or indirect parent of the Issuer, (ii) merger, recapitalization or acquisition transactions made by the Issuer or any of its Restricted Subsidiaries, including any earnout payments, whether or not accounted for as such that are paid, accrued or reserved for within 365 days of such transaction, or (iii) any Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries (in each case, whether or not successful); plus

          (8)   all fees paid by the Issuer pursuant to clauses (7), (8) and (15) of the covenant described under "—Certain Covenants—Transactions with Affiliates"; plus

          (9)   the amount of extraordinary, unusual or non-recurring charges or any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); plus

          (10) the consolidated minority interest expense of the Issuer and its Restricted Subsidiaries for the Measurement Period; plus

          (11) income attributable to discontinued operations (excluding income attributable to assets or operations that have been disposed of during such period); plus

          (12) the Net Income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (1) of the definition thereof (i.e., the minority interest of the Issuer in the entities generating such Net Income); plus

          (13) any unrealized net loss (or minus any net gain) resulting in such Measurement Period from hedging transactions; minus

          (14) without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); minus

          (15) losses attributable to discontinued operations (excluding losses attributable to assets or operations that have been disposed of during such period).

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Subsidiaries (or in the case of the Issuer, its Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (and net loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be excluded; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

          (2)   solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "—Certain Covenants—Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash

  (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions or any other acquisition) and 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions or any other acquisition, will be excluded;

          (5)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets outside the ordinary course of business); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

          (6)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;

          (7)   income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

          (8)   any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141, will be excluded;

          (9)   all non-cash charges relating to employee benefit or other management or stock compensation plans of the Issuer or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Issuer or any Restricted Subsidiary of the Issuer makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Issuer for such period;

          (10) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded; and

          (11) accruals and reserves that are established within twelve months after August 23, 2007 and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

        "Consolidated Secured Debt Ratio" as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of such date to (2) the Issuer's Consolidated Adjusted EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (27) of the definition of "Permitted Liens," the Issuer or its Restricted Subsidiaries may elect, pursuant to an Officers' Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation to be an Incurrence at such subsequent time.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, less the aggregate amount of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on a consolidated basis.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

          (1)   was a member of such Board of Directors on the Original Issue Date; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

          (3)   was designated or appointed with the approval of Permitted Holders holding a majority of the Voting Stock of all of the Permitted Holders.

        "Credit Agreement" means that certain Credit Agreement, dated as of August 23, 2007, by and among the Issuer, as borrower, Holdings, certain subsidiaries of the Issuer, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, and various lenders from time to time party thereto providing for up to $250.0 million of term loans, $100.0 million of revolving credit borrowings and $50.0 million of uncommitted incremental loan facilities, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case, with banks or other institutional lenders providing for revolving credit loans, notes, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means any non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers' certificate.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with the covenant described under "—Certain Covenants—Restricted Payments," (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with the covenant described above under "—Certain Covenants—Restricted Payments" will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offering of Qualified Capital Stock of the Issuer, Holdings or any other direct or indirect parent of the Issuer, other than:

          (1)   a public offering with respect to the Issuer's or any direct or indirect parent company's Qualified Capital Stock registered on Form S-4 or Form S-8;

          (2)   issuances to any Subsidiary of the Issuer; and

          (3)   any such public or private offering that constitutes an Excluded Contribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Notes" means the 11.00%/11.75% Senior PIK Toggle Notes due 2015 issued pursuant to the Exchange Offer and the terms described in this prospectus.

        "Exchange Offer" means the offer to exchange the exchange notes for the outstanding notes described in this prospectus.

        "Excluded Contributions" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officers' certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in clause (3) of the first paragraph under "—Certain Covenants—Restricted Payments."

        "Existing Indebtedness" means Indebtedness (other than the Indebtedness under the Credit Agreement) existing on the Original Issue Date.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

          (2)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (3)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (4)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (5)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

        For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Subsidiaries (or in the case of the Issuer, its Restricted Subsidiaries) for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding (v) amortization of deferred financing costs, (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) any expensing of bridge, commitment and other financing fees and (z) to the extent included in Fixed Charges, the portion of consolidated interest expense of such Person and its Restricted Subsidiaries attributable to Indebtedness incurred in connection with the acquisition of discontinued operations; plus

          (2)   any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus

          (3)   all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Issuer or a Restricted Subsidiary of the Issuer), in each case, determined on a consolidated basis in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of the Issuer that is not incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 23, 2007. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each Restricted Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Holdings" means Symbol Holdings Corporation, a Delaware corporation.

        "Indebtedness" means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

          (6)   representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        Notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) contingent obligations, including Guarantees, incurred in the ordinary course of business or in respect of operating leases, and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of a Qualified Receivables Transaction or (5) payment obligations under the Merger Agreement, including any obligation to make appraisal payments.

        The amount of any Indebtedness outstanding as of any date shall be:

          (1)   the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; and

          (2)   the principal amount thereof, in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will not be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person, unless such third Person's Investment was made in contemplation of the acquisition by the Issuer or a Restricted Subsidiary, in which case it shall be an Investment in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

        "Issuer" means Symbion, Inc., a Delaware corporation or any successor obligor.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed a Lien.

        "Make-Whole Redemption Date" has the meaning set forth under "—Optional Redemption."

        "Management Agreements" means the management, service or similar agreements pursuant to which the Issuer or any of its Qualified Restricted Subsidiaries manages the assets and businesses of any of its Restricted Subsidiaries.

        "Mandatory Principal Redemption" has the meaning set forth under "—Principal, Maturity and Interest."

        "Mandatory Principal Redemption Amount" has the meaning set forth under "—Principal, Maturity and Interest."

        "Minority Interests" means the interests in income of the Issuer's Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary, as reflected on the Issuer's consolidated financial statements.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Issuer, in each case, after taking into account:

          (1)   any available tax credits or deductions and any tax sharing arrangements;

          (2)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (3)   any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

          (4)   any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof;

          (5)   any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (6)   in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to legal or contractual restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions, provided, however, that any such contractual restrictions on repatriation were not entered into in contemplation of such Asset Sale.

        "Non-Guarantor Subsidiaries" means (v) any Unrestricted Subsidiary, (w) any Receivables Subsidiary, (x) any Foreign Subsidiary and (y) any other Subsidiary of the Issuer that does not guarantee the Issuer's Obligations under the Credit Agreement.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or (c) otherwise constitutes the lender;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity;

          (3)   as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries; and

          (4)   except to the extent of any Guarantee thereof as permitted by the definition of "Unrestricted Subsidiary."

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any

non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to any entity referred to in clauses (a) through (c) above, any investor, shareholder or similar agreement.

        "Original Issue Date" means June 3, 2008.

        "Outstanding Notes" means the 11.00%/11.75% Senior PIK Toggle Notes due 2015 issued by the Company on the Original Issue Date.

        "Partial PIK Interest" has the meaning set forth under "—Principal, Maturity and Interest."

        "Permitted Business" means (i) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Original Issue Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Original Issue Date.

        "Permitted Holder" means Crestview Partners GP, L.P., the Co-Investors and members of management of the Issuer who are holders of Equity Interests on the Original Issue Date, and their respective Affiliates.

        "Permitted Investments" means:

          (1)   any Investment in the Issuer, in a Guarantor or in a Qualified Restricted Subsidiary of the Issuer;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person (other than the Issuer, a Guarantor or a Qualified Restricted Subsidiary of the Issuer) that is engaged as its primary business in a Permitted Business, if as a result of such Investment:

            (a)   such Person becomes a Qualified Restricted Subsidiary of the Issuer;

            (b)   such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer, or a Qualified Restricted Subsidiary of the Issuer;

          (4)   any Investment received in connection with an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or in connection with the disposition of assets not constituting an Asset Sale;

          (5)   any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any parent of the Issuer;

          (6)   any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (7)   Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

          (8)   any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

          (9)   Investments in receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

          (10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

          (11) obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer's or employee's acquisition of shares of Capital Stock of the Issuer or Capital Stock of Holdings (or any other direct or indirect parent company of the Issuer) so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (12) loans or advances to and guarantees provided for the benefit of employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

          (13) Investments existing as of the Original Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Original Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Original Issue Date, of the original Investment so extended, modified or renewed) and pursuant to any binding commitment outstanding as of the Original Issue Date;

          (14) repurchases of the notes;

          (15) (A) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15)(a) that are at the time outstanding not to exceed $23.0 million during any period of twelve consecutive months (with any amount not used during this period to be carried forward to any subsequent period) and (B) other Investments consisting of loans or advances to, or Guarantees of Indebtedness of, any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15)(B) that are at the time outstanding not to exceed $23.0 million during any period of twelve consecutive months (with any amount not used during this period to be carried forward to any subsequent period); provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Qualified Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Qualified Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Qualified Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a

  Qualified Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (15)); provided, further, that substantially all of the business activities of any such Person consist of a Permitted Business;

          (16) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

          (17) Investments not otherwise permitted by the foregoing clauses in an amount, taken together with all other Investments made pursuant to this clause, not to exceed $11.5 million in the aggregate outstanding at any time;

          (18) Guarantees of Indebtedness which Guarantees are made by the Issuer or a Restricted Subsidiary permitted under the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and performance guarantees and guarantees of operating leases in the ordinary course of business; provided that if at the time of and after giving effect to any Guarantee (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Qualified Restricted Subsidiaries that is Guaranteed by the Issuer or any Qualified Restricted Subsidiary, together with the aggregate amount of Investments made pursuant to clause (15)(B) exceeds $23.0 million (net of cash returns, or reduction in the amount of such Guarantees by, on any such Investments to the Issuer or a Qualified Restricted Subsidiary) during any period of twelve consecutive months (with any amount not used during such period permitted to be carried forward to any subsequent period) (in each case determined without regard to any write-downs or write-offs), such Guarantee shall not be permitted; provided further that substantially all of the business activities of any such Restricted Subsidiary that is not a Qualified Restricted Subsidiary whose Indebtedness is so Guaranteed consists of a Permitted Business;

          (19) advances to any Person in the ordinary course of business, provided that (i) such advances when made are expected to be repaid within 270 days of such advance and (ii) the aggregate amount of all advances made pursuant to this clause (19) does not exceed $23.0 million at any time outstanding; and

          (20) Investments consisting of amounts potentially due from a seller of property in an acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such acquisition.

        "Permitted Liens" means:

          (1)   Liens in favor of the Issuer or the Guarantors;

          (2)   Liens on property or assets of a Person, existing at the time such Person is merged with or into, consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Issuer or such Subsidiary, plus renewals and extensions of such Liens;

          (3)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition, plus renewals and extensions of such Liens;

          (4)   Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covering only the assets acquired, constructed or improved with or financed by such Indebtedness;

          (6)   Liens existing on the Original Issue Date (other than Liens in favor of the lenders under the Credit Facilities, plus renewals and extensions of such Liens;

          (7)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (8)   Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, laborers', employees', suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (9)   survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

          (10) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

          (11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

            (a)   the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (b)   the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

          (12) Liens with respect to Indebtedness that does not exceed $11.5 million at any one time outstanding, and Obligations in respect thereof;

          (13) Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Issuer and its Restricted Subsidiaries (other than Receivables Subsidiaries) shall be limited to receivables and related assets referred to in the definition of Qualified Receivables Transaction);

          (14) security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;

          (15) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

          (16) zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

          (17) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

          (18) Liens securing Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

          (19) Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (20) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

          (21) Liens on the assets of Non-Guarantor Subsidiaries securing Indebtedness of the Non-Guarantor Subsidiaries that were permitted by the terms of the indenture to be incurred;

          (22) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (25) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to clause (1) of the second paragraph under "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (26) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

          (27) Liens solely on any cash earned money deposits made by the Issuer or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder; and

          (28) Liens securing Indebtedness (including liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the first paragraph under "—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as after giving effect to such incurrence the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.25 to 1.0 for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred.

        "Permitted Payment Restriction" means any encumbrance or restriction (each, a "restriction") on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests to the Issuer or a Restricted Subsidiary, which restriction would not materially impair the Issuer's ability to make scheduled payments of cash interest and to make required principal payments on the notes as determined in good faith by the chief financial officer of the Issuer, whose determination shall be conclusive.

        "Permitted Payments to Parent" means

          (1)   payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer to be used by Holdings (or any other direct or indirect parent company of the Issuer) to pay (x) consolidated, combined or similar Federal, state and local taxes payable by Holdings (or such parent company) and directly attributable to (or arising as a result of) the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings' (or such parent company's) corporate or other existence and other taxes; provided that:

            (a)   the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar Federal, state or local tax return that included the Issuer and its Subsidiaries if the Issuer were a corporation for Federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings' (or such parent company's) corporate or other existence and other taxes, each as applicable; and

            (b)   such payments are used by Holdings (or such parent company) for such purposes within 90 days of the receipt of such payments;

          (2)   payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Issuer as a direct or indirect holding company for the Issuer or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing; and

          (3)   payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay amounts payable to the Permitted Holders to the extent permitted by clause (15) of "—Certain Covenants—Transactions with Affiliates," solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

          (2)   either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such

  Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the notes;

          (3)   if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

          (4)   such Indebtedness is incurred

            (a)   by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

            (b)   by the Issuer or any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is the Issuer or a Guarantor; or

            (c)   by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "PIK Interest" has the meaning set forth under "—Principal, Maturity and Interest."

        "PIK notes" has the meaning set forth under "—Principal, Maturity and Interest."

        "PIK payment" has the meaning set forth under "—Principal, Maturity and Interest."

        "Pro Forma Cost Savings" means, with respect to any period, (A) the operating expense reductions and other operating improvements or synergies that (i) were directly attributable to an acquisition, merger, consolidation or disposition (a "pro forma event") that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect and applied as of the Original Issue Date, (ii) were actually implemented by the business that was the subject of any such pro forma event within 12 months after the date of such pro forma event and prior to the Calculation Date that are reasonably determined in good faith by a responsible financial or accounting officer of the Issuer or (iii) relate to the business that is the subject of any such pro forma event and that are reasonably determined in good faith by a responsible financial or accounting officer of the Issuer and is expected to be taken in the 12 months following such pro forma event and (B) all adjustments of the nature used in connection with the calculation of "Adjusted EBITDA" as set forth in the prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period and, in the case of each of (A) and (B), are described in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

        "Qualified Proceeds" means any of the following or any combination of the following:

          (1)   Cash Equivalents;

          (2)   the Fair Market Value of assets that are used or useful in the Permitted Business; and

          (3)   the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Issuer or any Restricted Subsidiary;

provided that (i) for purposes of clause (3) of the first paragraph under "—Certain Covenants—Restricted Payments," Qualified Proceeds shall not include Excluded Contributions and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under clause (8) of the covenant described under "—Certain Covenants—Transactions with Affiliates."

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:

          (1)   a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries, which transfer may be effected through the Issuer or one or more of its Subsidiaries); and

          (2)   if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary),

in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the "Receivables") of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements. All determinations under the indenture as to whether a particular provision in respect of a receivables transaction is customary shall be made by the Issuer in good faith (which determination shall be conclusive).

        "Qualified Restricted Subsidiary" means any Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower and its Qualified Restricted Subsidiaries (B) Equity Interests owned by Strategic Investors and (C) directors' qualifying shares and (3) the primary business of such Restricted Subsidiary is a Permitted Business.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

        "Receivables Subsidiary" means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

          (1)   is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction);

          (2)   is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; or

          (3)   subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with a Qualified Receivables Transaction; and

        (B)  with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction. Any such designation by the Board of Directors of the Issuer will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Replacement Preferred Stock" means any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Restricted Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on August 23, 2007. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a "Significant Subsidiary" then such event shall be deemed to have occurred with respect to a Significant Subsidiary.

        "Sponsor Management Agreement" means the Management Agreement between the Issuer and Crestview Partners GP, L.P. dated as of August 23, 2007.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Strategic Investors" means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Issuer, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.

        "Subsidiary" means, with respect to any specified Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Issuer's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP.

        "Transactions" means the transactions contemplated by the Agreement and Plan of Merger and the other related transactions described in this prospectus.

        "Treasury Management Obligations" means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services. Treasury Management Obligations shall not constitute Indebtedness.

        "Treasury Rate" has the meaning set forth under "—Optional Redemption."

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary.

        The Issuers may designate any Subsidiary of the Issuers (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuers or any Subsidiary of the Issuers (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

          (1)   such designation complies with the covenants described under "—Certain Covenants—Restricted Payments"; and

          (2)   each of:

            (a)   the Subsidiary to be so designated; and

            (b)   its Subsidiaries

  has not at the time of designation, and does not thereafter, incur any Indebtedness other than Non-Recourse Debt (except to the extent such Indebtedness by the Issuer or any Restricted Subsidiary is otherwise permitted to be incurred under the Indenture).

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors' qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

 BOOK-ENTRY; DELIVERY AND FORM

        The certificates representing the notes will be represented by permanent global notes issued in fully registered form without interest coupons (each a "Global Note").

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through the Automated Tender Offer Program, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through the Automated Tender Offer Program, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

The Global Notes

        We expect that pursuant to procedures established by The Depository Trust Company (i) upon the issuance of the Global Notes, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with The Depository Trust Company ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through The Depository Trust Company if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the notes, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with The Depository Trust Company's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including additional interest) on, the Global Notes will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of the company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's same-day funds system in accordance with The Depository Trust Company rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of The Depository Trust Company and with the procedures set forth in the indenture.

        The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the The Depository Trust Company interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, The Depository Trust Company will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

        The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of The Depository Trust Company, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary is a general discussion of material U.S. federal income tax considerations to a holder relating to the exchange of the outstanding notes for exchange notes in the exchange offer. This summary is generally limited to holders who hold the outstanding notes as capital assets (i.e., generally as investments) and does not deal with special tax situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, commodities or foreign exchange currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, U.S. holders whose "functional currency" is not the U.S. dollar and persons who hold the notes in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction. This discussion does not address the tax consequences arising under any state, local or foreign law, nor consider the effect of the U.S. federal estate or gift tax laws.

        The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions and rulings and pronouncements of the Internal Revenue Service (the "IRS"), now in effect, all of which are subject to change. Any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences to the holders of the notes in the exchange offer. The IRS would not be precluded from taking a contrary position. As a result, the IRS might not agree with the tax consequences described below.

        We believe that the exchange of the outstanding notes for exchange notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes, and thus will have no U.S. federal income tax consequences to you. The exchange notes received by you will be treated as a continuation of the outstanding notes. For example, there will be no change in your tax basis and the holding period for the exchange notes will be the same as that applicable to the outstanding notes. In addition, the federal income tax consequences of holding and disposing of your exchange notes would be the same as those applicable to your outstanding notes.

        The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor is urged to consult its own tax advisor as to the particular tax consequences to it of exchanging outstanding notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

 PLAN OF DISTRIBUTION

        If the exchange offeree is a broker-dealer holding outstanding notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of exchange notes received in respect of such outstanding notes pursuant to this exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. A broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Symbion by Waller Lansden Dortch & Davis, LLP, Nashville City Center, 511 Union Street, Suite 2700, Nashville, Tennessee 37219-8966.

EXPERTS

        The consolidated financial statements of Symbion, Inc. at December 31, 2007 and at December 31, 2006 (Predecessor) and for the period from August 24, 2007 to December 31, 2007 and the period from January 1, 2007 to August 23, 2007 (Predecessor) and the years ended December 31, 2006 and 2005 (Predecessor) appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 AVAILABLE INFORMATION

        Each registered holder of the outstanding notes will be furnished with a copy of this prospectus and any related amendments or supplements to this prospectus. Each person receiving this prospectus acknowledges that:

          (1)   such person has been afforded an opportunity to request from Symbion, and to review and has received, all additional information considered by it to be necessary to verify the accuracy and completeness of the information herein,

          (2)   such person has not relied on the initial purchasers or any person affiliated with any initial purchaser in connection with its investigation of the accuracy of such information or its investment decision and

          (3)   except as provided pursuant to (1) above, no person has been authorized to give any information or to make any representation concerning the notes offered hereby other than those contained herein and in any pricing term sheet we provide to you, and, if given or made, such other information or representation should not be relied upon as having been authorized by Symbion or the initial purchasers.

        We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        We and our guarantor subsidiaries have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in "Description of the Exchange Notes—Certain Covenants—Reports and Other Information," subject to the provisions described in that section.

SYMBION, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007	F-2
Condensed Consolidated Statements of Operations for the six months ended June 30, 2008 and June 30, 2007 (Predecessor) (unaudited)	F-3
Condensed Consolidated Statements of Stockholders' Equity as of and for the six months ended June 30, 2008 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and June 30, 2007 (Predecessor) (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6
Report of Independent Registered Public Accounting Firm	F-31
Consolidated Balance Sheets as of December 31, 2007 and 2006 (Predecessor)	F-32

Consolidated Statements of Operations for the periods August 24, 2007 to December 31, 2007, and January 1, 2007 to August 23, 2007 (Predecessor), and the years ended December 31, 2006 (Predecessor) and 2005 (Predecessor)

F-33

Consolidated Statements of Stockholders' Equity for the periods August 24, 2007 to December 31, 2007, and January 1, 2007 to August 23, 2007 (Predecessor), and the years ended December 31, 2006 (Predecessor) and 2005 (Predecessor)

F-34

Consolidated Statements of Cash Flows for the periods August 24, 2007 to December 31, 2007, and January 1, 2007 to August 23, 2007 (Predecessor), and the years ended December 31, 2006 (Predecessor) and 2005 (Predecessor)

F-35
Notes to Consolidated Financial Statements	F-36

SYMBION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,316	$44,656
Accounts receivable, less allowance for doubtful accounts of $16,378 and $18,202, respectively	35,917	33,958
Inventories	8,792	8,479
Prepaid expenses and other current assets	8,965	14,989
Income tax receivable	1,253	4,053
Current assets of discontinued operations	936	1,064

Total current assets	95,179	107,199
Land	3,684	3,556
Buildings and improvements	46,634	42,097
Furniture and equipment	45,209	39,157
Computers and software	1,800	1,574

	97,327	86,384
Less accumulated depreciation	(10,913)	(4,890)

Property and equipment, net	86,414	81,494
Goodwill	554,021	548,136
Investments in and advances to affiliates	20,968	17,082
Other assets	12,594	10,804
Long-term assets of discontinued operations	2,781	4,098

Total assets	$771,957	$768,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,730	$5,324
Accrued payroll and benefits	8,760	7,269
Other accrued expenses	15,072	14,683
Deferred income tax payable	—	170
Current maturities of long-term debt	7,807	8,029
Current liabilities of discontinued operations	806	1,107

Total current liabilities	37,175	36,582
Long-term debt, less current maturities	433,891	428,925
Deferred income tax payable	21,883	24,042
Other liabilities	9,262	10,930
Long-term liabilities of discontinued operations	65	146
Minority interests	38,058	34,902
Stockholders' equity:
Common stock, 1,000 shares, $0.01 par value, authorized at June 30, 2008 and at December 31, 2007; 1,000 shares issued and outstanding at June 30, 2008 and at December 31, 2007	—	—
Additional paid-in-capital	240,168	238,701
Accumulated other comprehensive loss	(2,228)	(2,188)
Retained deficit	(6,317)	(3,227)

Total stockholders' equity	231,623	233,286

Total liabilities and stockholders' equity	$771,957	$768,813

SYMBION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Predecessor)		(Predecessor)
Revenues	$84,361	$76,670	$163,614	$153,890
Operating expenses:
Salaries and benefits	22,558	20,289	44,435	41,127
Supplies	16,850	15,350	33,002	30,296
Professional and medical fees	4,525	4,703	9,141	9,402
Rent and lease expense	5,608	4,711	11,043	9,401
Other operating expenses	6,470	5,950	12,770	11,728

Cost of revenues	56,011	51,003	110,391	101,954
General and administrative expense	5,940	5,957	12,639	12,022
Depreciation and amortization	3,706	2,904	7,222	6,001
Provision for doubtful accounts	1,049	1,300	1,176	2,195
Income on equity investments	(517)	(236)	(701)	(199)
Loss on disposal of long-lived assets	279	229	473	245
Gain on sale of long-lived assets	(510)	(478)	(668)	(506)
Proceeds from insurance settlement, net	—	—	—	(161)
Merger transaction expenses	—	1,262	—	1,650

Total operating expenses	65,958	61,941	130,532	123,201

Operating income	18,403	14,729	33,082	30,689
Minority interests in income of consolidated subsidiaries	(6,956)	(6,020)	(12,845)	(12,753)
Interest expense, net	(11,120)	(1,959)	(21,204)	(3,926)

Income (loss) before income taxes and discontinued operations	327	6,750	(967)	14,010
Provision for income taxes	529	2,832	118	5,663

(Loss) income from continuing operations	(202)	3,918	(1,085)	8,347
(Loss) income from discontinued operations, net of taxes	(1,809)	25	(2,005)	(374)

Net (loss) income	$(2,011)	$3,943	$(3,090)	$7,973

SYMBION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(dollars in thousands, except per share amounts)

(unaudited)

	Symbion, Inc. Common Stock
				Accumulated Other Comprehensive Income
			Additional Paid-in Capital		Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2007	1,000	$—	$238,701	$(2,188)	$(3,227)	$233,286
Amortized compensation expense related to stock options	—	—	1,467	—	—	1,467
Unrealized loss on interest rate swap, net of taxes	—	—	—	(40)	—	(40)
Net loss, January 1, 2008 through June 30, 2008	—	—	—	—	(3,090)	(3,090)

Balance at June 30, 2008	1,000	$—	$240,168	$(2,228)	$(6,317)	$231,623

SYMBION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
		(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(3,090)	$7,973
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,222	6,001
Amortization of deferred financing costs	3,466	250
Non-cash payment-in-kind interest option	4,937	—
Non-cash stock option compensation expense	1,467	1,787
Non-cash gains	(175)	(289)
Minority interests	12,845	12,753
Deferred income taxes	(2,329)	3,266
Distributions to minority partners	(10,580)	(12,600)
Equity in earnings of unconsolidated affiliates, net of distributions received	249	655
Provision for doubtful accounts	1,176	2,195
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(2,325)	(1,309)
Income tax receivable	2,808	—
Other assets and liabilities	5,872	(6,223)

Net cash provided by operating activities—continuing operations	21,543	14,459
Net cash provided by operating activities—discontinued operations	1,710	301

Net cash provided by operating activities	23,253	14,760

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(12,468)	—
Purchases of property and equipment, net	(7,052)	(5,189)
Change in other assets	1,801	1,010

Net cash used in investing activities—continuing operations	(17,719)	(4,179)
Net cash used in investing activities—discontinued operations	(259)	(28)

Net cash used in investing activities	(17,978)	(4,207)

Cash flows from financing activities:
Principal payments on long-term debt	(14,498)	(27,179)
Repayment of bridge facility	(179,937)	—
Payment of debt issuance costs	(4,739)	(48)
Proceeds from issuance of Toggle Notes	179,937	—
Proceeds from debt issuances	8,669	15,511
Proceeds from capital contributions by minority partners	—	1,488
Proceeds from sale of units	219	—
Other financing activity	—	781
Change in other long-term liabilities	(657)	—

Net cash used in financing activities—continuing operations	(11,006)	(9,447)
Net cash provided by (used in) financing activities—discontinued operations	391	(28)

Net cash used in financing activities	(10,615)	(9,475)

Net (decrease) increase in cash and cash equivalents	(5,340)	1,078
Cash and cash equivalents at beginning of period	44,656	26,909

Cash and cash equivalents at end of period	$39,316	$27,987

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

1. Organization

        The Company, through its wholly-owned subsidiaries, owns interests in partnerships and limited liability companies that own and operate a national network of short stay surgical facilities in joint-ownership with physicians and physician groups, hospitals and hospital systems. As of June 30, 2008, the Company owned and operated 59 surgical facilities, including 56 ambulatory surgery centers and three surgical hospitals, and managed eight additional ambulatory surgery centers and two physician networks. The Company owns a majority ownership interest in 40 of its 59 surgical facilities and consolidates 49 of these surgical facilities for financial reporting purposes, of which 47 are included in continuing operations.

        As further described in the Company's audited condensed consolidated financial statements for the year ended December 31, 2007, the Company was acquired by an investment group led by an affiliate of Crestview Partners, L.P. ("Crestview"). As a result of this merger (the "Merger"), the Company no longer has publicly traded equity securities. The Company is a wholly owned subsidiary of Symbion Holdings ("Parent"), which is owned by an investor group that includes affiliates of Crestview Partners, L.P., members of the Company's management and other investors. The Company's financial position and the results of operations prior to the merger are presented separately in the consolidated financial statements as "Predecessor" financial statements. Due to the merger, which substantially increased the Company's debt and interest expense, and to the revaluation of assets and liabilities as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger. The Company is currently in the process of obtaining valuations of the acquired tangible and intangible assets and, accordingly, the initial purchase price allocation is preliminary and subject to change.

2. Significant Accounting Policies and Practices

Basis of Presentation and Use of Estimates

        The Company maintains its books and records on the accrual basis of accounting, and the accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The accompanying unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company's December 31, 2007 audited consolidated financial statements. It is management's opinion that the accompanying condensed consolidated financial statements reflect all adjustments necessary for a fair presentation of the results for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

        The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying unaudited condensed consolidated financial statements and notes. Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities. In the opinion of management, all adjustments considered necessary for a fair

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

2. Significant Accounting Policies and Practices (Continued)

presentation have been included. All adjustments are of a normal, recurring nature. Actual results could differ from those estimates.

Principles of Consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as interests in partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract to manage and control the affiliate's business. The physician limited partners and physician minority members of the entities that the Company controls are responsible for the supervision and delivery of medical services. The governance rights of limited partners and minority members are restricted to those that protect their financial interests. Under certain partnership and operating agreements governing these partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breach of the partnership or operating agreement, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective partnerships and limited liability companies. The condensed consolidated financial statements include the accounts of variable interest entities in which the Company is the primary beneficiary. The variable interest entities are surgical facilities located in the states of Florida and New York. The accompanying condensed consolidated balance sheets as of June 30, 2008 and December 31, 2007 include assets of $16.8 million and $14.1 million, respectively, and liabilities of $7.0 million and $3.9 million, respectively, related to the variable interest entities. All significant intercompany balances and transactions are eliminated in consolidation.

Fair Value of Financial Instruments

        In estimating fair value disclosures for cash, accounts receivable and accounts payable, the carrying amounts reported in the accompanying condensed consolidated balance sheets approximate fair value because of their short-term nature. For long-term debt and capitalized leases, the carrying amounts reported in the accompanying condensed consolidated balance sheets approximate fair value based upon the borrowing rates available to the Company.

Accounts Receivable

        Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Concentration of credit risk with respect to other payors is limited because of the large number of such payors. Accounts receivable are recorded net of contractual adjustments and allowances for doubtful accounts to reflect accounts receivable at net realizable value. The

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

2. Significant Accounting Policies and Practices (Continued)

Company does not require collateral for private pay patients. Accounts receivable at June 30, 2008 and December 31, 2007 were as follows (in thousands):

	June 30, 2008	December 31, 2007
Surgical facilities	$35,206	$33,083
Physician networks	711	875

Total	$35,917	$33,958

        The following table sets forth by type of payor the percentage of the Company's accounts receivable for consolidated surgical facilities as of June 30, 2008 and December 31, 2007:

	June 30, 2008	December 31, 2007
Payor:
Private insurance	55%	60%
Government	18	12
Self-pay	16	19
Other	11	9

Total	100%	100%

        The Company's policy is to review the standard aging schedule, by surgical facility, to determine the appropriate provision for doubtful accounts. This review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If the Company's internal collection efforts are unsuccessful, the Company manually reviews the patient accounts. An account is written off only after the Company has pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible.

Goodwill and Intangible Assets

        Changes in the carrying amount of goodwill are as follows (in thousands):

Balance at December 31, 2007	$548,136
Purchase price allocations	$6,201
Disposals	(316)

Balance June 30, 2008	$554,021

        The purchase price allocations of $6.2 million relate to the Company's purchase of ownership interests in various surgical facilities during the six months ended June 30, 2008 as well as a reduction of goodwill of $2.1 million related to the Merger, due to the adjustment of the deferred rent liability, as of the date of the acquisition. Disposals of goodwill relates to the Company's sale of its interest in one surgery center during the second quarter of 2008.

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

2. Significant Accounting Policies and Practices (Continued)

Comprehensive Income

        The Company reports other comprehensive income as a measure of changes in stockholders' equity that result from recognized transactions. Other comprehensive income of the Company results from adjustments due to the fluctuation of the value of the Company's interest rate swap accounted for under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("SFAS No. 133"). The Company entered into an interest rate swap agreement on October 31, 2007. The value of the interest rate swap was recorded as a long-term liability of $4.1 million at June 30, 2008. The Company records the value of the interest rate swap of $2.5 million, net of tax benefit of approximately $1.6 million, as accumulated other comprehensive income in the accompanying condensed consolidated balance sheets as of June 30, 2008. See Note 5 for further discussion of the Company's interest rate swap.

Revenues

        Revenues by service type consist of the following for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Predecessor)		(Predecessor)
Patient service revenues	$80,170	$72,818	$155,524	$146,242
Physician service revenues	1,611	1,315	3,225	2,645
Other service revenues	2,580	2,537	4,865	5,003

Total revenues	$84,361	$76,670	$163,614	$153,890

        The following table sets forth by type of payor the percentage of the Company's patient service revenues generated for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Predecessor)		(Predecessor)
Payor
Private Insurance	72%	73%	72%	74%
Government	22	21	22	21
Self-pay	4	4	4	4
Other	2	2	2	1

Total	100%	100%	100%	100%

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

2. Significant Accounting Policies and Practices (Continued)

Reclassifications

        Certain reclassifications have been made to the comparative period's financial statements to conform to the 2008 presentation. The reclassifications had no impact on the Company's financial position or results of operations.

3. Acquisitions and Equity Method Investments

        Effective February 21, 2008, the Company acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million of cash plus the assumption of $4.7 million of debt and contingent consideration of up to $3.0 million subject to earn out provisions based on EBITDA for the year ending December 31, 2008. The Company acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities. Three of these facilities are consolidated for financial reporting purposes.

        These acquisitions were accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisitions. These acquisitions placed the Company in new markets or expanded the Company's presence in current markets.

        The Company also engages in investing transactions that are not business combinations. These transactions primarily consist of acquisitions and sales of non-controlling equity interests in surgical facilities and the investment of additional cash in surgical facilities under development. Effective May 31, 2008, the Company acquired additional management rights and an incremental ownership of 16.7% in its surgical facility located in Irvine, California for $3.1 million and additional management rights and an incremental ownership of 18.0% in our surgical facility located in Arcadia, California for $304,000. Prior to the acquisitions, the Company owned 15.33% of the Irvine, California surgical facility and 19.18% of the Arcadia, California surgical facility.

        Effective January 1, 2008, the Company acquired an incremental ownership in three of its existing surgical facilities located in California. The Company acquired an incremental ownership of 10.7% in two surgical facilities located in Beverly Hills, California for an aggregate of $2.5 million and a 6.4% incremental ownership in a surgical facility located in Encino, California for $2.0 million. Prior to the acquisition, the Company owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility.

        The following table summarizes the allocation of the aggregate purchase price of acquisitions recorded using the purchase method of accounting for the six months ended June 30, 2008:

Fair value of assets acquired	$7,171
Liabilities assumed	(4,580)

Net assets acquired	$2,591

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

3. Acquisitions and Equity Method Investments (Continued)

        Following are the unaudited pro forma results for the three and six months ended June 30, 2008 as if the acquisitions had occurred on January 1, 2008 (in thousands):

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Net revenues	$85,430	$164,683

Net loss	$(1,940)	$(3,019)

        The Company has invested in 10 surgical facilities in which it has significant influence, but does not have control. These facilities are accounted for using the equity method. Summarized financial information for the Company's equity method investees on a combined basis was as follows for the periods presented (amounts reflect 100% of the investees' results on an aggregated basis):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Predecessor)		(Predecessor)
Results of Equity Investees
Unconsolidated facilities operated at period end	10	6	10	6

Net revenues	$15,999	$10,363	$32,323	$18,914

Operating income (loss)	$1,578	$464	$3,065	$(266)

Net (loss) income from continuing operations	$(93)	$(109)	$223	$(1,423)

4. Discontinued Operations

        During the first quarter of 2007, the Company committed to a plan to divest its interest in three ambulatory surgery centers and one diagnostic center. During the second quarter of 2008, the Company sold its interest in one ambulatory surgery center located in Savannah, Georgia for net proceeds of $460,000. The Company recognized a loss on the sale of $1.5 million during the quarter that is included in earnings from discontinued operations. In the second quarter of 2007, the Company sold the diagnostic center. The results of operations in these centers, as well as the diagnostic center the Company divested during 2007 are presented net of income taxes in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The accompanying condensed consolidated financial statements have been reclassified to conform to this presentation for all periods presented. These required reclassifications of prior period consolidated financial statements did not impact total assets, liabilities, stockholders' equity, net income or cash flows. Revenues, the loss on operations before income taxes, income tax benefit, and the loss from discontinued operations, net of tax, for the three

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

4. Discontinued Operations (Continued)

and six months ended June 30, 2008 and 2007 related to discontinued operations were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Predecessor)		(Predecessor)
Discontinued Operations
Total Revenue	$2,073	$3,040	$3,943	$5,870

Loss on operations, before tax	$(316)	$(202)	$(781)	$(856)

Income tax expense (benefit)	$(99)	$(95)	$(170)	$(350)

(Loss) gain on sale, net of tax	$(1,394)	$132	$(1,394)	$132

(Loss) income from discontinued operations, net of tax	$(1,809)	$25	$(2,005)	$(374)

        In March 2008, the Company sold its investment in one surgical facility which was not included in discontinued operations for a net loss of $74,000. This surgical facility was accounted for as an investment under the equity method. The Company will provide consulting services to this surgical facility through 2010.

5. Long-Term Debt

        The Company's long-term debt is summarized as follows (in thousands):

	June 30, 2008	December 31, 2007
Senior secured credit facility	$237,125	$249,375
Senior PIK toggle notes	179,937	—
Bridge facility	—	175,000
Notes payable to banks	16,705	8,817
Secured term loans	3,646	504
Capital lease obligations	4,285	3,258

	441,698	436,954
Less current maturities	(7,807)	(8,029)

	$433,891	$428,925

Senior Secured Credit Facility

        On August 23, 2007, the Company entered into a new $350.0 million senior secured credit facility with a syndicate of banks. The senior secured credit facility extends credit in the form of two term loans of $125.0 million each (the first, the Tranche A Term Loan and the second, the Tranche B Term Loan) and a $100.0 million revolving, swingline and letter of credit facility (the "Revolving Facility"). The swingline facility is limited to $10.0 million and the swingline loans are available on a same-day

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

5. Long-Term Debt (Continued)

basis. The letter of credit facility is limited to $10.0 million. The Company is the borrower under the senior secured credit facility, and all of its wholly-owned subsidiaries are guarantors. Under the terms of the senior secured credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt.

        The Tranche A Term Loan matures on August 23, 2013, the Tranche B Term Loan matures on August 23, 2014 and the Revolving Facility matures on August 23, 2013. The Tranche A Term Loan requires quarterly principal payments of $312,500 through September 30, 2009, quarterly payments of $1.6 million from December 31, 2009 through September 30, 2010, quarterly payments of $4.7 million from December 31, 2010 through September 30, 2011, quarterly payments of $6.3 million from December 31, 2011 through September 30, 2012, quarterly payments of $18.1 million from December 31, 2012 through June 30, 2013 and a balloon payment of $12.6 million on August 23, 2013. The Tranche B Term Loan requires quarterly principal payments of $312,500 through June 30, 2014 and a balloon payment of $111.1 million on August 23, 2014.

        At the Company's option, the term loans bear interest at the lender's alternate base rate in affect on the applicable borrowing date plus an applicable alternate base rate margin, or Eurodollar rate in effect on the applicable borrowing date, plus an applicable Eurodollar rate margin. Both the applicable alternate base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of the Company's total indebtedness to consolidated EBITDA.

        The senior secured credit facility permits the Company to declare and pay dividends only in additional shares of its stock except for the following exceptions. Restricted Subsidiaries, as defined in the credit agreement, may declare and pay dividends ratably with respect to their capital stock. The Company may declare and pay cash dividends or make other distributions to Holdings provided the proceeds are used by Holdings to (i) purchase or redeem equity interest of Holdings acquired by former or current employees, consultants or directors of Holdings, the Company or any Restricted Subsidiary or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase or redemption of such Equity Instruments, provided that the aggregate amount of such dividends or other distributions shall not exceed $3.0 million in any fiscal year. Any unused amounts that are permitted to be paid under this provision are available to be carried over to subsequent fiscal years provided that certain conditions are met. The Company may also make payments to Holdings to pay franchise taxes and other fees required to maintain its corporate existence provided such payments do not exceed $3.0 million in any calendar year and also make payments in the amount necessary to enable Holdings to pay income taxes directly attributable to the operations of the Company and to make $1.0 million in annual advisory and management agreement payments. The Company may also make additional payments to Holdings in the aggregate amount of $5.0 million throughout the term of the senior secured credit facility.

        As of June 30, 2008, the amount outstanding under the senior secured credit facility was $237.1 million with an interest rate on the borrowings ranging from 5.95% to 7.95%. The $100.0 million revolving facility includes a non-use fee of 0.5% of the portion of the facility not used. The Company pays this fee quarterly. As of June 30, 2008, the amount available under the Revolving Facility was $100.0 million.

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

5. Long-Term Debt (Continued)

Interest Rate Swap

        In October 2007, the Company entered into an interest rate swap agreement to protect the Company against certain interest rate fluctuations of the LIBOR rate on $150.0 million of the Company's variable rate debt under the senior secured credit facility, with Merrill Lynch as counterparty. The effective date of the interest rate swap was October 31, 2007, and it is scheduled to expire on October 31, 2010. The interest rate swap effectively fixes the Company's LIBOR interest rate on the $150.0 million of variable debt at a rate of 4.7% and is being accounted for as a cash flow hedge.

        On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements ("SFAS No. 157"), with respect to the valuation of its interest rate swap agreement. The Company did not adopt the provisions of SFAS No. 157 as it relates to nonfinancial assets pursuant to FSP FAS 157-2, Effective Date of FASB Statement No. 157. SFAS No. 157 clarifies how companies are required to use a fair value measure for recognition and disclosure by establishing a common definition of fair value, a framework for measuring fair value, and expanding disclosures about fair value measurements. The adoption of SFAS No. 157 did not have a material impact on the Company's results of operations or financial position.

        SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The Company determines the fair value of its interest rate swap based on the amount at which it could be settled, which is referred to in SFAS No. 157 as the exit price. This price is based upon observable market assumptions and appropriate valuation adjustments for credit risk. The Company has categorized its interest rate swap as Level 2 under SFAS No. 157.

        The interest rate swap agreement exposes the Company to credit risk in the event of non-performance by Merrill Lynch. However, the Company does not anticipate non-performance by Merrill Lynch. The Company does not hold or issue derivative financial instruments for trading purposes. The fair value of the Company's interest rate swap at June 30, 2008 and December 31, 2007 reflected a liability of approximately $4.1 million and $3.6 million, respectively, and is included in other liabilities in the accompanying condensed consolidated balance sheets. The interest rate swap reflects a liability balance as of December 31, 2007 and June 30, 2008 because of decreases in market interest rates since inception. If the Company materially modifies its interest rate swap agreement or its senior secured credit facility, the Company could be required to record the fair value of the interest rate swap into its statement of operations. However, at this time, the Company does not intend to materially modify its interest rate swap or senior secured credit facility.

        The Company has designated the interest rate swap as a cash flow hedge instrument. The Company assesses the effectiveness of this cash flow hedge instrument on a quarterly basis. The Company completed its quarterly assessment of the cash flow hedge instrument at June 30, 2008, and

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

5. Long-Term Debt (Continued)

determined the hedge to be effective in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133").

Bridge Facility

        The Company entered into an interim $175.0 million bridge loan credit agreement on August 23, 2007. The loan was to mature on August 23, 2008 and bear interest at the bank's base rate plus a margin of 3.0% or the Eurodollar rate plus an initial margin of 4.0%. The margin increased by 0.5% per annum at the end of the interest period ending February 23, 2008. All of the Company's wholly-owned subsidiaries were guarantors of the bridge facility. During the six months ended June 30, 2008, prior to the retirement of the bridge facility, the Company elected to increase the principal amount of the bridge facility in lieu of making scheduled interest payments of $4.9 million. As a result of this election, the interest rate increased by 75 basis points for those interest periods. On June 3, 2008, the Company repaid the $179.9 million bridge facility with proceeds from the sale of the Toggle Notes (as defined below).

  Senior PIK Toggle Notes

        Effective May 22, 2008, the Company issued $179.9 million of 11.0%/11.75% senior PIK Toggle Notes ("Toggle Notes") due 2015. Interest on the Toggle Notes is due February 23 and August 23 of each year, beginning August 23, 2008. The Toggle Notes will mature on August 23, 2015. For any interest period through August 23, 2011, the Company may elect to pay interest on the Toggle Notes (i) in cash, (ii) in kind, by increasing the principal amount of the notes or issuing new notes (referred to as "PIK interest") for the entire amount of the interest payment or (iii) by paying interest on 50% of the principal amount of the Toggle Notes in cash and 50% in PIK interest. Cash interest on the Toggle Notes will accrue at the rate of 11.0% per annum. PIK interest on the Toggle Notes will accrue at the rate of 11.75% per annum. The proceeds from the issuance of the Toggle Notes were used exclusively to repay the bridge facility. During the second quarter of 2008, prior to repayment of the bridge facility, the Company elected to exercise the PIK option by increasing the principal amount of the bridge facility in lieu of making scheduled interest payments of $2.4 million. The Company elected the PIK option for the initial interest payment of approximately $4.8 million on the Toggle Notes due August 23, 2008.

        The Toggle Notes are unsecured senior obligations and rank equally with other existing and future senior indebtedness, senior to all future subordinated indebtedness and effectively junior to all secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Company's wholly-owned subsidiaries have guaranteed the Toggle Notes on a senior basis, as required by the indenture. The indenture also requires that the Company's future wholly-owned subsidiaries guarantee the Toggle Notes on a senior basis. Each guarantee is unsecured and ranks equally with senior indebtedness of the guarantor, senior to all of the guarantor's subordinated indebtedness and effectively junior to its secured indebtedness to the extent of the value of the collateral securing such indebtedness.

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

5. Long-Term Debt (Continued)

        The indenture governing the Toggle Notes contains various restrictive covenants, including financial covenants that limit the Company's ability and the ability of the subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends or engage in transactions with affiliates.

        At June 30, 2008, the Company was in compliance with all material covenants required by each long-term debt agreement.

Notes Payable to Banks

        Certain subsidiaries of the Company have outstanding bank indebtedness at June 30, 2008 and December 31, 2007 of $16.7 million and $9.4 million, respectively, which is collateralized by the real estate and equipment owned by the surgical facilities to which the loans were made. The various bank indebtedness agreements contain covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.

Capital Lease Obligations

        The Company is liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at June 30, 2008 and December 31, 2007 was $4.3 million and $3.3 million, respectively. The leases have interest rates ranging from 3% to 17% per annum.

6. Stock Options

Overall Description

        The Company follows the guidance of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, SFAS No. 123(R) in accounting for equity-based compensation. Under SFAS No. 123(R), the fair value of equity-based compensation, such as stock options and other stock-based awards to employees and directors, is measured at the date of grant and recognized as expense over the recipient's requisite service period.

        The Predecessor used the modified prospective method of adoption, and the Company uses the Black-Scholes option pricing model to value any options awarded subsequent to adoption of SFAS No. 123(R). Under the modified prospective method, compensation cost is recognized under SFAS No. 123(R) for all share-based payments granted or modified after January 1, 2006, but is based on the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for all unvested awards granted prior to the effective date of SFAS No. 123(R). The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. All option pricing models require the input of highly subjective assumptions including the expected stock price volatility and the expected exercise patterns of the option holders.

        The Company is a participant in the Symbion Holdings Corporation 2007 Equity Incentive Plan (the "2007 Plan"). In connection with the Merger, certain members of Predecessor's management rolled over 974,396 predecessor options into the 2007 Plan. The rollover options were exchanged for 611,799 options under the 2007 Plan. The Company's stock option compensation expense estimate can

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

6. Stock Options (Continued)

vary in the future depending on many factors, including levels of options and awards granted in the future, forfeitures and when option or award holders exercise these awards and depending on whether performance targets are met and a liquidity event occurs.

        On August 31, 2007, Holdings granted 1,302,317 time-vested options and 1,606,535 performance vested options to certain employees of the Company. The maximum contractual term of the options is ten years or earlier if the employee terminates employment before that time. The time-vested options vest over a five-year period with 20% of the options vesting each year. The Company's policy is to recognize compensation expense over the straight line method. The performance vested options shall vest and become exercisable upon a liquidity event and the obtainment of internal rate of return targets as defined in the 2007 Plan. In accordance with SFAS No. 123(R), no expense has been recorded in the statement of operations for the performance based shares as the conditions for vesting are not probable.

        As a result of the Merger, all of the Company's restricted stock awards, except as otherwise agreed to by the holders and the Company, and all of its stock options were immediately vested. Awards not vested were cancelled immediately prior to the merger. Accordingly, the Successor's equity-based compensation consists entirely of equity instruments granted after the merger.

        During the six months ended June 30, 2008, 84,932 options were granted to certain employees of the Company. The estimated weighted average fair value of the time-vested options granted during the six months ended June 30, 2008 was $4.78 and those granted during the period August 23, 2007 to December 31, 2007 (the "Successor Period of 2007") was $4.91, determined using the Black-Scholes option pricing model with the following assumptions: weighted average dividend yield based on historic dividend rates at the date of the grant which was deemed to be zero, weighted average volatility of 42% for the options issued during the six months ending June 30, 2008 as well as the options valued in the Successor period of 2007, and a weighted average risk free interest rate of 4.4% for both periods based on the implied yield on the United States Treasury zero-coupon issues with an expected life of 6.5 years. The Company used an expected forfeiture rate of approximately 4% for both the options valued during 2008 and the options granted during the Successor period of 2007.

        The Company recognized $1.5 million and $1.8 of non-cash stock based compensation expense in the six months ended June 30, 2008 and 2007, respectively. As of June 30, 2008, there was approximately $4.6 million of total unrecognized compensation expense related to unvested options granted under the option plan. This cost is expected to be fully recognized by the end of 2012.

7. Recently Issued Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS No. 141(R)"). SFAS No. 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, SFAS No. 141(R) provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

7. Recently Issued Accounting Pronouncements (Continued)

No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is evaluating the impact that SFAS No. 141(R) will have on its results of operations or financial position.

        In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 amends Accounting Research Bulletin ("ARB") No. 51, Consolidated Financial Statements ("ARB No. 51") to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS No. 160 changes the method by which the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest.

        SFAS No. 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent's owners and the interests of the non-controlling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the non-controlling owners and a schedule showing the effects of changes in a parent's ownership interest in a subsidiary on the equity attributable to the parent. SFAS No. 160 does not change ARB No. 51's provisions related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. SFAS No. 160 does, however, amend certain of ARB No. 51's consolidation procedures to make them consistent with the requirements of SFAS No. 141(R) as well as to provide definitions for certain terms and to clarify some terminology. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The Company is evaluating the impact that SFAS No. 160 will have on its results of operations or financial position.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 requires enhanced disclosures about an entity's derivative instruments and hedging activities including: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with earlier application encouraged. The Company is evaluating the impact that SFAS No. 161 will have on its results of operations or financial position.

        In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets, FSP 142-3 amends the factors that should be considered in determining the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The intent of FSP 142-3 is to improve consistency between the useful life of a recognized intangible

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

7. Recently Issued Accounting Pronouncements (Continued)

asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) Business Combinations, and other U.S. generally accepted accounting principles. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of FSP 142-3 is not expected to have a material impact on the Company's consolidated results of operations or financial position.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles. The guidance in SFAS 162 replaces that prescribed in Statement on Auditing Standards No. 69, The Meaning of Presented Fairly in Conformity With Generally Accepted Accounting Principles, and becomes effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles, The adoption of the SFAS 162 will not have an impact on the Company's consolidated results of operations or financial position.

8. Commitments and Contingencies

Debt and Lease Guaranty on Non-consolidated Entities

        The Company has guaranteed $2.7 million of operating lease payments of certain surgical facilities. These operating leases typically have 10 year terms, with optional renewal periods. As of June 30, 2008, the Company has also guaranteed $2.6 million of debt of five non-consolidating surgical facilities. In the event that the Company meets certain financial and debt service benchmarks, the guarantees at these surgical facilities will expire between 2010 and 2012.

Professional, General and Workers' Compensation Liability Risks

        The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a third party commercial insurance carrier in amounts that management believes is sufficient for the Company's operations, although, potentially, some claims may exceed the scope of coverage in effect. This insurance coverage is on a claims-made basis. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. The Company is not aware of any such proceedings that would have a material adverse effect on the Company's business, financial condition or results of operations. The Company expenses the costs under the self-insured retention exposure for general and professional liability claims which relate to (i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported that are expected to be reported after the policy period expires. Reserves and provisions for professional liability are based upon actuarially determined estimates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Based on historical results and data currently available, management

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

8. Commitments and Contingencies (Continued)

does not believe a change in one or more of these assumptions will have a material impact on the Company's consolidated financial position or results of operations.

Laws and Regulations

        Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs. From time to time, governmental regulatory agencies will conduct inquiries of the Company's practices. It is the Company's current practice and future intent to cooperate fully with such inquiries. The Company is not aware of any such inquiry that would have a material adverse effect on the Company's consolidated financial position or results of operations.

Acquired Facilities

        The Company, through its wholly-owned subsidiaries or controlled partnerships and limited liability companies, has acquired and will continue to acquire surgical and diagnostic facilities with prior operating histories. Such facilities may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform centers to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

        The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships which the Company has established or may establish with other health care providers or have materially adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision as may be applicable.

Potential Physician Investor Liability

        A majority of the physician investors in the partnerships and limited liability companies which operate the Company's surgical facilities carry general and professional liability insurance on a claims-made basis. Each investee may, however, be liable for damages to persons or property arising from occurrences at the surgical facilities. Although the various physician investors and other surgeons generally are required to obtain general and professional liability insurance with tail coverage, such individual may not be able to obtain coverage in amounts sufficient to cover all potential liability. Since most insurance policies contain exclusions, the physician investor will not be insured against all possible occurrences. In the event of an uninsured or underinsured loss, the value of an investment in the

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

8. Commitments and Contingencies (Continued)

partnership interests or limited liability company membership units and the amount of distributions could be adversely affected.

9. Related Party Transactions

        In addition to related party transactions discussed elsewhere in the notes to the accompanying unaudited condensed consolidated financial statements, the unaudited condensed consolidated financial statements include the following related party transactions. On August 23, 2007, the Company entered into a ten year advisory services and management agreement with Crestview Advisors, L.L.C. The annual management fee is $1.0 million and is payable on August 23 of each year. For the six months ended June 30, 2008, expense related to this agreement totaled $500,000 and the Company has a prepaid asset of $147,000 as of June 30, 2008 that is included in prepaid expenses and other current assets. In connection with the Merger, the Company paid Crestview a sponsor fee of $6.3 million that was recorded as a component of stockholders' equity.

        As of June 30, 2008 and December 31, 2007, the Company has $881,000 and $905,000, respectively payable to physicians at one of our physician networks. These amounts are included in other accrued expenses.

10. Financial Information for the Company and Its Subsidiaries

        We conduct substantially all of our business through our subsidiaries. Presented below is condensed consolidating financial information for us and our subsidiaries as of June 30, 2008 and December 31, 2007, and for the three and six months ended June 30, 2008 and 2007. The information segregates the parent company issuer, the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and eliminating adjustments. All of the subsidiary guarantees are both full and unconditional and joint and several.

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
June 30, 2008

	Parent Issuer	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$2,482	$4,820	$32,014	$—	$39,316
Accounts receivable, net	—	711	35,206	—	35,917
Inventories	—	—	8,792	—	8,792
Prepaid expenses and other current assets	2,288	3,898	3,987	—	10,173
Due from related parties	69,686	—	—	(69,686)	—
Deferred income taxes	45	—	—	—	45
Current assets of discontinued operations	—	—	936	—	936

Total current assets	74,501	9,429	80,935	(69,686)	95,179
Property and equipment, net	1,438	2,951	82,025	—	86,414
Goodwill	554,021	—	—	—	554,021
Investments in and advances to affiliates	221,982	137,669	2,361	(341,044)	20,968
Other assets	11,780	367	447	—	12,594
Long-term assets of discontinued operations	—	—	2,781	—	2,781

Total assets	$863,772	$150,416	$168,549	$(410,730)	$771,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10	$36	$4,684	$—	$4,730
Accrued payroll and benefits	1,321	583	6,856	—	8,760
Due to related parties	—	46,619	23,067	(69,686)	—
Other accrued expenses	8,397	231	6,444	—	15,072
Current maturities of long-term debt	2,698	78	5,031	—	7,807
Current liabilities of discontinued operations	—	—	806	—	806

Total current liabilities	12,426	47,547	46,888	(69,686)	37,175
Long-term debt, less current maturities	414,965	131	18,795	—	433,891
Non current deferred income tax payable	21,883	—	—	—	21,883
Other liabilities	4,737	1,540	2,985	—	9,262
Long-term liabilities of discontinued operations	—	—	65	—	65
Minority interest	38,058	—	—	—	38,058
Stockholders' equity	371,653	101,198	99,816	(341,044)	231,623

Total liabilities and stockholders' equity	$863,722	$150,416	$168,549	$(410,730)	$771,957

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$13,019	$7,063	$24,574	$—	$44,656
Accounts receivable, net	—	1,162	32,796	—	33,958
Inventories	—	—	8,479	—	8,479
Prepaid expenses and other current assets	8,692	1,096	5,201	—	14,989
Due from related parties	60,646	—	—	(60,646)	—
Income tax receivable	4,053	—	—	—	4,053
Current assets of discontinued operations	—	—	1,064	—	1,064

Total current assets	86,410	9,321	72,114	(60,646)	107,199
Property and equipment, net	856	3,032	77,606	—	81,494
Goodwill	548,136	—	—	—	548,136
Investments in and advances to affiliates	227,397	139,565	2,627	(352,507)	17,082
Other assets	9,795	144	865	—	10,804
Long-term assets of discontinued operations	—	—	4,098	—	4,098

Total assets	$872,594	$152,062	$157,310	$(413,153)	$768,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75	$47	$5,202	$—	$5,324
Accrued payroll and benefits	554	590	6,125	—	7,269
Due to related parties	—	28,712	31,934	(60,646)	—
Other accrued expenses	8,258	1,580	4,845	—	14,683
Deferred income tax payable	170	—	—	—	170
Federal and state income tax payable	—	—	—	—	—
Current maturities of long-term debt	—	—	8,029	—	8,029
Current liabilities of discontinued operations	—	—	1,107	—	1,107

Total current liabilities	9,057	30,929	57,242	(60,646)	36,582
Long-term debt, less current maturities	424,375	15	4,535	—	428,925
Non current deferred income tax payable	24,042	—	—	—	24,042
Other liabilities	4,740	915	5,275	—	10,930
Long-term liabilities of discontinued operations	—	—	146	—	146
Minority interest	34,902	—	—	—	34,902
Stockholders' equity	375,478	120,203	90,112	(352,507)	233,286

Total liabilities and stockholders' equity	$872,594	$152,062	$157,310	$(413,153)	$768,813

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the six months ended June 30, 2008

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$9,382	$5,807	$156,185	$(7,760)	$163,614
Operating expenses:
Salaries and benefits	—	2,428	42,007	—	44,435
Supplies	—	370	32,632	—	33,002
Professional and medical fees	—	567	8,574	—	9,141
Rent and lease expense	—	380	10,663	—	11,043
Other operating expenses	—	230	12,540	—	12,770

Cost of revenues	—	3,975	106,416	—	110,391
General and administrative expense	12,639	—	—	—	12,639
Depreciation and amortization	171	—	7,051	—	7,222
Provision for doubtful accounts	—	77	1,099	—	1,176
Income on equity investments	—	(701)	—	—	(701)
(Gain) loss on sale/disposal of long-lived assets	(552)	3,187	(2,830)	—	(195)
Management fees	—	—	7,760	(7,760)	—
Equity in earnings of affiliates	(21,365)	—	—	21,365	—

Total operating expenses	(9,107)	6,538	119,496	13,605	130,532

Operating (loss) income	18,489	(731)	36,689	(21,365)	33,082
Minority interest in loss of consolidated subsidiaries	—	—	(12,845)	—	(12,845)
Interest (expense) income, net	(20,922)	83	(365)	—	(21,204)

(Loss) income before taxes and discontinued operations	(2,433)	(648)	23,479	(21,365)	(967)
Provision (benefit) for income taxes	657	—	(539)	—	118

(Loss) income from continuing operations	(3,090)	(648)	24,018	(21,365)	(1,085)
Loss from discontinued operations, net of taxes	—	—	(2,005)	—	(2,005)

Net (loss) income	$(3,090)	$(648)	$22,013	$(21,365)	$(3,090)

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the six months ended June 30, 2007

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$8,626	$7,179	$144,961	$(6,876)	$153,890
Operating expenses:
Salaries and benefits	—	2,722	38,405	—	41,127
Supplies	—	471	29,825	—	30,296
Professional and medical fees	—	881	8,521	—	9,402
Rent and lease expense	—	627	8,774	—	9,401
Other operating expenses	—	510	11,218	—	11,728

Cost of revenues	—	5,211	96,743	—	101,954
General and administrative expense	12,022	—	—	—	12,022
Depreciation and amortization	307	237	5,457	—	6,001
Provision for doubtful accounts	—	13	2,182	—	2,195
Income on equity investments	—	(199)		—	(199)
(Gain) loss on sale/disposal of long-lived assets	(1,311)	(5,000)	6,050	—	(261)
Management fees			6,876	(6,876)	—
Equity in earnings of affiliates	(21,294)			21,294	—
Proceeds from insurance and litigation settlements, net	(161)	—	—	—	(161)
Merger transaction expenses	1,650	—	—	—	1,650

Total operating expenses	(8,787)	262	117,308	14,418	123,201

Operating income	17,413	6,917	27,653	(21,294)	30,689
Minority interest in loss of consolidated subsidiaries	—	(3)	(12,750)	—	(12,753)
Interest (expense) income, net	(4,067)	63	78	—	(3,926)

(Loss) income before taxes and discontinued operations	13,346	6,977	14,981	(21,294)	14,010
Provision (benefit) for income taxes	5,373	—	290	—	5,663

(Loss) income from continuing operations	7,973	6,977	14,691	(21,294)	8,347
Loss from discontinued operations, net of taxes	—	—	374	—	374

Net (loss) income	$7,973	$6,977	$14,317	$(21,294)	$7,973

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the three months ended June 30, 2008

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$4,941	$2,896	$80,530	$(4,006)	$84,361
Operating expenses:
Salaries and benefits	—	1,228	21,330	—	22,558
Supplies	—	185	16,665	—	16,850
Professional and medical fees	—	303	4,222	—	4,525
Rent and lease expense	—	207	5,401	—	5,608
Other operating expenses	—	122	6,348	—	6,470

Cost of revenues	—	2,045	53,966	—	56,011
General and administrative expense	5,940	—	—	—	5,940
Depreciation and amortization	83	148	3,475	—	3,706
Provision for doubtful accounts	—	123	926	—	1,049
Income on equity investments	—	(517)	—	—	(517)
(Gain) loss on sale/disposal of long-lived assets	(579)	3,208	(2,860)	—	(231)
Management fees	—	—	4,006	(4,006)	—
Equity in earnings of affiliates	(10,223)	—	—	10,223	—

Total operating expenses	(4,779)	5,007	59,513	6,217	65,958

Operating (loss) income	9,720	(2,111)	21,017	(10,223)	18,403
Minority interest in loss of consolidated subsidiaries	—	—	(6,956)	—	(6,956)
Interest (expense) income, net	(10,890)	19	(249)	—	(11,120)

(Loss) income before taxes and discontinued operations	(1,170)	(2,092)	13,812	(10,223)	327
Provision (benefit) for Income taxes	841	—	(312)	—	529

(Loss) income from continuing operations	(2,011)	(2,092)	14,124	(10,223)	(202)
Loss from discontinued operations, net of taxes	—	—	(1,809)	—	(1,809)

Net (loss) income	$(2,011)	$(2,092)	$12,315	$(10,223)	$(2,011)

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the three months ended June 30, 2007

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$4,286	$3,703	$72,125	$(3,444)	$76,670
Operating expenses:
Salaries and benefits	—	1,333	18,956	—	20,289
Supplies	—	235	15,115	—	15,350
Professional and medical fees	—	467	4,236	—	4,703
Rent and lease expense	—	307	4,404	—	4,711
Other operating expenses	—	260	5,690	—	5,950

Cost of revenues	—	2,602	48,401	—	51,003
General and administrative expense	5,957	—	—	—	5,957
Depreciation and amortization	155	267	2,482	—	2,904
Provision for doubtful accounts	—	30	1,270	—	1,300
Income on equity investments	—	(236)	—	—	(236)
(Gain) loss on sale/disposal of long-lived assets	(1,472)	916	307	—	(249)
Management fees	—	—	3,444	(3,444)	—
Equity in earnings of affiliates	(10,360)	—	—	10,360	—
Merger transaction expenses	1,262	—	—	—	1,262

Total operating expenses	(4,458)	3,579	55,904	6,916	61,941

Operating (loss) income	8,744	124	16,221	(10,360)	14,729
Minority interest in loss of consolidated subsidiaries	—	(3)	(6,017)	—	(6,020)
Interest (expense) income, net	(2,008)	21	28	—	(1,959)

(Loss) income before taxes and discontinued operations	6,736	142	10,232	(10,360)	6,750
Provision (benefit) for Income taxes	2,793	—	39	—	2,832

(Loss) income from continuing operations	3,943	142	10,193	(10,360)	3,918
Gain from discontinued operations, net of taxes	—	—	25	—	25

Net (loss) income	$3,943	$142	$10,218	$(10,360)	$3,943

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the six months ended June 30, 2008

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(3,090)	$(648)	$22,013	(21,365)	$(3,090)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	171	—	7,051	—	7,222
Amortization of deferred financing costs	3,466	—	—	—	3,466
Non-cash payment-in-kind interest option	4,937	—	—	—	4,937
Non-cash stock option compensation expense	1,467	—	—	—	1,467
Non-cash gains and losses	(553)	3,187	(2,809)	—	(175)
Minority interests	—	—	12,845	—	12,845
Deferred income taxes	(2,329)	—	—	—	(2,329)
Distributions to minority partners	—	—	(10,580)	—	(10,580)
Equity in earnings of affiliates	(21,365)	—	—	21,365	—
Loss on equity investments	—	249	—	—	249
Provision for doubtful accounts	—	77	1,099	—	1,176
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(2,325)	—	(2,325)
Income tax receivable	2,808	—	—	—	2,808
Other assets and liabilities	5,009	(1,845)	2,708	—	5,872

Net cash (used in) provided by operating activities—continuing operations	(9,479)	1,020	30,002	—	21,543
Net cash provided by operating activities—discontinued operations	—	—	1,710	—	1,710

Net cash (used in) provided by operating activities	(9,479)	1,020	31,712	—	23,253

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(12,468)	—	(12,468)
Purchases of property and equipment, net	(734)	—	(6,318)	—	(7,052)
Change in other assets	16,092	(3,263)	(11,028)	—	1,801
Other investing activities	—	—	—	—	—

Net cash provided by (used in) investing activities—continuing operations	15,358	(3,263)	(29,814)	—	(17,719)
Net cash used in investing activities—discontinued operations	—	—	(259)	—	(259)

Net cash provided by (used in) investing activities	15,358	(3,263)	(30,073)	—	(17,978)

Cash flows from financing activities:
Principal payments on long-term debt	(14,332)	—	(166)	—	(14,498)
Repayment of bridge facility	(179,937)	—	—	—	(179,937)
Proceeds from issuance of Toggle Notes	179,937	—	—	—	179,937
Payment of debt issuance costs	(4,739)	—	—	—	(4,739)
Proceeds from debt issuances	2,487	—	6,182	—	8,669
Proceeds from capital contributions by minority partners	—	—	—	—	—
Proceeds from the sale of units	219	—	—	—	219
Change in other long-term liabilities	(51)	—	(606)	—	(657)

Net cash (used in) provided by financing activities—continuing operations	(16,416)	—	5,410	—	(11,006)
Net cash provided by financing activities—discontinued operations	—	—	391	—	391

Net cash (used in) provided by financing activities	(16,416)	—	5,801	—	(10,615)

Net (decrease) increase in cash and cash equivalents	(10,537)	(2,243)	7,440	—	(5,340)
Cash and cash equivalents at beginning of period	13,019	7,063	24,574	—	44,656

Cash and cash equivalents at end of period	$2,482	$4,820	$32,014	$—	$39,316

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

10. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the six months ended June 30, 2007

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$7,973	$6,977	$14,317	$(21,294)	$7,973
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	307	237	5,457	—	6,001
Amortization of deferred financing costs	250	—	—	—	250
Non-cash stock option compensation expense	1,787	—	—	—	1,787
Non-cash gains and losses	(1,311)	(5,000)	6,022	—	(289)
Minority interests	—	—	12,753	—	12,753
Deferred income taxes	3,266	—	—	—	3,266
Distributions to minority partners	—	—	(12,600)	—	(12,600)
Equity in earnings of affiliates	(21,294)	—	—	21,294	—
Loss (income) on equity investments	—	655	—	—	655
Provision for doubtful accounts	—	13	2,182	—	2,195
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(1,309)	—	(1,309)
Other assets and liabilities	20,987	(3,644)	(23,566)	—	(6,223)

Net cash provided by (used in) operating activities—continuing operations	11,965	(762)	3,256	—	14,459
Net cash provided by operating activities—discontinued operations	—	—	301	—	301

Net cash provided by (used in) operating activities	11,965	(762)	3,557	—	14,760

Cash flows from investing activities:
Purchases of property and equipment, net	(323)	—	(4,866)	—	(5,189)
Change in other assets	(1,472)	—	2,482	—	1,010

Net cash used in investing activities—continuing operations	(1,795)	—	(2,384)	—	(4,179)
Net cash used in investing activities—discontinued operations	—	—	(28)	—	(28)

Net cash used in investing activities	(1,795)	—	(2,412)	—	(4,207)

Cash flows from financing activities:
Principal payments on long-term debt	(26,000)	—	(1,179)	—	(27,179)
Payment of debt issuance costs	(48)	—	—	—	(48)
Proceeds from debt issuances	13,000	—	2,511	—	15,511
Proceeds from capital contributions by minority partners	1,488	—	—	—	1,488
Other financing activities	1,791	—	(1,010)	—	781

Net cash (used in) provided by financing activities—continuing operations	(9,769)	—	322	—	(9,447)
Net cash used in financing activities—discontinued operations	—	—	(28)	—	(28)

Net cash (used in) provided by financing activities	(9,769)	—	294	—	(9,475)

Net increase (decrease) in cash and cash equivalents	401	(762)	1,439	—	1,078
Cash and cash equivalents at beginning of period	340	1,464	25,105	—	26,909

Cash and cash equivalents at end of period	$741	$702	$26,544	$—	$27,987

11. Subsequent Events

        Effective August 1, 2008, the Company acquired an incremental ownership in one of its existing surgical facilities located in California. The Company acquired an incremental ownership of 18.7% in its surgical facilities located in Irvine, California for an aggregate of $5.0 million. Prior to the acquisition, the Company owned 31.3% of the Irvine, California surgical facility. The purchase price was financed with cash from operations.

SYMBION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

June 30, 2008

(Unaudited)

11. Subsequent Events (Continued)

        During September 2008, the operations of the Company's surgical hospital located in Houma, Louisiana and two of its ambulatory surgery centers located in Louisiana were negatively impacted by a hurricane that caused the facilities to temporarily close and cancel or postpone procedures. The Company has yet to determine fully the extent of the resulting losses and the Company is working with its insurers regarding potential claims for business interruption.

        Effective September 30, 2008, the Company sold substantially all of the assets of its surgical facility located in Deland, Florida. This facility was not included in discontinued operations. The Company received consideration of $1.7 million for the assets and recorded a loss on the sale of approximately $538,000.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Symbion, Inc.

        We have audited the accompanying consolidated balance sheets of Symbion, Inc. as of December 31, 2007 and as of December 31, 2006 (Predecessor) and the related consolidated statements of operations, stockholders' equity and cash flows for the period from August 24, 2007 to December 31, 2007 and the period from January 1, 2007 to August 23, 2007 (Predecessor) and the years ended December 31, 2006 and 2005 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symbion, Inc. at December 31, 2007 and at December 31, 2006 (Predecessor), and the consolidated results of its operations and its cash flows for the period from August 24, 2007 to December 31, 2007 and the period from January 1, 2007 to August 23, 2007 (Predecessor) and for the years ended December 31, 2006 and 2005 (Predecessor) in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 3 and 10 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109," effective January 1, 2007.

        As discussed in Notes 3 and 9 to the consolidated financial statements, the Company adopted SFAS No. 123(R), "Share-Based Payment," effective January 1, 2006.

/s/Ernst & Young LLP

Nashville, Tennessee
March 25, 2008,
except for Note 15, as to which the date is
September 23, 2008

SYMBION, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

		Predecessor
	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$44,656	$26,909
Accounts receivable, less allowance for doubtful accounts of $18,202 and $27,170, respectively	33,958	34,700
Inventories	8,479	8,070
Prepaid expenses and other current assets	14,989	9,282
Income tax receivable	4,053	—
Deferred income taxes	—	4,645
Current assets of discontinued operations	1,064	3,299

Total current assets	107,199	86,905
Land	3,556	3,597
Buildings and improvements	42,097	47,430
Furniture and equipment	39,157	74,300
Computers and software	1,574	7,724

	86,384	133,051
Less accumulated depreciation	(4,890)	(56,774)

Property and equipment, net	81,494	76,277
Goodwill	548,136	314,980
Investments in and advances to affiliates	17,082	16,463
Other assets	10,804	3,080
Long-term assets of discontinued operations	4,098	6,101

Total assets	$768,813	$503,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,324	$5,145
Accrued payroll and benefits	7,269	7,950
Other accrued expenses	14,683	9,220
Income taxes payable	—	4,193
Deferred income tax payable	170	—
Current maturities of long-term debt	8,029	2,108
Current liabilities of discontinued operations	1,107	1,646

Total current liabilities	36,582	30,262
Long-term debt, less current maturities	428,925	136,533
Deferred income tax payable	24,042	12,504
Other liabilities	10,930	6,230
Long-term liabilities of discontinued operations	146	404
Minority interests	34,902	32,594
Commitments and Contingencies—Note 12
Stockholders' equity:
Common stock, 1,000 shares and 225,000,000 shares, $0.01 par value, authorized at December 31, 2007 and at December 31, 2006; 1,000 shares issued and outstanding at December 31, 2007 and 21,643,291 shares issued and outstanding at December 31, 2006	—	216
Additional paid-in-capital	238,701	212,452
Accumulated other comprehensive income	(2,188)	485
Retained (deficit) earnings	(3,227)	72,126

Total stockholders' equity	233,286	285,279

Total liabilities and stockholders' equity	$768,813	$503,806

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

		Predecessor		Predecessor
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)	Year Ended December 31,
				2006	2005
Revenues	$106,640	$197,665	$304,305	$285,387	$241,877
Operating expenses:
Salaries and benefits	29,763	54,048	83,811	74,949	61,115
Supplies	21,932	39,103	61,035	54,974	43,794
Professional and medical fees	6,468	12,120	18,588	14,504	11,373
Rent and lease expense	7,038	12,297	19,335	17,673	15,331
Other operating expenses	8,610	15,273	23,883	19,850	16,601

Cost of revenues	73,811	132,841	206,652	181,950	148,214
General and administrative expense	7,912	23,961	31,873	24,407	21,993
Depreciation and amortization	4,732	7,920	12,652	11,913	11,575
Provision for doubtful accounts	1,758	2,691	4,449	3,952	3,827
(Income) loss on equity investments	(21)	5	(16)	(2,423)	(1,273)
Impairment and loss on disposal of long-lived assets	53	319	372	1,162	1,541
Gain on sale of long-lived assets	(319)	(596)	(915)	(1,808)	(1,785)
Proceeds from insurance settlement, net	—	(161)	(161)	(410)	—
Proceeds from litigation settlement, net	—	—	—	(588)	—
Merger transaction expenses	—	7,522	7,522	—	—

Total operating expenses	87,926	174,502	262,428	218,155	184,092

Operating income	18,714	23,163	41,877	67,232	57,785
Minority interests in income of consolidated subsidiaries	(7,685)	(15,656)	(23,341)	(28,294)	(24,952)
Interest expense, net	(14,763)	(5,228)	(19,991)	(7,108)	(4,884)

(Loss) income before income taxes and discontinued operations	(3,734)	2,279	(1,455)	31,830	27,949
(Benefit) provision for income taxes	(776)	4,016	3,240	12,254	10,428

(Loss) income from continuing operations	(2,958)	(1,737)	(4,695)	19,576	17,521
(Loss) gain from discontinued operations, net of taxes	(269)	(438)	(707)	(783)	1,534

Net (loss) income	$(3,227)	$(2,175)	$(5,402)	$18,793	$19,055

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(dollars in thousands, except per share amounts)

	Symbion, Inc. Common Stock
			Additional Paid-in Capital	Stockholder Notes Receivable	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2004 (Predecessor)	21,032,777	$210	$203,797	$(287)	$—	$34,278	$237,998
Issuance of warrants and common stock, net of repurchases, and other	411,686	4	2,558	59	—	—	2,621
Amortized compensation expense related to restricted stock	—	—	63	—	—	—	63
Unrealized gain on interest rate swap, net of taxes	—	—	—	—	321	—	321
Net income	—	—	—	—	—	19,055	19,055

Balance at December 31, 2005 (Predecessor)	21,444,463	$214	$206,418	$(228)	$321	$53,333	$260,058
Issuance of warrants and common stock, net of repurchases, and other	198,828	2	1,516	228	—	—	1,746
Amortized compensation expense related to restricted stock and stock options	—	—	4,518	—	—	—	4,518
Unrealized gain on interest rate swap, net of taxes	—	—	—	—	164	—	164
Net income	—	—	—	—	—	18,793	18,793

Balance at December 31, 2006 (Predecessor)	21,643,291	$216	$212,452	$—	$485	$72,126	$285,279
Issuance of warrants and common stock, net of repurchases, and other	89,367	1	959	—	—	—	960
Amortized compensation expense related to stock options and restricted stock	—	—	10,337	—	—	—	10,337
Unrealized gain on interest rate swap, net of taxes	—	—	—	—	(485)	—	(485)
Retirement of common stock in connection with Merger	(21,590,992)	(216)	(223,747)	—	—	—	(223,963)
Common stock rolled over	(141,666)	(1)	(1)	—	—	—	(2)
Net loss, January 1, 2007, through August 23, 2007	—	—	—	—	—	(2,175)	(2,175)
Elimination of retained earnings as of merger date	—	—	—	—	—	(69,951)	(69,951)

Balance at August 23, 2007 (Predecessor)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock, net of issuance costs of $60	1,000	—	244,942	—	—	—	244,942
Payment of sponsor fee	—	—	(6,650)	—	—	—	(6,650)
Amortized compensation expense related to stock options	—	—	409	—	—	—	409
Unrealized loss on interest rate swap, net of taxes	—	—	—	—	(2,188)	—	(2,188)
Net loss, August 24, 2007 to December 31, 2007	—	—	—	—	—	(3,227)	(3,227)

Balance at December 31, 2007	1,000	$—	$238,701	$—	$(2,188)	$(3,227)	$233,286

See accompanying notes.

SYMBION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

				Predecessor
		Predecessor
				Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
				2006	2005
Cash flows from operating activities:
Net (loss) income	$(3,227)	$(2,175)	$(5,402)	$18,793	$19,055
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,732	7,920	12,652	11,913	11,575
Non-cash stock option compensation expense	409	10,337	10,746	3,865	—
Amortization of deferred financing costs	1,872	322	2,194	506	671
Non-cash gains and losses	31	(305)	(274)	(645)	(244)
Minority interests	7,685	15,656	23,341	28,294	24,952
Deferred income taxes	2,217	13,637	15,854	(1,556)	2,836
Distributions to minority partners	(7,301)	(17,185)	(24,486)	(25,447)	(23,049)
(Income) loss on equity investments	(21)	5	(16)	(2,423)	(1,273)
Provision for doubtful accounts	1,758	2,691	4,449	3,952	3,827
Excess tax benefit from share-based compensation	—	—	—	(201)	—
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(90)	(166)	(256)	(2,955)	(5,353)
Income tax receivable	7,018	(10,402)	(3,384)	—	—
Other assets	(1,893)	(2,621)	(4,514)	(1,761)	1,540
Other liabilities	914	5,128	6,042	(4,496)	2,543
Income taxes payable	(922)	(7,593)	(8,515)	3,062	3,041

Net cash provided by operating activities—continuing operations	13,182	15,249	28,431	30,901	40,121
Net cash provided by operating activities—discontinued operations	849	462	1,311	2,423	2,425

Net cash provided by operating activities	14,031	15,711	29,742	33,324	42,546

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(9,815)	(14,981)	(24,796)	(47,094)	(55,479)
Purchases of property and equipment, net	(6,948)	(7,664)	(14,612)	(14,178)	(12,830)
Change in other assets	(841)	(11,143)	(11,984)	(3,214)	(283)

Net cash used in investing activities—continuing operations	(17,604)	(33,788)	(51,392)	(64,486)	(68,592)
Net cash used in investing activities—discontinued operations	(24)	(36)	(60)	(1,601)	(919)

Net cash used in investing activities	(17,628)	(33,824)	(51,452)	(66,087)	(69,511)

Cash flows from financing activities:
Principal payments on long-term debt	(1,492)	(161,555)	(163,047)	(54,732)	(34,353)
Proceeds from debt issuances	50	458,597	458,647	85,601	61,876
Proceeds from capital contributions by minority partners	756	2,241	2,997	1,488	3,630
Payment of merger costs incurred by Symbion Holdings, LLC	(445)	(6,528)	(6,973)	—	—
Cash paid to shareholders	—	(490,510)	(490,510)	—	—
Change in other long-term liabilities	(952)	250	(702)	(1,492)	(1,570)
Excess tax benefit from share-based compensation	—	—	—	201	—
Net proceeds from issuance of common stock	—	239,085	239,085	1,347	2,450

Net cash (used in) provided by financing activities— continuing operations	(2,083)	41,580	39,497	32,413	32,033
Net cash used in financing activities—discontinued operations	(11)	(29)	(40)	(54)	62

Net cash (used in) provided by financing activities	(2,094)	41,551	39,457	32,359	32,095

Net (decrease) increase in cash and cash equivalents	(5,691)	23,438	17,747	(404)	5,130
Cash and cash equivalents at beginning of period	50,347	26,909	26,909	27,313	22,183

Cash and cash equivalents at end of period	$44,656	$50,347	$44,656	$26,909	$27,313

See accompanying notes.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

1. Merger with an Affiliate of Crestview Partners, L.P.

        On August 23, 2007, an investment group led by an affiliate of Crestview Partners, L.P. ("Crestview") completed its merger (the "Merger") with Symbion, Inc. (the "Company"). In the Merger, the stockholders and option holders of the Predecessor (as defined below) received an aggregate of $490.5 million in cash. Symbion, Inc. is referred to as the "Predecessor" for all periods and dates through August 23, 2007 and Symbion, Inc. is referred to as the "Company" for all periods and dates subsequent to August 23, 2007. References made herein to the "Company," unless indicated otherwise or the context requires, include the Predecessor.

        In order to consummate the Merger, Crestview formed Symbol Acquisition, L.L.C. ("Parent") and Symbol Merger Sub, Inc., a wholly-owned subsidiary of Parent. Symbol Merger Sub, Inc. merged with and into the Company with the Company being the surviving corporation. Parent was converted into Symbion Holdings Corporation ("Holdings"), which became the parent holding company of the Company by virtue of the Merger.

        Holdings was capitalized with a $245.0 million cash contribution by Crestview and its affiliated funds and co-investors. In addition, certain members of Symbion's management made a rollover equity contribution of Symbion shares and options to purchase common stock valued at the predecessor basis of $2,000. These rollover shares were exchanged for shares and options to purchase shares of common stock of Holdings. Following the Merger, Crestview and its affiliated funds and co-investors owned 96.7% of Holdings and members of management owned 3.3% of Holdings.

        The Company accounted for the Merger as a purchase under the guidance set forth in Emerging Issues Task Force No. 88-16, "Basis in Leveraged Buyout Transactions" ("EITF 88-16"). Under EITF 88-16, the transaction was deemed to be a purchase by new controlling investors for which equity interests were valued using a partial change in accounting basis. In effect, the common stock owned by members of management was valued using the predecessor basis, while the common stock owned by Crestview, its affiliated funds and co-investors were recorded at fair value.

        The following equity capitalization and financing transactions occurred in connection with the Merger:

  •
  $145.0 million cash equity contribution by Crestview Symbion Holdings, L.L.C.;

  •
  $40.0 million cash equity contribution by The Northwestern Mutual Life Insurance Company;

  •
  $60.0 million cash equity contribution by other co-investors;

  •
  $2,000 rollover equity contribution by certain members of management of the Company (representing a fair value of $8.4 million);

  •
  Senior secured credit facility totaling $350.0 million, of which $250.0 million was drawn at the closing of the Merger; and

  •
  $175.0 million bridge loan credit facility that was drawn at the closing of the Merger.

        The proceeds from the equity capitalization and financing transactions were used to:

  •
  Pay stockholders of the Company for shares of common stock not rolled over under the terms of the merger agreement;

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

1. Merger with an Affiliate of Crestview Partners, L.P. (Continued)

  •
  Pay option holders of the Company for outstanding options not rolled over, whether vested or unvested, the difference between $22.35 per share and the per share exercise price of the option;

  •
  Pay holders of restricted stock of the Company for shares of restricted stock, whether vested or unvested, at $22.35 per share;

  •
  Pay warrant holders of the Company for outstanding warrants, whether vested or unvested, the difference between $22.35 per share and the per share exercise price of the warrant;

  •
  Repay all outstanding debt (totaling $129.0 million) under the former senior secured credit agreement for which the maturity date accelerated as a result of the Merger; and

  •
  Pay the fees and expenses related to the Merger and the financing transactions.

        As a result of the Merger, the vesting of stock options and restricted stock was accelerated, which resulted in $8.0 million in stock compensation expense, of which $710,000 is included in cost of revenues and $7.3 million is included in general and administrative expenses. The Company capitalized $12.1 million of fees and expenses related to the execution of the new credit facilities on the closing date of the Merger. As a result of the Merger, the Company recorded goodwill of $539.5 million. The Company is currently in the process of obtaining valuations of the acquired tangible and intangible assets and, accordingly, the initial purchase price allocation is preliminary and subject to change.

        The accompanying consolidated financial statements as of the dates and for all periods prior to August 24, 2007, reflect the financial position, results of operations and cash flows of the Predecessor. The consolidated financial statements as of the dates and for the periods on and after August 24, 2007, reflect the financial position, results of operations and cash flows of the Company.

        The expenses incurred as a result of the Merger are classified as follows in the accompanying statements of operations (in thousands):

		Predecessor
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
Cost of revenues	$—	$710	$710
General and administrative expense	—	8,152	8,152
Merger transaction expenses	—	7,522	7,522
Minority interests in income of consolidated subsidiaries	—	(329)	(329)

Total	$—	$16,055	$16,055

        Additionally, the Company paid $7.0 million in costs incurred by Crestview in connection with the Merger. These costs were recorded as additional purchase price under the provisions set forth by Statement of Financial Accounting Standards No. 141.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

2. Organization

        The Company, through its wholly-owned subsidiaries, owns interests in partnerships and limited liability companies that own and operate a national network of short stay surgical facilities in joint-ownership with physicians and physician groups, hospitals and hospital systems. As of December 31, 2007, the Company owned and operated 53 surgical facilities, including 50 ambulatory surgery centers and three surgical hospitals, and managed eight additional ambulatory surgery centers and two physician networks in 24 states. The Company owns a majority ownership interest in 40 of its 53 owned surgical facilities and consolidates 46 of these surgical facilities for financial reporting purposes, of which 43 are included in continuing operations.

3. Significant Accounting Policies and Practices

Basis of Presentation and Use of Estimates

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments are of a normal, recurring nature. Actual results could differ from those estimates.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as interests in partnerships and limited liability companies controlled by the Company through ownership of a majority voting interest or other rights granted to the Company by contract to manage and control the affiliate's business. The physician limited partners and physician minority members of the entities that the Company controls are responsible for the supervision and delivery of medical services. The governance rights of limited partners and minority members are restricted to those that protect their financial interests. Under certain partnership and operating agreements governing these partnerships and limited liability companies, the Company could be removed as the sole general partner or managing member for certain events such as material breach of the partnership or operating agreement, gross negligence or bankruptcy. These protective rights do not preclude consolidation of the respective partnerships and limited liability companies. The consolidated financial statements include the accounts of variable interest entities in which the Company is the primary beneficiary. The variable interest entities are surgical facilities located in the states of Florida and New York. The accompanying consolidated balance sheets as of December 31, 2007 and 2006 include assets of $8.3 million and $4.8 million, respectively, and liabilities of $3.9 million and $148,000, respectively, related to the variable interest entities. All significant intercompany balances and transactions are eliminated in consolidation.

Fair Value of Financial Instruments

        In estimating fair value disclosures for cash, accounts receivable and accounts payable, the carrying amounts reported in the accompanying consolidated balance sheets approximate fair value because of

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

their short-term nature. For long-term debt and capitalized leases, the carrying amounts reported in the accompanying consolidated balance sheets approximate fair value based upon the borrowing rates available to the Company.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of six months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalent balances at high credit quality financial institutions.

Accounts Receivable

        Accounts receivable consist of receivables from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, employers and patients. The Company recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Concentration of credit risk with respect to other payors is limited because of the large number of such payors. Accounts receivable are recorded net of contractual adjustments and allowances for doubtful accounts to reflect accounts receivable at net realizable value. The Company does not require collateral for private pay patients. Accounts receivable at December 31 were as follows (in thousands):

		Predecessor
	2007	2006
Surgical facilities	$33,083	$34,037
Physician networks	875	663

Total	$33,958	$34,700

        The following table sets forth by type of payor the percentage of the Company's accounts receivable for consolidated surgical facilities as of December 31:

		Predecessor
	2007	2006
Payor:
Private insurance	60%	69%
Government	12	8
Self-pay	19	15
Other	9	8

Total	100%	100%

        The Company's policy is to review the standard aging schedule, by surgical facility, to determine the appropriate provision for doubtful accounts. This review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If the Company's internal collection efforts are unsuccessful, the Company manually reviews the patient accounts. An account is

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

written off only after the Company has pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible.

Allowance for Doubtful Accounts

        The amount of the provision for doubtful accounts is based upon management's assessment of historical and expected net collections. Management reviews the results of detailed analysis of historical write-offs and recoveries at the surgical facilities as a primary source of information in estimating the collectability of accounts receivable.

        Changes in the allowance for doubtful accounts and the amounts charged to revenues, costs and expenses were as follows (in thousands):

	Allowance Balance at Beginning of Period	Charged to Revenues, Costs and Expenses	Charged to Other Accounts(1)	Other	Allowance Balance at End of Period
Year ended December 31:
2005	$12,682	$3,827	$5,002	$(2,589)	$18,922
2006	18,922	3,952	824	3,472	27,170
2007	27,170	4,449	938	(14,355)	18,202

(1)
Relates to allowances for doubtful accounts recorded under the purchase method of accounting for acquired entities.

Inventories

        Inventories, which consist primarily of medical and drug supplies, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Prepaid Expenses and Other Current Assets

        A summary of prepaid and other current assets is as follows (in thousands):

		Predecessor
	2007	2006
Advances to subsidiaries	$7,253	$402
Prepaid expenses	4,618	3,830
Other receivables	3,118	5,050

	$14,989	$9,282

        Advances to subsidiaries represent funds advanced to facilities under development that we do not consolidate for financial statement purposes. The advances will be repaid with proceeds from facility level bank debt.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

Property and Equipment

        Property and equipment are stated at cost or, if obtained through acquisition, at fair value determined on the date of acquisition and depreciated on a straight-line basis over the useful lives of the assets, generally three to five years for computers and software and five to seven years for furniture and equipment. As discussed in Note 1, the Company is in the process of obtaining an appraisal of tangible and intangible assets, including property and equipment, to determine fair value of the assets as of August 23, 2007. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful life of the assets. Routine maintenance and repairs are charged to expenses as incurred, while expenditures that increase capacities or extend useful lives are capitalized.

        When events or circumstances indicate that the carrying value of certain property and equipment might be impaired, the Company prepares an expected undiscounted cash flow projection. If the projection indicates that the recorded amounts of the property and equipment are not expected to be recovered, these amounts are reduced to estimated fair value. The cash flow estimates and discount rates incorporate management's best estimates, using appropriate and customary assumptions and projections at the date of evaluation. The Company recorded impairment charges of $0, $218,000 and $69,000 for the years ended December 31, 2007, 2006 and 2005, respectively, primarily related to a charge for obsolete medical equipment.

        Depreciation expense, including the amortization of assets under capital leases, was $4.7 million, $7.9 million, $11.8 million, and $11.3 million for the periods ended December 31, 2007 and August 23, 2007 and for the years ended December 31, 2006 and 2005, respectively.

Goodwill and Indefinite Lived Intangible Assets

        Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill and other indefinite lived intangible assets are no longer amortized, but are tested at least annually through an impairment test using a fair value method. Impairment is tested using various methods, including a discounted cash flows model to determine fair value. The Company will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year. Goodwill resulting from acquisitions is deductible for tax purposes over a 15-year period. There was no impairment related to goodwill for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005. See Note 6 for further discussion of goodwill.

Service Agreement Rights

        The Company managed an independent practice association in Louisville, Kentucky through December 31, 2006. Service agreement rights represent the exclusive right to operate the Louisville, Kentucky physician network during the 20-year term of the agreement. Originally, the service agreement right was amortized over 20 years. Amortization expense increased during 2005 because the term of the service agreement was decreased from the original 20-year term to an approximately three-year term. During 2006, the Louisville, Kentucky independent practice association notified the Company that it would be dissolving. The Company managed the independent practice association

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

through December 31, 2006. Service agreement rights are recorded as other intangible assets on the accompanying consolidated balance sheets and were fully amortized as of December 31, 2006. Amortization expense was $148,000 and $297,000 for the years ended December 31, 2006 and 2005, respectively. See Note 6 for further discussion of service agreement rights.

Minority Interests

        The consolidated financial statements include all assets, liabilities, revenues and expenses of surgical facilities in which the Company has sufficient ownership and rights to allow the Company to consolidate the surgical facilities. The Company has recorded minority interests in the earnings (losses) of such surgical facilities.

Investments in and Advances to Affiliates

        As of August 23, 2007 and December 31, 2007, 2006 and 2005, the Company held non-controlling interests in seven, seven, six and seven surgical facilities, respectively, in which it exercises significant influence. The Company accounts for such investments under the equity method.

        Investments in and advances to affiliates at December 31, 2007 and 2006 include approximately $2.6 million and $2.4 million, respectively, of advances to, net investments in and a note receivable from a surgical facility that the Company manages, which are secured by substantially all of the assets of the related surgical facility.

Other Assets (Liabilities)

        Other assets at December 31, 2007 and 2006 included approximately $10.3 million and $1.7 million, respectively, related to deferred financing costs. Deferred financing costs primarily relate to the Company's senior secured credit facility and bridge facility as of December 31, 2007 and the Predecessor's former senior credit facility as of December 31, 2006. Deferred financing costs consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements. The deferred financing costs are amortized as interest expense on the accompanying consolidated statements of operations.

        Other (liabilities) assets at December 31, 2007 and 2006 also included approximately $(3.6 million) and $795,000, respectively, related to the fair value of the Company's interest rate swaps in effect at those dates. The Company's interest rate swap agreements were entered into to reduce the interest rate risk associated with the interest rate on the Company's senior secured credit facility. See Note 8 for further discussion of the Company's interest rate swap.

Comprehensive Income

        The Company reports other comprehensive income as a measure of changes in stockholders' equity that result from recognized transactions. Other comprehensive income of the Company results from adjustments due to the fluctuation of the value of the Company's interest rate swap accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS No. 133"). The Predecessor entered into the interest rate swap during the third quarter of 2005. The value of the interest rate swap was recorded as a long-term

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

asset of $485,000, net of taxes of approximately $310,000 at December 31, 2006. As a result of the Merger, the Company terminated the interest rate swap on August 23, 2007. The Company entered into a new interest rate swap agreement on October 31, 2007. The value of the interest rate swap was recorded as a long-term liability of $2.2 million, net of a tax benefit of approximately $1.4 million at December 31, 2007. The Company records the value of the interest rate swap as accumulated other comprehensive income in the accompanying consolidated balance sheet. See Note 8 for further discussion of the Company's interest rate swap.

Revenues

        Revenues by service type consist of the following for the periods indicated (in thousands):

				Predecessor
		Predecessor
				Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
				2006	2005
Patient service revenues	$101,446	$187,825	$289,271	$269,924	$229,313
Physician service revenues	2,193	3,430	5,623	4,525	4,325
Other service revenues	3,001	6,410	9,411	10,938	8,239

Total revenues	$106,640	$197,665	$304,305	$285,387	$241,877

  Patient Service Revenues

        Approximately 95% of the Company's revenues are patient service revenues. Patient service revenues are revenues from surgical or diagnostic procedures performed in each of the facilities that the Company consolidates for financial reporting purposes. The fee charged for a procedure varies depending on the procedure, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of surgical facilities, the Company charges for anesthesia services. The fee does not normally include professional fees charged by the patient's surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor. Patient service revenues are recognized on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

        The following table sets forth by type of payor the percentage of the Company's patient service revenues generated in 2007, 2006 and 2005 for surgical facilities in which the Company owned an interest as of December 31:

		Predecessor
Payor:	2007	2006	2005
Private insurance	73%	76%	76%
Government	21	19	19
Self-pay	4	3	4
Other	2	2	1

Total	100%	100%	100%

  Physician Service Revenues

        Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as provided for in the Company's service agreements with the Company's physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. The Company recognizes physician service revenues in the period in which reimbursable expenses are incurred and in the period in which the Company has the right to receive a percentage of the amount by which a physician network's revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.

        Physician service revenues consist of the following for the periods indicated (in thousands):

				Predecessor
		Predecessor
				Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
				2006	2005
Professional services revenues	$6,312	$9,931	$16,243	$13,281	$12,619
Contractual adjustments	(3,016)	(4,669)	(7,685)	(6,145)	(5,680)

Clinic revenue	3,296	5,262	8,558	7,136	6,939
Medical group retainage	(1,103)	(1,832)	(2,935)	(2,611)	(2,614)

Physician service revenues	$2,193	$3,430	$5,623	$4,525	$4,325

  Other Service Revenues

        Other service revenues consists of management and administrative service fees derived from the non-consolidated surgical facilities that the Company accounts for under the equity method, management of surgical facilities in which the Company does not own an interest and management services the Company provides to physician networks for which the Company is not required to provide capital or additional assets. The fees the Company derives from these management arrangements are

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

based on a pre-determined percentage of the revenues of each surgical facility and physician network. The Company recognizes other service revenues in the period in which services are rendered.

Stock-Based Compensation

        The Predecessor adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS No. 123 (R)"), on January 1, 2006. SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The fair value is estimated using an option pricing model, which uses several different estimates and assumptions to determine the fair value of the award. See Note 9 for further discussion of the Company's stock-based compensation.

Income Taxes

        Income taxes are computed based on the asset and liability method of accounting whereby deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. From time to time, the Company enters into transactions whereby the tax treatment of such transactions under the Internal Revenue Code or applicable state tax law is uncertain. The Company recognizes the tax treatment of these transactions in accordance with FIN 48, "Accounting for Uncertainty in Income Taxes." See Note 10 for further information on income taxes.

Supplemental Cash Flow Information

        The Company made income tax payments of $172,000, $8.1 million, $9.6 million and $2.4 million for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005, respectively. The Company made interest payments of $9.7 million, $4.4 million, $7.7 million and $6.1 million for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005, respectively. The Company entered into capital leases of $87,000, $821,000, $889,000 and $989,000 of equipment for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005, respectively.

        On August 23, 2007, two members of management of Symbion, Inc. made a rollover contribution of shares of the Predecessor's stock with a basis of $2,000 and a fair market value of $3.2 million.

        During 2005, the Predecessor issued 21,649 shares of its common stock to various physician owners of its surgical facilities in cashless exercises of warrants.

Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The provisions for SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which they are initially applied, except in limited circumstances including certain positions in financial instruments that trade in active

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

markets as well as certain financial and hybrid financial instruments initially measured under SFAS No. 133, using the transaction price method. In these circumstances, the transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, shall be recognized as a cumulative-effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. The Company does not anticipate that the adoption of SFAS No. 157 will have a material impact on the Company's results of operations or financial position.

        On February 12, 2008, the FASB issued FASB Staff Position No. FAS 157-2, "Effective Date of FASB Statement No. 157" ("FSP FAS 157-2"). With the issuance of FSP FAS 157-2, the FASB agreed to: (a) defer the effective date in SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), and (b) remove certain leasing transactions from the scope of SFAS No. 157. The deferral is intended to provide the FASB time to consider the effect of certain implementation issues that have arisen from the application of SFAS No. 157 to these assets and liabilities.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the company does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company's first fiscal year beginning after November 15, 2007. The Company does not anticipate that the adoption of SFAS No. 159 will have a material impact on the Company's results of operations or financial position.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS No. 141(R)"). SFAS No. 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Furthermore, SFAS No. 141(R) provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. While the Company has not yet fully evaluated the impact that SFAS No. 141(R) will have on its results of operations or financial position, the Company will be required to expense transaction costs related to any future acquisitions beginning January 1, 2009.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51" ("SFAS No. 160"). SFAS No. 160 amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements" ("ARB No. 51")

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

3. Significant Accounting Policies and Practices (Continued)

to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, SFAS No. 160 changes the method by which the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

        SFAS No. 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent's owners and the interests of the noncontrolling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent's ownership interest in a subsidiary on the equity attributable to the parent. SFAS No. 160 does not change ARB No. 51's provisions related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. SFAS No. 160 does, however, amend certain of ARB No. 51's consolidation procedures to make them consistent with the requirements of SFAS No. 141(R) as well as to provide definitions for certain terms and to clarify some terminology. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The Company has not yet evaluated the impact that SFAS No. 160 will have on its results of operations or financial position.

Reclassifications

        Certain reclassifications have been made to the prior year financial statements to conform to the 2007 presentation. The reclassifications had no impact on the Company's financial position or results of operations.

4. Acquisitions and Developments

        During the period August 24, 2007 through December 31, 2007, the Company acquired a majority interest in two surgical facilities, purchased additional management rights at three of its existing surgical facilities and opened three surgical facilities that the Company developed. During the period January 1, 2007 to August 23, 2007, the Predecessor acquired an incremental 55.0% ownership in a surgical facility. During 2006, the Predecessor acquired three surgical facilities and opened one surgical facility that it developed. During 2005, the Predecessor acquired six surgical facilities and opened one

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

4. Acquisitions and Developments (Continued)

additional surgical facility that it developed. The following table summarizes the allocation of the aggregate purchase price of acquisitions for the periods indicated (in thousands):

				Predecessor
		Predecessor
				Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
				2006	2005
Fair value of assets acquired	$11,475	$19,097	$30,572	$55,384	$62,425
Liabilities assumed	(1,658)	(4,127)	(5,785)	(8,773)	(11,983)

Net assets acquired	$9,817	$14,970	$24,787	$46,611	$50,442

        The cash for the acquisitions was financed primarily through the proceeds from the Merger, the Predecessor's senior credit facility and funds from operations. The proceeds from the Merger include equity contributions by Crestview and its affiliated funds and co-investors and proceeds from the senior secured credit and bridge facilities.

        These acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisitions. These acquisitions placed the Company in new markets or expanded the Company's presence in current markets.

        Included in the acquisitions discussed above were the following transactions:

  2007 Significant Activity

        On August 24, 2007, the Company acquired a 52.6% ownership in the Surgery Center of Pennsylvania, LLC, a multi-specialty surgical facility in Havertown, Pennsylvania, for $4.1 million. The Surgery Center of Pennsylvania has four operating rooms and one treatment room. On December 19, 2007, the Company acquired a 71.5% interest in The Surgery Center, LLC, a multi-specialty surgical facility in Columbus, Georgia, for $141,000 and merged the operations of this surgical facility into an existing surgical facility in the same market. The Company owns a majority interest in these acquired entities and consolidates these facilities for financial reporting purposes. On December 27, 2007, the Company acquired additional management rights in three of its existing surgical facilities located in California. The aggregate purchase price for these management rights was $4.8 million. The purchase price for all of these acquisitions was financed with proceeds from the Merger. During the period September 2007 through December 2007, the Company also opened three surgical facilities that it developed. The Company owns a majority interest in one of these developed surgical facilities and consolidates it for financial reporting purposes. The Company's investment related to these surgical facilities opened was approximately $4.2 million and was financed with funds from operations. The initial purchase price allocations for the above referenced transactions are preliminary and subject to change.

        On June 30, 2007, the Predecessor acquired an incremental 55.0% ownership in the Cape Coral Ambulatory Surgery Center, LLC, a multi-specialty surgical facility located in Cape Coral, Florida, in which the Company already owned 10.0%. The purchase price was $17.0 million, including $1.7 million

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

4. Acquisitions and Developments (Continued)

of assumed debt, and was financed with additional debt under the Predecessor's senior credit facility. The surgical facility has five operating rooms and six treatment rooms. The Predecessor began consolidating this surgical facility for financial reporting purposes on June 30, 2007. The initial purchase price allocation is preliminary and subject to change.

  2006 Significant Activity

        During the first quarter of 2006, the Predecessor acquired a majority interest in Cypress Surgery Center, LLC, a multi-specialty surgical facility located in Wichita, Kansas. The Predecessor acquired its ownership interest for approximately $10.1 million, using funds from operations and funds available under the Predecessor's senior credit facility. Cypress Surgery Center, LLC has six operating rooms and two minor procedure rooms.

        During the second quarter of 2006, the Predecessor acquired a majority interest in The Center for Special Surgery, LLC, a multi-specialty surgical facility located in Greenville, South Carolina. The Predecessor acquired its ownership interest for approximately $14.3 million, using funds from operations and funds available under the Predecessor's senior credit facility. The Center for Special Surgery, LLC has two operating rooms and one minor procedure room.

        During the fourth quarter of 2006, the Predecessor acquired a majority interest in Animas Surgical Hospital, LLC, for approximately $22.2 million, using funds from operations and funds available under the Predecessor's senior credit facility. Animas Surgical Hospital, LLC is a multi-specialty surgical hospital located in Durango, Colorado.

  2005 Significant Activity

        During the first quarter of 2005, the Predecessor acquired a majority interest in Atlanta Center for Reconstructive Foot and Ankle Surgery, LLC and acquired a minority interest in Roswell Center for Foot and Ankle Surgery, LLC, a surgical facility under development that opened in February 2005. The Predecessor acquired its ownership interests in these two surgical facilities for an aggregate of approximately $5.7 million, using funds from operations and funds available under the Predecessor's senior credit facility. Both the Atlanta Center for Reconstructive Foot and Ankle Surgery, LLC and the Roswell Center for Foot and Ankle Surgery, LLC have two operating rooms. Both surgical facilities are single-specialty surgical facilities and are located in the northern suburbs of Atlanta, Georgia.

        During August 2005, the Predecessor completed its acquisition of interests in five surgical facilities in Southern California for approximately $49.2 million. As part of this transaction, the Predecessor acquired a majority interest in three surgical facilities and acquired a minority interest in two surgical facilities under development that opened in June 2004 and October 2004, respectively. In addition to the five surgical facilities, the Predecessor also acquired a minority interest in a surgical facility that was under development.

5. Discontinued Operations and Dispositions

        From time to time, the Company evaluates its portfolio of surgical facilities to ensure the facilities are performing as the Company expects. During 2006 and the first quarter of 2007, the Company identified six underperforming facilities consisting of five ambulatory surgery centers and one diagnostic

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

5. Discontinued Operations and Dispositions (Continued)

center that the Company consolidates for financial reporting purposes. The Company consequently committed to a plan to divest the Company's interest in these facilities. The five surgical facilities and the diagnostic center are recorded as discontinued operations. As of December 31, 2007 and 2006, the Company had three and four facilities, respectively, classified as discontinued operations.

        During June 2007, the Company sold its interest in the diagnostic center for a net loss on disposal of approximately $153,000. The Company received the proceeds for the sale in July 2007. In 2006, the Company sold its interest in two surgical facilities for a net loss on disposal of approximately $177,000.

        The results of operations and the loss on the disposal of the interests in the two surgical facilities and one diagnostic center that the Company divested during 2006 and 2007 are presented net of income taxes in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The accompanying consolidated financial statements have been reclassified to conform to this presentation for all periods presented. These required reclassifications of prior period consolidated financial statements did not impact total assets, liabilities, stockholders' equity, net income or cash flows. Revenues, the gain or loss on operations before income taxes, the gain or loss on operations, net of taxes, the gain or loss on the sale from discontinued operations, net of taxes, and the total gain or loss from discontinued operations, net of taxes for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005 were as follows (in thousands):

				Predecessor
		Predecessor
				Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007	Year Ended December 31, 2007 (Combined)
				2006	2005
Revenues	$2,722	$7,081	$9,803	$19,128	$23,867

(Loss) gain on operations before income taxes	$(534)	$(988)	$(1,522)	$(1,094)	$2,496

(Loss) gain on operations, net of taxes	$(351)	$(591)	$(942)	$(674)	$1,534
Gain (loss) on sale, net of taxes	82	153	235	(109)	—

(Loss) gain from discontinued operations, net of taxes	$(269)	$(438)	$(707)	$(783)	$1,534

        In May 2007, the Company sold one surgical facility, which was not included in discontinued operations, for a net gain of $82,000. Also during 2006, the Company divested its interest in two surgical facilities that were recorded as equity investments.

        During 2005, the Company sold its 51% ownership in a diagnostic center, located in Erie, Pennsylvania for $100,000 in cash and a $1.0 million promissory note payable to the Company on August 31, 2005. The Company received payment in full for the promissory note during the third quarter of 2005. Also during 2005, the Company closed a surgical facility located in Edmond, Oklahoma and sold the surgical facility's land and building. In connection with the closure of the surgical facilities, including the sale of the real estate, the Company recorded a net pre-tax loss of approximately $600,000 during 2005.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

6. Goodwill and Intangible Assets

        Changes in the carrying amount of goodwill are as follows (in thousands):

Balance at December 31, 2005 (Predecessor)	$268,312
Purchase price allocations	43,562
Finalized purchase price allocations	3,106

Balance at December 31, 2006 (Predecessor)	314,980
Purchase price allocations	14,271
Disposals	(653)
Finalized purchase price allocations	1,220

Balance at August 23, 2007 (Predecessor)	329,818
Crestview merger adjustment, net	209,683
Purchase price allocations	8,635

Balance at December 31, 2007	$548,136

        The purchase price allocation of $43.6 million relates to the Company's purchase of surgical facilities during 2005 and 2006. The purchase price allocations of $14.3 million for the period ended August 23, 2007 and $8.6 million for the period ended December 31, 2007 relates to the purchase of surgical facilities during 2007. Disposals of goodwill relate to surgical facilities the Company divested during the period ended August 23, 2007. As a result of the Merger, the Company recorded net goodwill of $210.0 million that was comprised of recording $540.0 million of goodwill and eliminating the Predecessor's goodwill of $330.0 million. See Note 4 for more disclosure on the Company's 2007 and 2006 acquisitions. The finalized purchase price allocation of $3.1 million and $1.2 million for 2006 and 2007, respectively, includes settlements related to working capital and other adjustments that were made for acquisitions in prior years.

        The Company's net other intangible assets was $0 and $650,000 for 2006 and 2005, respectively. Service agreement rights represent the exclusive right to operate the Louisville, Kentucky independent practice association that the Company managed prior to 2007. Amortization expense for the years ended December 31, 2006 and 2005 was $148,000 and $296,000, respectively. During 2006, the Louisville, Kentucky independent practice association notified the Company that it would be dissolving. The Company managed the independent practice association through December 31, 2006. The Company does not expect to record amortization expense during the next five years.

7. Operating Leases

        The Company leases office space and equipment for its surgical facilities, including surgical facilities under development. The lease agreements generally require the lessee to pay all maintenance, property taxes, utilities and insurance costs. The Company accounts for operating lease obligations and sublease income on a straight-line basis. Contingent obligations of the Company are recognized when specific contractual measures have been met, which is typically the result of an increase in the Consumer Price Index. Lease obligations paid in advance are included in prepaid rent. The difference between actual lease payments and straight-line lease expense over the original lease term, excluding optional renewal periods, is included in deferred rent.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

7. Operating Leases (Continued)

        The future minimum lease payments under non-cancelable operating leases at December 31, 2007 are as follows (in thousands):

2008	$19,409
2009	18,432
2010	17,846
2011	17,049
2012	16,258
Thereafter	46,928

Total minimum lease payments	$135,922

        Total rent and lease expense was $7.7 million, $13.3 million, $19.3 million and $16.8 million for the periods ended December 31, 2007 and August 23, 2007 and for the years ended December 31, 2006 and 2005, respectively. The Company incurred rental expense of $1.6 million, $3.1 million, $4.5 million and $4.6 million under operating leases with physician investors and an entity that is an affiliate of one of the Company's former directors for the periods ended December 31, 2007 and August 23, 2007 and the years ended December 31, 2006 and 2005, respectively.

8. Long-Term Debt

        The Company's long-term debt is summarized as follows (in thousands):

		Predecessor
	December 31, 2007	December 31, 2006
Senior secured credit facility	$249,375	$—
Bridge facility	175,000	—
Former senior credit facility	—	129,000
Notes payable to banks	8,817	5,685
Secured term loans	504	803
Capital lease obligations	3,258	3,153

	436,954	138,641
Less current maturities	(8,029)	(2,108)

	$428,925	$136,533

  Senior Secured Credit Facility

        On August 23, 2007, the Company entered into a new $350.0 million senior secured credit facility with a syndicate of banks. The senior secured credit facility extends credit in the form of two term loans of $125.0 million each (the first, the Tranche A Term Loan and the second, the Tranche B Term Loan) and a $100.0 million revolving, swingline and letter of credit facility (the "Revolving Facility"). The swingline facility is limited to $10.0 million and the swingline loans are available on a same-day basis. The letter of credit facility is limited to $10.0 million. The Company is the borrower under the senior secured credit facility, and all of our wholly-owned subsidiaries are guarantors. Under the terms

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Long-Term Debt (Continued)

of the senior secured credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt.

        The Tranche A Term Loan matures on August 23, 2013, the Tranche B Term Loan matures on August 23, 2014 and the Revolving Facility matures on August 23, 2013. The Tranche A Term Loan requires quarterly principal payments of $312,500 beginning December 31, 2007 through September 30, 2009, quarterly payments of $1.6 million from December 31, 2009 through September 30, 2010, quarterly payments of $4.7 million from December 31, 2010 through September 30, 2011, quarterly payments of $6.3 million from December 31, 2011 through September 30, 2012, quarterly payments of $18.1 million from December 31, 2012 through June 30, 2013 and a balloon payment of $18.1 million on August 23, 2013. The Tranche B Term Loan requires quarterly principal payments of $312,500 from December 31, 2007 through June 30, 2014 and a balloon payment of $116.6 million on August 23, 2014.

        At the Company's option, the term loans bear interest at the lender's alternate base rate in affect on the applicable borrowing date plus an applicable alternate base rate margin, or Eurodollar rate in effect on the applicable borrowing date, plus an applicable Eurodollar rate margin. Both the applicable alternate base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of the Company's total indebtedness to consolidated EBITDA.

        The senior secured credit facility permits the Company to declare and pay dividends only in additional shares of its stock except for the following exceptions. Restricted subsidiaries, as defined in the credit agreement, may declare and pay dividends ratably with respect to their capital stock. The Company may declare and pay cash dividends or make other distributions to Holdings provided the proceeds are used by Holdings to (i) purchase or redeem equity interest of Holdings acquired by former or current employees, consultants or directors of Holdings, the Company or any restricted subsidiary or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase or redemption of such equity instruments, provided that the aggregate amount of such dividends or other distributions shall not exceed $3.0 million in any fiscal year. Any unused amounts that are permitted to be paid under this provision are available to be carried over to subsequent fiscal years provided that certain conditions are met. The Company may also make payments to Holdings to pay franchise taxes and other fees required to maintain its corporate existence provided such payments do not exceed $3.0 million in any calendar year and also make payments in the amount necessary to enable Holdings to pay income taxes directly attributable to the operations of the Company and to make $1.0 million in annual advisory and management agreement payments. The Company may also make additional payments to Holdings in the aggregate amount of $5.0 million throughout the term of the senior secured credit facility.

        As of December 31, 2007, the amount outstanding under the senior secured credit facility was $249.4 million and the interest rate on the borrowings was 8.2%. The $100.0 million revolving facility includes a non-use fee of 0.5% of the portion of the facility not used. The Company pays this fee quarterly. As of December 31, 2007, the amount available under the Revolving Facility was $100.0 million.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Long-Term Debt (Continued)

        In October 2007, the Company entered into an interest rate swap agreement to protect the Company against certain interest rate fluctuations of the LIBOR rate on $150.0 million of the Company's variable rate debt under the senior secured credit facility. The effective date of the interest rate swap was October 31, 2007, and it is scheduled to expire on October 31, 2010. The interest rate swap effectively fixes our LIBOR interest rate on the $150.0 million of variable debt at a rate of 4.7% and is being accounted for as a cash flow hedge. The Company has recognized the fair value of the interest rate swap as a long-term liability of approximately $3.6 million at December 31, 2007. If the Company materially modifies its interest rate swap agreement or the senior secured credit facility, the Company could be required to record the fair value of the interest rate swap into its statement of operations. However, at this time, the Company does not intend to materially modify its interest rate swap or senior secured credit facility.

  Bridge Facility

        The Company also entered into an interim $175.0 million bridge loan credit agreement on August 23, 2007. The loan matures on August 23, 2008 and bears interest at the bank's base rate plus an initial margin of 3.0% or the Eurodollar rate plus an initial margin of 4.0%. The margin will increase by 0.5% per annum at the end of the six-month period following August 23, 2007 and shall increase by an additional 0.5% per annum at the end of each three-month period thereafter until maturity subject to a maximum rate of 11.0%. Amounts repaid or prepaid may not be reborrowed. All of the Company's wholly-owned subsidiaries are guarantors of the bridge facility. Under the terms of the bridge facility, entities that become wholly-owned subsidiaries must also guarantee the debt. As of December 31, 2007, $175.0 million was outstanding under the bridge facility and with an interest rate of 8.9%.

        In the event that the loan is still outstanding as of the maturity date, the principal plus unpaid interest not required to be paid will be converted into term loans that mature on August 23, 2015. The term loans will be senior unsecured obligations of the Company and will be guaranteed by the Company's wholly-owned subsidiaries. Through September 1, 2011, we may elect to (i) pay interest quarterly in cash, (ii) increase the principal amount of the term loans by 100% of the interest due or (iii) make a cash interest payment for 50% of the interest due and increase the principal amount of the terms loans by the remaining 50% of interest due. Term loans will bear interest at the alternate rate plus the alternate base rate margin or the Eurodollar rate plus the Eurodollar rate margin. Term loans where any portion of the interest is paid by increasing the principal amount of the term loan by such interest shall bear interest at the same rate as all other term loans plus 75 basis points.

        After August 23, 2011, all interest payments are payable in cash only. Mandatory principal payments may be required, beginning after August 23, 2012, if the notes are considered applicable high yield discount obligations under the IRS code. The Company may elect to redeem up to 35% of the term loans at any time before August 23, 2010 at a redemption price of 100% of the principal amount plus a premium equal to the annual coupon of the notes, plus interest. The Company may redeem all or part of the term loans in 2011 at a premium of 50% of the annual coupon on the loans, in 2012 at 25% of the annual coupon on the notes, and in 2013 and thereafter at 100%. The Company is also required to make a prepayment offer in the event of a change of control.

        At December 31, 2007, the Company was in compliance with all material covenants required by each long-term debt agreement.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Long-Term Debt (Continued)

  Former Senior Credit Facility

        In April 2006, the Predecessor amended its former senior credit facility to increase the Company's borrowing capacity from $150.0 million to $195.0 million. The Predecessor was the borrower under the senior credit facility, and all of its active wholly-owned subsidiaries were guarantors. Under the terms of the senior credit facility, entities that become wholly-owned subsidiaries also guaranteed the debt. As a result of the Merger, all of the outstanding debt under this facility matured and was repaid on August 23, 2007.

        The senior credit facility provided senior secured financing of up to $195.0 million through a revolving credit line. Up to $2.0 million of the senior credit facility was available for the issuance of standby letters of credit, and up to $5.0 million of the senior credit facility was available for swingline loans. The swingline loans were made available by Bank of America as the swingline lender on a same-day basis in minimum principal amounts of $100,000 and integral multiples of $100,000 in excess thereof. The Predecessor was required to repay each swingline loan in full upon the demand of the swingline lender. At December 31, 2006, the Predecessor had $129.0 million of outstanding debt under the senior credit facility. At the Predecessor's option, the interest rate for loans under the senior credit facility was either at Bank of America's base rate or the Eurodollar rate in effect on the applicable borrowing date, plus an applicable base rate or Eurodollar rate margin. Both the applicable base rate margin and applicable Eurodollar rate margin varied depending upon the ratio of our consolidated funded indebtedness to consolidated EBITDA.

        During 2005, the Predecessor entered into an interest rate swap agreement. The interest rate swap protected the Predecessor against certain interest rate fluctuations of the LIBOR rate on $50.0 million of the Predecessor's variable rate debt under the former senior credit facility. The effective date of the interest rate swap was August 26, 2005, and it was scheduled to expire on March 21, 2010. The interest rate swap effectively fixed the Predecessor's LIBOR interest rate on the $50.0 million of variable debt at a rate of 4.5%. The Predecessor recognized the fair value of the interest rate swap as a long-term asset of approximately $795,000 at December 31, 2006. As a result of the Merger on August 23, 2007, the Company terminated this interest rate swap agreement. The Company received $177,000 upon the termination of the interest rate swap, which was recorded as a reduction in goodwill in connection with the Merger.

  Notes Payable to Banks

        A subsidiary of the Company has outstanding indebtedness to Synergy Bank under two notes (the "Mortgage Notes"). The Mortgage Notes are collateralized by the real estate owned by the surgical facilities to which the loans were made. The Mortgage Notes mature in 2008 and 2010 and bear interest at a rate of 6.7% per year. The aggregate outstanding principal balance under the Mortgage Notes was $3.5 million and $4.2 million at December 31, 2007 and 2006, respectively. The Mortgage Notes contain various covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.

        During January 2007, a subsidiary of the Company entered into a line of credit with advances available of up to $3.5 million to fund construction for a surgical facility with Synergy Bank. The balance outstanding at December 31, 2007 was $2.7 million with an interest rate of 7.5% and was collateralized by the real estate owned by the surgical facility to which the loan was made. This line matured on January 23, 2008. Upon maturity, the note was converted to a monthly promissory note

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

8. Long-Term Debt (Continued)

and on March 3, 2008 was converted into a $3.0 million note (the "New Mortgage Note") between the subsidiary of the Company and Synergy Bank that matures in March 2013 and bears interest at 6.5%. The line of credit contains various covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions. As of December 31, 2007, the book value of real estate securing Mortgage Notes and the New Mortgage Note totaled $13.9 million.

  Capital Lease Obligations

        The Company is liable to various vendors for several equipment leases. The outstanding balance related to these capital leases at December 31, 2007 and 2006 was $3.3 million and $3.2 million, respectively. The leases have interest rates ranging from 3% to 17% per annum. The carrying value of property and equipment under capital leases at December 31, 2007 and 2006 was $4.1 million and $4.0 million, respectively.

Other Long-Term Debt Information

        Scheduled maturities of obligations as of December 31, 2007 are as follows (in thousands):

	Long-term Debt	Capital Lease Obligations	Total
2008	$6,879	$1,276	$8,155
2009	5,173	1,138	6,311
2010	13,997	820	14,817
2011	21,709	257	21,966
2012	38,125	32	38,157
Thereafter	347,813	16	347,829

	433,696	3,539	437,235
Less current maturities	(6,879)	(1,150)	(8,029)
Amounts representing interest	—	(281)	(281)

	$426,817	$2,108	$428,925

9. Stockholders' Equity

        Effective on August 23, 2007, Holdings owns all of the common stock of the Company. The holder of common stock is entitled to one vote per share on all matters on which it is entitled to vote and does not have cumulative voting rights. The holder of common stock has no preemptive, conversion, redemption or sinking fund rights.

Predecessor Capital

        The holders of Predecessor common stock were entitled to one vote per share on all matters on which stockholders were entitled to vote and did not have cumulative voting rights. The holders of Predecessor common stock had no preemptive, conversion, redemption or sinking fund rights.

        As of December 31, 2006, the Predecessor had outstanding warrants to purchase 63,901 shares of common stock of the Predecessor at exercise prices ranging from $6.77 to $13.87 per share. All

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Stockholders' Equity (Continued)

warrants outstanding at December 31, 2006 were exercisable and would have expired beginning in 2008 through 2009.

        As a result of the Merger, the Predecessor stockholders received $22.35 per share in cash and all option and warrant holders, except to the extent such holders elected to rollover options, received the difference between $22.35 per share and the per share exercise price of the option or warrant. As discussed in Note 1, certain members of management elected to make a rollover equity contribution of common stock and options.

Stock Options

  Overall Description

        On January 1, 2006, the Predecessor adopted SFAS No. 123(R). SFAS No. 123(R) requires the Company to recognize, in the financial statements, the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards. Prior to January 1, 2006, the Predecessor used the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for these equity instruments. Under the intrinsic value method, the Predecessor recognized no compensation expense for options granted when the exercise price was equal to the market price of the underlying stock on the date of grant. The exercise price of all of the options granted by the Predecessor has been equal to the fair market value of the Predecessor's common stock on the date of grant. Therefore, the Predecessor did not recognize any expense related to stock option grants in its financial statements prior to January 1, 2006.

        The Predecessor used the modified prospective method of adoption, and the Company uses the Black-Scholes option pricing model to value any options awarded subsequent to adoption of SFAS No. 123(R). Under the modified prospective method, compensation cost is recognized under SFAS No. 123(R) for all share- based payments granted or modified after January 1, 2006, but is based on the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for all unvested awards granted prior to the effective date of SFAS No. 123(R). The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. All option pricing models require the input of highly subjective assumptions including the expected stock price volatility and the expected exercise patterns of the option holders.

        The Company is a participant in the Symbion Holdings Corporation 2007 Equity Incentive Plan (the "2007 Plan"). In connection with the Merger, certain members of Predecessor's management rolled over 974,396 predecessor options into the 2007 Plan. The rollover options were exchanged for 611,799 options under the 2007 Plan. The conversion ratio was determined by the difference between $22.35, the share price paid to stockholders on the merger date, less the exercise price of each option, ignoring options with an exercise price greater than $22.35. The aggregate sum of the difference for each option was divided by $8.50 to determine the number of rollover options. The exercise price of each rollover option is $1.50 per share and the options expire on the expiration date of the original grants.

        The Company's stock option compensation expense estimate can vary in the future depending on many factors, including levels of options and awards granted in the future, forfeitures and when option or award holders exercise these awards and depending on whether performance targets are met and a liquidity event occurs.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Stockholders' Equity (Continued)

        On August 31, 2007, Holdings granted 1,302,317 time-vested options and 1,606,535 performance vested options to certain employees of the Company. The maximum contractual term of the options is ten years, or earlier if the employee terminates employment before that time. The time-vested options vest over a five-year period with 20% of the options vesting each year. The Company's policy is to recognize compensation expense over the straight line method. The performance vested options shall vest and become exercisable upon a liquidity event and the obtainment of internal rate of return targets as defined in the 2007 Plan. In accordance with Financial Accounting SFAS No. 123(R), no expense has been recorded in the statement of operations for the performance based shares as the conditions for vesting are not probable.

        The Predecessor's stock options vested over the related requisite service period, which was generally four years. The maximum contractual term of the Predecessor's options was either seven or ten years depending on the grant, or earlier if the employee terminates employment before that time. The Predecessor historically granted stock options with an exercise price equal to the fair market value of the Predecessor's common stock on the date of grant.

        During the period from January 1, 2007 to August 23, 2007, the Predecessor's Compensation Committee granted approximately 265,430 options and 65,064 shares of restricted stock to certain employees of the Predecessor. The exercise price of the options was $18.32 per share, which was equal to the fair market value of the Predecessor's common stock on the grant date. All of these options were either paid out as the result of the Merger or were rolled over and exchanged for new options of Holdings on August 23, 2007. Additionally, all of the shares of restricted stock were paid out as the result of the Merger.

        During 2006, the Predecessor's Compensation Committee granted options to purchase 427,700 shares of the Predecessor's common stock to certain employees of the Predecessor. Also during 2006, the Predecessor's Compensation Committee granted options to purchase 23,175 shares of the Predecessor's common stock to members of the Predecessor's Board of Directors. The exercise price of the options ranged from $23.01 to $23.80 per option, which was equal to the fair market value of the Predecessor's common stock on the respective grant dates.

  Valuation Methodology

        The estimated weighted average fair value per share of the time-vested options at the date of grant for the periods from August 24 to December 31, 2007 was $4.91 and $6.91 from January 1 to August 23, 2007. The estimated weighted average fair values of the options at the date of grant in 2006 and 2005 were $10.65 and $7.25 per share, respectively. The fair values of the options were derived using the Black-Scholes option pricing model and requirements discussed in SFAS No. 123(R) and SFAS No. 123. In applying the Black- Scholes option pricing model, the Company used the following assumptions:

Weighted average risk-free interest rate

        The risk-free interest rate is used as a component of the fair value of stock options to take into account the time value of money. For the risk-free interest rate, the Company uses the implied yield on United States Treasury zero-coupon issues with a remaining term equal to the expected life, in years, of the options granted. The Company used a weighted average risk-free interest rate of 4.4% and 5.1% for the stock options valued during the period from August 24 to December 31, 2007 and the period

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Stockholders' Equity (Continued)

January 1 to August 2007, respectively and 4.6% and 3.8% for the years ended December 31, 2006 and 2005, respectively.

Expected volatility

        Volatility, for the purpose of stock-based compensation, is a measurement of the amount that a share price has fluctuated. Expected volatility involves reviewing historical volatility and determining what, if any, change the share price will have in the future. SFAS No. 123(R) recommended that companies such as Holdings, whose common stock is not publicly traded or had a limited public stock trading history, use average volatilities of similar entities. As a result, the Company has used the average volatilities of some of its competitors as an estimate in determining stock option fair values. The Company used an expected volatility of 42.0% for the period August 24 to December 31, 2007 and 32.6% for the period January 1 to August 23, 2007, 35.8% and 31.8% for the stock options valued during the years ended December 31, 2006 and 2005, respectively.

Expected life, in years

        SFAS No. 123(R) requires that companies incorporate the expected life of the stock option. A clear distinction is made between the expected life of the option and the contractual term of the option. The expected life of the option is considered the amount of time, in years, that the option is expected to be outstanding before it is exercised. Whereas, the contractual term of the stock option is the term the option is valid before it expires. The Company used an expected life of 6.5 years for the August 31, 2007 grant and seven years for the period January 1 to August 23, 2007 and 6.5 years and six years for the years ended December 31, 2006 and 2005, respectively.

Expected dividend yield

        Since issuing dividends will affect the fair value of a stock option, SFAS No. 123(R) requires companies to estimate future dividend yields or payments. The Company has not historically issued dividends and does not intend to issue dividends in the future. Therefore, the Company has used an expected dividend yield of zero for the years ended December 31, 2007, 2006 and 2005.

Expected forfeiture rate

        The Company used an expected forfeiture rate of approximately 4% for the August 31, 2007 grant and 5% for the period January 1 to August 23, 2007 and approximately 3% for the years ended December 31, 2006 and 2005.

  Pro Forma Net Income

        The Company recorded non-cash compensation expense of $409,000 for the period August 24, 2007 to December 31, 2007. Non-cash compensation expense for the Predecessor was $10.4 million for the period January 1, 2007 to August 23, 2007 and $3.9 million for the year ended December 31, 2006. After minority interest and the related tax benefit, the Company recorded a net impact of approximately $250,000 for the period August 24, 2007 to December 31, 2007 and the Predecessor recorded a net impact of approximately $6.3 million for the period January 1, 2007 to August 23, 2007 and $2.3 million for the year ended December 31, 2006. The Predecessor recorded a tax benefit of approximately $1.4 million related to its non-cash stock option compensation expense during 2006. Had

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Stockholders' Equity (Continued)

the Predecessor recorded compensation expense under SFAS No. 123(R) during the year December 31, 2005, net income would have been reduced to the following pro forma amounts (in thousands):

Predecessor
Year Ended December 31, 2005
Net income as reported	$19,055
Add: Total compensation expense for stock option grants included in net income, net of taxes	40
Pro forma compensation expense for stock option grants	(2,385)

Pro forma net income	$16,710

  Outstanding Option Information

        The following is a summary of option transactions from December 31, 2004 to the date of the Merger:

	Predecessor
	Number of Shares	Weighted Average Exercise Price
December 31, 2004	1,862,550	$13.17
Granted	463,950	19.46
Exercised	(327,846)	9.59
Expired	(45,438)	15.95

December 31, 2005	1,953,216	15.19
Granted	450,875	23.74
Exercised	(347,703)	8.64
Expired	(108,602)	17.97

December 31, 2006	1,947,786	18.18
Granted	265,430	18.32
Exercised	(730,042)	16.60
Expired	(508,778)	22.75
Rolled over	(974,396)	17.41

August 23, 2007	—	—

        For the year ended December 31, 2006, the Company received approximately $1.3 million from the exercise of stock options. During 2006, stock options with an aggregate intrinsic value of approximately $3.9 million were exercised. The intrinsic value represents the difference between the underlying estimated fair market value and the stock option's exercise price. At December 31, 2006, total non-cash compensation cost related to non-vested stock options was approximately $4.4 million, net of taxes. The aggregate intrinsic value of options exercised for the period ended August 23, 2007 was $4.6 million.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

9. Stockholders' Equity (Continued)

        The following is a summary of option transactions since the Merger on August 23, 2007:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Total Fair Value	Weighted Average Intrinsic Value	Weighted Average Remaining Contractual term
				(in thousands)		(in years)
Outstanding as of August 23, 2007	—	$—	$—	$—	$—	—
Rolled over	611,799	1.50	8.81	5,390	7.31	6.1
Granted	2,908,852	10.00	4.91	14,282	—	9.9
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—
Vested	611,799	1.50	8.81	5,390	7.31	6.1
Expired	—	—	—	—	—	—
Outstanding as of December 31, 2007	3,520,651	8.52	5.59	19,672	1.48	9.2
Exercisable at December 31, 2007	611,799	1.50	8.81	5,390	7.31	6.1
Unvested at December 31, 2007	2,908,852	10.00	4.91	14,282	—	9.9

        As of December 31, 2007, the total compensation expense related to non-vested awards not yet recognized was $5.7 million. This expense will be recognized over 4.7 years.

        For the period January 1, 2007 to August 23, 2007, the Predecessor received approximately $837,000 from the exercise of stock options. At December 31, 2007 and 2006, options to purchase 611,799 shares and 1,000,345 shares of common stock, respectively, were exercisable.

        The following table summarizes information regarding the options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
Exercise Prices	Outstanding as of December 31, 2007	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Exercisable as of December 31, 2007	Weighted-Average Exercise Price
$ 1.50	611,799	6.1	$1.50	611,799	$1.50
10.00	2,908,852	9.9	10.00	—	—

	3,520,651	9.2	8.52	611,799	1.50

10. Income Taxes

        The Company and its subsidiaries file a consolidated federal income tax return. The partnerships and limited liability companies file separate income tax returns. The Company's allocable portion of each partnership's and limited liability company's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership and limited liability company is allocated to the other owners. The Company made income tax payments of $172,000 and $8.1 million for the periods ended December 31, 2007 and August 23, 2007, respectively, and received income tax refunds of $9.4 million for the period ended December 31, 2007. During 2006, the Company made income tax payments of approximately $9.2 million.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Income Taxes (Continued)

        Income tax (benefit) expense from continuing operations is comprised of the following (in thousands):

				Predecessor
		Predecessor
			January 1, 2007 to December 31, 2007 (Combined)	Year Ended December 31,
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007
				2006	2005
Current:
Federal	$(3,347)	$1,199	$(2,148)	$12,576	$5,756
State	354	348	702	1,163	1,121
Deferred	2,217	2,469	4,686	(1,485)	3,551

Income tax (benefit) expense	$(776)	$4,016	$3,240	$12,254	$10,428

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income (loss) before taxes by the U.S. federal statutory rate of 35% was as follows (in thousands):

		Predecessor		Predecessor
			January 1, 2007 to December 31, 2007 (Combined)
	August 24, 2007 to December 31, 2007	January 1, 2007 to August 23, 2007		Year Ended December 31,
				2006	2005
Tax at U.S. statutory rates	$(1,307)	$798	$(509)	$11,153	$9,795
State income taxes, net of federal tax benefit	(171)	90	(81)	227	268
Change in valuation allowance	402	193	595	887	152
Non-deductible transaction costs	—	2,947	2,947	—	—
Other	300	(12)	288	(13)	213

	$(776)	$4,016	$3,240	$12,254	$10,428

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Income Taxes (Continued)

        The components of temporary differences and the approximate tax effects that give rise to the Company's net deferred tax liability are as follows at December 31 (in thousands):

		Predecessor
	2007	2006
Deferred tax assets:
Amortization	$—	$53
Depreciation	281	—
Accrued vacation	184	199
Net operating loss carryforward	5,013	4,255
Deferred project costs	226	105
Deferred rent	452	1,189
Interest rate swap	1,399	—
Capital loss carryforward	2,994	497
§123R	1,791	1,221
Other deferred assets	173	4,911

Total gross deferred tax assets	12,513	12,430
Less: Valuation allowance	(8,009)	(4,615)

Total deferred tax assets	4,504	7,815
Deferred tax liabilities:
Depreciation on property and equipment	—	(2,835)
Amortization on intangible assets	(2,575)	—
Basis differences of partnerships and joint ventures	(25,455)	(12,611)
Other liabilities	(686)	(228)

Total deferred tax liabilities	(28,716)	(15,674)

Net deferred tax liability	$(24,212)	$(7,859)

        As of December 31, 2007, the Company has recorded current deferred tax liabilities and net non-current deferred tax liabilities of $170,000 and $24.0 million, respectively. The Company had state net operating loss carryforwards of $73.6 million as of December 31, 2007, which expire between 2012 and 2027. The Company recorded a valuation allowance against deferred tax assets at December 31, 2007 and December 31, 2006 totaling $8.0 million and $4.6 million, respectively. The valuation allowance has been provided for net operating loss carryforwards for which recoverability is deemed to be uncertain.

        The benefit for income taxes for the period ended August 23, 2007 includes approximately $8.1 million of transactions costs incurred related to the Merger that may not be deductible for tax purposes. Due to the uncertainty of the deductibility of these costs, the Company is presently treating these costs as non-deductible. The treatment of theses costs as non-deductible reduced the Company's tax benefit and increased the tax expense for the period ended August 23, 2007.

        The Company generated a net operating loss of $1.3 million during the period ended December 31, 2007. As a result, the corresponding valuation allowance increased accordingly.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

10. Income Taxes (Continued)

Approximately $6.9 million of the valuation allowance relates to pre-merger deferred tax assets of the Company as of August 23, 2007. Accordingly, future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will reduce recorded goodwill related to the Merger.

        Based on prior taxable income, and expected future taxable income, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance.

        The Company recorded $(1.2) million and $1.2 million to stockholders' equity related to the exercise of stock options as a result of differences in the compensation expense deductible for federal tax purposes for the periods ended August 23, 2007 and December 31, 2006, respectively.

        The Company adopted FIN 48, "Accounting for Uncertainty in Income Taxes" on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits.

(in thousands)
Unrecognized tax benefits balance at January 1, 2007	$43
Increases for tax positions of prior years	24

Unrecognized tax benefits balance at December 31, 2007	$67

        The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of January 1, 2007 and December 31, 2007, the Company had approximately $14,000 and $19,000 of accrued interest related to uncertain tax positions, respectively.

        Total amount of unrecognized tax benefits that would affect the Company's effective tax rate if recognized is $43,000 as of January 1, 2007 and $67,000 as of December 31, 2007. The tax years 2004 through 2006 remain open to examination by major taxing jurisdictions to which the Company is subject.

11. Employee Benefit Plans

Symbion, Inc. 401(k) Plan

        The Symbion, Inc. 401(k) Plan (the "401(k) Plan") is a defined contribution plan whereby employees who have completed six months of service in which they have worked a minimum of 1,000 hours and are age 21 or older are eligible to participate. Employees may enroll in the plan on either January 1 or July 1 of each year. The 401(k) Plan allows eligible employees to make contributions of varying percentages of their annual compensation, up to the maximum allowed amounts by the Internal Revenue Service. Eligible employees may or may not receive a match by the Company of their contributions. The match varies depending on location and is determined prior to the start of each plan year. Generally, employer contributions vest 20% after two years of service and continue vesting at 20% per year until fully vested. The Company's matching expense for the periods ended December 31, 2007 and August 23, 2007 and for the years ended December 31, 2006 and 2005, was $309,000, $583,000, $894,000 and $565,000, respectively.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

11. Employee Benefit Plans (Continued)

Employee Stock Purchase Plan

        The Predecessor adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") to provide substantially all of the Predecessor's full-time and part-time employees an opportunity to purchase shares of its common stock in amounts not to exceed 10% of eligible compensation, 5,642 shares of common stock or $25,000 of common stock each calendar year. To be eligible to enroll in the Stock Purchase Plan, employees must: (i) have been employed six consecutive months, (ii) be scheduled to work at least twenty hours per week, (iii) be regularly scheduled to work more than five months during the year and (iv) not own 5% or more of the Predecessor's common stock. Under the Stock Purchase Plan, as amended during 2005, the participant's September 30 account balance is used to purchase shares of stock at a 5% discount of the fair market value of shares on September 30. In addition, the Predecessor could, at the discretion of the Compensation Committee of the Board of Directors, award non-qualified options to purchase the Predecessor's common stock to eligible participants. At December 31, 2006, the Predecessor had recorded a $77,000 commitment related to the Stock Purchase Plan in accrued payroll and benefits in the accompanying consolidated balance sheets. The Stock Purchase Plan became effective on the date of the Predecessor's completion of its initial public offering on February 14, 2004. The Stock Purchase Plan was terminated as a condition to the Merger.

Supplemental Retirement Savings Plan

        The Company adopted the supplemental retirement savings plan (the "SERP") in May 2005. The SERP provides supplemental retirement alternatives to eligible officers and key employees of the Company by allowing participants to defer portions of their compensation. Under the SERP, eligible employees may enroll in the plan before December 31 to be entered in the plan the following year. Eligible employees may defer into the SERP up to 25% of their normal period payroll and up to 50% of their annual bonus. If the enrolled employee contributes a minimum of 2% of his or her base salary into the SERP, the Company will contribute 2% of the enrolled employee's base salary to the plan and has the option of contributing additional amounts. Periodically, the enrolled employee's deferred amounts are transferred to a plan administrator. The plan administrator maintains separate non-qualified accounts for each enrolled employee to track deferred amounts. On May 1 of each year, the Company is required to make its contribution to each enrolled employee's account. Compensation expense recorded by the Company related to the Company's contribution to the SERP was $16,000, $30,000, $53,000, and $63,000 for periods ended December 31, 2007 and August 23, 2007 and for the years ended December 31, 2006 and 2005, respectively.

12. Commitments and Contingencies

Debt and Lease Guaranty on Non-consolidated Entities

        The Company has guaranteed $495,000 of operating lease payments of a surgical facility in which it owns a 35% interest. The lease expires in 2009. The Company has also guaranteed $4.4 million of debt of two surgical facilities under development. When the two surgical facilities receive Medicare certification, the Company's guaranty will be reduced to a pro rata amount based on the Company's ownership in the surgical facilities. In the event that the Company meets certain financial and debt service benchmarks, the guarantees at these surgical facilities will expire in 2010 and 2011.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

12. Commitments and Contingencies (Continued)

Professional and General Liability Risks

        The Company is subject to claims and legal actions in the ordinary course of business, including claims relating to patient treatment, employment practices and personal injuries. To cover these types of claims, the Company maintains general liability and professional liability insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that the Company believes to be sufficient for its operations, although, potentially, some claims may exceed the scope of coverage in effect. This insurance coverage is on a claims-made basis. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. The Company is not aware of any such proceedings that would have a material adverse effect on the Company's business, financial condition or results of operations. The Company expenses the costs under the self-insured retention exposure for general and professional liability claims that relate to (i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported that are expected to be reported after the policy period expires. Reserves and provisions for professional liability are based upon actuarially determined estimates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Based on historical results and data currently available, the Company does not believe a change in one or more of these assumptions will have a material impact on the Company's consolidated financial position or results of operations. As of December 31, 2007 and 2006, the Company's professional and general liability accrual for the estimate of self-insured retentions was $3.4 million and $3.1 million, respectively.

Current Operations

        Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs. From time to time, governmental regulatory agencies will conduct inquiries of the Company's practices. It is the Company's current practice and future intent to cooperate fully with such inquiries. The Company is not aware of any such inquiry that would have a material adverse effect on the Company's consolidated financial position or results of operations.

Acquired Facilities

        The Company, through its wholly-owned subsidiaries or controlled partnerships and limited liability companies, has acquired and plans to continue to acquire surgical and diagnostic facilities with prior operating histories. Such surgical facilities may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although the Company attempts to assure itself that no such liabilities exist and obtains indemnification from prospective sellers covering such matters and institutes policies designed to conform surgical facilities to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. There can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

12. Commitments and Contingencies (Continued)

        The Company cannot predict whether federal or state statutory or regulatory provisions will be enacted that would prohibit or otherwise regulate relationships that the Company has established or may establish with other health care providers or have materially adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any currently anticipated regulatory or statutory provision as may be applicable.

Potential Physician Investor Liability

        A majority of the physician investors in the partnerships and limited liability companies that operate the Company's surgical facilities carry general and professional liability insurance on a claims-made basis. Each physician investor may, however, be liable for damages to persons or property arising from occurrences at the surgical facilities. Although the various physician investors and other surgeons generally are required to obtain general and professional liability insurance with tail coverage, such individual may not be able to obtain coverage in amounts sufficient to cover all potential liability. Since most insurance policies contain exclusions, the physician investor will not be insured against all possible occurrences. In the event of an uninsured or underinsured loss, the value of an investment in the partnership interests or limited liability company membership units and the amount of distributions could be adversely affected.

13. Related Party Transactions

        In addition to related party transactions discussed elsewhere in the notes to the consolidated financial statements, the consolidated financial statements include the following related party transactions. On August 23, 2007, the Company entered into a ten year advisory services and management agreement with Crestview Advisors, L.L.C. The annual management fee is $1.0 million and is payable on August 23 of each year. For the period ended December 31, 2007, expense related to this agreement totaled $353,000 and the Company has a prepaid asset of $647,000 as of December 31, 2007 that is included in prepaid expenses and other current assets. In connection with the Merger, the Company paid Crestview a sponsor fee of $6.3 million that was recorded as a component of stockholders' equity. As of December 31, 2007 and 2006, the Company has $905,000 and $926,000, respectively payable to physicians at one of our physician networks. These amounts are included in other accrued expenses.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

14. Selected Quarterly Financial Data (Unaudited)

        The following is selected quarterly financial data for each of the four quarters in 2007 and 2006. Quarterly results are not necessarily representative of operations for a full year.

	2007
	Predecessor
	First Quarter	Second Quarter	July 1, 2007 to August 23, 2007	August 24, 2007 to September 30, 2007	Third Quarter (Combined)	Fourth Quarter
	(unaudited and in thousands)
Revenues	$77,220	$76,670	$43,775	$29,299	$73,074	$77,341
Cost of revenues	50,951	51,003	30,887	21,246	52,133	52,565
Income (loss) from continuing operations	4,429	3,918	(10,084)	(1,403)	(11,487)	(1,555)
Net income (loss)	4,030	3,943	(10,148)	(1,509)	(11,657)	(1,718)

	2006
	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited and in thousands)
Revenues	$67,496	$73,501	$69,627	$74,763
Cost of revenues	41,942	45,985	45,486	48,537
Income from continuing operations	4,501	6,165	4,379	4,531
Net income	4,577	5,902	3,815	4,499

15. Financial Information for the Company and Its Subsidiaries

        We conduct substantially all of our business through our subsidiaries. Presented below is consolidated financial information for us and our subsidiaries as of December 31, 2007, December 31, 2006 and December 31, 2005. The information segregates the parent company issuer, the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and consolidating adjustments. All of the subsidiary guarantees are both full and unconditional and joint and several.

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$13,019	$7,063	$24,574	$—	$44,656
Accounts receivable, net	—	1,162	32,796	—	33,958
Inventories	—	—	8,479	—	8,479
Prepaid expenses and other current assets	8,692	1,096	5,201	—	14,989
Due from related parties	60,646	—	—	(60,646)	—
Income tax receivable	4,053	—	—	—	4,053
Current assets of discontinued operations	—	—	1,064	—	1,064

Total current assets	86,410	9,321	72,114	(60,646)	107,199
Property and equipment, net	856	3,032	77,606	—	81,494
Goodwill	548,136	—	—	—	548,136
Investments in and advances to affiliates	227,397	139,565	2,627	(352,507)	17,082
Other assets	9,795	144	865	—	10,804
Long-term assets of discontinued operations	—	—	4,098	—	4,098

Total assets	$872,594	$152,062	$157,310	$(413,153)	$768,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$75	$47	$5,202	$—	$5,324
Accrued payroll and benefits	554	590	6,125	—	7,269
Due to related parties	—	28,712	31,934	(60,646)	—
Other accrued expenses	8,258	1,580	4,845	—	14,683
Deferred income tax payable	170	—	—	—	170
Federal and state income tax payable	—	—	—	—	—
Current maturities of long-term debt	—	—	8,029	—	8,029
Current liabilities of discontinued operations	—	—	1,107	—	1,107

Total current liabilities	9,057	30,929	57,242	(60,646)	36,582
Long-term debt, less current maturities	424,375	15	4,535	—	428,925
Non current deferred income tax payable	24,042	—	—	—	24,042
Other liabilities	4,740	915	5,275	—	10,930
Long-term liabilities of discontinued operations	—	—	146	—	146
Minority interest	34,902	—	—	—	34,902
Stockholders' equity	375,478	120,203	90,112	(352,507)	233,286

Total liabilities and stockholders' equity	$872,594	$152,062	$157,310	$(413,153)	$768,813

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2006

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$340	$1,464	$25,105	$—	$26,909
Accounts receivable, net	—	1,667	33,033	—	34,700
Inventories	—	—	8,070		8,070
Prepaid expenses and other current assets	660	4,512	4,110	—	9,282
Due from related parties	46,272	—	—	(46,272)	—
Deferred income taxes	4,645	—	—	—	4,645
Current assets of discontinued operations	—	—	3,299	—	3,299

Total current assets	51,917	7,643	73,617	(46,272)	86,905
Property and equipment, net	1,072	4,546	70,659	—	76,277
Goodwill	314,980	—	—	—	314,980
Investments in and advances to affiliates	253,879	153,141	2,487	(393,044)	16,463
Other assets	2,416	192	472	—	3,080
Long-term assets of discontinued operations	—	—	6,101	—	6,101

Total assets	$624,264	$165,522	$153,336	$(439,316)	$503,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64	$234	$4,847	$—	$5,145
Accrued payroll and benefits	2,401	544	5,005	—	7,950
Due to related parties	—	12,930	33,342	(46,272)	—
Other accrued expenses	1,465	1,312	6,443	—	9,220
Deferred income tax payable	4,193	—	—	—	4,193
Current maturities of long-term debt	—	—	2,108	—	2,108
Current liabilities of discontinued operations	—	—	1,646		1,646

Total current liabilities	8,123	15,020	53,391	(46,272)	30,262
Long-term debt, less current maturities	129,000	35	7,498	—	136,533
Non current deferred income tax payable	12,504	—	—	—	12,504
Other liabilities	1,136	313	4,781	—	6,230
Long-term liabilities of discontinued operations	—	—	404	—	404
Minority interest	32,594	—	—	—	32,594
Stockholders' equity	440,907	150,154	87,262	(393,044)	285,279

Total liabilities and stockholders' equity	$624,264	$165,522	$153,336	$(439,316)	$503,806

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the period August 24, 2007 to December 31, 2007

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$5,932	$3,590	$101,941	$(4,823)	$106,640
Operating expenses:
Salaries and benefits	—	1,560	28,203	—	29,763
Supplies	—	299	21,633	—	21,932
Professional and medical fees	—	304	6,164	—	6,468
Rent and lease expense	—	215	6,823	—	7,038
Other operating expenses	—	143	8,467	—	8,610

Cost of revenues	—	2,521	71,290	—	73,811
General and administrative expense	7,912	—	—	—	7,912
Depreciation and amortization	184	360	4,188	—	4,732
Provision for doubtful accounts	—	63	1,695	—	1,758
Income on equity investments	—	(21)	—	—	(21)
Loss (gain) on sale/disposal of long-lived assets	2	(275)	7	—	(266)
Management fees	—	—	4,823	(4,823)	—
Equity in earnings of affiliates	(11,218)	—	—	11,218	—

Total operating expenses	(3,120)	2,648	82,003	6,395	87,926

Operating (loss) income	9,052	942	19,938	(11,218)	18,714
Minority interest in loss of consolidated subsidiaries	—	—	(7,685)	—	(7,685)
Interest (expense) income, net	(14,006)	1,486	(2,243)	—	(14,763)

(Loss) income before taxes and discontinued operations	(4,954)	2,428	10,010	(11,218)	(3,734)
(Benefit) provision for income taxes	(1,727)	—	951	—	(776)

(Loss) income from continuing operations	(3,227)	2,428	9,059	(11,218)	(2,958)
Loss from discontinued operations, net of taxes	—	—	(269)	—	(269)

Net (loss) income	$(3,227)	$2,428	$8,790	$(11,218)	$(3,227)

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the period January 1, 2007 to August 23, 2007

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$10,984	$6,673	$188,874	$(8,866)	$197,665
Operating expenses:
Salaries and benefits	—	2,792	51,256	—	54,048
Supplies	—	411	38,692	—	39,103
Professional and medical fees	—	267	11,853	—	12,120
Rent and lease expense	—	347	11,950	—	12,297
Other operating expenses	—	245	15,028	—	15,273

Cost of revenues	—	4,062	128,779	—	132,841
General and administrative expense	23,961	—	—	—	23,961
Depreciation and amortization	396	211	7,313	—	7,920
Provision for doubtful accounts	—	98	2,593	—	2,691
Income on equity investments	—	5	—	—	5
(Gain) loss on sale/disposal of long-lived assets	(1,453)	(113)	1,289	—	(277)
Management fees	—	—	8,866	(8,866)	—
Equity in earnings of affiliates	(28,272)	—	—	28,272	—
Proceeds from insurance and litigation settlements, net	—	—	(161)	—	(161)
Merger transaction expenses	7,522	—	—	—	7,522

Total operating expenses	2,154	4,263	148,679	19,406	174,502

Operating (loss) income	8,830	2,410	40,195	(28,272)	23,163
Minority interest in loss of consolidated subsidiaries	—	—	(15,656)	—	(15,656)
Interest (expense) income, net	(6,322)	2,589	(1,495)	—	(5,228)

(Loss) income before taxes and discontinued operations	2,508	4,999	23,044	(28,272)	2,279
Provision (benefit) for income taxes	4,683	—	(667)	—	4,016

(Loss) income from continuing operations	(2,175)	4,999	23,711	(28,272)	(1,737)
Loss from discontinued operations, net of taxes	—	—	(438)	—	(438)

Net (loss) income	$(2,175)	$4,999	$23,273	$(28,272)	$(2,175)

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2006

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Revenues	$17,175	$9,407	$272,420	$(13,615)	$285,387
Operating expenses:
Salaries and benefits	—	3,862	71,087	—	74,949
Supplies	—	545	54,429	—	54,974
Professional and medical fees	—	405	14,099	—	14,504
Rent and lease expense	—	412	17,261	—	17,673
Other operating expenses	—	302	19,548	—	19,850

Cost of revenues	—	5,526	176,424	—	181,950
General and administrative expense	24,407	—	—	—	24,407
Depreciation and amortization	746	917	10,250	—	11,913
Provision for doubtful accounts	—	213	3,739	—	3,952
Income on equity investments	—	(2,423)	—	—	(2,423)
Loss (gain) on sale/disposal of long-lived assets	48	160	(854)	—	(646)
Management fees	—	—	13,615	(13,615)	—
Equity in earnings of affiliates	(46,055)	—	—	46,055	—
Proceeds from insurance and litigation settlements, net	—	—	(998)	—	(998)

Total operating expenses	(20,854)	4,393	202,176	32,440	218,155

Operating (loss) income	38,029	5,014	70,244	(46,055)	67,232
Minority interest in loss of consolidated subsidiaries	—	(22)	(28,272)	—	(28,294)
Interest (expense) income, net	(7,558)	6	444	—	(7,108)

(Loss) income before taxes and discontinued operations	30,471	4,998	42,416	(46,055)	31,830
Provision (benefit) for income taxes	11,678	—	576	—	12,254

(Loss) income from continuing operations	18,793	4,998	41,840	(46,055)	19,576
Loss from discontinued operations, net of taxes	—	—	(783)	—	(783)

Net (loss) income	$18,793	$4,998	$41,057	$(46,055)	$18,793

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the year ended December 31, 2005

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non- Guarantors	Eliminations	Total Consolidated
Revenues	$15,125	$10,551	$228,475	$(12,274)	$241,877
Operating expenses:
Salaries and benefits	—	4,431	56,684	—	61,115
Supplies	—	543	43,251	—	43,794
Professional and medical fees	—	793	10,580	—	11,373
Rent and lease expense	—	560	14,771	—	15,331
Other operating expenses	—	441	16,160	—	16,601

Cost of revenues	—	6,768	141,446	—	148,214
General and administrative expense	21,993	—	—	—	21,993
Depreciation and amortization	578	2,057	8,940	—	11,575
Provision for doubtful accounts	354	97	3,376	—	3,827
Income on equity investments	—	(1,273)	—	—	(1,273)
Gain (loss) on sale/disposal of long-lived assets	—	1,034	(1,278)	—	(244)
Management fees			12,274	(12,274)	—
Equity in earnings of affiliates	(42,834)			42,834	—

Total operating expenses	(19,909)	8,683	164,758	30,560	184,092

Operating (loss) income	35,034	1,868	63,717	(42,834)	57,785
Minority interest in loss of consolidated subsidiaries	—	190	(25,142)	—	(24,952)
Interest (expense) income, net	(4,572)	1,057	(1,369)	—	(4,884)

(Loss) income before taxes and discontinued operations	30,462	3,115	37,206	(42,834)	27,949
Provision (benefit) for income taxes	11,407	(157)	(822)	—	10,428

(Loss) income from continuing operations	19,055	3,272	38,028	(42,834)	17,521
Gain from discontinued operations, net of taxes	—	—	1,534	—	1,534

Net (loss) income	$19,055	$3,272	$39,562	$(42,834)	$19,055

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from August 24, 2007 through December 31, 2007

	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(3,227)	$2,428	$8,790	$(11,218)	$(3,227)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	184	360	4,188	—	4,732
Non-cash stock option compensation expense	409	—	—	—	409
Amortization of deferred financing costs	1,872	—	—	—	1,872
Non-cash gains and losses	2	(275)	304	—	31
Minority interests	—	—	7,685	—	7,685
Deferred income taxes	2,217	—	—	—	2,217
Distributions to minority partners	—	—	(7,301)	—	(7,301)
Equity in earnings of affiliates	(11,218)	—	—	11,218	—
Income on equity investments	—	(21)	—	—	(21)
Provision for doubtful accounts	—	63	1,695	—	1,758
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(90)	—	(90)
Income tax receivable	7,018	—	—	—	7,018
Other assets and liabilities	(5,421)	1,808	1,712	—	(1,901)

Net cash (used in) provided by operating activities—continuing operations	(8,164)	4,363	16,983	—	13,182
Net cash provided by operating activities—discontinued operations	—	—	849	—	849

Net cash (used in) provided by operating activities	(8,164)	4,363	17,832	—	14,031

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(9,815)	—	(9,815)
Purchases of property and equipment, net	(306)	—	(6,642)	—	(6,948)
Change in other assets	—	(661)	(180)	—	(841)

Net cash used in investing activities—continuing operations	(306)	(661)	(16,637)	—	(17,604)
Net cash used in investing activities—discontinued operations	—	—	(24)	—	(24)

Net cash used in investing activities	(306)	(661)	(16,661)	—	(17,628)

Cash flows from financing activities:
Principal payments on long-term debt	(625)	—	(867)	—	(1,492)
Proceeds from debt issuances	—	—	50	—	50
Proceeds from capital contributions by minority partners	—	—	756	—	756
Payment of merger costs incurred by Symbion Holdings, LLC	(445)	—	—	—	(445)
Change in other long-term liabilities	(513)	—	(439)	—	(952)

Net cash (used in) provided by financing activities—continuing operations	(1,583)	—	(500)	—	(2,083)
Net cash used in financing activities—discontinued operations	—	—	(11)	—	(11)

Net cash (used in) provided by financing activities	(1,583)	—	(511)	—	(2,094)

Net (decrease) increase in cash and cash equivalents	(10,053)	3,702	660	—	(5,691)
Cash and cash equivalents at beginning of period	23,072	3,361	23,914	—	50,347

Cash and cash equivalents at end of period	$13,019	$7,063	$24,574	$—	$44,656

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the period from January 1 to August 23, 2007

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$(2,175)	$4,999	$23,273	$(28,272)	$(2,175)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	396	211	7,313	—	7,920
Non-cash stock option compensation expense	9,367	—	970	—	10,337
Amortization of deferred financing costs	322	—	—	—	322
Non-cash gains and losses	(1,453)	(6,008)	7,156	—	(305)
Minority interests	—	—	15,656	—	15,656
Deferred income taxes	13,637	—	—	—	13,637
Distributions to minority partners	—	—	(17,185)	—	(17,185)
Equity in earnings of affiliates	(28,272)	—	—	28,272	—
Loss on equity investments	—	5	—	—	5
Provision for doubtful accounts	—	98	2,593	—	2,691
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	—	(166)	—	(166)
Income tax receivable	(10,402)	—	—	—	(10,402)
Other assets and liabilities	(1,977)	—	(3,109)	—	(5,086)

Net cash (used in) provided by operating activities—continuing operations	(20,557)	(695)	36,501	—	15,249
Net cash provided by operating activities—discontinued operations	—	—	462	—	462

Net cash (used in) provided by operating activities	(20,557)	(695)	36,963	—	15,711

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(14,981)	—	(14,981)
Purchases of property and equipment, net	—	—	(7,664)	—	(7,664)
Change in other assets	—	—	(11,143)	—	(11,143)

Net cash used in investing activities—continuing operations	—	—	(33,788)	—	(33,788)
Net cash used in investing activities—discontinued operations	—	—	(36)	—	(36)

Net cash used in investing activities	—	—	(33,824)	—	(33,824)

Cash flows from financing activities:
Principal payments on long-term debt	(159,500)	—	(2,055)	—	(161,555)
Proceeds from debt issuances	455,500	—	3,097	—	458,597
Proceeds from capital contributions by minority partners	—	—	2,241	—	2,241
Payment of merger costs incurred by Symbion Holdings, LLC	(6,528)	—	—	—	(6,528)
Cash paid to shareholders	(490,510)	—	—	—	(490,510)
Change in other long-term liabilities	5,242	2,592	(7,584)	—	250
Net proceeds from issuance of common stock	239,085	—	—	—	239,085

Net cash provided by financing activities—continuing operations	43,289	2,592	(4,301)	—	41,580
Net cash used in financing activities—discontinued operations		—	(29)	—	(29)

Net cash provided by financing activities	43,289	2,592	(4,330)	—	41,551

Net increase (decrease) in cash and cash equivalents	22,732	1,897	(1,191)	—	23,438
Cash and cash equivalents at beginning of period	340	1,464	25,105	—	26,909

Cash and cash equivalents at end of period	$23,072	$3,361	$23,914	$—	$50,347

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2006

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$18,793	$4,998	$41,057	$(46,055)	$18,793
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	746	917	10,250	—	11,913
Non-cash stock option compensation expense	3,533	—	332	—	3,865
Amortization of deferred financing costs	506	—	—	—	506
Non-cash gains and losses	48	(533)	(160)	—	(645)
Minority interests	28,294	—	—	—	28,294
Deferred income taxes	(1,556)	—	—	—	(1,556)
Distributions to minority partners	(25,447)	—	—	—	(25,447)
Equity in earnings of affiliates	(46,055)	—	—	46,055	—
Income on equity investments	—	(2,423)	—	—	(2,423)
Provision for doubtful accounts	—	213	3,739	—	3,952
Excess tax benefit from share-based compensation	(201)	—	—	—	(201)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	—	1,863	(4,818)	—	(2,955)
Other assets and liabilities	(34,181)	(5,446)	36,432	—	(3,195)

Net cash (used in) provided by operating activities—continuing operations	(55,520)	(411)	86,832	—	30,901
Net cash provided by operating activities—discontinued operations	—	—	2,423	—	2,423

Net cash (used in) provided by operating activities	(55,520)	(411)	89,255	—	33,324

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(47,094)	—	(47,094)
Purchases of property and equipment, net	(5,858)	—	(8,320)	—	(14,178)
Change in other assets	(2,376)	(949)	111	—	(3,214)

Net cash used in investing activities—continuing operations	(8,234)	(949)	(55,303)	—	(64,486)
Net cash used in investing activities—discontinued operations	—	—	(1,601)	—	(1,601)

Net cash used in investing activities	(8,234)	(949)	(56,904)	—	(66,087)

Cash flows from financing activities:
Principal payments on long-term debt	(52,500)	—	(2,232)	—	(54,732)
Proceeds from debt issuances	85,500	—	101	—	85,601
Proceeds from capital contributions by minority partners	—	—	1,488	—	1,488
Change in other long-term liabilities	29,067	(2,048)	(28,310)	—	(1,291)
Proceeds from issuance of common stock	1,347	—	—	—	1,347

Net cash (used in) provided by financing activities—continuing operations	63,414	(2,048)	(28,953)	—	32,413
Net cash used in financing activities—discontinued operations	—	—	(54)	—	(54)

Net cash provided by (used in) financing activities	63,414	(2,048)	(29,007)	—	32,359

Net (decrease) increase in cash and cash equivalents	(340)	(3,408)	3,344	—	(404)
Cash and cash equivalents at beginning of year	680	4,872	21,761	—	27,313

Cash and cash equivalents at end of year	$340	$1,464	$25,105	$—	$26,909

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

15. Financial Information for the Company and Its Subsidiaries (Continued)

SYMBION, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the year ended December 31, 2005

	PREDECESSOR
	Parent Issuer	Guarantor Subsidiaries	Combined Non-Guarantors	Eliminations	Total Consolidated
Cash flows from operating activities:
Net (loss) income	$19,055	$3,272	$39,562	$(42,834)	$19,055
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	578	2,057	8,940	—	11,575
Amortization of deferred financing costs	671	—	—	—	671
Non-cash gains and losses	(244)	—	—	—	(244)
Minority interests	24,952	—	—	—	24,952
Deferred income taxes	2,836	—	—	—	2,836
Distributions to minority partners	(23,049)	—	—	—	(23,049)
Equity in earnings of affiliates	(42,834)	—	—	42,834	—
Income on equity investments	—	(1,273)	—	—	(1,273)
Provision for doubtful accounts	354	97	3,376	—	3,827
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(3)	(1,226)	(4,124)	—	(5,353)
Other assets and liabilities	(38,047)	(1,217)	46,388	—	7,124

Net cash (used in) provided by operating activities—continuing operations	(55,731)	1,710	94,142	—	40,121
Net cash provided by operating activities—discontinued operations	—	—	2,425	—	2,425

Net cash (used in) provided by operating activities	(55,731)	1,710	96,567	—	42,546

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(55,479)	—	(55,479)
Purchases of property and equipment, net	(646)	—	(12,184)	—	(12,830)
Change in other assets	—	—	(283)	—	(283)

Net cash used in investing activities—continuing operations	(646)	—	(67,946)	—	(68,592)
Net cash used in investing activities—discontinued operations	—	—	(919)	—	(919)

Net cash used in investing activities	(646)	—	(68,865)	—	(69,511)

Cash flows from financing activities:
Principal payments on long-term debt	(29,500)	(528)	(4,325)	—	(34,353)
Proceeds from debt issuances	61,500	—	376	—	61,876
Proceeds from capital contributions by minority partners	—	—	3,630	—	3,630
Change in other long-term liabilities	22,378	190	(24,138)	—	(1,570)
Net proceeds from issuance of common stock	2,450	—	—	—	2,450

Net cash provided by (used in) financing activities—continuing operations	56,828	(338)	(24,457)	—	32,033
Net cash used in financing activities—discontinued operations	—	—	62	—	62

Net cash provided by (used in) financing activities	56,828	(338)	(24,395)	—	32,095

Net increase in cash and cash equivalents	451	1,372	3,307	—	5,130
Cash and cash equivalents at beginning of year	229	3,500	18,454	—	22,183

Cash and cash equivalents at end of year	$680	$4,872	$21,761	$—	$27,313

SYMBION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

16. Subsequent Events

        On January 2, 2008, the Company acquired an incremental ownership in three of its existing surgical facilities located in California. The Company acquired an incremental ownership of 10.7% in its two surgical facilities located in Beverly Hills, California for an aggregate of $2.2 million and a 6.4% incremental ownership in its surgical facility located in Encino, California for $1.6 million. Prior to the acquisition, the Company owned 55.1% and 57.0% of the two Beverly Hills, California surgical facilities and 55.5% of the Encino, California surgical facility. The purchase price was financed with proceeds from the Merger and cash from operations.

        Effective February 21, 2008, the Company acquired ownership in five surgical facilities specializing in spine, orthopedic and pain management procedures located in Boulder, Colorado; Honolulu, Hawaii; Bristol and Nashville, Tennessee; and Seattle, Washington for an aggregate of $5.8 million plus contingent consideration of up to $3.0 million. One of the five facilities that we acquired in 2008 was a newly developed surgical facility that opened in the fourth quarter in 2007. The Company acquired an ownership ranging from 20.0% to 50.0% in these surgical facilities. The purchase price was financed with cash from operations.

        In March 2008, the Company opened two of the surgical facilities that was under development as of December 31, 2007.

        As discussed in Note 8, the bridge facility allows the Company to increase the principal amount of the term loans by 100% of the interest due in lieu of making quarterly cash interest payments. On February 20, 2008, the Company elected to increase the principal amount of the bridge loan by 100% of the amount of the interest payment due on the $175.0 million facility. As a result of this election, the interest rate increased by 75 basis points for that interest period. Although the Company makes this election each interest period, it expects to continue to increase the principal amount of the bridge loan by the amount of the interest payments during 2008.

Symbion, Inc.

OFFER TO EXCHANGE

$184,635,000 11.00%/11.75% Senior PIK Toggle Notes due 2015
which have been registered under the Securities Act of 1933, for any and all outstanding 11.00% / 11.75% Senior PIK Toggle Notes due 2015

PROSPECTUS

November 13, 2008

        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Symbion, Inc. since the date of this prospectus.

        Until February 11, 2009, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

  Filed pursuant to Rule 424(b)(3) Registration No. 333-153678
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
Summary of the Terms of the Exchange Offer
Summary Description of the Exchange Notes
Ratios of Earnings to Fixed Charges
Summary Financial and Operating Data
RISK FACTORS
THE EXCHANGE OFFER
THE MERGER, ACQUISITIONS AND RELATED FINANCINGS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2008 (in thousands)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 (in thousands)
SELECTED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
SYMBION, INC. INDEX TO FINANCIAL STATEMENTS
SYMBION, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share amounts)
SYMBION, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands) (unaudited)
SYMBION, INC. CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (dollars in thousands, except per share amounts) (unaudited)
SYMBION, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands) (unaudited)
SYMBION, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS June 30, 2008 (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SYMBION, INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands, except per share amounts)
SYMBION, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands)
SYMBION, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (dollars in thousands, except per share amounts)
SYMBION, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
SYMBION, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2007